SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

GRAY COMMUNICATIONS SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Class B Common Stock, no par value per share

(2)	Aggregate number of securities to which transaction applies:
Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The underlying transaction value on which the filing is calculated is comprised of: (i) the estimated cash payment of $502,500,000 to acquire all of the outstanding capital stock and to repay certain outstanding debt of Stations Holding Company, Inc; and (ii) the estimated cash payment of up to $4,900,000 for certain working capital of Stations Holding Company, Inc.

(4)	Proposed maximum aggregate value of the transaction:
$507,400,000

(5)	Total fee paid:
$46,681

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
$46,681*

(2)	Form, Schedule or Registration Statement No.:
Form S-3(333-88694)

(3)	Filing Party:
Gray Communications Systems, Inc.

(4)	Date Filed:
May 20, 2002, amended on July 15, 2002

*	In connection with the filing of the Form S-3 Registration Statement, we paid a filing fee of $59,188. We are applying $46,681 of that filing fee to offset the filing fee for this preliminary proxy statement.

GRAY COMMUNICATIONS SYSTEMS, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GEORGIA 30319

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
__________________ __, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Communications Systems, Inc. will be held at 9:30 a.m., local time, on ______________  _____, 2002, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

•	A proposal to amend Gray’s articles of incorporation to increase the number of authorized shares of Gray class B common stock, no par value per share, from 15,000,000 authorized shares to 50,000,000 authorized shares;

•	A proposal to amend Gray’s articles of incorporation to rename the Gray class B common stock as Gray “Common Stock;”

•	The election of nine members of Gray’s board of directors;

•	A proposal to approve the Gray Communications Systems, Inc. 2002 Long Term Incentive Plan;

•	A proposal to ratify the issuance of shares of Gray Series C convertible preferred stock, including the issuance of such preferred stock to certain related parties of Gray; and

•	Such other business and matters or proposals as may properly come before the annual meeting.

     Only holders of record of Gray class A common stock and class B common stock at the close of business on ________________  _____, 2002 are entitled to notice of, and to vote at, the annual meeting.

     Your vote is very important. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the form of proxy, by accessing the Internet site listed on the form of proxy or by signing, dating and returning the form of proxy in the enclosed postage-paid envelope.

By Order of the Board of Directors,
J. Mack Robinson
President and Chief Executive Officer

Atlanta, Georgia
__________________ __, 2002

TABLE OF CONTENTS

PAGE

SUMMARY TERM SHEET	2
VOTING REQUIREMENTS	6
Record Date and Voting Rights	6
Required Votes	6
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	7
INDUSTRY, MARKET AND RANKING DATA	7
PROPOSAL 1: AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF GRAY CLASS B COMMON STOCK FROM 15,000,000 AUTHORIZED SHARES TO 50,000,000 AUTHORIZED SHARES	8
THE MERGER	9
The Other Parties	9
Background of the Merger	9
Our Reasons for the Merger	10
Interests of Certain Persons in the Merger	11
Bankruptcy Court and Regulatory Filings and Approvals	11
Sale of Certain Designated Benedek Stations Prior to the Merger	12
Accounting Treatment	13
Financing of the Merger	13
Voting	13
No Appraisal Rights Available to Gray Shareholders	13
THE MERGER AGREEMENT AND RELATED AGREEMENTS	14
The Merger	14
Effective Time	14
Merger Consideration and Conversion of Gray MidAmerica Television and Stations’ Stock	14
The Letter of Credit and the Escrow Shares	15
Registration of the Escrow Shares	15
Conditions to the Merger	15
Representations and Warranties	16
Mutual Covenants of Gray and Stations	16
Covenants of Stations	16
Indemnification	16
Termination of the Merger Agreement	17
Effects of Termination	17
Waivers	17
Fees and Expenses	17
Lock Up Agreements	18
Benedek Family Benefits Agreement	18
K. James Yager Employment Agreement	19
Bull Run Advisory Fee	19
INFORMATION REGARDING GRAY	20
Selected Historical Consolidated Financial Data	20
Additional Information	20
Operating & Growth Strategy	20
SELECTED MARKET AND STATION INFORMATION REGARDING GRAY AND BENEDEK	21
Gray Television Stations Pro Forma Following the Merger	21
Our Markets	22
Stations’ Markets	28

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GRAY COMMUNICATIONS SYSTEMS, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GEORGIA 30319

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON ______________ __, 2002

     This proxy statement is being furnished by the board of directors of Gray Communications Systems, Inc., a Georgia corporation, to the holders of Gray class A common stock and class B common stock in connection with the solicitation of proxies by Gray’s board of directors for use at the 2002 Annual Meeting of Shareholders to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on _________________, ___________________ _____, 2002, and at any adjournments or postponements thereof.

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated proxy by Internet or by telephone, by delivering written notice of the revocation of the proxy to Gray’s Secretary prior to the annual meeting, or by attending and voting at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the annual meeting.

     If no directions are specified, the shares will be voted FOR the amendment to Gray’s articles of incorporation to increase the number of shares of Gray class B common stock authorized for issuance, FOR the amendment to Gray’s articles of incorporation to rename the Gray class B common stock as Gray common stock, FOR the election of the director nominees recommended by the board of directors, FOR the approval of the 2002 Long Term Incentive Plan (the “2002 Incentive Plan”), FOR the ratification of the issuance of shares of Gray Series C convertible preferred stock, and in accordance with the discretion of the named proxies on other matters properly brought before the annual meeting.

     The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by Gray. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of Gray, who will not receive additional compensation therefor, in person or by telephone, telegraph or facsimile transmission. Gray also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Gray class A common stock and class B common stock as of the record date for the annual meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

     At ___________________ ____, 2002, ___________________ shares of Gray class A common stock were outstanding and _________ shares of Gray class B common stock were outstanding. Only shareholders of record at the close of business on ______________ __, 2002 are entitled to notice of, and to vote at, the annual meeting.

     This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about _________________ _______, 2002.

SUMMARY TERM SHEET

     In this proxy statement, unless otherwise indicated, the words “Gray,” “our,” “us” and “we” refer to Gray Communications Systems, Inc. and its subsidiaries. Our discussion of the television stations that we own and operate does not include our interest in the stations owned by Sarkes Tarzian, Inc.

     This summary term sheet relates to the merger discussed in more detail below under the sections entitled “The Merger,” and “The Merger Agreement and Related Agreements” which begin on page      of this proxy statement. You are not being asked to vote on the merger described herein. However, you are being asked to vote on several proposals relating to the merger, including the authorization of additional shares of Gray class B common stock in Proposal No. 1 and the approval of the 2002 Incentive Plan in Proposal No. 4. This summary highlights selected information regarding the merger and the merger agreement and may not contain all of the information that is important to you. To understand fully the proposals related to the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and other documents we have referred you to, including the Agreement and Plan of Merger, which is attached hereto as Appendix A. See “Where You Can Find More Information” on page ____ of this proxy statement. The other proposals to be voted upon at the annual meeting, including the election of directors, the renaming of the Gray class B common stock and the ratification of the issuance of shares of the Series C preferred stock, are described in more detail elsewhere in this proxy statement.

The Companies (pages __ and __)

Gray Communications Systems, Inc.
 4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828

     We currently own and operate 13 network-affiliated television stations in 11 medium-sized markets in the Southeast, Southwest and Midwest United States. Eleven of our 13 stations are ranked first in total viewing audience and news audience, with the remaining two stations ranked second in total viewing audience and second or third in news audience. Ten of the stations are affiliated with CBS Inc., or “CBS,” and three are affiliated with National Broadcasting Company, Inc, or “NBC.” We own and operate four daily newspapers, three located in Georgia and one located in Goshen, Indiana, with a total daily circulation of over 126,000. We also own and operate a paging business located in the Southeast that had approximately 72,000 units in service at March 31, 2002. For the 12 months ended March 31, 2002, our total revenues and operating cash flow were $157.0 million and $51.2 million, respectively.

     Our board of directors has approved an amendment to our articles of incorporation to change our corporate name to “Gray Television, Inc.” This amendment is being implemented to reflect our increased focus on our broadcasting operations as a result of the proposed merger. We plan to make the amendment effective promptly, upon our filing of the amendment with the Secretary of State of the State of Georgia.

Stations Holding Company, Inc.
 2895 Greenspoint Parkway, Suite 250
Hoffman Estates, Illinois 60195
(847) 585-3450

     Stations Holding Company, Inc., which we refer to as “Stations,” is the parent company of Benedek Broadcasting Corporation, which we refer to as “Benedek.” We plan to acquire in the merger 15 of the Benedek television stations. These television stations are geographically diverse and serve small to medium-sized markets in 11 states. Five of the stations are affiliated with CBS, six are affiliated with ABC, and four are affiliated with NBC.

Gray MidAmerica Television, Inc.
 4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828

     Gray MidAmerica Television, Inc., which we refer to as “Gray MidAmerica Television,” is a Delaware corporation recently formed by Gray solely for purposes of the merger.

The Merger (page __)

     On June 4, 2002, we executed a merger agreement with Stations. The merger agreement provides that we will acquire Stations by merging our newly formed wholly-owned subsidiary, Gray MidAmerica Television, into Stations. In consideration for Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations in accordance with a plan of reorganization filed by Stations with the United States bankruptcy court in Delaware on July 1, 2002. We may pay additional cash consideration of $4.9 million for certain estimated net working capital, as specified in the merger agreement.

     Benedek plans to sell or already has sold, prior to the effective time of the merger, a total of nine designated television stations. Upon completion of the merger, we will own a total of 28 stations serving 23 television markets. Based on results for the year ended December 31, 2001, the combined Gray and Benedek television stations produced approximately $213.9 million of net revenue and $84.8 million of broadcast cash flow. Including our publishing and other operations, the combined Gray and Benedek operations for 2001 produced approximately $263.8 million of net revenue and $97.1 million of media cash flow. We expect the merger, if it closes, to be completed by the fourth quarter of 2002.

     In connection with our acquisition of Stations, we intend to issue equity and debt securities, which may be effected through a registered offering or a private placement exempt from the registration requirements of the Securities Act, and amend our existing credit facility.

Merger Consideration (page __)

     Under the merger agreement, each share of Stations’ senior preferred stock (excluding shares held by Stations or any of its subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment, equal to the quotient obtained by dividing (1) $500,000,000, minus (A) the amount outstanding at the effective time under Stations’ debt instruments plus accrued interest thereon through the effective time, determined in accordance with Stations’ plan of reorganization, plus or minus (B) working capital adjustments and adjustments relating to amounts incurred by Stations and its subsidiaries with respect to conversion of their television stations to digital broadcasting, divided by (2) 100,000 (the number of outstanding shares of Stations’ senior preferred stock at the effective time).

     Each share of Stations’ junior preferred stock (excluding shares held by Stations or any of its subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time will be converted into the right to receive a cash payment equal to the quotient obtained by dividing (1) $2,500,000 by (2) 450,000 (the number of outstanding shares of Stations junior preferred stock at the effective time).

     Each share of Stations’ class A common stock and class B common stock and any options or warrants to acquire such shares issued and outstanding immediately prior to the effective time will be cancelled. We will not pay any consideration for such securities.

The Letter of Credit and Escrow Shares (page __)

     When the merger agreement was signed, we delivered to Stations a standby letter of credit in the amount of $12.5 million and deposited with SunTrust Bank, as escrow agent, 885,269 shares of Gray class B common stock. These escrow shares had an aggregate value of $12.5 million, based on the average price of Gray class B common stock for the 20 consecutive trading days on The New York Stock Exchange ending on June 2, 2002. The escrow shares are being held by the escrow agent in accordance with the terms of an escrow agreement that we executed on June 4, 2002. We will maintain the letter of credit in effect, and the escrow shares will remain in escrow, until the earlier of the effective time or 10 business days after the termination of the merger agreement.

     If the merger is not consummated because of a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. We have an obligation to deliver a letter of credit and escrow shares totaling $25 million, except that we may, in our sole discretion, replace some or all of the escrow shares with a cash payment, so long as any such cash payment is a whole number multiple of $500,000. Under specified circumstances, if Stations is entitled to receive the escrow shares and the value of the escrow shares decreases to below $12.5 million at the time Stations sells them, we may be required to pay Stations the amount of such decrease. Likewise, if the value of the escrow shares increases, Stations may be required to pay to us the amount of such increase. At the effective time and subject to the conditions of the merger agreement and the escrow agreement, the letter of credit and the escrow shares will be returned to us.

Conditions to the Merger (page __)

     The parties’ obligations to consummate the merger and related transactions generally are subject to the satisfaction or waiver of the following conditions:

•	the bankruptcy court approving the order confirming Stations’ plan of reorganization and such confirmation becoming a final bankruptcy court order;

•	the Federal Communications Commission, or “FCC,” approving the transactions contemplated by the merger agreement, without any condition or qualification materially adverse to us or our subsidiaries or Stations or its subsidiaries, or materially adverse to our acquisition of control of Stations and its subsidiaries;

•	all regulatory waiting periods applicable to the merger agreement and the related transactions expiring or terminating;

•	subject to limited exceptions, the sale by Benedek of nine television stations to a third party; and

•	the satisfaction of other customary conditions specified in the merger agreement.

Termination of the Merger Agreement (page __)

     The merger agreement may be terminated at any time prior to the effective time by Stations and us by mutual consent. In addition, generally, either party may terminate the merger agreement:

•	in the event of an uncured material breach by the other party of any of its representations, warranties or covenants contained in the merger agreement;

•	if the merger is not consummated by March 31, 2003; or

•	if it is reasonably anticipated that any of the conditions precedent to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by March 31, 2003 and such failure was not the fault of the terminating party.

Effects of Termination (page __)

     Subject to limited exceptions, if the merger agreement is terminated as described above, it will become void and have no effect. However, certain provisions of the merger agreement will survive termination, including provisions relating to the letter of credit and the escrow shares, confidentiality and expenses.

     If the closing does not occur due to a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements in the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. As described above, we have an obligation to deliver a letter of credit and escrow shares totaling $25 million, except that we may, in our sole discretion, replace some or all of the escrow shares with a cash payment, so long as any such cash payment is a whole number multiple of $500,000.

Lock Up Agreements (page __)

     On June 4, 2002, in connection with the transactions contemplated by the merger agreement, Stations and we entered into lock up agreements with certain consenting stockholders and creditors of Stations. Under these lock up agreements, these consenting stockholders and creditors agreed to, among other things, support and vote their shares in favor of a Stations bankruptcy plan that will give effect to the transactions contemplated by the merger agreement. Stations has received executed lock up agreements from holders of 97.9% of the outstanding senior preferred stock, 98.8% of the outstanding junior preferred stock, 100% of the outstanding class B common stock, and 94.6% of the outstanding aggregate principal amount of the senior subordinated discount notes.

     In addition, consenting stockholders that hold Stations senior preferred stock have agreed to pay to us, if Stations receives certain superior proposals relating to an acquisition of Stations by a third party, and such offer is approved by the bankruptcy court, contemporaneously with the transaction contemplated by such superior proposal, a termination fee of $15 million. The liability of each consenting stockholder that holds Stations senior preferred stock is limited to an amount determined by multiplying $15 million by a fraction, the numerator of which is the number of shares of Stations senior preferred stock owned by such consenting stockholder and the denominator of which is the number of shares of Stations senior preferred stock owned by all consenting stockholders.

Interests of Certain Persons in the Merger (pages __ and __)

     In considering the recommendation of our board of directors with respect to the proposals in this proxy statement related to the merger, you should be aware that certain persons may have direct and indirect interests in the merger separate from the shareholders of Gray. These interests present these persons with potential conflicts of interest. For advisory services rendered by Bull Run Corporation, a principal shareholder of Gray, in connection with the merger, we paid to Bull Run Corporation an advisory fee of $5 million. The advisory fee must be repaid to us in the event the merger is not completed. Certain of our directors and executive officers are directors, executive officers and shareholders of Bull Run Corporation.

Bankruptcy Court Approval (page__)

     Stations has filed a voluntary petition under Chapter 11 of the federal bankruptcy code. Consequently, the merger is subject to the bankruptcy court’s approval of Stations’ plan of reorganization, and all of Stations’ obligations under the merger agreement are subject to the approval of the bankruptcy court. Stations filed the required information and materials with the bankruptcy court on July 1, 2002. Stations filed a first amendment to its plan of reorganization with the bankruptcy court on July 9, 2002.

Regulatory Matters (page __)

     Under the Communications Act of 1934, our acquisition of Stations may not be completed until the FCC has approved the assignment of the FCC licenses of Benedek to us.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” our acquisition of Stations may not be completed until notifications have been given and information has been furnished to the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice and specified waiting period requirements have expired or been terminated. On June 20, 2002, Gray and Stations filed the required notification and report forms under the HSR Act with the FTC and the Anti-Trust Division. On July 1, 2002, we received early termination of the waiting period under the HSR Act.

Accounting Treatment of the Merger (page __)

     We plan to account for the Stations acquisition using the purchase method of accounting. Generally, under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair value.

No Appraisal Rights Available to Gray Shareholders (Page __)

     Under Georgia law, Gray shareholders who object to any of the proposals set forth in this proxy statement will not be afforded statutory appraisal rights.

Market Price Information

     Gray class A common stock and class B common stock are listed on The New York Stock Exchange. On June 7, 2002, the last trading day before the public announcement of Gray’s proposed acquisition of Stations, the last reported sales price per share of Gray class A common stock was $16.90 and the last reported sales price per share of Gray class B common stock was $14.50. On ________ ___, 2002, the last trading day before the date of this proxy statement, the last reported sales price per share of Gray class A common stock was $_________ and the last reported sales price per share of Gray class B common stock was $________.

VOTING REQUIREMENTS

Record Date and Voting Rights

     Our board of directors has fixed the close of business on _____________, 2002 as the record date for determining holders of Gray class A common stock and class B common stock entitled to notice of, and to vote at, the annual meeting. Only holders of record of Gray class A common stock and class B common stock on that date will be entitled to notice of, and to vote at, the annual meeting. Shareholders of record may vote by either:

•	attending the annual meeting;

•	the Internet at http:// ;

•	the telephone at - - as directed on the enclosed proxy card; or

•	completing and mailing the enclosed proxy card.

Instructions for voting are included on the enclosed proxy card.

     As of the record date, _____________, 2002,      shares of Gray class A common stock and ______________ shares of Gray class B common stock were outstanding. Each share of Gray class A common stock is entitled to 10 votes and each share of Gray class B common stock is entitled to one vote. The total number of possible votes is ______________. A number of votes equal to or greater than a majority of possible votes, or _________________ votes (including abstentions and broker non-votes), will constitute a quorum. No business may be transacted at the annual meeting without a quorum. Abstentions and broker non-votes (where a broker submits a proxy but does not have discretionary authority to vote a customer’s shares on such proposal when specific instructions are not received) will be counted as present for purposes of determining a quorum.

Required Votes

     With respect to Proposal No. 1, the proposed amendment to our articles of incorporation to increase the number of shares of Gray class B common stock authorized for issuance, and Proposal No. 2, the proposed amendment to our articles of incorporation to rename the Gray class B common stock as Gray common stock, the approval of both (i) a majority of the votes represented by all of the outstanding shares of Gray class A common stock and class B common stock, voting together as a single class, and (ii) a majority of the votes represented by all of the outstanding shares of Gray class B common stock, voting as a separate class, is required for approval of the proposals. An abstention or broker non-vote will have the effect of a vote against each proposal.

     With respect to Proposal No. 3, the election of directors, a majority of the votes is not required; instead, the nominees will be elected by a plurality of the votes cast, which means that the nominees receiving the most votes will be elected. Votes withheld from any nominee, if a quorum is present, will have no effect on the outcome of voting for directors. Abstentions and broker non-votes will not be counted and will have no effect on the outcome of the election of directors.

     With respect to Proposal No. 4, the proposal to approve the 2002 Incentive Plan, and Proposal No. 5, the proposal to ratify the issuance of shares of Gray Series C convertible preferred stock, the approval of a majority of the votes cast by the holders of shares of Gray class A common and class B common stock, voting together as a single class, is required; provided, however, that the total votes cast on each proposal must represent over 50% of the total number of votes entitled to be cast by the holders of all of the outstanding shares of Gray class A common and class B common stock, voting together as a single class. Abstentions and broker non-votes will be excluded from the tabulation of votes cast on these proposals and, therefore, will not affect the outcome of the vote on these proposals.

     The holders of Gray class A common stock and class B common stock are not entitled to appraisal rights under Georgia law with respect to any of the proposals set forth in this proxy statement.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this proxy statement, the words “believes,” “expects,” “anticipates,” “estimates,” and similar words and expressions are generally intended to identify forward-looking statements. Statements that describe our future strategic plans, goals or objectives including our plans, goals or objectives with respect to the merger, are also forward-looking statements. Readers of this proxy statement are cautioned that any forward-looking statements, including those regarding the intent, belief or current expectations of our management or us, are not guarantees of future performance, results or events and involve risks and uncertainties, and that actual results and events may differ materially from those in the forward-looking statements as a result of various factors including, but not limited to:

•	general economic conditions in the markets in which we and Stations operate;

•	our ability to obtain financing for the Stations acquisition on suitable terms;

•	our ability to obtain approvals or consents to the merger from certain federal regulatory agencies, including the FCC, and the United States bankruptcy court in Delaware;

•	our ability to successfully integrate Stations following the merger;

•	our ability to retain key members of management of Gray and Stations;

•	competitive pressures in the markets in which we and Stations operate;

•	certain other risks relating to our business, including, among others, our history of losses over the last three years, our dependence on advertising revenues, our need to acquire non-network television programming, the impact of a loss of any of our network affiliation arrangements, increased competition and capital costs relating to digital advanced television, potential conflicts of interest of directors and officers, pending litigation relating to our ownership of Sarkes Tarzian, the deficiency asserted by the Internal Revenue Service for 1996, our significant level of intangible assets, any potential write-downs with respect to our intangible assets that may be required as a result of new accounting standards, and our ability to identify and integrate acquisitions successfully or on commercially acceptable terms;

•	intensification of the risks relating to our business as a result of the Stations acquisition;

•	certain other risks relating to regulatory matters, including, without limitation, FCC regulations that limit our operating flexibility, FCC duopoly restrictions that limit our ability to operate multiple television stations in a single market, federal regulation of our paging operations, and the effect of future legislation or regulatory changes, such as recent proposals for campaign finance reform that may limit political advertising; and

•	certain other risks relating to our high level of indebtedness.

     The forward-looking statements included in this proxy statement are made only as of the date hereof. We undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

INDUSTRY, MARKET AND RANKING DATA

     In this proxy statement, we rely on and refer to market information regarding the television industry from BIA Financial Network, Inc.’s MEDIA Access ProTM Version 3.1, updated as of July 1, 2002, which we refer to as “BIA.” We also rely on and refer to market information regarding the television industry from Nielsen Station Index, Viewers in Profile, dated May 2002, as prepared by A.C. Nielsen Company, which we refer to as “Nielsen.” Although we believe that the information obtained from third parties is reliable, we have not independently verified the accuracy and completeness of the information. To the extent the information contains forward-looking statements, readers of this proxy statement are cautioned that these statements involve risks and uncertainty and that actual results may differ materially from those in these statements, similarly to that described in “Cautionary Notice Regarding Forward-Looking Statements” above. All statements as to station ranking in this proxy statement are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the “Selected Station and Market Information Regarding Gray and Stations” section in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period.

PROPOSAL 1: AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF GRAY CLASS B COMMON STOCK
FROM 15,000,000 AUTHORIZED SHARES TO 50,000,000 AUTHORIZED SHARES

     On June 4, 2002, Gray, Gray MidAmerica Television and Stations entered into a merger agreement, under which Gray MidAmerica Television will merge with and into Stations. Stations will survive the merger and will become a wholly-owned subsidiary of Gray. In consideration for Stations, we will pay an estimated consideration of $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations in accordance with a plan of reorganization filed by Stations with the United States bankruptcy court in Delaware on July 1, 2002. We may pay additional cash consideration of $4.9 million for certain estimated net working capital, as specified in the merger agreement. In addition, after the merger is completed, we intend that certain former employees of Stations who become employees of Gray will be eligible to receive options to purchase shares under the 2002 Incentive Plan. More detailed descriptions of the merger are included below under the headings “The Merger” and “The Merger Agreement and Related Agreements.”

     In order to finance the merger, we intend to issue equity and debt securities, including additional shares of Gray class B common stock, which may be effected through a registered offering or a private placement except from the registration requirements of the Securities Act, and amend our credit facility. See “The Merger — Financing of the Merger” on page      . Under our articles of incorporation, we are currently authorized to issue 15,000,000 shares of Gray class B common stock, no par value per share, of which 8,882,441 were outstanding and 5,701,215 were reserved for future issuance, as of July 12, 2002. In connection with the transactions related to the merger, including our contemplated offering of additional shares of Gray class B common stock or securities convertible into Gray class B common stock, and Proposal No. 4 to approve the 2002 Incentive Plan, our board of directors has unanimously approved a proposal to amend our articles of incorporation to increase the number of shares of Gray class B common stock authorized for issuance. Under the proposed amendment, the number of shares of Gray class B common stock authorized for issuance would be increased from 15,000,000 authorized shares to 50,000,000 authorized shares. Gray class B common stock has no preemptive or conversion rights or other subscription rights. Our board of directors believes that the proposed amendment to our articles of incorporation is in the best interests of Gray and our shareholders.

     In addition to providing a sufficient number of shares of Gray class B common stock for our contemplated offering and for the granting of options under the 2002 Incentive Plan to former employees of Stations who become employees of Gray following the merger, our board of directors believes that the increase would benefit Gray by providing greater flexibility to facilitate an acquisition strategy, to provide stock-related employee benefits and to provide flexibility for raising additional funds for general corporate needs.

     The approval of this amendment to our articles of incorporation is not a condition precedent to the merger. If our shareholders do not approve the increase in the number of authorized shares of Gray class B common stock, we will be required to obtain additional funds through our existing credit facility or by issuing additional debt or preferred securities in order to finance our acquisition of Stations. If we are unable to obtain sufficient financing, we will be unable to complete the merger and may be required to deliver to Stations a letter of credit, escrow shares and/or cash totalling $25 million. See “The Merger Agreement of Related Agreements — The Letter of Credit and the Escrow Shares.” If approved by our shareholders, this proposal will be implemented even if we do not complete the merger.

     Depending on the consideration per share received by us for any subsequent issuance of Gray class B common stock, such issuance could have a dilutive effect on those shareholders who paid a higher consideration per share for their stock. Also, future issuances will increase the number of outstanding shares of Gray class B common stock, thereby decreasing the percentage ownership in Gray (for voting, distributions and all other purposes) represented by existing shares of Gray class B common stock. The availability for issuance of the additional shares of Gray class B common stock and any issuance thereof may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of Gray.

     The amended articles of incorporation, assuming approval by our shareholders at the annual meeting, will be filed with the Secretary of State of the State of Georgia as soon as practicable after the date of the annual meeting. Without any further action on the part of our shareholders, the amendment will become effective on the date of such filing.

     Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to amend our articles of incorporation to increase the number of authorized shares of Gray class B common stock from 15,000,000 authorized shares to 50,000,000 authorized shares.

THE MERGER

     This section of this proxy statement describes certain material aspects of the proposed merger. This summary does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we refer you, including the merger agreement attached hereto as Appendix A, for a more complete understanding of the merger.

The Other Parties

     Stations is the parent company of Benedek. Stations' principal executive offices are located at 2895 Greenspoint Parkway, Hoffman Estates, Illinois 60195, telephone number (847) 585-3450. Gray MidAmerica Television is our newly-formed wholly-owned subsidiary, formed solely for the purpose of effecting the merger.

Background of the Merger

     Prior to the fourth quarter of 2001, Robert S. Prather, Jr., our Executive Vice President — Acquisitions, and A. Richard Benedek, Chief Executive Officer of Stations, periodically discussed general business conditions and mutually beneficial opportunities, including the potential acquisition by Gray of various Benedek television stations or the exchange of various Gray television stations for various Benedek television stations.

     During the fourth quarter of 2001, Stations and its financial advisor approached us in connection with Stations’ efforts to sell certain of its assets in an effort to reduce its level of outstanding debt. During the fourth quarter of 2001, we had discussions with Stations and its financial advisor regarding our purchase of selected assets of Stations and analyzed the feasibility of such an acquisition. As a result of our discussions and analysis regarding an acquisition of selected assets of Stations, we determined that an acquisition of all or substantially all of the assets of Stations would be more efficient for Gray.

     Throughout December 2001, we had ongoing discussions with Stations regarding current business conditions and the benefits of a potential acquisition by Gray of Stations. On December 19, 2001, we entered into a confidentiality agreement with Stations. At this point, Stations provided to us background information concerning Stations’ business, and we began to conduct very generalized due diligence.

     Throughout January 2002, Mr. Prather met from time to time with Mr. Benedek, as well as with Stuart Feldman of Chelsey Capital Profit Sharing Plan, the principal holder of Stations senior preferred stock, to continue discussions regarding a potential acquisition of Stations by Gray. Messrs. Prather and Benedek also began discussions of the purchase price Gray would be willing to propose. Throughout February 2002, we continued discussions with Stations regarding current business conditions, the benefits of the acquisition and the purchase price we would be willing to pay in the acquisition.

     In early March 2002, Mr. Prather spoke with Mr. Benedek and indicated that Gray would be willing to offer $500 million, less certain outstanding indebtedness of Stations, to acquire all of the outstanding capital stock of Stations, subject to satisfactory completion of due diligence and negotiation of a definitive agreement. Mr. Benedek indicated that the proposed purchase price might be acceptable to Stations’ board of directors subject to the parties’ agreement on other terms of the proposed acquisition.

     On or about March 1, 2002, we forwarded an initial draft of a letter of intent regarding our proposed acquisition of Stations. From March 1, 2002 through April 1, 2002, we conducted negotiations regarding the terms of the letter of intent, including the potential sale by Stations of various designated Benedek television stations in one or more transactions separate from our proposed acquisition.

     After reaching agreement on the final terms of the non-binding letter of intent on April 1, 2002, we and Stations executed and delivered the letter of intent, whereby we agreed to acquire all of the outstanding capital stock of Stations for a purchase price of $500 million, less consolidated indebtedness of Stations, subject to, among other things, negotiation and execution of a definitive merger agreement, receipt of necessary governmental consents and bankruptcy court approvals and completion of a due diligence review by Gray of Stations. In the letter of intent, we also agreed that Stations could sell in one or more separate transactions nine designated Benedek television stations prior to completion of the transaction. On April 1, 2002, we also issued a press release announcing the execution of the letter of intent and the transactions contemplated thereby.

     On April 10, 2002, our outside legal counsel commenced a due diligence review of Stations. Gray’s independent auditors subsequently joined the due diligence review. In addition, throughout April and May representatives of Gray conducted on-site due diligence reviews of various Benedek television stations.

     On April 23, 2002, outside legal counsel for Gray delivered a draft of the merger agreement to Stations’ outside legal counsel. Throughout Gray’s due diligence review of Stations, the parties, together with their respective outside legal counsel, conducted negotiations with respect to the terms of the merger agreement, as well as an escrow agreement, letter of credit, lock up agreements, an asset purchase agreement for the designated stations and other related agreements.

     In the middle of May 2002, representatives of Gray met with representatives of Stations in New York for several days to discuss, among other things, the stations that would not be acquired by Gray in the acquisition. In late May 2002, the parties reached an agreement with respect to the treatment of those designated stations, whereby the designated stations would be sold to the principal holder of Stations senior preferred stock. Accordingly, the parties, together with their respective outside legal counsel, continued to negotiate the merger agreement and related agreements.

     At a special meeting of Gray’s board of directors on May 31, 2002, Gray’s board of directors approved the merger agreement, along with the related agreements described above. On May 31, 2002, Stations’ board of directors met and approved the merger agreement and related agreements. The merger agreement and the related agreements were executed by each party effective June 4, 2002.

Our Reasons for the Merger

      Our business strategy includes continued acquisitions of companies whose businesses are complementary to ours. We believe that Stations is an excellent strategic fit and that the acquisition of Stations will create significant benefits, including:

•	the acquisition will create a stronger company and will diversify the geographic range of our television stations, broadening substantially our market presence in the television broadcasting market;

•	the acquisition gives us access to additional operating cash flow for the purposes of funding debt service, as well as future acquisitions and investments;

•	the acquisition presents an opportunity to increase revenue share and audience share;

•	the acquisition presents an opportunity for cross-promotion and cross-selling; and

•	the acquisition strengthens our management teams and local news operations.

Interests of Certain Persons in the Merger

     In considering the recommendation of Gray’s board of directors with respect to the proposals in this proxy statement related to the merger, including the proposal to increase the number of authorized shares of Gray Class B common stock and the proposal to approve the 2002 Incentive Plan, you should be aware that certain persons may have direct and indirect interests in the merger separate from the shareholders of Gray, including the interests described below. These interests present these persons with potential conflicts of interest.

     For advisory services rendered by Bull Run Corporation, a principal shareholder of Gray, to us in connection with the merger, we paid to Bull Run Corporation a fee of $5,000,000 on June 10, 2002. In the event that the merger is not completed, Bull Run Corporation will be required to repay to us the advisory fee in full. J. Mack Robinson, President, Chief Executive Officer and director of Gray, is chairman of Bull Run Corporation and is the beneficial owner of approximately 24.9% of Bull Run Corporation’s common stock. Robert S. Prather, Jr., Executive Vice President — Acquisitions and a director of Gray, is President, Chief Executive Officer and a director of Bull Run Corporation and the beneficial owner of approximately 8.7% of Bull Run Corporation’s common stock. Hilton H. Howell, Jr., Executive Vice President and a director of Gray, is Vice President, Secretary and a director of Bull Run Corporation. For information regarding the beneficial ownership of shares of Gray class A common stock and class B common stock by Messrs. Robinson, Prather and Howell, see “Proposal No. 3: Election of Directors — Share Ownership” on page ___.

Bankruptcy Court and Regulatory Filings and Approvals

      Bankruptcy Court. Stations has filed a voluntary petition under Chapter 11 of the federal bankruptcy code. Consequently, the merger is subject to the bankruptcy court’s approval of Stations’ plan of reorganization, and all of Stations’ obligations under the merger agreement are subject to the approval of the bankruptcy court. Stations filed the required information and materials with the bankruptcy court on July 1, 2002.

      Federal Communications Commission. The merger is subject to approval by the FCC. Stations and its subsidiaries and we and our subsidiaries filed with the FCC the necessary application with respect to the change of control on June 10, 2002.

      Antitrust. The merger is subject to the requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, which provides that certain transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Stations and we filed the required information and materials with the Department of Justice and the Federal Trade Commission on June 20, 2002. Early termination of the statutory waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 was granted on July 1, 2002.

      The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the effective time, either the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the merger.

Sale of Certain Designated Benedek Stations Prior to the Merger

      Benedek has sold or plans to sell, prior to the effective time of the merger, a total of nine designated television stations, which we refer to as the “excluded stations.” Benedek plans to sell eight of the excluded stations to Chelsey Broadcasting Company, LLC, a Delaware limited liability company, which we refer to as “Chelsey,” or its affiliates pursuant to an asset purchase agreement. Benedek already has sold its television station in Wheeling, West Virginia to a third party on April 30, 2002. Benedek intends to use the net proceeds of these sales to repay indebtedness under its senior secured credit facility. The sale of the nine designated television stations is a condition to the merger.

Accounting Treatment

      The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing our consolidated financial statements, we will establish a new accounting basis for Stations’ assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net assets of Stations will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. We will determine the fair value of Stations’ assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination.

Financing of the Merger

     In the merger, we expect that we will pay an estimated consideration of approximately $502.5 million, a substantial portion of which will be used to satisfy, in full, certain outstanding indebtedness of Stations in accordance with a plan of reorganization filed by Stations with the United States bankruptcy court in Delaware. Under the merger agreement, we may pay an additional $4.9 million for certain estimated net working capital of Stations. In order to finance the merger, we intend to issue equity and debt securities, which may be effected through a registered offering or a private placement exempt from the registration requirements of the Securities Act, and amend our existing credit facility. If we are unable to obtain sufficient financing, we may be unable to complete the merger and may be required to deliver to Stations a letter of credit, escrow shares and/or cash totaling $25 million. See “The Merger Agreement and Related Agreements — The Letter of Credit and the Escrow Shares.”

Voting

     You are not being asked to vote on the merger described in this proxy statement. However, you are being asked to vote on several proposals relating to the merger, including the proposal to increase the number of authorized shares of Gray class B common stock in Proposal No. 1 and the proposal to approve the 2002 Long Term Incentive Plan in Proposal No. 4. For a description of the votes required to approve each of these proposals, as well as the other proposals included in this proxy statement, see “Voting Requirements — Required Vote” on page       of this proxy statement.

No Appraisal Rights Available to Gray Shareholders

     Under Georgia law, Gray shareholders who object to any of the proposals set forth in this proxy statement will not be afforded statutory appraisal rights.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

     This section of the proxy statement describes the material terms of the Agreement and Plan of Merger, dated as of June 4, 2002, among Stations, Gray MidAmerica Television and us and related agreements, including the Lock Up, Voting and Consent Agreements that Stations and we entered into with certain stockholders and creditors of Stations, an agreement regarding benefits to be provided to members of the Benedek family following consummation of the merger and an amendment to K. James Yager’s employment agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement. You are urged to read the merger agreement in its entirety for a more complete description of the merger because it is the principal legal document that governs the merger.

The Merger

      Subject to the terms and conditions of the merger agreement, we will acquire Stations through the merger of Gray MidAmerica Television with and into Stations. Stations will be the surviving corporation in the merger.

Effective Time

      The merger will be consummated when a certificate of merger, that we will file with the State of Delaware, becomes effective. The merger agreement provides that the parties will use their reasonable efforts to cause the effective time to occur on the seventh business day after the satisfaction or waiver of all the conditions to the merger. See “The Merger Agreement and Related Agreements — Conditions to the Merger.” However, the effective time may not occur prior to October 1, 2002.

      The merger agreement further provides that we may, on one occasion, delay the effective time for up to 120 days if any of the following occurs: (1) any general suspension of trading in equity securities in the United States securities or financial markets for more than two consecutive trading days; (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States; (3) commencement of a war, armed hostilities or other national or international calamity directly involving the United States; (4) any limitation by any governmental authority on the extension of credit by banks or other lending institutions in the United States; or (5) if any of the foregoing exists on the date the merger agreement is signed, a material acceleration or worsening thereof.

Merger Consideration and Conversion of Gray MidAmerica Television and Stations’ Stock

      At the effective time of the merger, the outstanding shares of Stations 11.5% Senior Exchangeable Preferred Stock, which we refer to as the “senior preferred stock,” and Junior Discount Preferred Stock, which we refer to as the “junior preferred stock,” will be converted into the right to receive a cash payment. No cash consideration will be paid to holders of outstanding shares of Stations class A common stock and class B common stock. The stock of Gray MidAmerica Television and Stations will be converted as described below:

      Gray MidAmerica Television common stock. Each share of Gray MidAmerica Television common stock issued and outstanding immediately prior to the effective time will be converted into one share of Stations class B common stock.

      Stations senior preferred stock. Each share of Stations senior preferred stock (excluding shares held by Stations or any of its subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time will be converted into the right to receive the senior preferred stock purchase price, equal to the quotient obtained by dividing (1) $500,000,000, minus (A) the amount outstanding at the effective time under Stations debt instruments plus accrued interest thereon through the effective time, determined in accordance with Stations’ plan of reorganization, plus or minus (B) working capital adjustments and adjustments relating to amounts incurred by Stations and its subsidiaries with respect to the conversion of their television stations to digital broadcasting by (2) 100,000 (the number of outstanding shares of Stations’ senior preferred stock at the effective time).

      Stations junior preferred stock. Each share of Stations junior preferred stock (excluding shares held by Stations or any of the Stations subsidiaries, other than in a fiduciary capacity) issued and outstanding immediately prior to the effective time will be converted into the right to receive a cash payment equal to the quotient obtained by dividing (1) $2,500,000 by (2) 450,000 (the number of outstanding shares of Stations junior preferred stock at the effective time).

      Stations class A common stock and class B common stock. Each share of Stations class A common stock and class B common stock and any options or warrants to acquire such shares issued and outstanding immediately prior to the effective time will be cancelled. We will not pay any cash consideration for such securities.

The Letter of Credit and the Escrow Shares

      When the merger agreement was signed, we delivered to Stations a standby letter of credit in the amount of $12.5 million and deposited with SunTrust Bank, as escrow agent, 885,269 shares of our class B common stock. These escrow shares had an aggregate value of $12.5 million, based on the average price of our class B common stock for the 20 consecutive trading days on the New York Stock Exchange ending on June 2, 2002. The escrow shares are being held by the escrow agent in accordance with the terms of an escrow agreement that we executed on June 4, 2002. We will maintain the letter of credit in effect, and the escrow shares will remain in escrow, until the earlier of the effective time or 10 business days after the termination of the merger agreement. If the letter of credit or any replacement letter of credit expires before either of the dates described in the previous sentence, we will renew the letter of credit or obtain a replacement letter of credit, which we will deliver to Stations at least five business days before such expiration.

      If the merger is not consummated because of a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. We have an obligation to deliver a letter of credit and escrow shares totaling $25 million, except that we may, in our sole discretion, replace some or all of the escrow shares with a cash payment, so long as any such cash payment is a whole number multiple of $500,000. Under specified circumstances, if Stations is entitled to receive the escrow shares and the value of the escrow shares decreases to below $12.5 million at the time Stations sells them, we may be required to pay to Stations the amount of such decrease. Likewise, if the value of the escrow shares increases, Stations may be required to pay to us the amount of such increase. At the effective time and subject to the conditions in the merger agreement and the escrow agreement, the letter of credit and the escrow shares will be returned to us.

Registration of the Escrow Shares

      The escrow shares have not been registered under the Securities Act or any other applicable securities laws, and therefore are restricted securities. If the merger agreement is terminated and the escrow shares are delivered by the escrow agent to Stations, we are required to:

•	file with the SEC a registration statement with respect to the resale or distribution of the escrow shares by Stations and/or an affiliate of Stations, within 30 days after such termination;

•	use our best efforts to cause the registration statement to be declared effective at the earliest practicable time;

•	keep the registration statement effective and current until the earlier of six months following the effectiveness of the registration statement or the date that all of the escrow shares covered by the registration statement have been sold or distributed;

•	cause the escrow shares to be listed promptly with the New York Stock Exchange; and

•	indemnify, to the extent permitted by law, each person selling or distributing securities under this registration statement, and related parties, against all losses caused by any material misstatement or omission by us in the registration statement or any violation by us of the Securities Act, the Exchange Act, any state securities laws or any rules or regulations of the New York Stock Exchange.

Conditions to the Merger

      The parties’ obligations to consummate the merger and related transactions generally are subject to the satisfaction or waiver of the following conditions:

•	the bankruptcy court approving the order confirming Stations’ plan of reorganization and such confirmation order becoming a final bankruptcy court order;

•	the FCC approving the transactions contemplated by the merger agreement, without any condition or qualification materially adverse to us or our subsidiaries or Stations or its subsidiaries, or materially adverse to our acquisition of control of Stations and its subsidiaries;

•	all regulatory waiting periods applicable to the merger agreement and the related transactions expiring or terminating;

•	no order being in effect enjoining, restraining or prohibiting the consummation of the merger and related transactions and no action or proceeding having been instituted by any regulatory authority seeking any such order that would reasonably be expected to have a material adverse effect on us or on Stations; and

•	the transactions related to the Chelsey purchase agreement being consummated, unless the failure to consummate such transactions is the result of either the wrongful refusal of Chelsey to consummate such transactions or the election by Chelsey not to consummate the transactions because Benedek failed to satisfy certain conditions set forth in the Chelsey purchase agreement. If the transactions contemplated by the Chelsey purchase agreement are not consummated as a result of FCC action or inaction, Stations and we each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, everything reasonably necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement and the Chelsey purchase agreement at the earliest practicable date.

      Our obligations to consummate the merger and related transactions are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Stations in the merger agreement being, subject to limited exceptions, correct and complete in all material respects at the effective time;

•	each and all of the agreements and covenants of Stations and each of its subsidiaries under the merger agreement and related agreements being performed and complied with in all material respects prior to the effective time;

•	our receiving from Stations customary officer certificates and board of directors resolutions relating to the transactions contemplated by the merger agreement;

•	our receiving a legal opinion of FCC counsel to Stations;

•	Stations returning to us the letter of credit;

•	the FCC issuing a final FCC order approving the transfer of control of Benedek’s television licenses to us;

•	Stations obtaining and delivering to us consents or waivers relating to the transactions contemplated by the merger agreement, as required by its network affiliation agreements; and

•	no litigation being pending or threatened involving Stations or any its subsidiaries that would have, or reasonably be expected to have, a material adverse effect on Stations or its subsidiaries or their respective businesses or assets.

      The obligations of Stations to consummate the merger and related transactions are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by us and Gray MidAmerica Television in the merger agreement being, subject to limited exceptions, correct and complete in all material respects at the effective time;

•	each of our and Gray MidAmerica Television’s agreements and covenants under the merger agreement and related agreements being performed and complied with in all material respects prior to the effective time; and

•	Stations receiving from us and Gray MidAmerica Television customary officer certificates and board of directors resolutions relating to the transactions contemplated by the merger agreement.

Representations and Warranties

      In the merger agreement, Stations makes customary representations and warranties about itself and its business, including representations and warranties about:

•	organization, good standing and corporate power;

•	authorization and enforceability of the merger agreement;

•	capitalization and subsidiaries;

•	financial statements and tax matters; and

•	absence of undisclosed liabilities or material adverse changes.

      In addition, Stations makes numerous representations and warranties with respect to its assets, real property, intellectual property, computer software and databases, accounts receivable, insurance, bonds, letters of credit and guarantees, compliance with law, environmental matters, litigation and claims, benefit plans, contracts, labor matters, brokers and finders, interested transactions, officers, directors and bank accounts and the absence of any material misstatement or omission by it in the merger agreement.

      We and Gray MidAmerica Television, jointly and severally, also make customary representations and warranties in the merger agreement about ourselves and our business, including representations and warranties regarding organization, good standing and corporate power, authorization and enforceability of the merger agreement, brokers and finders, litigation, and the absence of any material misstatement or omission by us and Gray MidAmerica Television. We also make representations with respect to our qualification under the Communications Act to enter into and consummate the transactions contemplated by the merger agreement, our filings with the SEC and our issuance of the escrow shares.

Mutual Covenants of Gray and Stations

      Subject to limited exceptions and except for the sale of the excluded stations by Benedek to Chelsey, from June 4, 2002 until the closing of the merger or the termination of the merger agreement, Stations and we will, and will cause each of our respective subsidiaries, to:

•	operate our respective businesses only in the usual, regular, and ordinary course;

•	use commercially reasonable efforts to preserve intact our respective business organizations and assets and maintain our respective rights and franchises; and

•	take no action that would materially adversely affect the ability of any party to (1) obtain any consents required for the transactions contemplated in the merger agreement, or (2) perform its covenants and agreements under the merger agreement in all material respects and to consummate the merger and to satisfy the conditions to closing set forth in the merger agreement. However, the covenant described in clause (2) above will not prohibit us or any of our subsidiaries from discontinuing or disposing of any of our assets or businesses, or, provided that we do not materially adversely affect our ability to obtain an FCC order approving the transactions contemplated by the merger agreement, from acquiring or agreeing to acquire any other person or their assets if such action is, in our judgment, desirable in the conduct of our business or our subsidiaries’ business.

      Additional Covenants. The merger agreement also contains other covenants made by us and Stations, including a covenant to file all necessary FCC applications for approval of the transactions contemplated by the merger agreement and a covenant to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the merger as promptly as practicable but not before October 1, 2002.

Covenants of Stations

      The merger agreement contains numerous covenants of Stations that are customary for this type of transaction. Among other things, subject to limited exceptions, Stations and its subsidiaries will not do or agree to do any of the following without our prior written consent, which we will not withhold unreasonably:

•	amend the organizational documents of Stations or of any of its subsidiaries;

•	incur, guarantee or otherwise become responsible for any new debt obligation or other obligation for borrowed money (other than indebtedness of Stations or any of its subsidiaries to Stations or any of its subsidiaries) or enter into or extend any capital leases, in excess of an aggregate of $500,000 for Stations and its subsidiaries on a consolidated basis;

•	acquire, sell or encumber any securities or assets of Stations or any of its subsidiaries, or declare or pay any dividend or make any other distribution in respect of any such securities;

•	increase the compensation or benefits of the employees or officers of Stations or any or its subsidiaries;

•	voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

•	adopt any new employee benefit plan or program of Stations or any of its subsidiaries or make any material change in or to any existing employee benefit plans or programs of Stations or any of its subsidiaries;

•	make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

•	settle any material litigation other than in accordance with past practice or to the extent it is covered by insurance;

•	except in the ordinary course of business consistent with past practices, enter into or terminate any material contract or make any material change in any contract;

•	fail to promptly notify us of any inquiry, investigation, or proceeding related to any of Stations’ television stations that is initiated by the FCC; and

•	request the bankruptcy court to take any action or to grant any approval to any action or matter that is in any way inconsistent with the merger agreement.

Indemnification

      For a period of six years after the effective time of the merger, we will indemnify the pre-merger directors, officers, employees and agents of Stations and its subsidiaries against all liabilities arising out of acts or omissions occurring at or prior to the effective time arising out of their service as directors, officers, employees or agents of Stations, any of its subsidiaries or, at Stations’ or any of its subsidiaries’ request, another entity, to the fullest extent permitted under Delaware law, by Stations’ or its subsidiaries’ certificates of incorporation and bylaws and by any applicable indemnification agreements.

Termination of the Merger Agreement

      The merger agreement generally may be terminated at any time prior to the effective time by the mutual consent of Gray and Stations or by us or Stations:

•	if the terminating party is not then in material breach of any of its representations or warranties or any of its covenants contained in the merger agreement, in the event of the inaccuracy of any representation or warranty of the non-terminating party contained in the merger agreement which would reasonably be expected to have or result in a material adverse effect on the non-terminating party and cannot be or has not been cured within 30 days after written notice of such inaccuracy is given to the non-terminating party;

•	if the terminating party is not then in material breach of any of its representations or warranties or any of its covenants contained in the merger agreement, in the event of a material breach by the non-terminating party of any covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days after written notice of such breach is given to the non-terminating party, except that we may not cure any breach of our obligation to pay the merger consideration;

•	if the merger is not consummated by March 31, 2003, in each case only if the failure to consummate the transactions contemplated by the merger agreement on or before such date is not caused by any material breach of the merger agreement by the terminating party, except that the March 31, 2003 termination date automatically will be extended by one day for each day that the closing does not occur because, subject to certain exceptions, the transactions contemplated by the Chelsey purchase agreement are not consummated; or

•	if it is reasonably anticipated that any of the conditions precedent to the obligations of the terminating party to consummate the merger, other than the condition that, subject to certain exceptions, the transactions contemplated by the Chelsey purchase agreement are consummated, cannot be satisfied or fulfilled by March 31, 2003 and such failure was not the fault of the terminating party.

Effects of Termination

      If the merger agreement is terminated, as described above, it will become void and have no effect. However, certain provisions of the merger agreement will survive termination, including provisions relating to the letter of credit and the escrow shares, confidentiality and expenses. In addition, in the event that the merger agreement is terminated by us or by Stations in connection with any material breach of any representation or warranty or any covenant or other agreement of the other party contained in the merger agreement or because the merger is not consummated prior to the applicable termination date, the breaching party will remain liable for any uncured breach of a representation, warranty, covenant or agreement giving rise to such termination.

      If the closing does not occur due to a material default by us, and Stations has not materially defaulted due to a breach of any of its representations or warranties or any of its covenants or agreements under the merger agreement, then Stations may draw on the letter of credit and instruct the escrow agent to deliver to it the escrow shares pursuant to the escrow agreement. The aggregate proceeds of the drawing on the letter of credit and the escrow shares will total $25 million, but we may replace some or all of the escrow shares with a cash payment so long as any such cash payment is a whole number multiple of $500,000.

      If the closing does not occur due to the non-fulfillment of any of the conditions precedent to each party’s obligation to consummate the merger, and we are not in material default in the performance of any of our representations or warranties or any of our covenants or agreements under the merger agreement, Stations will not be entitled to the letter of credit or the escrow shares and, after termination of the merger agreement, the letter of credit and the escrow shares will be returned to us.

Waivers

      Prior to or at the effective time, we and Stations may waive any material default in the performance of any term of the merger agreement by the other party or any of its subsidiaries, waive or extend the time for the compliance or fulfillment by the other party and its subsidiaries of any and all of their obligations under the merger agreement, and waive any or all of the conditions precedent to the obligations of the other party and its subsidiaries under the merger agreement. However, neither we nor Stations may waive any condition which, if not satisfied, would result in the material violation of any law.

Fees and Expenses

      Generally, regardless of whether the merger is consummated, Stations will be responsible for all expenses and fees incurred by it and its subsidiaries in connection with the merger and we will be responsible for all expenses and costs incurred by us in connection with the merger. However, we will pay all the fees related to the filings with the FTC. Also, Stations and we will each pay one-half of the processing fees related to the filing with the FCC of applications regarding the transfer of control of Benedek’s television licenses to us.

Lock Up Agreements

      On June 4, 2002, in connection with the transactions contemplated by the merger agreement, Stations and we entered into the lock up agreements with certain stockholders and creditors of Stations, whom we refer to as the “consenting stockholders and creditors.” Under these lock up agreements, the consenting stockholders and creditors agreed to, among other things, support and vote their shares in favor of a Stations bankruptcy plan that will give effect to the transactions contemplated by the merger agreement. Stations has received executed lock up agreements from holders of 97.9% of the outstanding senior preferred stock, 98.8% of the outstanding junior preferred stock, 100% of the outstanding class B common stock, and 94.6% of the outstanding aggregate principal amount of the senior subordinated discount notes.

      In addition, consenting stockholders that hold Stations senior preferred stock have agreed to pay to us, if Stations receives certain superior proposals relating to an acquisition of Stations by a third party and such superior proposal is approved by the bankruptcy court, contemporaneously with the transaction contemplated by such superior proposal, a termination fee of $15 million. The liability of each consenting stockholder that holds Stations senior preferred stock is limited to an amount determined by multiplying $15 million by a fraction, the numerator of which is the number of shares of senior preferred stock owned by such consenting stockholder and the denominator of which is the number of shares of Stations senior preferred stock owned by all consenting stockholders.

Benedek Family Benefits Agreement

     On May 29, 2002, in connection with the transactions contemplated by the merger agreement, we entered into a letter agreement with A. Richard Benedek, Chairman of the Board and Chief Executive Officer of Stations, Laura Benedek, Richard Benedek’s wife, and Stephen D. Benedek, a Vice President of Stations and Richard Benedek’s son, in which we agreed to provide to them, following consummation of the merger, certain health and welfare benefits, use of office space in New York City until no later than August 31, 2005, and severance benefits of up to $275,000. In addition, we may be required to forgive certain indebtedness owed by Richard Benedek to Stations. Upon the closing of the merger, we will cease the use of the name “Benedek Broadcasting,” the “Benedek.com” URL and the name “Benedek Interactive Media.” The right to use the “Benedek Broadcasting” name will be conveyed, at no cost, to Richard Benedek and the right to use the “Benedek.com” URL and the name “Benedek Interactive Media” will be conveyed, at no cost, to Stephen Benedek.

K. James Yager Employment Agreement

      On June 4, 2002, Benedek and K. James Yager, Benedek’s President and Chief Operating Officer, entered into a second amendment to K. James Yager’s employment agreement, which will become effective only upon consummation of the merger. In addition, we entered into a letter agreement with K. James Yager relating to this amendment.

      K. James Yager’s employment agreement is for a term of four years commencing on January 1, 2001 and ending on December 31, 2004, the “expiration date.” K. James Yager’s base salary is $630,000 for 2001 and $680,000 for 2002 and thereafter increases to a per annum rate not less than 105% of his base salary during the preceding year. K. James Yager is eligible to receive a bonus in respect of each fiscal year during the term of the agreement in such amount as Benedek may determine. The agreement also entitles K. James Yager to specified fringe benefits and to participation in employee benefit plans generally available to Benedek’s executives. In addition, Benedek has agreed to pay to K. James Yager the amount necessary, on an after-tax basis, to discharge all amounts, including accrued interest, owed by him to Benedek under his $555,000 promissory note.

      If Benedek terminates K. James Yager’s employment without cause, or if K. James Yager terminates his employment by reason of a “constructive discharge,” which includes the assignment to K. James Yager of duties or reporting responsibilities inconsistent in any material respect with his status, title, position or duties or any breach by Benedek of his employment agreement, K. James Yager will be entitled to receive his base salary, and to participate, at no cost to him, in all employee benefits, through the expiration date and his non-competition obligations will be terminated. In our letter agreement with K. James Yager, we agreed that our failure to employ him as President and Chief Operating Officer of our broadcast division or subsidiary within 12 months after the consummation of the merger would constitute a constructive discharge, entitling him to the above benefits.

      Our letter agreement with K. James Yager also provides that, after consummation of the merger, we will grant to him nonqualified options to purchase shares of our class B common stock pursuant to the terms of our long term incentive plan. The number of shares subject to the option award will be determined by our board of directors, and the exercise price of the option shares will be the market price of our class B common stock at the time the award is granted. The options will vest ratably over the term of K. James Yager’s employment agreement, with vesting to be accelerated in the event of a constructive discharge.

Bull Run Advisory Fee

     For advisory services rendered by Bull Run in connection with the merger, we paid to Bull Run an advisory fee of $5,000,000 on June 10, 2002. This advisory fee must be repaid to us if the merger is not completed. See "The Merger - Interests of Certain Persons in the Merger."

INFORMATION REGARDING GRAY

Selected Historical Consolidated Financial Data

      Set forth below is our selected historical consolidated financial data. The financial data for, and as of the end of, each of the years in the five-year period ended December 31, 2001 was derived from the audited consolidated financial statements included in our Annual Reports on Form 10-K and from other information in the Annual Reports. The financial data for, and as of the quarters ended March 31, 2002 and 2001 were derived from our unaudited accounting records and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. More comprehensive financial information is included in the Annual Reports and Quarterly Report on Form 10-Q for the quarter ended on March 31, 2002. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Reports, the Quarterly Report and all of the financial statements and related notes contained in the Annual Reports and the Quarterly Report.

Quarter Ended
Year Ended December 31,	March 31,

1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

(Dollars in thousands except per share data)
Statements of Operations Data:
Revenues:
Broadcast (less agency commissions)	$72,300	$91,007	$97,015	$120,640	$106,430	$25,042	$25,453
Publishing	24,536	29,330	37,808	41,499	41,189	9,740	10,143
Paging	6,712	8,553	9,130	9,074	8,725	2,147	2,009

Total revenues	103,548	128,890	143,953	171,213	156,344	36,929	37,605
Operating expenses:
Broadcast, publishing and paging	65,771	82,783	93,994	105,314	104,025	25,646	24,515
Corporate and administrative	2,528	3,063	3,448	3,594	3,615	944	1,000
Depreciation and amortization	14,519	18,117	24,451	31,207	30,824	7,851	3,733

Total operating expenses	82,818	103,963	121,893	140,115	138,464	34,441	29,248
Operating income	20,730	24,927	22,060	31,098	17,880	2,488	8,357
Gain on disposition of television stations	—	72,646	—	—	—	—	—
Valuation adjustments of goodwill and other assets	—	(2,074)	—	—	—	—	—
Depreciation in value of derivative, net	—	—	—	—	(1,581)	(786)	389
Miscellaneous income (expense), net	(31)	(242)	336	780	194	71	38

20,699	95,257	22,396	31,878	16,493	1,773	8,784
Interest expense	21,861	25,454	31,021	39,957	35,783	9,251	8,965

Income (loss) before income taxes, extraordinary charge and cumulative effect of accounting change	(1,162)	69,803	(8,625)	(8,079)	(19,290)	(7,478)	(181)
Income tax expense (benefit)	240	28,144	(2,310)	(1,867)	(5,972)	(2,450)	(46)

Income (loss) before extraordinary charge and cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(5,028)	(135)
Extraordinary charge on extinguishment of debt	—	—	—	—	—	—	(7,318)

Income (loss) before cumulative effect of accounting change	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(5,028)	(7,453)
Cumulative effect of accounting change, net	—	—	—	—	—	—	(30,592)

Net income (loss)	(1,402)	41,659	(6,315)	(6,212)	(13,318)	(5,028)	(38,045)
Preferred dividends	1,410	1,318	1,010	1,012	616	154	154
Non-cash preferred dividends associated with preferred stock redemption	—	3,360	—	2,160	—	—	—

Net income (loss) available to common stockholders	$(2,812)	$36,981	$(7,325)	$(9,384)	$(13,934)	$(5,182)	$(38,199)

Basic earnings per common share(d):
Net income (loss) before extraordinary charge and cumulative effect of accounting change	$(0.12)	$3.49	$(0.49)	$(0.40)	$(0.85)	$(0.32)	$(0.01)
Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)
Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)
Preferred dividends	(0.12)	(0.39)	(0.08)	(0.21)	(0.04)	(0.01)	(0.01)

Net income (loss) available to common stockholders	$(0.24)	$3.10	$(0.57)	$(0.61)	$(0.89)	$(0.33)	$(2.44)

Diluted earnings per common share(d):
Net income (loss) before extraordinary charge and cumulative effect of accounting change	$(0.12)	$3.36	$(0.49)	$(0.40)	$(0.85)	$(0.32)	$(0.01)
Extraordinary charge on extinguishment of debt, net	—	—	—	—	—	—	(0.47)
Cumulative effect of accounting change, net	—	—	—	—	—	—	(1.95)
Preferred dividends	(0.12)	(0.38)	(0.08)	(0.21)	(0.04)	(0.01)	(0.01)

Net income (loss) available to common stockholders	$(0.24)	$2.98	$(0.57)	$(0.61)	$(0.89)	$(0.33)	$(2.44)

Other Financial Data:
Media cash flow(e)	$38,061	$46,624	$50,944	$66,247	$53,074	$11,475	$13,274
Media cash flow margin(e)	36.8%	36.2%	35.4%	38.7%	33.9%	31.1%	35.3%
Operating cash flow(f)	$35,533	$43,561	$47,496	$62,653	$49,459	$10,531	$12,274
Operating cash flow margin(f)	34.3%	33.8%	33.0%	36.6%	31.6%	28.5%	32.6%
Cash flows provided by (used in):
Operating activities	$9,744	$20,074	$20,842	$22,765	$16,823	$6,356	$266
Investing activities	(57,498)	(55,299)	(126,780)	(8,276)	(186,165)	(646)	163,253
Financing activities	49,071	34,744	105,839	(14,061)	167,685	(6,820)	(160,910)
Capital expenditures	10,372	9,271	11,712	5,702	7,593	676	5,244
Cash dividends per common share(g)	$0.05	$0.06	$0.08	$0.08	$0.08	$0.02	$0.02
Ratio of total debt to operating cash flow	6.4	x	6.2	x	8.0	x	6.0	x	8.0	x(h)	6.0	x(i)	7.7	x(i)
Ratio of operating cash flow to interest expense	1.6	1.7	1.5	1.6	1.4	1.1	(i)	1.4	(i)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$2,367	$1,887	$1,787	$2,215	$169,115	(h)	$1,105	$3,165
Total intangible assets, net	263,425	376,015	526,434	511,616	497,311	508,036	457,740
Total assets	345,051	468,974	658,157	636,772	794,337	(h)	621,175	578,601
Long-term debt (including current portion)	227,076	270,655	381,702	374,887	551,444	(h)	367,846	391,448
Preferred stock	11,111	7,371	7,371	4,637	4,637	4,637	4,637
Total stockholders’ equity	92,295	126,703	168,188	155,961	142,196	151,240	103,878

(a)	Reflects the operating results of our acquisition of substantially all of the assets of WITN-TV and our acquisition of all of the outstanding common stock of GulfLink Communications, Inc. as of their respective acquisition dates, August 1, 1997 and April 24, 1997.

(b)	Reflects the operating results of our acquisition of all of the outstanding capital stock of Busse Broadcasting Corporation and our related acquisition of the assets of WEAU-TV in exchange for the assets of WALB-TV as of July 31, 1998, the closing date of the respective transactions. See Note B to our audited consolidated financial statements incorporated by reference in this proxy statement.

(c)	Reflects the operating results of our acquisition of all of the outstanding capital stock of KWTX Broadcasting Company and Brazos Broadcasting Company, as well as the assets of KXII Broadcasters Ltd., completed on October 1, 1999, and our acquisition of substantially all of the assets of The Goshen News from News Printing Company, Inc. and its affiliates, completed on March 1, 1999, as of their respective acquisition dates. See Note B to our audited consolidated financial statements incorporated by reference in this proxy statement.

(d)	On August 20, 1998, our board of directors declared a 50% stock dividend, payable on September 30, 1998, to stockholders of record of our class A common stock and class B common stock on September 16, 1998. This stock dividend effected a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

(e)	Media cash flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and corporate overhead, less payments for program broadcast obligations. Media cash flow margin is defined as media cash flow divided by revenues.

(f)	Operating cash flow is defined as media cash flow less corporate overhead. Operating cash flow margin is defined as operating cash flow divided by revenues.

We have included media cash flow, operating cash flow and certain related calculations because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. Media cash flow, operating cash flow and certain related calculations are not, and should not, be used as an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements. Media cash flow, operating cash flow and certain related calculations are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(g)	Cash dividends were $0.08 per common share for all five annual periods and $0.02 per common share for both quarterly periods; however, the amounts for 1997 and 1998 have been adjusted for the three-for-two stock split in 1998, which is discussed in Note (d) above.

(h)	On December 21, 2001, the Company deposited $168.6 million with the trustee of the Company’s 10 5/8% Senior Subordinated Notes due 2006 to redeem those notes, including payment of principal, the applicable premium costs and accrued interest through the redemption date of January 22, 2002. Total assets include the $168.6 million reflected as restricted cash for redemption of long-term debt and long-term debt (including portion) includes the related $155.2 million of our 10 5/8% notes that were extinguished on January 22, 2002. The ratio of total debt to operating cash flow of 8.0x is calculated on a pro forma basis, which excludes the $155.2 million of our 10 5/8% notes. If the $155.2 million of our 10 5/8% notes were included in the total debt amount used to calculate the ratio of total debt to operating cash flow, the ratio would be 11.1x.

(i)	Represents ratios for the 12 months ended March 31, 2001 and 2002.

(j)	The following table presents the transitional disclosures regarding the adoption of SFAS No. 142:

						Quarter Ended
	Year Ended December 31,					March 31,

	1997(a)	1998(b)	1999(c)	2000	2001	2001	2002

	(Dollars in thousands except per share data)
Reported net income (loss) before extraordinary charge and cumulative effect of accounting	$(1,402)	$41,659	$(6,315)	$(6,212)	$(13,318)	$(5,028)	$(135)
Add back: amortization of goodwill and intangible assets with indefinite lives, net of tax	4,175	5,697	8,499	11,022	11,033	2,627	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$2,773	$47,356	$2,184	$4,810	$(2,285)	$(2,401)	$(135)

Basic earnings per common share(d):
Reported net income (loss) before extraordinary charge and cumulative effect of accounting change	$(0.12)	$3.49	$(0.49)	$(0.40)	$(0.85)	$(0.32)	$(0.01)
Add back: amortization of goodwill and intangible assets with indefinite lives, net or tax	0.35	0.48	0.66	0.71	0.71	0.17	—

Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$0.23	$3.97	$0.17	$0.31	$(0.14)	$(0.15)	$(0.01)

Diluted earnings per common share(d):
Adjusted net income (loss) before extraordinary charge and cumulative effect of accounting change	$0.23	$3.82	$0.16	$0.30	$(0.14)	$(0.15)	$(0.01)

Additional Information

     Gray was incorporated under the laws of the State of Georgia in 1891. The principal executive offices of Gray are located at 4370 Peachtree Road, Atlanta, Georgia, 30139. The telephone number of the executive offices is (404) 504-9828.

     Certain information relating to our business, including financial statements, management’s discussion and analysis of financial condition and results of operations, quantitative and qualitative disclosure about market risks and other related matters, as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, is incorporated herein by reference. If you would like a copy of such documents you may contact us at our address and telephone number indicated under “Where You Can Find More Information.”

Operating & Growth Strategy

      We attribute our success to date and our current opportunities to increase our revenue, media cash flow and audience share to the successful implementation of our core operating strategies, the principal components of which are to:

•	Focus on Local News and Programming to Maintain a Strong Local Franchise. We operate, or will operate after completion of the merger with Stations, 28 network affiliated television stations serving 23 markets, with 24 of our 28 stations ranked first or second in local news. We endeavor to make each of our television stations a highly recognizable, local brand through the depth, quality and focus of its local news, programming and community involvement. We believe that providing the leading source for local news and programming in our markets enables us to strengthen audience loyalty and increase viewership among attractive demographic audiences. As a result, we believe that the strength of our local franchises enables us to maximize advertising revenues from local, regional and national accounts. We believe that our commitment to local news, programming and community involvement is essential to our ability to serve each of the communities in which we operate and provides us with a strong competitive advantage.

•	Continue to Develop Innovative Local Sales and Targeted Marketing Initiatives. We employ an experienced, high-quality local sales force at each station to increase advertising revenue by leveraging our local brand. In 2001, pro forma for the proposed merger with Stations, approximately 60% of our net television advertising revenue was generated from our local advertisers. Additionally, our net revenue from local television advertisers represented approximately 67% of the combined total of our local and national net advertising revenues. Our goal is to develop customized advertising campaigns for our customers, which directly target their desired audience and address their long-term advertising objectives. We believe that a focused, tailored advertising solution is very attractive to local advertisers, who have historically been a more stable source of revenue than national advertisers. In addition to focusing on expanding our relationships with existing advertisers, we seek to identify and create new relationships with local, regional and national customers in our markets. Each station’s sales personnel are trained to understand local advertisers’ needs and are required to meet performance standards with respect to client activity, including new customer identification.

•	Capitalize on Leading Network Brands in Markets with Limited Competition. We have, or will have after completion of the merger with Stations, a broad and diverse portfolio of 28 affiliated television stations located in 23 markets, of which 15 are affiliated with CBS, seven are affiliated with NBC and six are affiliated with ABC affiliates, representing approximately 56%, 29%, and 15% of our total pro forma net television revenue in 2001, respectively. Additionally, we will be the largest independent owner of CBS affiliated television stations. Our network affiliations provide our television stations with top-rated programming, which complements and enhances our leading local brand. We believe that our markets are less competitive than larger designated market areas, “DMAs.” Of our 24 markets (including Hazard, Kentucky as a separate market), 16 markets are served by four TV stations or fewer, and seven markets are served by three or fewer television stations. Our markets also typically have fewer radio stations than larger DMAs.

•	Pursue Strategic Acquisitions to Expand and Enhance Our Regional Clusters. We have acquired and integrated successfully 12 of our 13 television stations since 1993, and have signed a definitive agreement to acquire an additional 15 television stations from Stations. After giving effect to the proposed merger, our television stations are located in several distinct regions throughout the United States, with significant presence in the Southeast, Midwest, Texas and Great Lakes region, diminishing any potential adverse effect on our business caused by specific regional economic fluctuations. We believe that we are well positioned to participate in further consolidation of our industry, including opportunities that may arise as a result of future regulatory changes. For example, a number of the FCC’s most restrictive ownership regulations, including newspaper-television cross ownership and television duopoly rules, are currently under review and could be relaxed in the future, providing us with further attractive growth opportunities. In pursuing future acquisitions, we intend to focus on network affiliated television stations in medium-sized markets that offer superior growth. Specifically, we pursue television stations proximate to our existing clusters, as evidenced by the proposed merger with Stations in which five of the 15 television stations we intend to acquire are adjacent to markets in which we currently own and operate television stations. Additionally, we focus on acquiring television stations where we can successfully implement our operating strategies to establish leading local news, increase revenue and audience share, develop relevant regional content and reduce costs.

•	Attract and Retain High-Quality Management. We believe that high-quality management at both the corporate and station level is critical to the successful implementation of our strategy. We use equity incentives to attract and retain station general managers with proven track records. Members of our senior management team have extensive experience in operating, managing and acquiring television stations, and include: J. Mack Robinson, President and Chief Executive Officer; Robert Prather, Executive Vice President - Acquisitions; James Ryan, Vice President and Chief Financial Officer; and after the proposed merger, K. James Yager, currently the President of Benedek.

•	Maintain Strict Financial Planning and Cost Controls. We employ a comprehensive ongoing strategic planning and budgeting process that enables us to continually identify and implement cost savings at each station, and is designed to increase our media cash flow. Owning and operating 28 television stations will enable us to achieve economies of scale and reduce expenses for syndicated programming, capital equipment and vendor services. Furthermore, we believe that the synergies generated through geographic clustering, further enhanced by the Stations acquisition and the realization of technological and automation efficiencies, will enable us to achieve additional cost savings in the near future.

•	Increase Advertising Revenue and Circulation at Our Newspaper Publishing Operations. We seek to increase advertising revenues and circulation at each of our four newspapers by creating a highly recognizable local brand by focusing on the depth and quality of our coverage of local news, sports and lifestyles and through community involvement. We are able to differentiate our publications from larger competitors and build reader loyalty by becoming the primary source for local news and advertising information within each of our target markets. We also sponsor community events with the objective of strengthening our community relationships. We employ an experienced local sales force to increase advertising revenue by leveraging our local brand. Through our ongoing strategic planning and budgeting process, we continually identify and implement cost savings at each newspaper to increase our media cash flow. In 2001, publishing represented approximately 16% of our total pro forma net revenue. Our publishing management team has extensive experience in operating, managing and acquiring newspapers and is led by Thomas J. Stultz, Vice President and President of Publishing, who has 32 years of publishing industry experience.

SELECTED MARKET AND STATION INFORMATION REGARDING GRAY AND BENEDEK

Gray Television Stations Pro Forma Following the Merger

      The following is a list of all our stations pro forma following the merger. In markets where we have satellite stations and stations that serve distant communities, the figures have been combined.

							FCC		Station		In Market
					Network Affiliation		License	Station	News	Commercial	Share of	Television
DMA				Analog			Renewal	Rank in	Rank In	Stations in	Household	Households(a)
Rank(a)		Market	Station	Channel	Network	Expiration	Date	DMA(b)	DMA(c)	DMA(d)	Viewing(b)	(in thousands)

*	62	Knoxville, TN	WVLT	8	CBS	12/31/04	8/1/05	2 (tied )	3	5	22%	478
	65	Wichita- Hutchinson, KS	KAKE	10	ABC	1/1/06	6/1/06	3	3	4	21%	453
		(Colby, KS)	KLBY(e)	4	ABC	1/1/06	6/1/06
		(Garden City, KS)	KUPK(e)	13	ABC	1/1/06	6/1/06
*	66	Lexington, KY	WKYT	27	CBS	12/31/04	8/1/05	1	1	5	35%	436
*	Note (f)	Hazard, KY	WYMT	57	CBS	12/31/04	8/1/05	1	1		39%	169
	75	Omaha, NE	WOWT	6	NBC	1/1/12	6/1/06	1	1	5	36%	386
	85	Madison, WI	WMTV	15	NBC	1/1/12	12/1/05	2	2	4	30%	339
	91	Colorado Springs, CO	KKTV	10	CBS	6/30/05	4/1/06	1	1	5	33%	306
*	94	Waco-Temple- Bryan, TX	KWTX	10	CBS	12/31/05	8/1/06	1	1	6	42%	299
*		(Bryan, TX)	KBTX(g)	3	CBS	12/31/05	8/1/06	1	1
*	102	Lincoln-Hastings- Kearney, NE	KOLN	10	CBS	12/31/05	6/1/06	1	1	5	54%	269
*		(Grand Island, NE)	KGIN(h)	11	CBS	12/31/05	6/1/06
*	106	Greenville- New Bern- Washington, NC	WITN	7	NBC	12/31/11	12/1/04	2	2	4	30%	251
	111	Lansing, MI	WILX	10	NBC	1/1/12	10/1/05	1	1	4	39%	238
*	113	Tallahassee, FL- Thomasville, GA	WCTV	6	CBS	12/31/04	4/1/05	1	1	5	57%	237
*	114	Augusta, GA	WRDW	12	CBS	3/31/05	4/1/05	1	1	4	35%	234
*	127	La Crosse- Eau Claire, WI	WEAU	13	NBC	12/31/11	12/1/05	1	1	4	39%	198
	132	Rockford, IL	WIFR	23	CBS	6/30/05	12/1/05	2	1	4	32%	176
	137	Wausau- Rhinelander, WI	WSAW	7	CBS	6/30/05	12/1/05	1	2	4	42%	169
	138	Topeka, KS	WIBW	13	CBS	6/30/05	6/1/06	1	1	4	49%	166
*	159	Panama City, FL	WJHG	7	NBC	12/31/11	2/1/05	1	1	3	50%	121
*	160	Sherman, TX- Ada, OK	KXII	12	CBS	12/31/05	8/1/06	1	1	2	74%	119
	172	Dothan, AL	WTVY	4	CBS	6/30/05	4/1/05	1	1	3	69%	95
	178	Harrisonburg, VA	WHSV	3	ABC	11/1/04	10/1/04	1	1	1	97%	84
	181	Bowling Green, KY	WBKO	13	ABC	11/1/04	8/1/05	1	1	2	83%	81
	185	Meridian, MS	WTOK	11	ABC	11/1/04	6/1/05	1	1	3	66%	70
	186	Parkersburg, WV	WTAP	15	NBC	1/1/12	10/1/05	1	1	1	96%	63

												5,437
(Approximately 5% of all
US television households)

*	Denotes a television station currently owned by Gray.

(a)	Based on data published by Nielsen.

(b)	Based on Nielsen data for the May 2002 rating period, Sunday to Saturday, 6 am – 2 am.

(c)	Based on our review of the Nielsen data for the May 2002 rating period during various news hours.

(d)	Based on stations that BIA has reported at one share or more in three of the four most recent rating periods.

(e)	KLBY and KUPK are satellite stations of KAKE under FCC rules.

(f)	Special 16 county trading area defined by Nielsen and is part of the Lexington, KY DMA.

(g)	KBTX is a satellite station of KWTX under FCC rules.

(h)	KGIN is a satellite station of KOLN under FCC rules.

Our Markets

     Below is a brief description of the market for each of our stations. All statements as to station ranking in this proxy statement are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period. The news ranking information is based on our management’s review of the Nielsen Station Index, Viewers in Profile, dated May 2002. As NBC affiliate stations broadcasted the Olympic Games during February 2002, their ratings for this period reflect a higher-than-normal viewership. “CAGR” refers to compound annual growth rate and “EBI” refers to effective buying income. EBI statistics reflect data for 2000 and 2005. In the “Competitive Landscape” tables below, we have included only stations that BIA has reported at one share or more in three of the four most recent ratings periods.

Knoxville, Tennessee

      WVLT, a CBS affiliate, was acquired by us in September 1996 and began operations in 1988. It is the second ranked station, with the third ranked news program, in the Knoxville, Tennessee market. The Knoxville area is a center for education, manufacturing, healthcare and tourism. The University of Tennessee’s main campus with approximately 26,000 students is located within the city of Knoxville. Leading manufacturing employers in the area include: Lockheed Martin Energy Systems, Inc., DeRoyal Industries, Aluminum Company of North America, Phillips Consumer Electronics North America Corp., Clayton Homes and Sea Ray Boats, Inc.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,208	1,277	1.12%
Retail Sales	$17,255	$22,109	5.08
EBI	19,317	25,203	5.46
Gross Market Revenue	68,700	77,600	2.47
Average Household Income	40.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WBIR-TV	NBC	VHF	Gannett Company, Inc.	18	23	19	17
WVLT-TV	CBS	VHF	Gray Communications Systems, Inc.	12	10	14	11
WATE-TV	ABC	VHF	Young Broadcasting Inc.	11	8	10	11
WTNZ	FOX	UHF	Raycom Media, Inc.	3	4	4	2
WBXX-TV	WB	UHF	Acme Communications, Inc.	3	3	3	3

Lexington and Hazard, Kentucky

      WKYT, a CBS affiliate, was acquired by us in September 1994 and began operations in 1957. It is ranked first in total viewers and in news programming in the Lexington, Kentucky market. The Lexington area is a regional hub for shopping, business, healthcare, education, and cultural activities. Major employers in the Lexington area include Toyota Motor Corp., Lexmark International, Inc., ALLTEL Corporation, Square D Company, Ashland, Inc., the University of Kentucky and International Business Machines Corporation. Eight hospitals are located in Lexington, reinforcing Lexington’s position as a regional medical center. The University of Kentucky’s main campus with approximately 25,000 students is located in Lexington. Frankfort, the capital of Kentucky is located within WKYT’s service area. WYMT, WKYT’s sister station is located in the Lexington DMA. In addition, the Lexington market is adjacent to the Bowling Green, Kentucky market where we intend to acquire WBKO in the merger.

      WYMT, a CBS affiliate, was acquired by us in September 1994 and began operations in 1985. It is ranked first in total viewers and in news programming in the Hazard, Kentucky market, a special 16 county trading area defined by Nielsen. The mountain region of eastern and southeastern Kentucky where Hazard is located is on the outer edges of four separate markets: Bristol-Kingsport-Johnson City, Charleston-Huntington, Knoxville and Lexington. Prior to the start of WYMT’s operations in 1985, mountain residents relied primarily on satellite dishes and cable television carrying distant signals for their television entertainment and news. WYMT is the only commercial television station in this 16-county trading area and we generally consider it to be a distinct television market even though WYMT is technically included in the Lexington market. WYMT is the sister station of WKYT and shares many resources and simulcasts some local programming with WKYT. The trading area’s economy is primarily centered around coal and related industries, such as natural gas and oil.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,153	1,210	0.97%
Retail Sales	$13,381	$15,738	3.30
EBI	17,241	22,236	5.22
Gross Market Revenue	55,300	67,600	4.10
Average Household Income	39.2	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WKYT-TV	CBS	UHF	Gray Communications Systems, Inc.	16	17	16	15
WLEX-TV	NBC	UHF	Evening Post Publishing Company	12	15	10	9
WTVQ-TV	ABC	UHF	Media General Broadcast Group	8	7	8	9
WDKY-TV	FOX	UHF	Sinclair Broadcast Group, Inc.	4	5	5	4
WYMT-TV	CBS	UHF	Gray Communications Systems, Inc.	2	2	3	2

Waco-Temple-Bryan, Texas

      KWTX and KBTX, both CBS affiliates, were acquired by us in October 1999 and began operations in 1955 and 1957, respectively. They collectively are ranked first in total viewers and in news programming in the Waco-Temple-Bryan, Texas market. KBTX is a “satellite” station under FCC rules and is used to enhance our ability to effectively serve the entire market. Waco, Temple, Killeen, Bryan and College Station are the primary economic centers of the region. College Station, Texas is the home of Texas A&M University with approximately 45,000 students and Baylor University is located in Waco, Texas with approximately 13,000 students. The Waco-Temple-Bryan economy centers on education, medical services and U.S. military installations. Leading employers in the area include: Texas A&M University, Raytheon, Baylor University, St. Joseph’s Regional Medical Center, Killeen ISD, Scott and White Hospital and the U.S. Army base at Fort Hood, Texas.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	843	869	0.61%
Retail Sales	$9,433	$11,698	4.40
EBI	11,824	14,508	4.18
Gross Market Revenue	29,500	36,400	4.29
Average Household Income	39.2	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KWTX-TV & KBTX-TV	CBS	VHF	Gray Communications Systems, Inc.	19	18	19	17
KCEN-TV	NBC	VHF	Channel 6, Inc.	12	17	11	9
KWKT & KYLE	FOX	UHF	Communications Corp of America	7	7	8	6
KXXV & KRHD-LP	ABC, WB	UHF	Drewry Communications Group	7	6	9	7
KAKW	UNI	UHF	Univision Communications, Inc.	—	2	3	3

Lincoln-Hastings-Kearney, Nebraska

      KOLN and KGIN, both CBS affiliates, were acquired by us in July 1998 and began operations in 1953 and 1961, respectively. They are ranked first in total viewers and in news programming in the Lincoln-Hastings-Kearney, Nebraska market. KGIN is a “satellite” station under FCC rules and is used to enhance our ability to serve the entire market effectively. The city of Lincoln is the primary economic center of the region, the capital of Nebraska and home to the University of Nebraska with approximately 23,000 students. The Lincoln-Hastings-Kearney economy centers around state government, education, medical services and agriculture. Leading employers in the area include: the State of Nebraska, the University of Nebraska, Gallup Inc., the Lincoln Public School System and several area hospitals. The Lincoln market is adjacent to the Omaha, Nebraska market where we intend to acquire WOWT in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	684	696	0.35%
Retail Sales	$7,766	$8,680	2.25
EBI	12,081	15,140	4.62
Gross Market Revenue	21,200	25,900	4.09
Average Household Income	44.6	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KOLN & KGIN	CBS	VHF	Gray Communications Systems, Inc.	19	18	18	20
KHGI-TV	ABC	VHF	Pappas Telecasting Companies	6	6	9	7
KLKN & KLKE	ABC	VHF	Citadel Communications Company, Ltd.	4	4	6	4
KHAS-TV	NBC	VHF	Greater Nebraska Television, Inc.	4	6	4	3
KTVG	FOX	UHF	Hill Broadcasting Company, Inc.	2	3	3	2

Greenville-New Bern-Washington, North Carolina

      WITN, an NBC affiliate, was acquired by us in August 1997 and began operations in 1955. Based on the February and May 2002 ratings, WITN is currently tied for the first position in total viewers and in news programming in the Greenville-New Bern-Washington, North Carolina market. Greenville, North Carolina is the primary economic center of the region and home to East Carolina University with approximately 19,000 students. The Greenville-New Bern-Washington economy centers around education, manufacturing and agriculture. Leading employers in the area include: Pitt County Memorial Hospital, NADEP (Naval Rework Facility), East Carolina University, Catalytica Pharmaceuticals, Inc., PCS Phosphate, Rubber Maid Cleaning Products, Inc. and Weyerhaeuser Co.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	705	731	0.73%
Retail Sales	$7,271	$8,116	2.22
EBI	10,060	12,647	4.68
Gross Market Revenue	29,200	36,400	4.51
Average Household Income	40.0	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WNCT-TV	CBS	VHF	Media General Broadcast Group	20	17	17	18
WITN-TV	NBC	VHF	Gray Communications Systems, Inc.	14	18	14	12
WCTI	ABC	VHF	Lamco Communications Incorporated	9	9	10	9
WFXI & WYDO	FOX	VHF	GOCOM Holdings LLC	5	5	6	4

Tallahassee, Florida - Thomasville, Georgia

      WCTV, a CBS affiliate, was acquired by us in September 1996 and began operations in 1955. It is ranked first in total viewers and in news programming in the Tallahassee, Florida - Thomasville, Georgia market. The Tallahassee-Thomasville economy centers around state and local government as well as state and local universities which include Florida State University with approximately 33,000 students, Florida A&M University with approximately 12,000 students, Tallahassee Community College, Thomas College and Valdosta State University. Florida State University and Florida A&M University each have their main campus located within the city of Tallahassee.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	649	678	0.88%
Retail Sales	$7,217	$8,880	4.23
EBI	9,439	11,780	4.53
Gross Market Revenue	23,900	30,500	5.00
Average Household Income	39.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WCTV	CBS	VHF	Gray Communications Systems, Inc.	23	20	24	22
WTWC-TV	NBC	UHF	Sinclair Broadcast Group, Inc.	6	8	5	5
WTXL-TV	ABC	UHF	Media Venture Management, Inc.	5	5	7	5
WTLH	FOX	UHF	Pegasus Communications Corporation	4	5	6	3

Augusta, Georgia

      WRDW, a CBS affiliate, was acquired by us in January 1997 and began operations in 1954. It is ranked first in total viewers and in news programming in the Augusta, Georgia market. The Augusta, Georgia area is one of Georgia’s major metropolitan/regional centers, with a particular emphasis on health services, manufacturing and the military. The federal government employs military and civilian personnel at the Department of Energy’s Savannah River Site, a nuclear processing plant, and Fort Gordon, a U.S. Army military installation. Augusta has eight large hospitals, which collectively employ approximately

20,000 and reinforce Augusta’s status as a regional healthcare center. Augusta is also home to the Masters Golf Tournament, which has been broadcast by CBS for 46 years.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	644	661	0.52%
Retail Sales	$6,736	$7,902	3.24
EBI	8,668	10,153	3.21
Gross Market Revenue	30,000	36,200	3.83
Average Household Income	36.8	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WRDW-TV	CBS	VHF	Gray Communications Systems, Inc.	18	17	18	16
WJBF	ABC	VHF	Media General Broadcast Group	14	13	15	16
WAGT	NBC	UHF	Schurz Communications, Inc.	11	13	9	6
WFXG	FOX	UHF	Fisher Broadcasting Company	8	7	9	8

La Crosse-Eau Claire, Wisconsin

      WEAU, an NBC affiliate, was acquired by us in July 1998 and began operations in 1953. It is the first ranked station in total viewers and in news programming in the La Crosse-Eau Claire, Wisconsin market. The La Crosse and Eau Claire economy centers around medical services, agriculture, education and retail business. The University of Wisconsin maintains an 11,000-student campus in Eau Claire. Leading employers include Menard, Inc., the University of Wisconsin at Eau Claire and several area hospitals. The La Crosse-Eau Claire market is adjacent to both the Madison, Wisconsin market where we intend to acquire WMTV in the merger and the Wausau-Rhinelander, Wisconsin market where we intend to acquire WSAW in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	530	541	0.41%
Retail Sales	$7,160	$8,793	4.19
EBI	7,779	9,415	3.89
Gross Market Revenue	22,800	30,200	5.78
Average Household Income	39.1	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WEAU-TV	NBC	VHF	Gray Communications Systems, Inc.	18	24	16	17
WKBT	CBS	VHF	Morgan Murphy Stations	15	12	14	13
WXOW-TV & WQOW-TV	ABC	UHF	Quincy Newspapers, Inc.	10	10	12	12
WLAX & WEUX	FOX	UHF	Grant Media, Inc.	6	9	11	5

Panama City, Florida

      WJHG, an NBC affiliate, was acquired by us in 1960 and began operations in 1953. It is the first ranked station in total viewers and in news programming in the Panama City, Florida market. It has a secondary affiliation agreement with United Paramount Network, “UPN”. The Panama City economy centers around tourism, military bases, manufacturing, education and financial services. Panama City is the county seat and principal city of Bay County. Leading employers in the area include: Tyndall Air Force Base, the U.S. Navy Coastal Systems Station, Sallie Mae Servicing Corp., Stone Container Corporation, Arizona Chemical Corporation and Gulf Coast Community College. The Panama City market is adjacent to the Dothan, Alabama market where we intend to acquire WTVY, a CBS affiliate, in the merger.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	324	346	1.32%
Retail Sales	$3,508	$4,265	3.99
EBI	4,525	5,792	5.06
Gross Market Revenue	12,300	14,900	3.91
Average Household Income	37.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WJHG-TV	NBC, UPN	VHF	Gray Communications Systems, Inc.	17	22	18	14
WMBB	ABC	VHF	Media General Broadcast Group	12	10	14	12
WPGX	FOX	UHF	Waitt Broadcasting, Inc.	4	4	5	4

Sherman, Texas-Ada, Oklahoma

      KXII, a CBS affiliate, was acquired by us in October 1999 and began operations in 1956. It is ranked first in total viewers and in news programming in the Sherman, Texas-Ada, Oklahoma market. The Sherman, Texas-Ada, Oklahoma economy centers around medical services, manufacturing and distribution services. Leading employers include Michelin, MEMC Southwest, Globitech, Raytheon, CIGNA, Johnson & Johnson and Texas Instruments.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	310	322	0.76%
Retail Sales	$3,815	$4,806	4.73
EBI	4,265	5,383	4.77
Gross Market Revenue	7,700	9,200	3.62
Average Household Income	35.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KXII	CBS	VHF	Gray Communications Systems, Inc.	20	17	17	17
KTEN	NBC	VHF	Lockwood Broadcasting, Inc.	7	8	8	5

Stations’ Markets

     Below is a brief description of the market for each of the stations that we intend to acquire in the merger. All statements as to station ranking in this proxy statement are based on Nielsen data for the 6:00 a.m. to 2:00 a.m. Sunday through Saturday time period, except that data in the tables titled “Competitive Landscape” is based on BIA data for the 9:00 a.m. to midnight Sunday through Saturday time period. The news ranking information is based on our management’s review of the Nielsen Station Index, Viewers in Profile, dated May 2002. As NBC affiliate stations broadcasted the Olympic games during February 2002, their ratings for this period reflect a higher-than-normal viewership. “CAGR” refers to compound annual growth rate and “EBI” refers to effective buying income. EBI statistics reflect data for 2000 and 2005. In the “Competitive Landscape” tables below, we have included only stations that BIA has reported at one share or more in three of the four most recent ratings periods.

Wichita — Hutchinson, Kansas

     KAKE, KLBY and KUPK, all ABC affiliates, began operations in 1953. They collectively are ranked third in total viewers and in news programming in the Wichita-Hutchinson, Kansas market. KLBY and KUPK are “satellite” stations under FCC rules and are used to enhance Stations’ ability to effectively serve the entire market. The area is well known for its involvement in the aviation industry, with the top three companies in the region, Boeing Company, Cessna Aircraft Company and Raytheon Aircraft Company representing that industry. The Wichita area also serves as a regional banking and medical center, as well as home to the McConnell Air Force Base. Other leading employers in the region are Wichita Public Schools and the State of Kansas. Wichita is also the home to Wichita State University, which has an enrollment of 14,000 students.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,175	1,212	0.62%
Retail Sales	$15,293	$18,877	4.30
EBI	19,659	23,850	3.94
Gross Market Revenue	57,200	71,200	4.48
Average Household Income	43.0	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KWCH-TV, KBSD-TV, KBSH-TV & KBSL-TV	CBS	VHF	Media General Broadcast Group	18	15	18	17
KSNW, KSNC, KSNG & KSNK	NBC	VHF	Emmis Communications Corp.	16	22	15	14
KAKE-TV, KLBY & KUPK-TV	ABC	VHF	Stations Holding Company, Inc.	10	8	11	10
KSAS-TV, KAAS-TV & KBDK	FOX	UHF	Clear Channel Television, Inc.	4	6	6	4
KSCC	UPN	UHF	Mercury Broadcasting Company, Inc.	2	2	2	2
KWCV	WB	UHF	Banks Broadcasting, Inc.	2	2	2	—
Omaha, Nebraska

      WOWT, an NBC affiliate, began operations in 1949. It is ranked first in total viewers and second in news programming in the Omaha, Nebraska market. The Omaha DMA is home to five Fortune 100 companies, the U.S. Strategic Command Headquarters at Offutt Air Force Base, the University of Nebraska Medical Center and Creighton Medical Center. The University of Nebraska-Omaha has an enrollment of nearly 14,000, and Creighton University has an enrollment of 6,300. Major employers in the area include: the United States military, Union Pacific Railroad, ConAgra, Omaha Public Schools and

First Data Resources. The Omaha market is adjacent to the Lincoln, Nebraska market where we own and operate television stations KOLN and KGIN.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	1,008	1,048	0.78%
Retail Sales	$13,687	$16,275	3.52
EBI	20,452	27,141	5.82
Gross Market Revenue	62,100	72,200	3.06
Average Household Income	52.9	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WOWT	NBC	VHF	Stations Holding Company, Inc.	18	24	14	13
KETV	ABC	VHF	Hearst-Argyle Television, Inc.	14	12	17	16
KMTV	CBS	VHF	Emmis Communications Corp.	14	10	15	12
KPTM	FOX	UHF	Pappas Telecasting Companies	7	9	9	7
KXVO	WB	UHF	Mitts Telecasting Company	3	3	3	4

Madison, Wisconsin

      WMTV, an NBC affiliate, began operations in 1953. It is the first ranked station, with the second ranked news program, in the Madison, Wisconsin market. The Madison area hosts the international headquarters for American Family Insurance, Oscar Meyer, Ray-O-Vac and Lands End. In addition to being the state capital, the University of Wisconsin has a major campus in Madison and has an enrollment of over 41,000 students. Major employers in the area are: University of Wisconsin Hospital and Clinics, General Motors Corporation, American Family Insurance, Meritor Health and Wisconsin Physicians Insurance Corporation. The Madison market is adjacent to the Wausau-Rhinelander market and La Crosse-Eau Claire, Wisconsin market where we own and operate television station WEAU.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	874	920	1.03%
Retail Sales	$15,394	$19,812	5.18
EBI	16,101	20,418	4.87
Gross Market Revenue	47,200	57,700	4.10
Average Household Income	47.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WISC-TV	CBS	VHF	Morgan Murphy Stations	18	14	16	16
WMTV	NBC	UHF	Stations Holding Company, Inc.	15	22	12	12
WKOW	ABC	UHF	Quincy Newspapers, Inc.	10	8	11	11
WMSN-TV	FOX	UHF	Sinclair Broadcast Group, Inc.	7	7	12	5

Colorado Springs, Colorado

      KKTV, a CBS affiliate, began operations in 1952. It is ranked first in total viewers and in news programming in the Colorado Springs, Colorado market. The Colorado Springs market is home to five major military installations: the Air Force Academy, Peterson Air Force Base, Fort Carson Army Base, Cheyenne Mountain Complex (NORAD), and Shriever Air Force Base. Major employers in the area in addition to the United States military include: The City of Colorado Springs, WorldCom, Inc., Intel Corporation and various non-profit organizations.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	799	870	1.72%
Retail Sales	$10,439	$13,172	4.76
EBI	12,591	16,149	5.10
Gross Market Revenue	42,300	49,700	3.28
Average Household Income	41.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

KKTV	CBS	VHF	Stations Holding Company, Inc.	17	14	16	15
KOAA-TV	NBC	VHF	Evening Post Publishing Company	13	21	10	12
KRDO-TV	ABC	VHF	Pikes Peak Broadcasting Company, Inc.	11	11	12	11
KXRM	FOX	UHF	Raycom Media, Inc.	7	8	9	6
KXTU-LP	UPN	UHF	Raycom Media, Inc.	2	2	2	3

Lansing, Michigan

      WILX, an NBC affiliate, began operations in 1957. It is ranked first in total viewers and in news programming in the Lansing, Michigan market. Lansing, the state capital, derives much of its economic base from state agencies, the automotive sector, and the Michigan State University which has over 43,000 students. Some of the top employers in the region include: the State of Michigan, Michigan State University, General Motors Corporation, Sparrow Health Systems and Meijer Grocery Stores.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	655	669	0.42%
Retail Sales	$7,561	$8,408	2.15
EBI	10,823	12,728	3.30
Gross Market Revenue	31,900	39,700	4.47
Average Household Income	45.1	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WLNS	CBS	VHF	Young Broadcasting Inc.	17	14	16	15
WILX-TV	NBC	VHF	Stations Holding Company, Inc.	15	20	13	12
WSYM-TV	FOX	UHF	Journal Broadcast Group, Inc.	5	6	9	5
WLAJ	ABC	UHF	Freedom Communications, Inc.	5	4	8	6

Rockford, Illinois

      WIFR, a CBS affiliate, began operations in 1965. It is ranked first in total viewers and in news programming in the Rockford, Illinois market. Currently, Rockford’s economy is based on the fastener business, as well as the manufacturing of machine parts and aerospace parts. Rockford is emerging as a growing regional education center, having the well respected, small liberal arts school Rockford College in its vicinity. Major employers in the region include: United Parcel Service, Rockford School District, Rockford Health Systems, DaimlerChrysler Corporation, Swedish American Health Systems and Hamilton Sundstrand Corporation.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	460	472	0.52%
Retail Sales	$5,341	$5,965	2.23
EBI	8,178	9,590	3.24
Gross Market Revenue	26,600	33,100	4.47
Average Household Income	46.3	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WREX-TV	NBC	VHF	Quincy Newspapers, Inc.	16	23	16	13
WIFR	CBS	UHF	Stations Holding Company, Inc.	15	13	16	15
WTVO	ABC	UHF	Young Broadcasting Inc.	10	9	11	10
WQRF-TV	FOX	UHF	Quorum Broadcasting Company	8	8	10	7

Wausau-Rhinelander, Wisconsin

      WSAW, a CBS affiliate, began operations in 1954. It is ranked first in total viewers and in news programming in the Wausau-Rhinelander, Wisconsin market. In addition to being a regional medical center, Wausau and the surrounding communities are known as a major capital of paper products and insurance. The University of Wisconsin-Stevens Point has over 10,000 students and is located in the DMA. Major employers in the region include: Wausau Insurance, Marshfield Clinics, Wausau Hospital, Wausau-Mosinee Paper Corporation and the City of Wausau. The Wausau-Rheinlander market is adjacent to the Madison, Wisconsin market and the La Crosse-Ean Claire, Wisconsin market where we own and operate television station WEAU.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	444	456	0.53%
Retail Sales	$6,323	$7,707	4.04
EBI	6,984	8,558	4.15
Gross Market Revenue	18,100	22,000	3.98
Average Household Income	41.4	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WSAW-TV	CBS	VHF	Stations Holding Company, Inc.	21	18	19	19
WAOW-TV & WYOW	ABC	VHF	Quincy Newspapers, Inc.	15	16	17	14
WJFW-TV	NBC	VHF	Rockfleet Broadcasting, Inc.	8	13	8	7
WFXS	FOX	UHF	Davis Television, LLC	4	5	9	3

Topeka, Kansas

      WIBW, a CBS affiliate, began operations in 1953. It is ranked first in total viewers and in news programming in the Topeka, Kansas market. The Topeka DMA has an agricultural base which is augmented by production and manufacturing. In addition to being the state capital, Topeka is home to Forbes Air Force Base, Kansas State University with an enrollment of 22,400 and Washburn University with an enrollment of 6,300 students. Major employers in the area include: Goodyear Tire and Rubber Corporation, Payless ShoeSource, Blue Cross Blue Shield of Kansas and Burlington Northern Santa Fe Railroad.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	443	442	(0.05)%
Retail Sales	$5,537	$6,723	3.96
EBI	6,708	7,631	2.61
Gross Market Revenue	16,200	19,900	4.20
Average Household Income	39.8	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WIBW	CBS	VHF	Stations Holding Company, Inc.	22	18	20	20
KSNT	NBC	UHF	Emmis Communications Corp.	14	20	12	12
KTKA-TV	ABC	UHF	Brechner Management Company	5	5	8	7
KTMJ-CA	FOX, UPN	VHF	Montgomery Communications, Inc.	2	3	3	2

Dothan, Alabama

      WTVY, a CBS affiliate, began operations in 1954. It is ranked first in total viewers and in news programming in the Dothan, Alabama market. Dothan serves as the regional economic, retail, and medical center. It houses Ft. Rucker Army Base, the Southeast Alabama Medical Center, and serves as an important agricultural center. Major employers in the area include: Southeast Alabama Medical Center, Collins Signs, Dothan and Houston Counties School System, Perdue Farms, Inc. and Flowers Hospital. The Dothan market is adjacent to the Panama City, Florida market where we own and operate WJHG.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	246	249	0.24%
Retail Sales	$2,963	$3,288	2.10
EBI	3,481	4,187	3.76
Gross Market Revenue	11,900	14,500	4.03
Average Household Income	36.6	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTVY	CBS	VHF	Stations Holding Company, Inc.	22	21	23	22
WDHN	ABC	UHF	Morris Multimedia, Inc.	6	6	7	6
WDFX-TV	FOX	UHF	Waitt Broadcasting, Inc.	4	6	5	3

Harrisonburg, Virginia

      WHSV, an ABC affiliate, began operations in 1953. It is the only commercial television station broadcasting in the Harrisonburg, Virginia market and is ranked first in total viewers and in news programming. The Harrisonburg market derives much of its economic base from poultry products, book manufacturing and the pharmaceutical industry. James Madison University, with an enrollment of over 16,000, is located in the DMA. Major employers in the area include: James Madison University, Pilgrims Pride, Cargill, Rockingham Memorial Hospital and R.R. Donnelley & Sons Company.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	228	236	0.69%
Retail Sales	$2,953	$3,512	3.53
EBI	3,493	4,174	3.63
Gross Market Revenue	9,800	11,800	3.78
Average Household Income	40.7	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WHSV-TV	ABC	VHF	Stations Holding Company, Inc.	16	15	18	18

Bowling Green, Kentucky

      WBKO, an ABC affiliate, began operations in 1962. It is ranked first in total viewers and in news programming in the Bowling Green, Kentucky market. Bowling Green is located approximately 65 miles outside of Nashville, Tennessee and benefits from its proximity to this major city. Bowling Green is home to Western Kentucky University which has an enrollment of almost 15,000 students. Some of the major employers in the region include: Commonwealth Health Corp., Warren County Board of Education, Western Kentucky University, General Motors Corvette Plant and DESA International. The Bowling Green market is adjacent to the Lexington, Kentucky market where we own and operate WKYT and WYMT.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	209	220	1.03%
Retail Sales	$2,475	$2,865	2.97
EBI	3,039	4,006	5.68
Gross Market Revenue	7,500	8,800	3.25
Average Household Income	37.5	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WBKO	ABC	VHF	Stations Holding Company, Inc.	21	22	22	22
WNKY	NBC	UHF	Northwest Broadcasting, L.P.	5	7	4	2

Meridian, Mississippi

      WTOK, an ABC affiliate, began operations in 1953. It is ranked first in total viewers and in news programming in the Meridian, Mississippi market. Meridian Naval Air Station is located in the DMA of Meridian, which also is a regional medical and economic center. Major industries in the area include tourism, timber processing, paper products and electronics manufacturing. Top employers in the area include: Peavey Electronics, Mississippi Band of Choctaw Indians, Meridian Naval Air Station, Jeff Anderson Regional Medical Center and the Meridian School System.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	189	190	0.11%
Retail Sales	$1,883	$2,245	3.58
EBI	2,469	3,048	4.30
Gross Market Revenue	7,900	9,800	4.40
Average Household Income	34.7	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTOK-TV	ABC	VHF	Stations Holding Company, Inc.	21	21	23	21
WMDN	CBS	UHF	Spain, Frank & Family	7	9	9	5
WGBC	NBC	UHF	Global Communications, Inc.	6	7	5	4

Parkersburg, West Virginia

      WTAP, an NBC affiliate, began operations in 1953. It is the only commercial television station broadcasting in the Parkersburg, West Virginia market and is ranked first in total viewers and in news programming. The Parkersburg DMA is a major chemical and petroleum center, with such employers as Dupont, Eramet, General Electric Company, Chevron, Globe Metallurgical and Krayton. Other significant employers include Coldwater Creek Clothiers and Ames Hardware. The Parkersburg DMA also plays host to Marietta College with an enrollment of nearly 23,500.

Market Overview

	2001	2006	CAGR

	(In Thousands)
DMA Population	159	157	(0.25)%
Retail Sales	$1,911	$2,025	1.17
EBI	2,539	3,051	3.74
Gross Market Revenue	5,600	6,600	3.34
Average Household Income	39.9	NA

Competitive Landscape

				Share Summary
				9AM to Midnight
		VHF or
Station	Network	UHF	Owner	May-02	Feb-02	Nov-01	Jul-01

WTAP-TV	NBC	UHF	Stations Holding Company, Inc.	21	27	19	21

BUSINESS OF STATIONS HOLDING COMPANY, INC.

Overview of Stations

      We plan to acquire in the merger 15 of Stations’ television stations. These television stations are geographically diverse and serve small to medium-sized markets in 11 states. Five of the stations are affiliated with CBS, six are affiliated with ABC, and four are affiliated with NBC. All of the data included in this section relates solely to the stations that we plan to acquire in the merger.

      The stations are located in DMAs ranked in size from 65 to 186 out of the 210 DMAs surveyed by A. C. Nielsen Company. The broadcast signals for these stations that we intend to acquire in the merger reach approximately 2.6 million television households, representing approximately 2.5% of all television households in the United States. Stations believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate attractive and stable broadcasting cash flow due to limited competition from:

•	other television stations for viewers;

•	other media soliciting advertising expenditures; and

•	other television stations purchasing syndicated programming.

      Stations operates in markets that typically have stable employment and a diverse base of employers. Stations generally targets markets that have population centers that share common community interests and are receptive to local programming. Stations’ local programming and news content coupled with its network affiliations provide each of its stations with an established audience and reputation for news, sports and entertainment programming.

      Stations’ senior management team, led by K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. In addition, Stations’ stations are supported by a team of senior vice presidents who directly oversee the day-to-day operations of the business. Louis S. Wall and Christopher H. Cornelius manage seven and six of the stations, respectively. These executives have an average of 22 years of experience operating and managing broadcast television stations.

      Stations selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. Currently, Stations broadcasts on many of its stations the five most highly-rated syndicated programs. These programs and the number of stations on which they are broadcast are:

•	“Wheel of Fortune” on nine of its stations;

•	“Jeopardy” on seven of its stations;

•	“Seinfeld” on seven of its stations; and

•	“Entertainment Tonight” on seven of its stations.

      Additionally, Stations broadcasts other highly-rated first run and off-network syndicated programs on its stations including:

•	“Judge Judy;”

•	“The Oprah Winfrey Show;”

•	“Everybody Loves Raymond;”

•	“Live! with Regis and Kelly;” and

•	“Frasier.”

      Stations seeks to acquire syndicated programs that:

•	have wide audience appeal;

•	are available on a cost-effective basis for limited licensing periods;

•	allow scheduling flexibility;

•	complement each station’s overall programming mix; and

•	counter competitive programming.

      Stations has been able to purchase syndicated programming at attractive rates because of the limited competition from other television broadcasters for such programming in its markets. As a result, Stations’ cash program expense as a percentage of net revenues for its stations was 4.4% in 1999, 4.7% in 2000 and 5.5% in 2001. In comparison, according to the 2001 Television Financial Report published by the National Association of Broadcasters, the percentage of net revenues spent for programming by all network affiliated stations was 8.8% in 1999 and 8.2% in 2000.

Background

      Stations was incorporated under the laws of the State of Delaware on April 10, 1996. Stations’ corporate name was changed from Benedek Communications Corporation to Stations Holding Company, Inc. effective February 1, 2002. Benedek was incorporated under the laws of the State of Delaware on January 22, 1979. The principal executive offices of Stations is located at 2895 Greenspoint Parkway, Suite 250, Hoffman Estates, Illinois 60195. The telephone number at the executive offices is (847) 585-3450.

Network Affiliation of Stations’ Television Stations

      Each of the television stations we are acquiring is affiliated with either CBS, ABC or NBC. Each affiliation agreement provides the station with the right to broadcast all programs transmitted by the network. In return, the network has the right to sell a substantial majority of the advertising time during network programming. In exchange for every hour that a station elects to broadcast network programming, CBS, ABC and NBC have historically paid the station a specified fee. This fee varies with the time of day. Typically, prime-time programming generates the highest hourly rates. Fees are subject to increase or decrease by the network during the term of an affiliation agreement, with provisions for advance notices and the right of termination by the station in the event of a reduction of rates.

      During 1999, each of the major networks publicly indicated that it was reviewing the economic and other terms under which it provides programming to network affiliates like our stations. Proposed changes that have been publicly discussed include:

•	reducing the period of exclusivity with respect to popular programming;

•	changing the amount and placement of advertising time made available for sale by affiliates during network programming; and

•	requiring affiliates to share part of the costs of producing sports or special programming.

      These changes may be implemented during the term of existing affiliation agreements or upon their renewal. Additionally, the major networks have proposed reducing or eliminating the cash payments paid by networks to affiliates at the time of renewal of existing affiliation agreements.

      Stations’ NBC affiliation agreements for WOWT, WMTV, WILX and WTAP were renegotiated effective as of January 1, 2002 and the agreements were extended to January 1, 2012. As a result of these negotiations compensation for WOWT, WMTV, WILX and WTAP continues although at a reduced level through 2005. For the period from January 1, 2006 through the expiration of the contract on January 1, 2012, the agreements do not provide for any network compensation payments.

      Stations’ ABC affiliation agreements for WBKO, WHSV and WTOK expire on November 1, 2004 and provide for compensation that decreases throughout the term of the contract and reduces to zero by the expiration date of the contract.

      In response to declining revenues, some networks have suggested that they may search for alternative methods of distribution for their programming, such as cable channels.

Advertising Sales

      Television station revenues are derived primarily from local, regional and national advertising. Stations seeks to manage its spot inventory efficiently to maximize advertising rates. Advertising rates are based upon numerous factors including:

•	a program’s popularity among the audience;

•	the number of advertisers competing for the available time allotted to commercials;

•	the size and demographic make-up of the audience; and

•	the availability of alternative advertising media in the market area.

      In March 2000, Stations restructured the organization of its local sales departments to place a greater emphasis on local and regional advertising sales. Stations shifted certain local advertising accounts to national representatives to better reflect the actual source of revenues. As a result of the restructuring and its new philosophy, period-to-period comparisons of trends in Stations’ local/regional and national sales will be difficult for you to make.

      Local Sales. Approximately 60% of Stations’ gross revenues in 2001 came from local and regional advertisers. Local and regional advertising is sold primarily by each station’s professional sales staff. Typical local and regional advertisers include:

•	automobile dealerships;

•	restaurants;

•	retailers;

•	communications companies;

•	grocery chains;

•	soft drink bottlers;

•	health and medical services; and

•	state lotteries.

      Stations seeks to establish long term relationships with local advertisers by selling its advertising time through dedicated local sales teams. Stations’ goal is to provide local customers the opportunity to communicate their longer term advertising goals so it can develop strategic advertising campaigns for them. In addition to increasing revenues from existing advertisers, Stations seeks to identify new sources of local advertising revenues. In particular, Stations seeks potential advertisers who have not previously advertised on broadcast television, but whose businesses would benefit from the identity of Stations’ local news and programming. Stations’ sales personnel are required to meet minimum weekly and monthly performance standards with respect to client activity, including new customer identification. Stations also offers commercial production services at each of its stations.

      National Sales. Approximately 31% of Stations’ gross revenues in 2001 came from national advertisers. Typical national advertisers include:

•	automobile manufacturers;

•	consumer goods manufacturers;

•	communications companies;

•	fast food franchisers;

•	national retailers; and

•	direct marketers.

      National advertising time is sold through representative agencies retained by Stations. Two of the television stations we are acquiring are represented by Petry Television, Inc., ten are represented by Katz Television Sales, and one is represented by Blair Television. These stations’ national sales coordinators actively assist their national sales representatives to induce national advertisers to increase their national spot expenditures designated to our markets.

      Political Sales. Political advertising revenues are a significant factor in Stations business during election years. Local and regional elections, which can include gubernatorial, U.S. senatorial and congressional races, generally occur every even numbered year. National presidential elections occur every four years. In 2000 and 1998, Stations had political advertising revenues of $13.3 million and $8.6 million, respectively, at its stations we are acquiring pursuant to the merger representing approximately 10% and 7% of such stations’ gross revenues during such years.

Implementation of the Cable Act of 1992

      The Cable Television Consumer Protection and Competition Act of 1992, the “Cable Act,” was enacted on October 5, 1992. The Cable Act:

•	imposes cable rate regulation;

•	establishes cable ownership limitations;

•	regulates the relationships between cable operators and their program suppliers;

•	regulates signal carriage and retransmission consent; and

•	regulates numerous other aspects of the cable television business.

      Stations has entered into agreements for its stations with substantially all of the cable system operators that carry our stations’ signals. All of these agreements grant such cable system operators consent to retransmit Stations’ broadcast signals. These retransmission arrangements do not represent a significant source of revenues for Stations. Stations expects to be able to renew its current retransmission agreements when such agreements expire. However, there can be no assurance that such renewals will be obtained.

Digital Operations

      The FCC had required that all of the stations owned by Stations commence digital operations by May 1, 2002. Stations has incurred approximately $4.5 million in capital expenditures towards its digital conversion of the stations we are acquiring as a result of the merger, and it anticipates incurring additional capital expenditures of $6.8 million in the balance of 2002 and thereafter with respect to such stations. In order to accommodate the conversion to digital and maintain our historical capital expenditure levels, Stations has reduced its plans for the other non-essential capital expenditures in 2002. Stations anticipates that such expenditures will be paid for through cash generated from operations.

      One of the stations owned by Stations had commenced digital operations by May 1, 2002. The FCC had implemented a process to allow broadcast companies to request an extension of time to complete the build-out to digital. On March 4, 2002, Stations filed extension requests with respect to its stations that have not been converted to digital. Stations was granted extensions covering the period May 1, 2002 through various dates in November 2002. We cannot assure you that Stations will be able to complete the construction of all of its DTV stations by the applicable FCC deadlines. If Stations is unable to meet applicable build-out deadlines or obtain additional extensions, Stations may be subject to FCC sanctions, including the loss of the authorization to construct the DTV station.

Employees

      As of May 31, 2002, Stations had 807 full-time employees at the stations we are acquiring as a result of the merger. Approximately 172 of such employees located at three of such stations are represented by labor unions under collective bargaining agreements. The collective bargaining agreements expire at various times from June 2003 through December 2003. At WIFR-TV, Rockford, Illinois, 23 employees have certified a union and negotiations for a collective bargaining agreement are scheduled to occur shortly. There are no unionized employees at the other stations we are acquiring as a result of the merger. Stations believes that its relationship with all of its employees, including those represented by labor unions, is satisfactory.

Properties

      The principal executive offices of Stations is located in leased premises in Hoffman Estates, Illinois. Stations also has executive offices in New York City.

      The types of properties required to support the television stations which Gray is acquiring as a result of the merger include offices, studios, and tower and transmitter sites. A station’s studio and office are generally located in business districts while tower and transmitter sites are generally located so as to provide maximum signal coverage to each market. The following table contains certain information describing the general character of our properties.

			Approximate
	Owned or		Size	Height (ft.)/
Station, Market Area and Use	Leased		(sq. ft.)(a)	Power	Lease expiration date

Wichita-Hutchinson, Kansas KAKE-TV
Office and Studio	Owned		46,762	—	—
Tower/ Transmitter Site	Owned		2,176	1,000/316 kw	—
Colby, Kansas KLBY-TV
Office and Studio	Leased		2,850	—	04/30/2004
Tower/ Transmitter Site	Leased		1,000	768/100 kw	04/30/2007
Garden City, Kansas KUPK-TV
Office and Studio	Owned		1,831	—	—
Tower/ Transmitter Site	Owned		4,655	880/224 kw	—
Omaha, Nebraska WOWT-TV
Office and Studio	Owned		58,829	—	—
Tower/ Transmitter Site	Owned		2,500	1,342/100 kw	—
Madison, Wisconsin WMTV-TV
Office and Studio	Owned	(b)	16,485 (c)	—	—
Tower/ Transmitter Site	Owned	(b)		1,040/955 kw	—
Colorado Springs-Pueblo, Colorado KKTV
Office and Studio	Owned	(b)	30,465	—	—
Tower/ Transmitter Site	Leased		800	350/234 kw	02/01/2059
Lansing, Michigan WILX-TV
Office and Studio	Owned	(b)	13,700	—	—
Tower/ Transmitter Site	Leased		5,000	994/309 kw	10/18/2003
Rockford, Illinois WIFR-TV
Office and Studio	Owned	(b)	13,500 (c)	—	—
Tower/ Transmitter Site	Owned	(b)		674/562 kw	—
Wausau-Rhinelander, Wisconsin WSAW-TV
Office and Studio	Owned	(b)	24,400	—	—
Tower/ Transmitter Site	Leased	(d)	432	650/316 kw	08/01/2017
Topeka, Kansas WIBW-TV
Office and Studio	Owned	(b)	19,800	—	—
Tower/ Transmitter Site	Leased		2,338	1,249/316 kw	02/14/2062
Dothan, Alabama and Panama City, Florida WTVY-TV
Office and Studio	Leased		20,440	—	12/31/2003
Tower/ Transmitter Site	Owned	(b)	2,500	1,880/100 kw	—
Harrisonburg, Virginia WHSV-TV
Office and Studio	Leased	(b)	18,000	—	04/27/2018(e)
Tower/ Transmitter Site	Leased		2,016	337/8.32 kw	12/31/2001(f)
Bowling Green, Kentucky WBKO-TV
Office and Studio	Owned	(b)	17,598	—	—
Tower/ Transmitter Site	Owned	(b)	1,175	603/316 kw	—
Meridian, Mississippi WTOK-TV
Office and Studio	Owned	(b)	13,188	—	—
Tower/ Transmitter Site	Owned	(b)	1,504	316/316 kw	—
Parkersburg, West Virginia WTAP-TV
Office and Studio	Owned	(g)	17,500	—	—
Tower/ Transmitter Site	Owned	(b)	3,600	439/208 kw	—

(a)	Approximate size is for building space only and does not include the land on which the facilities are located.

(b)	Stations has mortgaged its interest in this property to the collateral agent under its credit facility, which mortgage will be released at the time of the merger.

(c)	The tower/transmitter is located at and included within the size of the office and studio premises.

(d)	Stations leases this space with Shockley Communications Corporation and the Wisconsin Educational Communications Board from the State of Wisconsin Department of Natural Resources.

(e)	Stations has an option to purchase this property during the term of the lease. The purchase price is subject to adjustment depending upon the date the option is exercised. If Stations had exercised the option on December 31, 2001, the purchase price would have been approximately $1.4 million.

(f)	The United States Department of Agriculture Forest Service granted us a Special Use Permit to occupy this land. Stations has applied for and is currently awaiting renewal of this permit.

(g)	In May 2000, Stations exercised a purchase option on this property. Stations mortgaged its interest in this property in connection with the purchase. Stations had previously leased this property and had mortgaged its leasehold interest to the collateral agent under its credit facility, which leasehold mortgage will be released at the time of the merger.

Legal Proceedings

      On March 22, 2002, Stations filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Benedek and its subsidiaries are not party to the bankruptcy action. On July 1, 2002, Stations filed its proposed plan of reorganization and related disclosure statement with respect to its bankruptcy case for approval by the court. The plan of reorganization contemplates completion of the merger of Gray MidAmerica Television with and into Stations. In conjunction with the execution of the merger agreement, Stations and Gray entered into Lock up, Voting and Consent Agreements with certain stockholders and creditors of Stations. Under the lock up, voting and consent agreements, these stockholders and creditors agreed to, among other things, support and vote their shares or interests, as applicable, in favor of Stations’ plan of reorganization that will give effect to the transactions contemplated by the merger agreement. As of the date of this proxy statement, lock up, voting and consent agreements have been received from holders of 97.9% of the outstanding Stations senior preferred stock, 98.8% of the outstanding Stations junior preferred stock, 100.0% of the outstanding Stations class B common stock and 94.6% of the outstanding Stations senior notes.

      Stations is currently and from time to time involved in litigation incidental to the conduct of its business. Stations is not currently a party to any such lawsuit or proceeding that, in its opinion, is likely to have a material adverse effect on us.

Market and Dividend Information

     There is no established trading market for Stations class A common stock or class B common stock. As of the date of this proxy statement, there were three holders of record of Stations class B common stock. No shares of Stations class A common stock are outstanding as of the date of this proxy statement.

     During the last two fiscal years, and through the date of this proxy statement, Stations has paid no cash dividends on the Stations class A common stock or class B common stock. As a result of defaults under Stations’ bank credit facility and senior subordinated discount notes, Stations presently is not permitted to pay any cash dividends to the holders of its common stock.

STATIONS SELECTED FINANCIAL DATA

      The table below sets forth the selected consolidated financial data of Stations for the five years ended December 31, 2001 and the three month periods ended March 31, 2001 and 2002. The selected consolidated financial data for the years ended December 31, 1999, 2000 and 2001 have been derived from Stations’ audited consolidated financial statements included elsewhere in this proxy statement. The data for the three month periods ended March 31, 2001 and 2002 are unaudited, but have been prepared on the same basis as the audited financial statements. In Stations’ opinion, they reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Stations’ results of operation for the period then ended and its financial position as of such dates. Operating results for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected in the future. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement and “Stations Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						Three Months Ended
	Year Ended December 31,					March 31,

	1997(a)	1998(a)	1999(b)	2000(b)	2001	2001	2002

	(Dollars in thousands, except share and per share data)
Statement of Operations Data:
Net revenues(c)	$84,392	$94,525	$99,432	$116,687	$107,561	$23,587	$25,584
Operating expenses:
Station operating expenses	48,891	52,446	55,154	63,935	64,007	16,664	16,258
Depreciation and amortization	21,794	20,660	17,442	19,711	21,901	5,368	6,309

Station operating income	13,707	21,419	26,836	33,041	21,653	1,555	3,017
Corporate expenses	3,787	4,643	4,510	5,590	5,946	1,664	1,543

	9,920	16,776	22,326	27,451	15,707	(109)	1,474
Gain on sale of stations, net(d)	—	—	6,403	61,406	—	—	—

Operating income (loss)	9,920	16,776	28,729	88,857	15,707	(109)	1,474

Financial expenses, net:
Interest expense, net(e):
Cash interest, net	(23,358)	(21,943)	(20,701)	(23,000)	(33,191)	(5,002)	(10,559)
Other interest	(19,374)	(17,043)	(19,040)	(20,943)	(10,011)	(5,661)	(192)

	(42,732)	(38,986)	(39,741)	(43,943)	(43,202)	(10,663)	(10,751)

Reorganization items	—	—	—	—	—	—	(931)
Income (loss) before income tax benefit and extraordinary item	(32,812)	(22,210)	(11,012)	44,914	(27,495)	(10,772)	(10,208)
Income tax benefit (expense)	11,243	7,646	(406)	(29,199)	10,165	4,064	3,931

Income (loss) from continuing operations	(21,569)	(14,564)	(11,418)	15,715	(17,330)	(6,708)	(6,277)
Income (loss) from discontinued operations	(2,741)	(2,061)	(4,359)	(881)	(28,085)	(1,646)	(22,028)

Income (loss) before extraordinary item	(24,310)	(16,625)	(15,777)	14,834	(45,415)	(8,354)	(28,305)
Extraordinary item(f)	—	—	(12,510)	942	—	—	—

Net income (loss)	(24,310)	(16,625)	(28,287)	15,776	(45,415)	(8,354)	(28,305)
Preferred stock dividends and accretion	(19,037)	(30,855)	(18,987)	(23,933)	(31,186)	(7,480)	(7,849)

Net (loss) applicable to common stock	$(43,347)	$(47,480)	$(47,274)	$(8,157)	$(76,601)	$(15,834)	$(36,154)

Basic and diluted (loss) per common share(g):
(Loss) from continuing operations	$(5.78)	$(6.14)	$(4.11)	$(1.11)	$(6.56)	$(1.92)	$(1.91)
(Loss) from discontinued operations	(0.39)	(0.28)	(0.59)	(0.12)	(3.79)	(0.22)	(2.98)
Extraordinary item	—	—	(1.69)	0.13	—	—	—

(Loss) per common share	$(6.17)	$(6.42)	$(6.39)	$(1.10)	$(10.35)	$(2.14)	$(4.89)

Weighted-average common shares outstanding	7,030,000	7,400,000	7,400,000	7,400,000	7,400,000	7,400,000	7,400,000

						Three Months Ended
	Year Ended December 31,					March 31,

	1997(a)	1998(a)	1999(b)	2000(b)	2001	2001	2002

	(Dollars in thousands, except share and per share data)
Other Financial Data
Broadcast cash flow(h)	$35,678	$42,333	$44,681	$53,220	$43,934	$6,939	$9,036
Broadcast cash flow margin(i)	42.3%	44.8%	44.9%	45.6%	40.8%	29.4%	35.3%
Operating cash flow(j)	$31,891	$37,690	$40,171	$47,630	37,988	$5,275	$7,493
Operating cash flow margin(k)	37.8%	39.9%	40.4%	40.8%	35.3%	22.4%	29.3%
Cash flow provided by (used in):
Operating activities	$8,471	$20,016	$19,302	$26,209	$15,244	$5,401	$6,466
Investing activities	(6,282)	(6,582)	(28,291)	(11,259)	(10,835)	(1,973)	(1,659)
Financing activities	(7,632)	(11,791)	7,976	(14,245)	(4,889)	(5,016)	(945)
Capital expenditures	10,833	10,147	12,784	12,157	13,690	2,637	1,720
Balance Sheet Data (end of period):
Cash and cash equivalents	$2,648	$4,291	$3,278	$3,983	$3,503	$2,395	$7,365
Total assets	468,495	447,462	457,776	508,262	468,237	494,018	428,439
Total intangible assets, net	345,588	335,634	335,348	381,914	346,352 (m)	379,210	311,402 (m)
Long-term debt(l)	370,917	374,816	427,579	432,942	437,372	433,398	435,928
Redeemable preferred stock	124,556	162,644	181,631	205,564	236,750	213,045	244,559
Stockholders’ (deficit)	(94,908)	(147,263)	(197,494)	(205,731)	(282,490)	(221,723)	(318,599)

(a)	The selected consolidated financial data of Stations for the years ended December 31, 1997 and 1998 have been derived from Stations’ audited consolidated financial statements included elsewhere in this proxy statement with reclassification to reflect the application of Statement of Financial Accounting Standards No. 144.

(b)	In January 1999, Stations entered into a time brokerage agreement in anticipation of the station exchange of KKTV, Colorado Springs-Pueblo, Colorado and KCOY-TV, Santa Maria, California. The statement of operations and other data for the year ended December 31, 1999 includes information with respect to the time brokerage agreement. In March 2000, Stations exchanged WWLP-TV, its station in Springfield, Massachusetts, and $18.0 million for KAKE-TV, Wichita, Kansas and WOWT-TV, Omaha, Nebraska. The statement of operations does not reflect the exchange prior to March 2000.

(c)	Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

(d)	Net gain on sale of stations for 1999 includes $13.3 million as a result of the 1999 station exchange netted against a $6.9 million loss on the sale of KOSA-TV, Odessa, Texas. In 2000, net gain on sale of stations includes a $61.1 million gain on the exchange of WWLP-TV, Springfield, Massachusetts, for KAKE-TV, Wichita, Kansas and WOWT-TV, Omaha, Nebraska, and a $0.3 million gain on the sale of KOSA-TV, Odessa, Texas.

(e)	Cash interest expense, net, includes cash interest paid and normal adjustments to accrued interest. Other interest expense includes accrued interest added to long-term debt balances, deferred loan cost amortization and write-offs, except deferred loan cost write-offs related to extraordinary debt extinguishments, financing costs not consummated, and accretion of discounts.

(f)	In 1999, Stations recorded an extraordinary loss of $12.5 million net of applicable taxes of $8.3 million as a result of the early extinguishment of debt associated with the completion of the tender offer for $135.0 million of outstanding senior secured notes. In 2000, Stations redeemed a portion of its 13 1/4% senior subordinated discount notes with an aggregate face value of $12.3 million. The discount notes had an accreted value of $11.4 million and were purchased for $9.8 million. A total of $0.9 million, net of taxes, was recorded as a gain on the early extinguishment of debt.

(g)	Earnings (loss) per common share is computed by dividing income (loss) after the deduction of preferred dividends and accretion of the redemption prepayment premium and amortization of our initial warrants, by the weighted average number of common shares outstanding. The effect of the stock options and initial warrants has not been reflected in the computation since their inclusion as common stock equivalents for both basic and fully-diluted earnings (loss) per share was anti-dilutive.

(h)	Broadcast cash flow is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and noncash compensation less payments on program broadcast liabilities and net gain on sale of stations. Broadcast cash flow data is included in this proxy statement because the information is a measurement:

(1)	used by lenders to measure a borrower’s ability to service its debt and pay for capital expenditures;

(2)	used by industry analysts to determine a market value of television stations; and

(3)	used by industry analysts when evaluating and comparing operating performance of different companies.

Broadcast cash flow does not purport to represent cash provided by operating activities as reflected in Stations’ consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Broadcast cash flow is also not reflected in Stations’ consolidated statements of cash flows; but it is a common and meaningful measure for comparison to other companies in the broadcast industry. The amounts excluded from broadcast cash flow are significant components in understanding and assessing Stations’ results of operations and cash flows. The term “broadcast cash flow” may not be the same terminology utilized by other companies in the presentation of similar information.

(i)	Broadcast cash flow margin is defined as broadcast cash flow divided by net revenues.

(j)	Operating cash flow is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights and noncash compensation less payments on program broadcast liabilities and net gain on sale of stations. Operating cash flow data is included in this proxy statement because the information is a measurement:

(1)	used by lenders to measure a borrower’s ability to service its debt and pay for capital expenditures;

(2)	used by industry analysts to determine a market value of television stations; and

(3)	used by industry analysts when evaluating and comparing operating performance of different companies.

Operating cash flow does not purport to represent cash provided by operating activities as reflected in Stations’ consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. Operating cash flow is also not reflected in Stations’ consolidated statements of cash flows; but it is a common and meaningful measure for comparison to other companies in the broadcast industry. The amounts excluded from operating cash flow are significant components in understanding and assessing Stations’ results of operations and cash flows. The term “Operating cash flow” may not be the same terminology utilized by other companies in the presentation of similar information.

(k)	Operating cash flow margin is defined as operating cash flow divided by net revenues.

(l)	Long-term debt is defined as notes payable, including the current portion thereof, net of discount. At March 31, 2002, long-term debt includes the balance of Stations’ credit facility of $276.0 million and the discount notes of $154.7 million, which are classified as “Liabilities subject to compromise” on the March 31, 2002 balance sheet.

(m)	Intangible assets at December 31, 2001 and March 31, 2002 include balances of $15.5 million and $20.2 million, respectively, which are classified as “Assets of Stations held for sale” on the respective balance sheets.

STATIONS MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

      On April 1, 2002, Stations signed a letter of intent with Gray and subsequently executed a merger agreement on June 4, 2002 whereby Stations will become a wholly-owned subsidiary of Gray. Gray will pay an estimated $502.5 million in cash consideration in connection with the merger and the transaction is expected to close during the fourth quarter of 2002.

      Pursuant to the letter of intent with Gray, Stations agreed to sell all of the television broadcasting assets of eight television stations (the “Station Group”) to a third party prior to its merger with Gray. On June 4, 2002, Stations signed an agreement with Chelsey Broadcasting, LLC to sell the Station Group for $30.0 million.

      On November 16, 2001, Stations entered into an Asset Purchase agreement with West Virginia Media Holdings, LLC (“West Virginia Media”) pursuant to which, on April 30, 2002, Stations sold the television broadcast assets of WTRF-TV, in Wheeling, West Virginia for $18.5 million.

      Stations elected to early adopt Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets” for its 2001 financial statements. As a result of the adoption of SFAS No. 144, the Station Group and WTRF-TV have been classified as assets held for sale at March 31, 2002 and accordingly the carrying value of the assets were adjusted to their fair value and the operations of these portions of Stations have been reported in discontinued operations.

      Stations’ revenues are derived primarily from the sale of advertising time and, to a modest extent, from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. Revenues depend on Stations’ ability to provide programming that attracts audiences in the demographic groups targeted by advertisers. Stations’ revenues also depend significantly on factors such as the national and local economy and the level of local competition.

      In March 2000, Stations restructured the organization of its local sales departments to place a greater emphasis on local and regional advertising sales. Stations shifted certain local advertising accounts to national representatives to better reflect the actual source of revenues. As a result of the restructuring and its new philosophy, year-to-year comparisons of trends in Stations’ local/regional and national sales for the years 2000 and 2001 will be difficult for you to make.

      On March 31, 2000, Stations completed a transaction with WGRC, Inc., whereby it exchanged the television station assets of WWLP-TV, in Springfield, Massachusetts formerly owned by it plus $18.0 million for the television station assets of KAKE-TV, in Wichita, Kansas, together with its two satellite stations, and WOWT-TV in Omaha, Nebraska. The acquired stations were owned by The Chronicle Publishing Company and were acquired in a like-kind exchange transaction through WGRC, Inc. The transaction was recorded under the purchase method of accounting.

      On March 21, 2000, Stations sold the television broadcast assets of KOSA-TV, in Odessa, Texas to ICA Broadcasting I, Ltd. for a cash payment of $8.0 million. Stations recorded a lower of cost or market adjustment of approximately $6.9 million in 1999 to write down the assets of KOSA-TV to the sales price less estimated selling costs. The exchange of WWLP-TV and the sale of KOSA-TV resulted in a gain on sale of stations before taxes of $61.4 million in 2000.

      During October 1998, stations transferred WMTV-TV, its station in Madison, Wisconsin to The WMTV Trust due to the Grade A broadcast signal overlap between WMTV-TV and WIFR-TV, Stations’ station in Rockford, Illinois. Under the trust arrangement, Stations relinquished control of WMTV-TV to a trustee while retaining the economic risks and benefits of ownership. On August 5, 1999, the FCC approved new duopoly rules that enabled Stations to own both WMTV-TV and WIFR-TV. As a result of the new rules, The WMTV Trust was dissolved on February 29, 2000 and all assets and liabilities were transferred to Stations.

      Local and national non-political advertising sales constitute the largest concentration of Stations’ revenues and represent approximately 90% of gross revenues in 2001 compared to approximately 82% in 2000. Excluding political advertising revenues from our gross revenues, the percentage of gross revenues attributable to Stations’ local/regional advertising and national advertising in 1999, 2000 and 2001 was approximately 90%, 91% and 91%, respectively. Approximately 60% of Stations’ gross revenues in 2001 were generated from local and regional advertising, which is sold primarily by each station’s sales staffs. The remainder of Stations’ advertising revenues is comprised primarily of national advertising, which is sold by national sales representatives retained by Stations. Stations generally pay commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Net revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

      Stations’ primary operating expenses are employee compensation, programming expense, and depreciation and amortization. Changes in compensation expense result primarily from adjustments to fixed salaries based on employee performance and, to a lesser extent, from changes in sales commissions paid based on levels of advertising revenues. Programming expense consists primarily of amortization of program rights. Stations purchases first run and off-network syndicated programming on an ongoing basis. Under Stations’ contracts with the networks, a network affiliated station receives more than half of its daily programming from its network and in turn is compensated, in most cases, by the network for carrying such programming with the network’s commercial content intact. Barter expense generally offsets barter revenues and reflects the fair market value of goods and services received. Stations’ operating expenses, excluding depreciation and amortization, represent approximately 65% of net revenues from continuing operations for 2001 compared to 60% of net revenues in both 2000 and 1999.

Results of Operations

      The following table sets forth certain of Stations’ historical results of operations and operating data for the periods indicated in order to reconcile its broadcast cash flow and operating cash flow.

				Three Months Ended
	Years Ended December 31,			March 31,

	1999	2000	2001	2001	2002

	(Dollars in thousands)
Operating income (loss)	$28,729	$88,857	$15,707	$(109)	$1,475
Add:
Amortization of program broadcast rights	4,740	5,907	6,341	1,566	1,543
Depreciation and amortization	17,442	19,711	21,901	5,368	6,309
Corporate expenses	4,510	5,590	5,946	1,664	1,543
Less:
Payments on program broadcast liabilities	(4,337)	(5,439)	(5,961)	(1,550)	(1,833)
Gain on sale of stations, net	(6,403)	(61,406)	—	—	—
Broadcast cash flow	$44,681	$53,220	$43,934	$6,939	$9,036
Less corporate expenses	$4,510	$5,590	$5,946	$1,664	$1,543
Operating cash flow	$40,171	$47,630	$37,988	$5,275	$7,493

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

      The following table provides historical information for the three months ended March 31, 2001 and 2002.

	Three Months Ended March 31,

	2001	2002	% Change

	(Dollars in thousands)
Local/regional	$15,894	$18,160	14.3%
National	8,440	8,407
Political	302	529	75.2
Other	2,606	2,425	(6.9)

	27,242	29,521	8.4
Direct costs	3,655	3,937	7.7

Net revenues	$23,587	$25,584	8.5%
Operating expenses:
Selling, technical and program expenses	12,526	12,191	(2.7)
General and administrative	4,138	4,067	(1.7)
Depreciation and amortization	5,368	6,309	17.5
Corporate	1,664	1,543	(7.3)

	23,696	24,110	1.7

Operating income (loss)	$(109)	$1,474	N/A

Broadcast cash flow	$6,939	$9,036	30.2%
Broadcast cash flow margin	29.4%	35.3%
Operating cash flow	$5,275	$7,493	42.0%
Operating cash flow margin	22.4%	29.3%

      Net revenues. Stations had net revenues from continuing operations in the first quarter of 2002 of $25.6 million compared to $23.6 million for the same period in 2001. The increase in net revenues was $2.0 million or 8.5%. The improvement in net revenues from continuing operations in 2002 is a result of political advertising revenues, the winter Olympics on Stations’ four NBC affiliated stations and a significant increase in local advertising revenues due to the successful efforts toward increasing this portion of Stations’ advertising base. National advertising revenues in the first quarter of 2002 remained constant at $8.4 million as compared to the same period in 2001. Local/ regional revenues increased and were $18.2 million in the three months ended March 31, 2002 compared to $15.9 million for the same period in 2001, an increase of $2.3 million or 14.3%. Political advertising revenues were $0.5 million in the first quarter of 2002 as compared to $0.3 million in the same period in 2001.

      Operating expenses. Stations had operating expenses in the first quarter of 2002 of $24.1 million, an increase of $0.4 million or 1.7% compared to $23.7 million in the same period in 2001. Depreciation and amortization increased by $0.9 million or 17.5% to $6.3 million as compared to $5.4 million in the same period in 2001 due to the shorter amortization period used for network affiliation intangible assets as a result of the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142) on January 1, 2002. The effect of the shorter amortization period used for network affiliation intangible assets more than offset the effect caused by the discontinuance of amortization on Stations’ intangibles related to its FCC licenses and goodwill. Amortization was discontinued on FCC intangible assets and goodwill in the first quarter of 2002 due to the requirement of SFAS No. 142 that specifies that intangible assets with indefinite useful lives are no longer subject to amortization.

     Operating income (loss). Stations’ operating income for the first quarter of 2002 increased by $1.6 million to $1.5 million from an operating loss of $(0.1) million for the same period in 2001.

      Financial income (expense). Stations’ financial expense for the first quarter of 2002 was relatively constant with the first quarter of 2001 and was $10.8 million as compared to $10.7 million for the three months ended March 31, 2001.

      Reorganization items. Stations had reorganization items of $1.0 million in the first quarter of 2002 which consisted primarily of professional fees associated with its Chapter 11 bankruptcy filing on March 22, 2002.

      Income tax benefit (expense). Stations’ income tax benefit in the first quarter of 2002 was $3.9 million compared to $4.1 million for the first quarter of 2001, a decrease of $0.2 million or 3.3%. Stations’ effective tax rate for the first quarter 2002 was 38.5% as compared to 37.7% in the first quarter 2001.

      Loss from continuing operations. Stations’ loss from continuing operations was $(6.3) million for the first quarter of 2002 compared to $(6.7) million for the corresponding period in 2001.

      Discontinued operations. Stations’ loss from operations of discontinued stations was $(22.0) million for the first quarter 2002 as compared to $(1.6) million for the comparable period in 2001. Before income taxes, the loss on the operations of discontinued stations was $(33.5) million for the first quarter of 2002 as compared to $(2.4) million in the first quarter of 2001. Included in the first quarter 2002 was a $31.3 million writedown to the expected sales price of the assets of the Station Group.

      Broadcast cash flow. Broadcast cash flow for the first quarter of 2002 increased $2.1 million or 30.2% to $9.0 million from $6.9 million for the first quarter of 2001. As a percentage of net revenues, broadcast cash flow margin increased to 35.3% for the first quarter of 2002 from 29.4% for the first quarter of 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      The following table provides historical information for the year ended December 31, 2000 and 2001.

	Year Ended December 31,

	2000	2001	% Change

	(Dollars in thousands)
Local/regional	$70,732	$73,501	3.9%
National	41,153	37,624	(8.6)
Political	13,238	1,367	(89.7)
Other	10,935	10,557	(3.5)

	136,058	123,049	(9.6)
Direct costs	19,371	15,488	(20.0)

Net revenues	$116,687	$107,561	(7.8)%
Operating expenses:
Selling technical and program expenses	48,078	48,696	1.3
General and administrative	15,857	15,311	(3.4)
Depreciation and amortization	19,711	21,901	11.1
Corporate	5,590	5,946	6.4

	89,236	91,854	2.9
Gain on sale of stations, net	61,406	—	(100.0)

Operating income	$88,857	$15,707	(82.3)%

Broadcast cash flow	$53,220	$43,934	(17.4)%
Broadcast cash flow margin	45.6%	40.8%
Operating cash flow	$47,630	$37,988	(20.2)%
Operating cash flow margin	40.8%	35.3%

      Net revenues. Stations’ net revenues in 2001 decreased by $9.1 million or 7.8% to $107.6 million from $116.7 million in 2000. Stations’ net revenues were negatively impacted by the absence of political revenues in 2001 which were $1.4 million as compared to $13.2 million in 2000. Excluding political advertising revenues and before direct costs, Stations’ gross revenues decreased by $1.1 million or 0.9% to $121.7 million for 2001 from $122.8 million for 2000 due to a protracted softening of the advertising market and the negative effects on the advertising market and the economy in general as a result of the attacks of September 11, 2001.

      Operating expenses. Stations’ operating expenses in 2001 increased by $2.7 million or 2.9% to $91.9 million from $89.2 million in 2000. The increase in operating expenses was caused by the change in the mix of stations owned by Stations, with the March 2000 addition of KAKE-TV and WOWT-TV and the disposition of WWLP-TV and KOSA-TV. The effect of the change of stations was greatest on depreciation and amortization expenses which increased $2.2 million or 11.1% to $21.9 million for 2001 as compared to $19.7 million for 2000. As a percentage of net revenues, operating expenses increased to 85.4% for 2001 compared to 76.5% for 2000.

      Gain on sale of stations, net. In 2000, Stations recognized a gain of $61.1 million as a result of the exchange of the assets of WWLP-TV with a fair market value of $123.0 million and $18.0 million in cash for the assets of KAKE-TV and WOWT-TV. Stations also realized a $0.3 million gain on the sale of KOSA-TV in 2000. KOSA-TV was sold for $8.0 million.

      Operating income. Stations’ operating income for 2001 decreased $73.2 million or 82.3% to $15.7 million from $88.9 million for 2000. The change in operating income was primarily caused by the gain on sale of stations in March 2000 and increased depreciation and amortization expense.

      Financial income (expense). Stations’ financial expense for 2001 decreased $0.7 million or 1.7% to $43.2 million from $43.9 million in 2000 as a result of declining interest rates.

      Income tax benefit (expense). Stations’ income tax benefit in 2001 was $10.2 million compared to an income tax expense of $29.2 million for 2000. The decrease in income tax expense in 2001 from 2000 was primarily due to the tax effect of the sale of WWLP-TV and KOSA-TV in March 2000. For tax purposes, the sale of the WWLP-TV assets was treated as an exchange for the assets of KAKE-TV and WOWT-TV under the Internal Revenue Service like-kind exchange rules. As such, Stations had a $2.2 million gain for tax purposes.

      Discontinued operations. Stations’ loss from discontinued operations was $(28.1) million in 2001 as compared to $(0.9) million in 2000. Before income taxes, Stations’ loss from discontinued operations was $(29.8) million in 2001 as compared to $(0.2) million in 2000. Discontinued operations consist of the operating results and valuation adjustments related to WTRF-TV and the Station Group. Included in discontinued operations for 2001 was a write-down to fair value on the sale of WTRF-TV of $6.9 million as well as $17.7 million of valuation adjustments on certain other stations’ goodwill and network affiliation intangible assets that were determined to have been impaired based on estimated discounted future cash flows. During 2002, these certain stations were held for sale and the valuation adjustments have been reclassified to discontinued operations consistent with the restatement provisions of SFAS No. 144.

      Net income (loss). Stations had a net loss of $(45.4) million for 2001 as compared to net income of $15.8 million for 2000.

      Broadcast cash flow. Broadcast cash flow for 2001 decreased $9.3 million or 17.4% to $43.9 million from $53.2 million for 2000. As a percentage of net revenues, broadcast cash flow margin decreased to 40.8% for 2001 from 45.6% for 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      The following table provides historical information for the year ended December 31, 1999 and 2000.

	Year Ended December 31,

	1999	2000	% Change

	(Dollars in thousands)
Local/regional	$66,146	$70,732	6.9%
National	35,535	41,153	15.8
Political	1,329	13,238	96.1
Other	11,756	10,935	(7.0)

	114,766	136,058	18.6
Direct costs	15,334	19,371	26.3

Net revenues	99,432	116,687	17.4%
Operating expenses:
Selling, technical and program expenses	40,247	48,078	19.5
General and administrative	14,907	15,857	6.4
Depreciation and amortization	17,442	19,711	13.0
Corporate	4,510	5,590	23.9

	77,106	89,236	15.7
Gain on sale of stations, net	6,403	61,406	859.0

Operating income	$28,729	$88,857	209.3%

Broadcast cash flow	$44,681	53,220	19.1%
Broadcast cash flow margin	44.9%	45.6%
Operating cash flow	$40,171	$47,630	18.6%
Operating cash flow margin	40.4%	40.8%

      Net revenues. Stations’ net revenues in 2000 increased by $17.3 million or 17.4% to $116.7 million from $99.4 million in 1999. Stations’ net revenues were positively impacted by political revenues in 2000 which were $13.2 million compared to $1.3 million in 1999. Excluding political advertising revenues and before direct costs, Stations’ gross revenues increased by $9.4 million or 8.3% to $122.8 million for 2000 from $113.4 million for 1999 due to the exchange of WWLP for KAKE-TV and WOWT-TV which was offset in part by a softening advertising market and the displacement of commercial advertisers by political advertisers.

      Operating expenses. Stations’ operating expenses in 2000 increased by $12.1 million or 15.7% to $89.2 million from $77.1 million in 1999. The increase in operating expenses was caused by the change in the mix of stations owned by Stations, with the March 2000 addition of KAKE-TV and WOWT-TV and the disposition of WWLP-TV and KOSA-TV. As a percentage of net revenues, operating expenses decreased to 76.5% for 2000 compared to 77.6% for 1999.

      Gain on sale of stations, net. Stations recognized a gain of $61.1 million in 2000 as a result of the exchange of the assets of WWLP-TV with a fair market value of $123.0 million and $18.0 million in cash for the assets of KAKE-TV and WOWT-TV. The book value of the WWLP-TV assets was $61.4 million and related fees were $0.4 million. Stations also realized a $0.3 million gain on the sale of KOSA-TV in 2000. KOSA-TV was sold for $8.0 million and fees related to the sale were $0.1 million.

      Operating income. Stations’ operating income for 2000 increased $60.2 million or 209.3% to $88.9 million from $28.7 million for 1999 primarily from the gain on the sale of stations.

      Financial income (expense). Stations’ financial expense, net, for 2000 increased $4.2 million or 10.6% to $43.9 million from $39.7 million in 1999 as a result of higher interest rates and to a lesser extent to greater accretion on the 13 1/4% senior subordinated discount notes.

      Discontinued operations. Stations’ loss from discontinued operations was $(0.9) million in 2000 as compared to $(4.4) million in 1999. Before income taxes, Stations’ loss from discontinued operations was $(0.2) million in 2000 as compared to $(6.1) million in 1999. Discontinued operations consist of the operating results and valuation adjustments related to the Station Group. Included in discontinued operations for 1999 was $2.8 million of valuation adjustments on certain stations’ goodwill and network affiliation intangible assets that were determined to have been impaired based on estimated discounted future cash flows. During 2002, these certain stations were held for sale and the valuation adjustments have been reclassified to discontinued operations consistent with SFAS No. 144.

      Income tax expense. Stations’ income tax expense in 2000 was $29.2 million compared to $0.4 million for 1999. The increase in income tax expense in 2000 was due in part to the $61.1 million gain on the sale of WWLP-TV. For tax purposes, the sale of the WWLP-TV assets was treated as an exchange for the assets of KAKE-TV and WOWT-TV under the IRS like-kind exchange rules. As such, Stations had a $2.2 million gain for tax purposes compared with the book gain of $61.1 million.

      Extraordinary gain (loss). Extraordinary gain was $0.9 million for 2000, net of $0.6 million in income taxes and consisted of an early extinguishment of debt. The gain was recognized when Stations purchased its 13 1/4% senior subordinated discount notes with a face amount of $12.3 million for $9.8 million. The notes Stations purchased had an accreted value of $11.4 million. In 1999, Stations recorded an extraordinary loss of $(12.5) million, net of $8.3 million in income taxes. The loss was a result of the early extinguishment of debt associated with the completion of the tender offer for $135.0 million of Benedek’s senior secured notes.

      Net income (loss). Stations’ net income was $15.8 million for 2000 compared to a net loss of $(28.3) million for 1999.

      Broadcast cash flow. Broadcast cash flow for 2000 increased $8.5 million or 19.1% to $53.2 million from $44.7 million for 1999. As a percentage of net revenues, broadcast cash flow margin increased to 45.6% for 2000 from 44.9% for 1999.

Income Taxes

      For the year ended December 31, 2001, Stations had an income tax benefit of $10.2 million compared to an income tax expense of $29.2 million for the year ended December 31, 2000. The change in income taxes is due primarily to the $61.1 million gain on the sale of WWLP-TV in 2000. For tax purposes, the sale of the WWLP-TV assets was treated as an exchange for the assets of KAKE-TV and WOWT-TV under the Internal Revenue Service like-kind exchange rules. As such, Stations had a $2.2 million gain for tax purposes. At March 31, 2002, Stations has approximately $35.7 million of actual net operating loss carryforwards available to offset future tax liabilities. These net operating loss carryforwards expire in the years 2020 through 2023. Stations also has approximately $0.5 million of tax credit carryforwards with no expiration.

Seasonality

      Stations net revenues and operating cash flow are generally highest during the fourth quarter of each year. This is primarily due to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period. Generally, the second quarter of each year produces net revenues and operating cash flow greater than the first and third quarters due to higher viewership in this period.

Quantitative and Qualitative Disclosures About Market Risk

      During September 2001, in accordance with certain covenants of Benedek’s credit facility, Benedek entered into an interest rate cap agreement, which matures in September 2003. The agreement reduces the impact of changes in interest rates on Benedek’s floating-rate long-term debt. That agreement effectively entitles Benedek to receive from a financial institution the amount, if any, by which the British Bankers’ Association interest settlement rates for U.S. dollar deposits exceeds 6.00% on a notional amount totaling $60.0 million subject to an amortization schedule. As of March 31, 2002, the settlement rate was 1.90%.

UNAUDITED PRO FORMA FINANCIAL DATA

      The unaudited pro forma financial data presented below is for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred, nor is it necessarily indicative of future operating results. The unaudited pro forma financial data should be read in conjunction with the Gray consolidated financial statements and notes thereto incorporated by reference into this proxy statement, and in conjunction with Stations’ consolidated financial statements and notes thereto included elsewhere in this proxy statement.

      Stations’ historical consolidated financial statements reflect the nine television stations to be sold prior to our acquisition of Stations as discontinued operations. Accordingly, the operating results of those stations are excluded from continuing operations and the related assets and liabilities are segregated in the balance sheet. Those stations are:

WTRF — Wheeling, WV which was sold in April 2002
WYTV — Youngstown, OH
WHOI — Peoria - Bloomington, IL
KDLH — Duluth, MN - Superior, WI
KMIZ, K02NQ, K11TB — Columbia - Jefferson City, MO
KAUZ — Wichita Falls, TX - Lawton, OK
KHQA — Quincy, IL - Hannibal, MO - Keokuk, IA
KGWN, KSTF — Cheyenne, WY - Scottsbluff, NE
KGWC, KGWL, KGWR — Casper - Riverton, WY

      The unaudited pro forma combined condensed financial statements reflect the following transactions:

•	Our acquisition of Stations in a merger transaction for total estimated consideration of $513.4 million which includes a base price of $502.5 million, additional cash consideration of $4.9 million for certain estimated net working capital, as specified in the merger agreement, and related fees and expenses of $6.0 million.

•	Our financing the acquisition of Stations which included (1) revising or replacing our senior credit facility to provide additional revolving credit borrowing ability of $50 million, and additional term loan borrowings of $175 million, (2) the issuance of $100 million of senior subordinated notes and (3) the sale of $225 million of our class B common stock for an estimated $14.49 per share, the closing price at March 31, 2002.

•	The incurrence of an estimated $22.8 million in fees related to the financing transactions described above. The estimated costs include (1) revising our current senior credit facility and the issuance of additional senior subordinated notes for aggregate fees of $7.8 million and (2) the sale of additional shares our class B common stock for a fee of $15.0 million. The estimated fees and expenses have been paid or will be payable to various underwriters, advisors, and professional service providers, including lawyers and accountants.

•	The issuance in April 2002 of $40.0 million liquidation value of a Series C preferred stock with an 8% annual dividend rate. The Series C preferred stock has a mandatory redemption in April 2012 and is exchangeable into our class B common stock at a current conversion rate of $14.39 per share. We received net cash proceeds of approximately $30.6 million after paying fees and expenses of $767,000. $8.6 million liquidation value of the Series C preferred stock was used to exchange our existing series A and series B preferred stock with an aggregate liquidation value of $8.6 million into the Series C preferred stock using a one for one exchange ratio.

      The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2002 reflect these transactions as if they had been completed on January 1, 2001. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 reflect these transactions as if they had been completed on January 1, 2001. The March 31, 2002 unaudited pro forma combined condensed balance sheet reflects these transactions as if they had been completed on March 31, 2002.

      The pro forma adjustments are based on the preliminary estimates of the number of shares of our class B common stock to be issued and their related value, indebtedness to be incurred and related financing terms, the amount of the specified net working capital and certain other payments as of the closing date, and the transaction costs all determined as of the closing date. Accordingly, the actual amounts of these transactions are expected to differ from the pro forma financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2002

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands except per share data)
Operating revenues:
Broadcasting (net of agency commissions)	$25,453	$25,584	$—		$51,037
Publishing	10,143	—	—		10,143
Paging	2,009	—	—		2,009

	37,605	25,584	—		63,189

Expenses:
Broadcasting	15,481	16,258	—		31,739
Publishing	7,651	—	—		7,651
Paging	1,383	—	—		1,383
Corporate and administrative	1,000	1,543	(536	)(a)	2,007
Depreciation and amortization	3,733	6,309	(3,864	)(b)	6,178

	29,248	24,110	(4,400)		48,958

Operating income	8,357	1,474	4,400		14,231
Other (income) expense:
Interest expense	8,965	10,783	(5,915	)(c)(d)	13,833
Miscellaneous income, net	(38)	(32)	—		(70)
Appreciation (depreciation) in value of derivatives, net	(389)	—	—		(389)
Reorganization fees and expenses	—	931	(931	)(a)	—

Total other (income) expense, net	8,538	11,682	(6,846)		13,374

Income (loss) from continuing operations before provision for (benefit from) income taxes	(181)	(10,208)	11,246		857
Provision for (benefit from) income taxes	(46)	(3,931)	4,273	(e)	296

Income (loss) from continuing operations	$(135)	$(6,277)	$6,973		$561

Preferred dividends	$154	$7,849	$(7,203	)(f)(g)	$800

Basic and diluted earnings per common share:
Loss from continuing operations	$(289)				$(239)

Weighted average outstanding common shares:
Basic and diluted	15,647				31,175 (h)

Basic and diluted loss per share available to common stockholders from continuing operations	$(0.02)				$(0.01)

(a)	Reflects the elimination of certain historical expenses of Stations that Gray will not, or does not expect, to incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Reflects adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration paid by Gray among the assets acquired and the liabilities assumed. The adjustment is primarily the result of eliminating Stations’ amortization of amounts assigned to network affiliation agreements. Of our consideration estimated to be paid, $7.6 million was assigned to network affiliation agreements, thereby increasing the amount of indefinite lived intangible assets which are not amortized.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ Plan of Reorganization.

(d)	Reflects adjustments to include (1) interest charges of $2.4 million on the estimated $175.5 million of newly issued senior debt with an assumed effective interest rate of 5.55%, (2) interest charges of $2.3 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.2 million of the estimated $7.8 million aggregate of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination $0.2 million of historical amortization expense for deferred financing charges associated with our prior senior credit facility.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C preferred stock with an annual dividend rate of 8% and the application of the $30.6 million net cash proceeds toward our merger consideration, thereby reducing our senior debt borrowing requirements and related interest expense and the exchange of an aggregate of $8.6 million liquidation value of our existing series A and series B preferred stock into the Series C preferred stock.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our issuance of an additional 15,527,950 shares of our class B common stock at an assumed price of $14.49 per share, the closing price at March 31, 2002.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2001

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands except per share data)
Operating revenues:
Broadcasting (less agency commissions)	$106,430	$107,561	$—		$213,991
Publishing	41,189	—	—		41,189
Paging	8,724	—	—		8,724

	156,343	107,561	—		263,904

Expenses:
Broadcasting	66,232	64,007	—		130,239
Publishing	31,915	—	—		31,915
Paging	5,877	—	—		5,877
Corporate and administrative	3,615	5,946	(2,284	)(a)	7,277
Depreciation and Amortization	30,824	21,901	(12,120	)(b)	40,605

	138,463	91,854	(14,404)		215,913

Operating income	17,880	15,707	14,404		47,991
Other (income) expense:
Interest expense	35,783	43,361	(24,031	)(c)(d)	55,113
Depreciation in value of derivatives, net	1,581	—	—		1,581
Miscellaneous income, net	(194)	(159)	—		(353)

Total other (income) expense, net	37,170	43,202	(24,031)		56,341

Income (loss) from continuing operations before provision for (benefit from) income taxes	(19,290)	(27,495)	38,435		(8,350)
Provision for (benefit from) income taxes	(5,972)	(10,165)	14,605	(e)	(1,532)

Income (loss) from continuing operations	$(13,318)	$(17,330)	$23,830		$(6,818)

Preferred dividends	$616	$31,186	$(28,602	)(f)(g)	$3,200

Basic and diluted earnings per common share:
Loss from continuing operations	$(13,934)				$(10,018)

Weighted average outstanding common shares:
Basic and diluted	15,605				31,133 (h)

Basic and diluted net loss per share available to common stockholders from continuing operations	$(0.89)				$(0.32)

(a)	Reflects the elimination of certain historical expenses of Stations that Gray will not, or does not expect, to incur subsequent to the acquisition including compensation paid to certain persons who will resign concurrent with the closing of the merger, certain professional fees and other overhead costs.

(b)	Includes adjustment to the depreciation and amortization charges to reflect the allocation of the total consideration estimated to be paid by Gray among the assets acquired and the liabilities assumed. However, the adjustment is primarily the result of eliminating Stations’ amortization of FCC licenses and goodwill which are no longer amortized on acquisitions occurring after July 1, 2001.

(c)	Reflects the elimination of certain historical interest expense of Stations reflecting the repayment, in full, of certain senior and subordinated debt as part of Stations’ Plan of Reorganization.

(d)	Reflects adjustments to include (1) interest charges of $9.7 million on the estimated $175.5 million of newly issued senior debt with an assumed effective interest rate of 5.55%, (2) interest charges of $9.2 million on the estimated $100 million of newly issued senior subordinated indebtedness with an assumed effective interest rate of 9.25%, (3) amortization of $0.9 million of the estimated $7.8 million of deferred financing charges incurred with the revised or newly issued senior credit facility with an estimated average life to maturity of 8.25 years and the offering of the senior subordinated notes with an estimated average life to maturity of 9.2 years and (4) the elimination of $0.9 million of the historical amortization expense for deferred financing charges associated with our prior senior credit facility.

(e)	Reflects the provision for (benefit from) income taxes using an effective income tax rate of 38%.

(f)	Preferred dividends have been adjusted to reflect our issuance of $40.0 million liquidation value Series C preferred stock with an annual dividend rate of 8% and the application of the $30.6 million net cash proceeds toward our merger consideration, thereby reducing our senior debt borrowing requirements and related interest expense and the exchange of an aggregate of $8.6 million liquidation value of our existing series A and series B preferred stock into the Series C preferred stock.

(g)	Reflects elimination of historical preferred dividends of Stations as such preferred stock is extinguished in the merger.

(h)	Reflects our issuance of an additional 15,527,950 shares of our class B common stock at an assumed price of $14.49 per share, the closing price at March 31, 2002.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF MARCH 31, 2002

			Pro Forma
	Gray	Stations	Adjustments		Pro Forma

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,165	$7,365	$(5,000	)(a)	$5,530
Trade accounts receivable, less allowance for doubtful accounts	24,927	21,092	(1,702	)(b)	44,317
Recoverable income taxes	987	—	—		987
Inventories	970	—	—		970
Current portion of program broadcast rights, net	2,565	2,947	—		5,512
Other current assets	992	3,009	—		4,001
Assets of stations held for sale	—	47,841	(47,841	)(c)	—

Total current assets	33,606	82,254	(54,543)		61,317
Property and equipment, net	61,372	49,967	—		111,339
Deferred loan costs, net	11,334	3,714	(2,026	)(b)(d)	13,022
FCC licenses and network affiliation agreements	403,794	213,123	234,491	(b)	851,408
Goodwill	53,151	78,099	2,652	(b)	133,902
Consulting, noncompete and other definite lived intangible assets	795	—	3,000	(b)	3,795
Other	14,549	1,282	—		15,831

Total assets	$578,601	$428,439	$183,574		$1,190,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and accrued expenses	$11,641	$9,935	$—		$21,576
Accrued interest	7,670	—	—		7,670
Current portion of program broadcast obligations	2,393	4,819	—		7,212
Deferred revenue	3,278	276	—		3,554
Unrealized loss on derivatives	1,192	—	—		1,192
Current portion of long-term debt	456	2,283	—		2,739
Liabilities of stations held for sale	—	8,967	(8,967	)(c)	—

Total current liabilities	26,630	26,280	(8,967)		43,943
Long-term debt, less current portion	390,992	2,975	275,471	(d)	669,438
Program broadcast obligations, less current portion	576	1,121	—		1,697
Supplemental employee benefits	472	—	—		472
Deferred income taxes	54,358	23,326	54,370	(b)(d)	132,054
Other	1,695	562	—		2,257
Liabilities subject to compromise	—	448,175	(448,175	)(e)	—

Total liabilities	474,723	502,439	(127,301)		849,861

Senior exchangeable preferred stock	—	162,163	(162,163	)(f)	—
Seller junior discount preferred stock	—	82,436	(82,436	)(f)	—

Series C preferred stock, redeemable, exchangeable, 4,000 shares, liquidation value $10,000 per share	—	—	39,233	(g)	39,233
Stockholders’ equity
Serial preferred stock, 861 shares, liquidation value $10,000 per share	4,637	—	(4,637	)(g)	—
Class A common stock	20,173	—	—		20,173
Class B common stock	117,829	74	209,926	(f)(h)	327,829
Additional paid-in capital	—	(68,595)	68,595	(f)(h)	—
Retained earnings (accumulated deficit)	(30,422)	(249,414)	241,693	(d)(f)(g)	(38,143)
Stockholder’s note receivable	—	(664)	664	(f)	—

	112,217	(318,599)	516,241		309,859
Treasury stock at cost, class A common	(8,339)	—	—		(8,339)
Treasury stock at cost, class B common	—	—	—		—

Total stockholders’ equity	103,878	(318,599)	516,241		301,520

Total liabilities and stockholders’ equity	$578,601	$428,439	$183,574		$1,190,614

(a)	Assumes $5.0 million of the aggregate cash on hand upon concluding the merger is utilized to pay certain fees and expenses incurred with the merger.

(b)	Reflects the acquisition of Stations for total estimated consideration of $513.4 million which includes a base price of $502.5 million, additional cash consideration of $4.9 million for certain estimated net working capital, as specified in the merger agreement, fees and expenses of $6.0 million and the allocation of the estimated consideration among the assets acquired and the liabilities assumed as of March 31, 2002. The allocation of the consideration paid is as follows:

		Disposition Of		Opening
		Designated	Fair Value	Balance
Description	SHC	Stations	Adjustments	Sheet

	(in thousands)
Cash	$7,365			$7,365
Accounts receivable	21,092		$(1,702)	19,390
Assets of stations held for sale	47,841	$(47,841)		—
Current portion of program broadcast rights	2,947			2,947
Other current assets	3,009			3,009
Property and equipment	49,967			49,967
Other long term assets	1,282			1,282
Deferred loan costs	3,714		(3,714)	—
FCC licenses, network affiliation agreements and other indefinite lived intangible assets	213,123		234,491	447,614
Consulting, noncompete and other definite lived intangible assets	—		3,000	3,000
Goodwill	78,099		2,652	80,751
Trade payables and accrued expenses	(9,935)			(9,935)
Current portion of notes payable	(2,283)			(2,283)
Current portion of program broadcast obligations	(4,819)			(4,819)
Liabilities of stations held for sale	(8,967)	8,967		—
Deferred revenue	(276)			(276)
Deferred tax liabilities	(23,326)		(56,674)	(80,000)
Long term portion of program broadcast obligations	(1,121)			(1,121)
Long term portion of notes payable	(2,975)			(2,975)
Other long term liabilities	(562)			(562)

Total purchase price including expenses	$374,175	$(38,874)	$178,053	$513,354

The allocation of the consideration to the assets and liabilities of Stations acquired by Gray will remain preliminary until we have finalized our assessment of these assets and liabilities following the acquisition. Such assessment will be based in part upon third party evaluations which we will not receive until after the acquisition is completed.

(c)	Reflects the elimination of assets sold or to be sold and the liabilities assumed, or to be assumed, for the nine television stations which have been or will be sold by Stations prior to our merger.

(d)	Reflects (1) our issuance of an estimated $175.5 million of senior debt with a variable interest rate based on LIBOR plus a premium which we have assumed to be 3.25% and we have further assumed for the pro forma adjustments that the effective interest rate on this debt is 5.55% and that it will have an assumed average life to maturity of 8.25 years, (2) our offering of $100 million of senior subordinated indebtedness with an assumed effective interest rate of 9.25% and an assumed average life to maturity of 9.2 years, (3) our incurring $7.8 million of deferred financing fees in connection with revising or replacing our senior credit facility and our offering of senior subordinated notes and (4) the elimination of Gray’s historical deferred financing charges of $6.0 million associated with its prior senior credit facility net of an income tax benefit assuming an effective tax rate of 38%.

(e)	Reflects the elimination of certain senior and subordinated debt and related accrued interest of Stations reflecting the repayment, in full, of such debt as part of Stations’ Plan of Reorganization. The cash used to make such debt repayments is a portion of the cash provided from our proposed issuance of senior debt, subordinated debt and class B common stock as discussed below.

(f)	Reflects the elimination of the historical stockholders equity of Stations including all preferred stock, common stock, additional paid-in capital and accumulated deficits.

(g)	Reflects our issuance in April 2002 of $40.0 million liquidation value of a Series C preferred stock with an 8% annual dividend rate. The Series C preferred stock has a mandatory redemption in April 2012 and is exchangeable into our class B common stock at a current conversion rate of $14.39 per share. We received net cash proceeds of approximately $30.6 million after paying fees and expenses of $767,000. $8.6 million liquidation value of the Series C preferred stock was used to exchange our existing series A and series B preferred stock with an aggregate liquidation value of $8.6 million into the Series C preferred stock using a one for one exchange ratio. Also includes as a charge to our accumulated deficit a $4.0 million non-cash constructive dividend resulting from the exchange of the series A and series B preferred stock into the Series C preferred stock.

(h)	Reflects the assumed issuance of 15,527,590 shares of our class B common stock at an assumed price of $14.49 per share, the closing price of such stock on March 31, 2002, net of issuance costs of $15.0 million.

UNAUDITED COMPARATIVE PER SHARE DATA

     The following table presents historical per share data for Gray and Stations and pro forma per share data for Gray after giving effect to the merger. The unaudited pro forma per share data presented below is for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred, nor is it necessarily indicative of future operating results. You should read this table in conjunction with the Gray consolidated financial statements and notes thereto incorporated by reference into this proxy statement, and in conjunction with Stations’ consolidated financial statements and notes thereto included elsewhere in this proxy statement.

	Year Ended	Three Months Ended
	December 31, 2001	March 31, 2002

STATEMENT OF OPERATIONS DATA:
(Loss) from continuing operations per weighted average basic and diluted share:
Gray historical	$(0.89)	$(0.02)
Stations historical	(6.56)	(1.91)
Gray pro forma combined(1)	(0.32)	(0.01)
Dividends per common share
Gray historical	$0.08	$0.02
Stations historical	0.00	0.00
Gray pro forma combined(1)	0.08	0.02

	As of
	March 31, 2002

BALANCE SHEET DATA:
Net book value per share:
Gray historical	$6.34
Stations historical	(43.05)
Gray pro forma combined(1)	9.67

(1)	Gray’s pro forma combined data includes the effect of the merger on the basis described in the notes to the “Unaudited Pro Forma Financial Data” included elsewhere in this proxy statement.

PROPOSAL 2: AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO RENAME THE GRAY CLASS B COMMON STOCK AS COMMON STOCK

     Our board of directors has approved a proposed amendment to our articles of incorporation to rename the Gray class B common stock, presently referred to in our articles of incorporation as “Class B Common Stock,” as, simply, “Common Stock.” The proposed amendment also would make conforming changes where necessary throughout our articles of incorporation. The text of the proposed amendment to our articles of incorporation is attached as Appendix B to this proxy statement. The text of Appendix B has been marked to highlight all changes to our articles of incorporation that will result from the proposed amendment.

     Under Article 4 of our articles of incorporation, our authorized capital stock presently consists of 15,000,000 shares of Gray class A common stock, no par value per share, 15,000,000 shares of Gray class B common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share, of which 5,000 shares of preferred stock have been designated as Series C convertible preferred stock. As described in Proposal No. 1 above, our board of directors has approved an amendment to our articles of incorporation, subject to shareholder approval, to increase the number of authorized shares of Gray class B common stock to 50,000,000 shares. Implementation of the amendment proposed hereby is not conditioned upon approval of Proposal No. 1.

     The shares of Gray class A common stock and class B common stock generally have identical rights, except that holders of Gray class A common stock are entitled to 10 votes per share and holders of Gray class B common stock are entitled to one vote per share. The shares of Gray class A common stock and class B common stock are listed for trading on the New York Stock Exchange, under the symbols “GCS” and “GCS.b,” respectively. Although the number of outstanding shares of Gray class A common stock and class B common stock is relatively similar, the shares of Gray class B common stock are more widely held by investors who are not directors or officers of Gray. Following completion of our contemplated offering in connection with the proposed merger described above, we expect that significantly more shares of Gray class B common stock will be outstanding and that these shares will be more widely held by non-affiliates of Gray.

     In connection with our contemplated offering and pending change of corporate name to “Gray Television, Inc.,” which is being implemented to reflect our increased focus on our broadcasting operations as a result of the Stations acquisition, we have initiated steps to obtain NYSE approval to retain the listing of the Gray class A common stock and class B common stock, but to obtain new trading symbols. With respect to the Gray class B common stock, we have initiated steps to drop the “Class B” designation from the name of the Gray class B common stock and to change its trading symbol to “GTN.” The trading symbol of the Gray class A common stock would be changed to “GTN.a.” We believe that these new trading symbols will enhance market awareness of, and will more accurately reflect, the Gray class B common stock as our more widely distributed publicly traded security following the offering. In order to conform to the proposed changes to our trading symbols, this proposed amendment to our articles of incorporation would rename the Gray class B common as, simply, “Common Stock.” The Gray class A common stock would continue to be referred to as “Class A Common Stock” in our articles of incorporation. Following adoption of the amendment, the renamed Gray class B common stock would continue to be entitled to one vote per share and Gray class A common stock would continue to be entitled to 10 votes per share. THERE ARE NO SUBSTANTIVE CHANGES BEING PROPOSED TO THE TERMS, RIGHTS AND PREFERENCES OF GRAY CLASS A COMMON STOCK OR CLASS B COMMON STOCK AS A RESULT OF THE AMENDMENT.

     The amended articles of incorporation, assuming approval by our shareholders at the annual meeting, will be filed with the Secretary of State of the State of Georgia as soon as practicable after the date of the annual meeting. Without any further action on the part of our shareholders, the amendment will become effective on the date of such filing.

     If the “Class B Common Stock” is renamed, the certificates representing shares of “Class B Common Stock” will continue to evidence shares of such class of common stock as renamed “Common Stock.” Accordingly, you should not send in your share certificates representing shares of Gray class B common stock for replacement certificates.

     Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to amend our articles of incorporation to rename the Gray class B common stock as “Common Stock.”

PROPOSAL 3: ELECTION OF DIRECTORS

Nominees

     At the annual meeting, nine directors are to be elected to hold office (subject to our bylaws) until our next annual meeting of shareholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the annual meeting, or, if no substitute is selected by management prior to or at the annual meeting, a motion to reduce the membership of the board to the number of nominees available will be presented.

     Our board of directors unanimously recommends that you vote “FOR” the election of those directors specified in this proxy statement.

     Set forth below is information concerning each of the nominees.

	Director
Name	Since	Age	Position

J. Mack Robinson	1993	79	Director, President and Chief Executive Officer
Robert S. Prather, Jr.	1993	57	Director and Executive Vice President-Acquisitions
Hilton H. Howell, Jr.	1993	40	Director and Executive Vice President
William E. Mayher, III	1990	63	Chairman of the Board of Directors
Richard L. Boger	1991	55	Director
Ray M. Deaver	2002	61	Director
Howell W. Newton	1991	55	Director
Hugh Norton	1987	69	Director
Harriett J. Robinson	1997	71	Director

     J. Mack Robinson has been Gray’s President and Chief Executive Officer since 1996. He has served as a director of Gray since 1993. He is the Chairman of the Executive Committee and a member of the Management Personnel Committee of Gray’s board of directors. Mr. Robinson has served as Chairman of the Board of Bull Run Corporation, a principal stockholder of Gray, since 1994, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1988 until 1995 and Chairman of the Board of Atlantic American Corporation since 1974. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. He is a director emeritus of Wachovia Corporation. Mr. Robinson is the husband of Mrs. Harriett J. Robinson and the father-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s board of directors.

     Robert S. Prather, Jr. has served as Executive Vice President-Acquisitions of Gray since 1996. He has served as a director of Gray since 1993. He is a member of the Executive Committee and the Management Personnel Committee of Gray’s board of directors. He has served as President and Chief Executive Officer and a director of Bull Run Corporation, a principal stockholder of Gray, since 1992. He serves as a director of Swiss Army Brands, Inc. and The Morgan Group, Inc. and serves on the Board of Trustees of the Georgia World Congress Center Authority.

     Hilton H. Howell, Jr. has been Gray’s Executive Vice President since September 2000 and a director of Gray since 1993. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. He has been a director, Vice President and Secretary of Bull Run Corporation, a principal stockholder of Gray, since 1994. Mr. Howell also serves as a director of the following companies:

Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Association Risk Management General Agency. He is the son-in-law of J. Mack Robinson and Harriett J. Robinson, both members of Gray’s board of directors.

     William E. Mayher, III is a member of the 1992 Long Term Incentive Plan Committee, the Executive Committee and the Management Personnel Committee of Gray’s board of directors and has served as Chairman of Gray’s board of directors since August 1993. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is Chairman of the Medical College of Georgia Foundation and a past member of the American Association of Neurological Surgeons. He also serves as a director of Gaston Loughlin, Inc. and Palmyra Medical Centers.

     Richard L. Boger has served as a director of Gray since 1991. Mr. Boger is a member of the Executive Committee and the Audit Committee of Gray’s board of directors and he is Chairman of the Management Personnel Committee and the 1992 Long Term Incentive Plan Committee of Gray’s board of directors. Mr. Boger has been President and Chief Executive Officer of Export Insurance Services, Inc., an insurance brokerage and agency until February 15, 2002, President and Chief Executive Officer of Lex-Tek International, Inc., an insurance software company, and a director of CornerCap Group of Funds, a “Series” investment company since prior to 1992.

     Ray M. Deaver has served as a director of the Gray since January 2002. Prior to his appointment to Gray’s board of directors, Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement on December 31, 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999. Prior to 1995, he was Vice President of KWTX Broadcasting Company and Brazos Broadcasting Company. He has approximately 40 years of experience in the broadcast industry. Mr. Deaver is currently the Chairman of the CBS Television Network Affiliates Advisory Board.

     Howell W. Newton has served as a director of Gray since 1991. Mr. Newton is Chairman of the Audit Committee of Gray’s board of directors. Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since 1978.

     Hugh E. Norton has served as a director of Gray since 1987. He is a member of the 1992 Long Term Incentive Plan Committee, the Management Personnel Committee and the Audit Committee of Gray’s board of directors. Mr. Norton has been President of Norco, Inc., an insurance agency since 1973. Mr. Norton is also a real estate developer in Destin, Florida.

     Harriett J. Robinson has served as a director of Gray since 1997. Mrs. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of Mr. J. Mack Robinson and the mother-in-law of Mr. Hilton H. Howell, Jr.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

     Section 16 (a) of the Securities Exchange Act of 1934 requires the directors, executive officers and persons who own more than 10 percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10 percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

     To our knowledge, based solely on our review of the copies of such reports furnished to us during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10 percent beneficial owners were met, except directors, Harriett J. Robinson, William E. Mayher, Hugh E. Norton, Richard L. Boger and Howell W. Newton, did not disclose in a timely manner that on December 6, 2001, Gray granted them each an option to acquire 5,000 shares of Gray class B common stock at $9.95 per share. Richard L. Boger, a director, was late in filing his Form 4 disclosing that during the period of August 15, 2001 through October 17, 2001 he disposed of 8,276 shares of Gray class B common stock at prices ranging from $11.47 to $14.50 per share. Ray M. Deaver, an executive officer, was late in filing his Form 5 disclosing that during the period of August 10, 2001 through August 15, 2001 he disposed of 10,000 shares of Gray class B common stock at prices ranging from $14.62 to $14.78 per share and that he donated 1,625 shares of Gray class B common stock to charity. Robert Beizer, Vice President – Law and Development, was late in disclosing in his Form 5 dated February 12, 2002, that during the period of August 17, 2001 through August 21, 2001 he disposed of 3,500 shares of Gray class B common stock at prices ranging from $14.30 to $14.58 per share.

Board Committees and Membership

     Our board of directors has an Executive Committee. The Executive Committee has and may exercise all the lawful authority of our full board of directors in the management and direction of the affairs of Gray, except as otherwise provided by law or as otherwise directed by our board of directors. All actions by the Executive Committee are subject to revision and alteration by our board of directors, provided that no rights of third parties shall be affected by any such revision or alteration. The Executive Committee held no meetings during 2001. The members of the Executive Committee are Messrs. Boger, Mayher, Prather and Robinson.

     Our board of directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by our independent auditors, as well as our accounting principles and system of internal accounting controls, and to review and approve any transactions between Gray and its directors, officers or significant shareholders. The Audit Committee held nine meetings during 2001. The members of the Audit Committee are Messrs. Boger, Newton and Norton.

     Our board of directors has a Management Personnel Committee, the purpose of which is to make recommendations with respect to executive salaries, bonuses and compensation and to serve as the nominating committee with respect to the principal officers and other committees of the board of directors, as well as making nominations respecting membership of our board of directors. The Management Personnel Committee will consider recommendations for director nominees submitted by shareholders. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to the Secretary of Gray, giving the candidate’s name, biographical data and qualifications. The Management Personnel Committee held three meetings in 2001, and its members are Messrs. Boger, Mayher, Norton, Prather and Robinson.

     Our board of directors has a 1992 Long Term Incentive Plan Committee which is a sub-committee of the Management Personnel Committee, the purpose of which is to make recommendations concerning grants of stock options, awards and grants under the Gray Communications Systems, Inc. 1992 Long Term Incentive Plan (the “1992 Incentive Plan”). The 1992 Long Term Incentive Plan Committee held three meetings in 2001, and its members are Messrs. Boger, Mayher and Norton.

     Our board of directors does not have a nominating committee. Our board of directors held four meetings during 2001. During 2001, each of the directors attended at least 75% of the aggregate number of meetings of the board and meetings of all committees of the board on which such directors served.

Share Ownership

     The following table sets forth certain information regarding the ownership of Gray class A common stock and class B common stock as of July 2, 2002 by (i) any person who is known to us to be the beneficial owner of more than five percent of Gray class A common stock or class B common stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Warrants and options to acquire Gray class A common stock or class B common stock included in the amounts listed below are currently exercisable or will be exercisable within 60 days after July 2, 2002.

	Class A		Class B		Combined
	Common Stock		Common Stock		Voting
	Beneficially Owned		Beneficially Owned		Percent of
					Common
Name	Shares	Percent	Shares	Percent	Stock

Robert A. Beizer (1)	-0-	*	42,691	*	*
Richard L. Boger (1)	3,736	*	13,763	*	*
Ray M. Deaver (2)	-0-	*	406,168	4.6%	*
Hilton H. Howell, Jr. (3)(4)(5)	3,778,577	47.3%	296,247	3.3%	42.8%
Wayne M. Martin (1)	7,005	*	37,314	*	*
William E. Mayher, III (1)	13,500	*	23,750	*	*
Howell W. Newton (1)	2,625	*	7,500	*	*
Hugh Norton (1)	13,500	*	23,750	*	*
Robert S. Prather, Jr. (3)(6)	3,352,910	42.1%	392,650	4.2%	38.2%
Harriett J. Robinson (1) (3)(5)(7)	4,998,752	59.9%	563,600	6.1%	54.6%
J. Mack Robinson (3)(5)(8)	4,998,752	59.9%	563,600	6.1%	54.6%
Thomas J. Stultz (1)	2,250	*	26,011	*	*
Bull Run Corporation (9)	3,123,897	39.3%	111,750	1.2%	35.4%
Mario J. Gabelli (10)	462,485	6.8%	2,824,855	31.8%	9.6%
George H. Nader (11)	359,998	5.3%	-0-	*	4.7%
Shapiro Capital Management Company, Inc. (12)	-0-	*	970,496	10.9%	1.3%
All directors and executive officers as a group	5,363,956	64.2%	1,643,562	16.9%	59.3%

*	Less than 1%.

(1)	Includes options to purchase the Gray class B common stock, as follows: each of Messrs. Boger, Mayher, Newton and Norton and Mrs. Robinson – 5,000 shares of Gray class B common stock; Mr. Martin – 36,250 shares of Gray class B common stock; Mr. Beizer – 42,000 shares of Gray class B common stock and Mr. Stultz – 22,500 shares of Gray class B common stock.

(2)	Includes 213,228 shares of Gray class B common stock owned by Mr. Deaver’s wife, as to which shares he disclaims beneficial ownership.

(3)	Includes 2,017,647 shares of Gray class A common stock and 11,750 shares of Gray class B common stock owned by Bull Run Corporation and warrants to purchase 1,106,250 shares of Gray class A common stock and 100,000 shares of Gray class B common stock owned by Bull Run Corporation, as described in footnote (9) below, because Messrs. Howell, Prather and Robinson are directors and officers of Bull Run Corporation and Messrs. Prather and Robinson are principal shareholders of Bull Run Corporation. In addition, Mrs. Robinson is the spouse of Mr. Robinson. Each of Messrs. Howell, Prather and Robinson and Mrs. Robinson disclaims beneficial ownership of the shares owned by Bull Run Corporation.

(4)	Includes 59,075 shares of Gray class A common stock owned by Mr. Howell’s wife directly and as trustee for her children, as to which shares he disclaims beneficial ownership. Mr. Howell’s address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(5)	Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 523,605 shares of Gray class A common stock and 16,000 shares of Gray class B common stock owned by certain companies of which Mr. Howell is an officer and a director, Mr. Robinson is an officer, director and a principal or sole shareholder and Mrs. Robinson is a director. Also includes warrants to purchase 37,500 shares of Gray class A common stock owned by one of these companies.

(6)	Includes 225 shares of Gray class A common stock and 100 shares of Gray class B common stock owned by Mr. Prather’s wife, as to which shares he disclaims beneficial ownership. Includes options to purchase 9,337 shares of Gray class A common stock and options to purchase 266,000 shares of Gray class B common stock.

(7)	Includes: (1) an aggregate of 401,975 shares of Gray class A common stock and 92,950 shares of Gray class B common stock, options to purchase 10,000 shares of Gray class A common stock, options to purchase 265,000 shares of Gray class B common stock and warrants to purchase 75,000 shares of Gray class A common stock owned by Mrs. Robinson’s husband; (2) warrants to purchase 112,500 shares of Gray class A common stock; and (3) 336,950 shares of Gray class A common stock, 40,000 shares of Gray class B common stock and warrants to purchase 150,000 shares of Gray class A common stock owned by Mrs. Robinson, as trustee for her daughters. Mrs. Robinson disclaims beneficial ownership of all such securities. Mrs. Robinson’s address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(8)	Includes: (1) options to purchase 10,000 shares of Gray class A common stock and options to purchase 265,000 shares of Gray class B common stock; (2) warrants to purchase 75,000 shares of Gray class A common stock held by Mr. Robinson; and (3) 564,275 shares of Gray class A common stock and 72,900 shares of Gray class B common stock owned by Mr. Robinson’s wife directly and as trustee for their daughters, options to purchase 5,000 shares of Gray class B common stock and warrants to purchase 262,500 shares of Gray class A common stock held by Mr. Robinson’s wife directly and as trustee for their daughters. Mr. Robinson disclaims beneficial ownership of all such securities. Mr. Robinson’s address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(9)	Includes warrants to purchase 1,106,250 shares of Gray class A common stock and 100,000 shares of Gray class B common stock. The address of Bull Run Corporation is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(10)	This information was furnished to Gray on a Schedule 13D filed by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports the beneficial ownership of Gray class A common stock as follows: Gabelli Funds, LLC – 102,125 shares; GAMCO Investors, Inc. – 310,400 shares; Gabelli Securities, Inc. – 7,070 shares, Gabelli Performance Partnership, L.P. – 40,750 shares and Gabelli Advisers, Inc. – 2,500 shares. The Schedule 13D reports the beneficial ownership of Gray class B common stock as follows: Gabelli Funds, LLC – 1,153,347 shares; GAMCO Investors, Inc. – 1,570,791 shares; Gabelli Securities, Inc. – 16,340; Gabelli International Limited – 44,100 shares; Gabelli Advisers, Inc. – 29,000 shares, Gabelli Performance Partnership, L.P. – 11,000 shares and Gemini Capital Management, LLC – 277 shares. GAMCO Investors, Inc. only has the authority to vote 1,513,041 of the shares beneficially held by it. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.

(11)	Mr. Nader’s address is P.O. Box 271, 1011 Fifth Avenue, West Point, Georgia 31833.

(12)	This information was furnished to Gray on a Schedule 13G filed by Shapiro Capital Management Company, Inc., the address of which is 3060 Peachtree Road NW, Atlanta, Georgia 30306.

Executive Compensation

     The following table sets forth a summary of the compensation of our President and Chief Executive Officer and the four other most highly compensated officers for the year ended December 31, 2001 (the “named executives”).

Summary Compensation Table

					Long Term
					Compensation Awards

						Securities
	Annual Compensation				Restricted	Underlying
Name and					Stock	Options	All Other
Principal Position	Year	Salary ($)		Bonus ($)	Awards	SARs (#)	Compensation ($)

J. Mack Robinson,	2001	200,000		-0-	-0-	-0-	28,455	(1)
President, Chief	2000	200,000		-0-	-0-	100,000	26,860	(1)
Executive Officer and a Director	1999	200,000		-0-	-0-	50,000	21,520	(1)

Robert A. Beizer,	2001	245,000		-0-	-0-	29,500	7,878	(2)
Vice President-Law	2000	231,000		-0-	-0-	21,000	11,455	(2)
& Development	1999	222,000		-0-	-0-	10,500	17,270	(2)

Ray M. Deaver,	2001	252,000		-0-	-0-	-0-	11,449	(4)
Director and	2000	240,000		50,000	-0-	15,000	5,788	(4)
formerly Regional	1999	53,077	(3)	35,000	-0-	15,000	1,349	(4)
Vice President-Texas

Wayne M. Martin,	2001	260,000		10,000	-0-	-0-	11,306	(5)
Regional Vice	2000	248,000		130,513	-0-	25,000	9,746	(5)
President-Television	1999	236,000		67,556	-0-	-0-	11,512	(5)

Thomas J. Stultz,	2001	250,000		10,000	-0-	-0-	7,866	(6)
Vice President,	2000	240,000		50,000	-0-	25,000	7,179	(6)
President-Publishing	1999	205,000		150,000	-0-	-0-	7,655	(6)
Division

(1)	For 2001, includes term life insurance premiums of $6,205, matching contributions by Gray’s 401(k) plan of $4,250 and director’s fees of $18,000. For 2000, includes term life insurance premiums of $6,180 and director’s fees of $20,680. For 1999, represents director’s fees only.

(2)	Includes matching contributions by Gray to its 401(k) plan of $3,741 and $4,000, for 2000 and 1999, respectively. Also includes term life insurance premiums of $5,148, $5,148 and $8,775 paid or accrued 2001, 2000 and 1999, respectively. Long-term disability insurance premium payments or accruals of $2,730, $2,566, and $4,495 for 2001, 2000 and 1999, respectively.

(3)	Mr. Deaver joined Gray on October 1, 1999 and in 1999 was compensated at an annual salary of $230,000.

(4)	Includes matching contributions by Gray to its 401(k) plan of $4,250, $4,250 and $1,349 for 2001, 2000 and 1999, respectively. The amount for 2001 and 2000 includes $2,051 and $1,538 of long-term disability insurance premium payments or accruals. Also includes term life insurance premiums of $5,148 for 2001.

(5)	Includes matching contributions by Gray to its 401(k) plan of $4,250, $4,250 and $4,000, for 2001, 2000 and 1999, respectively. Also includes term life insurance premiums of $3,354, $1,794 and $3,600 paid or accrued for 2001, 2000 and 1999, respectively, and long-term disability insurance premium payments or accruals of $3,702, $3,702 and $3,912 for 2001, 2000 and 1999, respectively.

(6)	Includes matching contributions by Gray to its 401(k) plan of $4,250, $4,250 and $4,000, for 2001, 2000 and 1999, respectively. Also includes term life insurance premiums of $1,794, $1,107 and $2,053 paid or accrued for 2001, 2000 and 1999, respectively, and long-term disability insurance premium payments or accruals of $1,822, $1,822 and $1,602 for 2001, 2000 and 1999, respectively.

     Stock Options Granted in 2001

     Under the 1992 Incentive Plan, all officers and key employees are eligible for grants of stock options and other stock-based awards. Options granted are exercisable over a three-year period beginning on the second anniversary of the grant date and also expire one month after termination of employment. Currently, the total number of shares issuable under the 1992 Incentive Plan is not to exceed 2,900,000 shares, of which 300,000 are Gray class A common stock and 2,600,000 are Gray class B common stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar changes generally affecting shareholders of Gray.

     The 1992 Incentive Plan is administered by the 1992 Long Term Incentive Plan Committee, which consists of members of the Management Personnel Committee of the board of directors who are not eligible for selection as participants under the 1992 Incentive Plan. The 1992 Incentive Plan is intended to provide additional incentives and motivation for our employees. The 1992 Long Term Incentive Plan Committee is authorized in its sole discretion to determine the individuals to whom options will be granted, the type and amount of such options and awards and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the 1992 Incentive Plan, among other things. The following table contains information on stock options granted during the year ended December 31, 2001. All options granted during 2001 were options to purchase Gray class B common stock. No stock appreciation rights were granted in 2001.

Option Grants In 2001

Potential Realizable
	Individual Grants				Value at Assumed
Annual Rates of
	Number of	% Of Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted To	Exercise or		Option Term (1)
	Options	Employees in	Base Price	Expiration
Name	Granted	2001	($/Share)	Date	5% ($)	10% ($)

Robert A. Beizer	29,500	83.1	9.95	12/6/06	81,096	179,200

(1)	Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on Gray class B common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect Gray’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Gray class B common stock holdings will be dependent on the timing of such exercise and the future performance of Gray class B common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected would be received by the option holder.

     Stock Options Exercised

     The following table sets forth information about stock options that were exercised during 2001 and the number of shares and the value of grants outstanding as of December 31, 2001 for each named executive.

Aggregated Option Exercises in 2001
and December 31, 2001 Option Values

				Number of Securities		Value of Unexercised
		Shares		Underlying Unexercised		In-The-Money
	Class of	Acquired	Value	Options at 12/31/01		Options at 12/31/01 ($) (1)
	Common	On	Realized
Name	Stock	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

J. Mack Robinson	Class A	-0-	-0-	10,000	-0-	-0-	-0-
	Class B	-0-	-0-	165,000	100,000	-0-	26,500

Robert A. Beizer	Class B	3,500	13,148	31,500	50,500	-0-	12,980

Thomas J. Stultz	Class B	-0-	-0-	22,500	25,000	-0-	6,625

Ray M. Deaver	Class B	-0-	-0-	15,000	15,000	-0-	3,975

Wayne M. Martin	Class B	-0-	-0-	11,250	25,000	-0-	6,625

(1)	Value is based on the closing price of Gray class A common stock and class B common stock of $13.88 and $10.39, respectively at December 31, 2001, less the exercise price.

     Retirement Plan

     Gray sponsors a defined benefit pension plan, intended to be tax qualified, for certain of its employees and the employees of any of its subsidiaries, which have been designated as participating companies under the plan. A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final 10 years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final 10 years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. For purposes of illustration, annual estimated pension payments upon retirement of participating employees in specified salary classifications are shown in the following table:

Pension Plan Table

	Years of Service

Remuneration (1)	10	15	20	25	30	35

$15,000	$1,344	$2,004	$2,664	$3,324	$3,300	$3,300
25,000	2,240	3,340	4,440	5,540	5,500	5,500
50,000	5,094	7,294	9,494	11,694	11,000	11,000
75,000	8,534	11,834	15,134	18,434	16,500	16,500
100,000	11,974	16,374	20,774	25,174	22,000	22,000
150,000	18,854	25,454	32,054	38,654	33,000	33,000
200,000	21,414	30,214	39,014	47,814	38,977	36,080
250,000 and above	21,752	31,398	41,044	50,690	42,078	37,205

(1)	Five-year average annual compensation.

     Employees may become participants in the plan, provided that they have attained age 21 and have completed one year of service. Average earnings are based upon the pension compensation paid to a participating employee by a participating company. Pension compensation for a particular year as used for the calculation of retirement benefits includes salaries, overtime pay, commissions and incentive payments received during the year and the employee’s contribution to the Gray Communications Systems, Inc. Capital Accumulation Plan (the “Capital Accumulation Plan”), described below. Pension compensation for 2001 differs from compensation reported in the Summary Compensation Table in that pension compensation includes any annual incentive awards received in 2001 for services in 2000 rather than the incentive awards paid in 2002 for services in 2001. The maximum annual compensation considered for pension benefits under the plan in 2001 was $170,000.

     Benefits are computed on a straight life annuity basis and are not subject to any deduction for Social Security or other offset amounts.

     As of December 31, 2001, the named executive officers of Gray have the following years of credited service:

Name	Years of Credited Service

J. Mack Robinson	3
Robert A. Beizer	6
Thomas J. Stultz	6
Ray M. Deaver	2
Wayne M. Martin	7

     Capital Accumulation Plan

     Effective October 1, 1994, we adopted the Capital Accumulation Plan for the purpose of providing additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended.

     Contributions to the Capital Accumulation Plan are made by the employees of Gray. We match a percentage of each employee’s contribution which does not exceed 6% of the employee’s gross pay. The percentage to be matched by Gray is determined by the board of directors before the beginning of each calendar year and is made with a contribution of Gray class B common stock. The percentage of the employee’s contribution (up to 6% of the employees gross pay) matched by Gray for the year ended December 31, 2001 was 50%. Gray’s matching contributions vest based upon an employee’s number of years of service, over a period not to exceed five years.

Compensation of Directors

     The standard arrangement for directors’ fees is set forth in the table below.

Description	Amount

Chairman of the Board’s annual retainer fee	$18,000
Director’s annual retainer fee	12,000
Director’s fee per Board meeting	1,000
Chairman of the Board fee per Board meeting	1,200
Committee chairman fee per committee meeting	1,200
Committee member fee per committee meeting	1,000

     Directors are paid 40% of the above fee arrangement for participation by telephone in any meeting of the board of directors or any committee thereof.

     In addition, Gray has a Non-Qualified Stock Option Plan for non-employee directors that currently provides for the annual grant of options to purchase up to 11,250 shares of Gray class B common stock at a price per share equal to the market price at the time of grant. Such options are exercisable until the end of the first month following the end of the year of the grant.

Employment Agreements

     Ray M. Deaver and Gray were parties to an employment agreement dated October 1, 1999 and having a three-year term ending on December 31, 2002; however, Mr. Deaver retired on December 31, 2001. The agreement provided that Mr. Deaver be employed as Regional Vice President — Texas with an initial annual base salary of $230,000 and a grant of options to purchase 15,000 shares of Gray class B common stock with an exercise price of $12.75 per share. The option is exercisable over a three-year period beginning upon the second anniversary of the grant date. The agreement provided that Mr. Deaver was entitled to receive a bonus of not less than $125,000 for each year of his employment that television stations KWTX, KBTX and KXII attained budget goals as set annually by Gray. The budget goals would be calculated in the aggregate. In addition, Mr. Deaver was entitled to receive 10% of any amount by which those three stations in the aggregate exceeded the budget goals. Mr. Deaver has agreed that during the term of his agreement and for two years thereafter, he will be subject to certain confidentiality and non-disclosure obligations. He had also agreed that during the term of his agreement and for a one-year period thereafter, he would be subject to certain non-competition obligations.

     Wayne M. Martin has a written commitment with Gray that if control of Gray changes while he is an officer and manager at Gray, he will be entitled to one year’s salary as severance pay if the new control group does not retain him in a similar position with similar compensation.

Compensation Committee Interlocks and Insider Participation

     Richard L. Boger, William E. Mayher, III, Robert S. Prather, Jr., Hugh Norton and J. Mack Robinson are the members of the Management Personnel Committee, which serves as the Compensation Committee of Gray. Mr. Robinson, President, Chief Executive Officer and a director of Gray, serves on the Compensation Committee of Bull Run Corporation. Mr. Prather, Executive Vice President-Acquisitions and a director of Gray, also serves as President, Chief Executive Officer and director of Bull Run Corporation.

     Gray Kentucky Television, Inc., a subsidiary of Gray (“Gray Kentucky”), is a party to a rights sharing agreement with Host Communications, Inc., a wholly owned subsidiary of Bull Run Corporation (“Host”). Pursuant to this agreement, the parties agreed to exploit Host’s rights to broadcast and market certain University of Kentucky football and basketball games and related activities. Pursuant to such agreement, Gray Kentucky is licensed to broadcast certain University of Kentucky football and basketball games and related activities. Under this agreement, Gray Kentucky also provides Host with production and certain marketing services and Host provides accounting and various marketing services. During the year ended December 31, 2001, Gray paid approximately $125,000 under this rights sharing agreement.

     During 2001, Gray paid preferred stock dividends of $616,347 to the holders of Gray Series A and Series B preferred stock which consisted of Bull Run Corporation, J. Mack Robinson and certain of his affiliates. During the three months ended March 31, 2002, Gray paid preferred stock dividends of approximately $154,000 to the holders of Gray Series A and Series B preferred Stock.

     On December 3, 2001, Gray exercised its option to acquire 301,119 shares of the outstanding common stock of Sarkes Tarzian, Inc. (“Tarzian”) from Bull Run Corporation. Bull Run Corporation had purchased these same shares from U.S. Trust Company of Florida Savings Bank as Personal Representative of the Estate of Mary Tarzian (the “Estate”) in January 1999.

     Gray paid $10 million to Bull Run Corporation to complete the acquisition of the 301,119 shares of Tarzian. Gray has previously capitalized and paid to Bull Run Corporation $3.2 million of costs associated with Gray’s option to acquire these shares. In connection with the option agreement, Gray granted warrants to Bull Run Corporation to purchase up to 100,000 shares of Gray class B common stock at $13.625 per share. The warrants vested immediately upon Gray’s exercise of its option to purchase the Tarzian shares. The warrants expire on December 3, 2011 (10 years following the date on which Gray exercised its option).

     On February 12, 1999, Tarzian filed a complaint against Bull Run Corporation and the Estate in the United States District Court for the Southern District of Indiana. Tarzian claims that it had a binding and enforceable contract to purchase the Tarzian shares from the Estate prior to Bull Run Corporation’s purchase of the shares, and requests judgment providing that the contract be enforced. On May 3, 1999, the action was dismissed without prejudice against Bull Run Corporation, leaving the Estate as the sole defendant. The litigation between the Estate and Tarzian is ongoing and Gray cannot predict when the final resolution of the litigation will occur. The purchase agreement with the Estate provides that if a court of competent jurisdiction awards title to the Tarzian shares to a person or entity other than the purchaser (or its successors or assigns), the purchase agreement will be rescinded. In that event, the Estate will be required to pay for the benefit of Gray, as successor in interest, the full $10 million purchase price, plus interest.

     On April 22, 2002, Gray issued a total of $40 million of a new Series C convertible preferred stock. Gray issued $31.4 million to a limited number of outside accredited investors, and $8.6 million to J. Mack Robinson, Harriett J. Robinson and certain of their affiliates in exchange for all of the outstanding shares of Gray Series A preferred stock and Series B preferred stock on a one-for-one basis. Shares of the Series C convertible preferred stock are convertible into Gray class B common stock at an initial conversion price of $14.39 per share, subject to customary adjustments.

     For advisory services rendered by Bull Run Corporation to Gray in connection with the proposed acquisition of Stations, Gray paid to Bull Run Corporation $5,000,000 on June 10, 2002. In the event that the acquisition is not consummated, Bull Run Corporation will be required to repay to Gray the advisory fee in full.

Report of Management Personnel Committee

     The Management Personnel Committee of the board of directors administers our executive compensation program.

     The goals of our executive compensation program for 2001 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve such goals we rely primarily on salaries, bonuses, options and other compensation for each of our executive officers, except that the salary of Mr. Deaver was specified in his employment agreement with Gray. Under current policy, our Chief Executive Officer determines the recommended annual compensation level, including bonuses, for all other officers of Gray and its subsidiaries, and then submits these recommendations to the Management Personnel Committee for its review and approval. Such determinations of the Management Personnel Committee are reported to the full board of directors, which then has the opportunity to consider and amend such determinations concerning the compensation payable to executive officers. In 2001, the full board of directors approved the determinations of the Management Personnel Committee with respect to compensation without making any changes thereto. The Management Personnel Committee’s policy for determining an executive’s salary, bonus and stock option grants is based on the responsibility of such executive, his or her impact on the operations and profitability of Gray or the business unit for which such executive has operating responsibility and the knowledge and experience of such executive.

     In 2001, the Management Personnel Committee utilized the foregoing criteria to determine executive salaries, bonuses and option grants and such salaries, bonuses and option grants are consistent with the foregoing policy. An executive’s annual bonus is based on a percentage of his or her annual base salary. These considerations are subjective in nature and the Management Personnel Committee does not assign relative weights thereto. For 2001, bonuses ranged from 0% to 31% of an executive’s base salary. Whether or not a bonus is in fact earned by an executive is linked to the attainment, by Gray or the business unit for which such executive has operating responsibility, of predetermined operating profit targets based on budgeted operating revenues (which is an objective analysis) and the individual’s contribution to Gray or the business unit (which is a subjective analysis). The Management Personnel Committee approves the operating profit targets annually. When measuring an executive’s individual contribution and performance, the Management Personnel Committee examines the factors, as well as qualitative factors that necessarily involve a subjective judgment by the Management Personnel Committee. In making such subjective determination, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual’s performance against such mix in absolute terms in relation to other executives at Gray. In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, the Management Personnel Committee takes into account subjective considerations, including the level of such executive’s position and the individual’s contribution to Gray. Although the Management Personnel Committee believes that its compensation structure is similar to that of other comparable communications companies, it did not specifically compare such structure with that of other companies in 2001.

     The annual compensation of Mr. Robinson, our President and Chief Executive Officer, was set by the Management Personnel Committee at $200,000 in 2001. His compensation was set after reviewing Gray’s overall performance, success in meeting strategic objectives and the Chief Executive Officer’s personal leadership and accomplishments.

     Submitted by the Management Personnel Committee of the Board of Directors

Richard L. Boger, Chairman William E. Mayher, III Robert S. Prather, Jr. Hugh Norton J. Mack Robinson

Certain Relationships and Related Transactions

     The following information is as of July 2, 2002.

     J. Mack Robinson, President, Chief Executive Officer and a director of Gray, is Chairman of the Board of Bull Run Corporation and the beneficial owner of approximately 24.9% of the outstanding shares of Bull Run Corporation common stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Robinson). Robert S. Prather, Jr., Executive Vice President-Acquisitions and a director of Gray, is President, Chief Executive Officer and a director of Bull Run Corporation and the beneficial owner of approximately 8.7% of the outstanding shares of Bull Run Corporation common stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Prather). Bull Run Corporation is the owner of 18.2% of the total outstanding common stock of Gray. Hilton H. Howell, Jr., Executive Vice President and a director of Gray, is Vice President, Secretary and a director of Bull Run Corporation. Bull Run Corporation and the executive officers and directors mentioned above, and their affiliates, hold or have the right to vote in the aggregate approximately 49.9% in voting power of the currently outstanding common stock of Gray. Furthermore, if all options and warrants that are currently outstanding were exercised, their voting power would increase to approximately 56.0%.

     Harriett J. Robinson serves as a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company, which are both holders of a portion of Gray’s Series C convertible preferred stock.

     J. Mack Robinson is the father-in-law and Harriett J. Robinson is the mother-in-law of Hilton H. Howell, Jr. Mr. and Mrs. Robinson are husband and wife.

     See “Corporate Committee Interlocks and Insider Participation” for a description of business relationships among Gray, Messrs. Robinson and Prather, Host and Bull Run Corporation.

Stock Performance Graphs

     The following graphs compare the cumulative total return of Gray class A common stock and class B common stock from December 31, 1996 to December 31, 2001 as compared to the stock market total return indexes for (1) The New York Stock Exchange Market Index and (2) The New York Stock Exchange Industry Index based upon the Television Broadcasting Stations Index on December 31, 1996.

     The graphs assume the investment of $100 in the Gray class A common stock and class B common stock, the New York Stock Exchange Market Index and the NYSE Television Broadcasting Stations Index on December 31, 1996. Dividends are assumed to have been reinvested as paid.

GRAY CLASS A COMMON STOCK

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Gray class A common stock	100.00	139.60	146.47	142.12	127.84	112.79
TV broadcasting stations	100.00	130.53	93.57	163.81	129.99	126.74
NYSE market index	100.00	131.56	156.55	171.42	175.51	159.87

GRAY CLASS B COMMON STOCK

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Gray class B common stock	100.00	152.08	121.62	120.65	132.18	94.04
TV broadcasting stations	100.00	130.53	93.57	163.81	129.99	126.74
NYSE market index	100.00	131.56	156.55	171.42	175.51	159.87

Report of Audit Committee

     The Audit Committee of our board of directors was comprised of three directors in 2001 who were and continue to be independent and financially literate within the meaning of the New York Stock Exchange and National Association of Securities Dealers listing standards regarding audit committees. In accordance with its written charter, which was approved and adopted in its current form by our board of directors on May 25, 2000, the Audit Committee assists our board of directors in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Gray. In addition, the Audit Committee recommends to the full board of directors the selection of our independent auditors.

     Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. PricewaterhouseCoopers LLP, our independent auditors, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present in all material respects our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the year ended December 31, 2001 and discussed them with both management and PricewaterhouseCoopers LLP.

     The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards No. 1, Independence Discussions with Audit Committees, issued by the Independence Standards Board, and has discussed with PricewaterhouseCoopers LLP its independence from Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

     Based upon this review, the Audit Committee recommended to the full board of directors that our audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2001 and filed with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Board of Directors

Howell W. Newton, Chairman Richard L. Boger Hugh E. Norton

Change in Certifying Accountant

     On January 2, 2002, Ernst & Young LLP was dismissed as our principal accountant. We retained PricewaterhouseCoopers LLP as our principal independent accountants, effective January 7, 2002. The decision to change accountants was recommended by our Audit Committee and approved by our board of directors.

     The audit reports of Ernst & Young LLP on our consolidated financial statements for the years ended December 31, 2000 and 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2000 and 1999, and through January 2, 2002, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference to the subject matter of the disagreement in their reports on the consolidated financial statements for such years.

     During the years ended December 31, 2000 and 1999 and through January 2, 2002, there have occurred none of the “reportable events” listed in Item 304(a)(1)(v) of Regulation S-K.

     Ernst & Young LLP was provided a copy of the above disclosures, also set forth in our current report on Form 8-K filed with the SEC on January 7, 2002, and was requested to furnish Gray with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. Ernst & Young’s letter concurring with the disclosures was filed as an exhibit to the Form 8-K.

     We engaged PricewaterhouseCoopers LLP as our new independent accountant as of January 7, 2002. During the years ended December 31, 2001 and 2000, and through January 7, 2002, we did not consult with PricewaterhouseCoopers LLP regarding any matters specified in Items 304(a)(2)(i) or (ii) of Regulation S-K.

     We have selected PricewaterhouseCoopers LLP as our principal accountant to audit our financial statements for the year ending December 31, 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

Fees of PricewaterhouseCoopers LLP

     Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the year ended December 31, 2001 were $176,900.

     We retained PricewaterhouseCoopers LLP as our independent auditor on January 2, 2002. Accordingly, no fees were paid to PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001 under the categories of “Financial Information System Design and Implementation Fees” or “All Other Fees.”

Fees of Ernst & Young LLP

     Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the reviews of financial statements included in our quarterly reports on Form 10-Q during the year ended December 31, 2001 were $21,900.

     Financial Information System Design and Implementation Fees. There were no fees billed by Ernst & Young LLP for professional services rendered for financial information systems design and implementation for the year ended December 31, 2001.

     All Other Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered, other than for the services described above, were $75,200 for the year ended December 31, 2001. These other services primarily related to reviews of financial statements of our employee benefit plans and tax related services.

PROPOSAL 4: APPROVAL OF THE 2002 LONG TERM INCENTIVE PLAN

     Our board of directors has approved and recommends that you approve the 2002 Incentive Plan, which replaces the 1992 Incentive Plan, which became effective July 1, 1992. Under the terms of the 1992 Incentive Plan, we were permitted to grant incentive stock options under the 1992 Incentive Plan for a period of ten years from the effective date of the 1992 Incentive Plan. Accordingly, we are terminating the 1992 Incentive Plan upon approval by the shareholders of the 2002 Incentive Plan. In addition, the 1992 Incentive Plan does not have sufficient shares remaining to meet our anticipated needs for granting stock options to former employees of Stations who become employees of Gray following the merger described in Proposal No. 1 above, and for general employee retention and recruiting. This proposal will, if approved by the shareholders, be implemented even if the merger is not completed.

     If the 2002 Incentive Plan is approved by shareholders, we will not issue any additional awards under the 1992 Incentive Plan. However, unused shares under the 1992 Incentive Plan will carry over to the 2002 Incentive Plan and be available for the grant of awards under the 2002 Incentive Plan, as described below. Currently, 2,900,000 shares of our common stock, including 2,600,000 shares of Gray class B common stock and 300,000 shares of Gray class A common stock, may be made subject to options granted under the 1992 Incentive Plan. To date, we have 801,370 unused shares of Gray class B common stock available under the 1992 Incentive Plan. The 2002 Incentive Plan would allow us to issue the remaining unused shares under the 1992 Incentive Plan, plus an additional 2,000,000 shares of Gray class B common stock. Consequently, the 2002 Incentive Plan will enable Gray to grant options to purchase an aggregate of 2,801,370 shares of Gray class B common stock.

     Approval of the 2002 Incentive Plan by the shareholders is intended, among other things, to qualify stock incentive awards under the 2002 Incentive Plan to certain executive officers of Gray as “performance-based compensation,” which is not subject to the limits on deductibility of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”), as described further below, and to enable Gray to issue incentive stock options under Section 422 of the Internal Revenue Code. In addition, the NYSE, on which the Gray class A common stock and class B common stock are listed, requires shareholder approval of the 2002 Incentive Plan.

     A summary of the 2002 Incentive Plan appears below. This summary is qualified in its entirety by reference to the full text of the 2002 Incentive Plan, which is attached as Appendix C to this proxy statement.

     Our board of directors unanimously recommends that you vote “FOR” approval of the 2002 Incentive Plan.

Description of the 2002 Incentive Plan

     The material features of the 2002 Incentive Plan are outlined below.

     Types of Awards. The 2002 Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights (“SARs”) and performance awards (collectively, the “awards”) to our officers and key employees to purchase shares of Gray class A common stock and class B common stock. As of July 1, 2002, approximately 283 individuals held options granted under the 1992 Incentive Plan, the predecessor plan to the 2002 Incentive Plan.

     Purpose. The 2002 Incentive Plan is designed to encourage officers and key employees to achieve goals, which are mutually beneficial to Gray and the officer or employee, thereby strengthening their desire to remain with Gray, while simultaneously providing an incentive to work for the success of Gray.

     Administration. The 2002 Incentive Plan will be administered by a committee or subcommittee of our board of directors that consists of persons appointed by our board of directors (the “2002 Plan Committee”). Subject to any general guidelines established by our board, the determinations of the 2002 Plan Committee will be made in accordance with their judgment as to the best interest of Gray and its shareholders. Determinations, interpretations or other actions made or taken by the 2002 Plan Committee pursuant to the provisions of the 2002 Incentive Plan will be final and binding for all purposes and upon all participants.

     Incentive Stock Options. The incentive stock options granted under the 2002 Incentive Plan may not be exercised earlier than six months and not later than 10 years from the date of grant. The purchase price per share of Gray common stock purchasable under any incentive stock option may not be less than 100% of the fair market value of the shares on the date the option is granted. The aggregate fair market value of the stock which an incentive stock option is exercisable for the first time during any calendar year shall not exceed $100,000.

     Nonqualified Stock Options. The nonqualified stock options granted under the 2002 Incentive Plan may not be exercised earlier than six months and not later than 10 years from the date of grant. The purchase price per share of Gray common stock purchasable under any nonqualified stock option is such price as is fixed by the 2002 Plan Committee. Unless and until the 2002 Plan Committee determines that a nonqualified stock option is not designed to comply with the performance-based exception under Section 162(m) of the Internal Revenue Code, the exercise price of a nonqualified stock option granted to a covered employee under Section 162(m) will not be less than 100% of the fair market value of our common stock on the date of grant. The 2002 Plan Committee will have the right to determine at the time an option is granted whether shares issued upon exercise of a nonqualified stock option will be subject to restrictions, and if so, the nature of the restrictions.

     Stock Appreciation Rights. Upon the exercise of an SAR, the holder thereof will be entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares over the exercise price of the SAR. The exercise price (which may not be less than the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the 2002 Plan Committee. At the time of grant, the 2002 Plan Committee may establish a maximum amount per share which will be payable upon exercise of a SAR. Payment by Gray upon exercise of a SAR may be in cash or stock, or any combination thereof, as the 2002 Plan Committee determines. The following will apply upon the exercise of a SAR:

•	Exercise of SARs in Lieu of Exercise of Options. SARs exercisable in lieu of any related stock option may be exercised for all or part of the shares of stock for which its related option is then exercisable. Such number of shares equal to the number of SARs exercised will no longer be available for awards under the 2002 Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the 2002 Incentive Plan.

•	Exercise of SARs in Conjunction with Exercise of Options. SARs exercisable in conjunction with the exercise of stock options will be deemed to have been exercised upon the exercise of the related stock options, and shares of stock equal to the sum of the number of shares acquired by exercise of the stock option plus the number of SARs exercised will no longer be available for awards under the 2002 Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the 2002 Incentive Plan.

•	Exercise of SARs Upon Lapse of Options. SARs exercisable upon lapse of stock options will be deemed to have been exercised upon the lapse of the related stock options as to the number of shares of stock subject to the stock options. Shares of stock equal to the number of SARs needed to have been exercised will not be available again for awards under the 2002 Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the 2002 Incentive Plan.

•	Exercise of SARs Independent of Options. SARs exercisable independent of stock options may be exercised upon whatever terms and conditions the 2002 Plan Committee imposes upon the SARs, and shares of stock equal to the number of SARs exercised will no longer be available for awards under the 2002 Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the 2002 Incentive Plan.

     Restricted Stock. Restricted stock consists of stock issued or transferred under the 2002 Incentive Plan at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus. Restricted stock awards may not be disposed of by the recipient until the restrictions established by the 2002 Plan Committee lapse, and in any event, such restricted stock may not be disposed of for not less than six months following the date of grant. Participants are entitled to all dividends paid with respect to restricted stock during the period which the sale of such stock is restricted and will not be required to return any such dividends to Gray in the event of the forfeiture of the restricted stock.

     Performance Awards. Performance awards consist of stock to be issued without payment therefor, if the performance goals established by the 2002 Plan Committee are achieved during the applicable performance period. The goals established by the 2002 Plan Committee may include return on average total capital employed, earnings per share, return on shareholders’ equity and, for a performance award that the 2002 Plan Committee determines will not be designed to comply with the performance-based exception under Section 162(m) of the Internal Revenue Code, such other goals as may be established by the 2002 Plan Committee. Actual payment of the performance award earned shall be in cash or in stock or in combination of both, in a single sum or in periodic installments, as determined by the 2002 Plan Committee. If the performance award includes stock, such stock may not be disposed of for six months from the date of issuance pursuant to such award. If the performance award is paid in cash instead of stock, the number of shares reserved for issuance under the 2002 Incentive Plan and in the form of restricted stock or performance awards will be reduced by the number of shares issued. The 2002 Plan Committee will certify in writing that any performance goals and any other material terms of a performance award have been achieved prior to the actual payment of the performance award.

     Adjustments and Amendments of the 2002 Incentive Plan. Adjustments in the 2002 Incentive Plan and in outstanding options will be made to reflect stock dividends, recapitalizations and similar events. The board of directors has the right to amend or terminate the 2002 Incentive Plan at any time; provided, however, that unless first duly approved by the holders of Gray common stock entitled to vote on such matter, no amendment or change may be made in the 2002 Incentive Plan: (1) increasing the total number of shares that may be issued under the 2002 Incentive Plan or increasing the amount of type of awards that may be granted under the 2002 Incentive Plan; (2) changing the minimum purchase price of shares of common stock which may be made subject to awards under the 2002 Incentive Plan; or (3) changing the eligibility requirements.

     The 2002 Incentive Plan will not be subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2002 Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

     Change in Control. The 2002 Incentive Plan provides that in the event of a change of control of Gray, outstanding awards shall become immediately and fully exercisable or payable according to the following terms:

•	Any outstanding and unexercised option shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

•	For six months and seven days following a change in control of Gray, a holder of an option, unless provided otherwise at the time of grant, shall have the option to receive in cash an amount equal to the amount by which the highest reported price per share of stock, on the date of exercise, shall exceed the base price per share of stock under the option multiplied by the number of shares granted under the option, for which this right has been exercised;

•	Any outstanding and unexercised SARs shall become exercisable as follows:

(1)	SARs exercisable in lieu of any related stock option or in conjunction with the exercise of stock options may be exercised for all or part of the shares of stock for which its related option is then exercisable in the same manner as prior to the change in control;

(2)	SARs exercisable independent of stock options shall be deemed to have been exercised if and when the participant advises the 2002 Plan Committee in writing that he or she elects to have options with respect to which the SAR was granted treated as lapsed and shall have been held for six months prior to exercise; and

(3)	SARs exercisable independent of stock options shall be exercisable immediately, without regard to limitations imposed in the 2002 Incentive Plan.

•	Any restricted stock shall become immediately and fully transferable. The 2002 Plan Committee shall have been deemed to waive any automatic forfeitures.

•	Any performance award, which has not expired, shall be deemed to have been earned on the assumption that all performance goals have been achieved.

•	A “change in control” is deemed to have occurred if (1) any person becomes the beneficial owner of 45% percent or more of the combined voting power of Gray’s then outstanding shares; (2) during any period of two consecutive years individuals who at the beginning of such period constitute the board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which Gray is not the continuing or surviving corporation or pursuant to which shares of Gray common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of Gray in which Gray is the continuing corporation in which the holders of Gray common stock immediately prior to the acquisition do not own 51% percent or more of the combined voting power of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all of Gray’s assets; or (6) the shareholders of Gray approve any plan or proposal for the liquidation or dissolution of Gray.

     Non-Assignability of Awards. No Award may be assigned or transferred by the recipient, except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order, and are exercisable, during the participant’s lifetime, only by the participant.

     Certain Federal Income Tax Consequences. The following discussion is designed to provide a summary of the material tax consequences with respect to awards granted under the 2002 Incentive Plan as of the date of this proxy statement. In addition to the tax consequences described below, (1) officers and directors of Gray subject to Section 16(b) of the Securities Exchange Act of 1934, may be subject to special rules regarding the income tax consequences concerning their incentive stock options; nonqualified stock options and restricted shares and (2) any entitlement to a tax deduction on the part of Gray is subject to the applicable Federal tax rules, including, those relating to the $1 million limitation on deductible compensation.

•	Incentive Stock Options. Certain options granted or that may be granted under the 2002 Incentive Plan will be incentive stock options as defined in the Internal Revenue Code, provided that such options satisfy the requirements under the Internal Revenue Code applicable to incentive stock options. In general, neither the grant nor the exercise of any incentive stock option will result in taxable income to the optionee or a deduction to Gray. The sale of Gray common stock received upon the exercise of an option which satisfies all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the option price and will not result in a tax deduction to Gray. The exercise of an incentive stock option may have implications in the computation of the optionee’s alternative minimum tax. To receive capital gain or loss treatment upon the disposition of Gray common stock acquired through exercise of an incentive stock option, the optionee must not dispose of the Gray common stock purchased pursuant to the exercise of an incentive stock option within two years after the option is granted and must hold such Gray common stock for at least one year after the transfer of such Gray common stock to the optionee.

If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Gray common stock, but, in general, any gain in an amount equal to the lesser of (1) the fair market value of the Gray common stock on the date of exercise minus the option price or (2) the amount realized on the disposition minus the option price is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee’s holding period for the stock that has been sold. Gray will generally be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

The 2002 Incentive Plan provides that an optionee may pay for Gray common stock received upon the exercise of an option (including an incentive stock option) with other shares of Gray common stock. In general, an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

•	Nonqualified Stock Option. An optionee will realize no taxable income upon the grant of a non-qualified stock option and Gray will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a non-qualified stock option, the optionee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Gray common stock on the date of exercise over the exercise price. Upon a subsequent sale of the Gray common stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Gray common stock. Gray will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

•	SARs. Generally, no Federal income tax consequences are incurred by Gray or the holder at the time a SAR is granted pursuant to the 2002 Incentive Plan. However, upon the exercise of a SAR, the holder will generally realize ordinary income for Federal income tax purposes equal to the amount of cash of the value of property received by him or her. Gray generally will be entitled at such time to a deduction for Federal income tax purposes in the same amount realized as ordinary income. If a holder of a SAR receives Gray common stock upon the exercise of such right and subsequently disposes of such Gray common stock, any gain or loss realized upon the sale will be either long-term or short-term capital gain or loss, depending on the holder’s holding period for the Gray common stock that has been sold.

•	Restricted Stock Awards. The Federal income tax consequences of a restricted stock award granted under the 2002 Incentive Plan will depend, in large measure, on the restriction placed on the stock. In general, if the stock is “not transferable” and subject to a “substantial risk of forfeiture,” as described above, then, unless the recipient makes an 83(b) election, he or she will recognize ordinary income equal to the fair market value of the stock in the year the stock is either transferable or not subject to a substantial risk of forfeiture over the price, if any, paid for the stock. If the recipient makes an 83(b) election, he or she will recognize ordinary income equal to the fair market value of the stock at the time of the award over the price, if any, paid for the stock. Any gain or loss on a subsequent sale of the stock will be his or her long-term or short-term capital gain or loss depending on the recipient’s holding period for the stock. Gray will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

Additional Information Regarding New Plan Benefits

     Awards under the 2002 Incentive Plan are based upon Gray’s performance. Accordingly, future awards under the 2002 Incentive Plan are not determinable at this time. Reference is made to the sections captioned “Summary Compensation Table,” “Option Grants in Last Fiscal Year” and “FY-End Option Values” at pages            through            of this proxy statement for detailed information on stock incentive awards and exercises of such awards by certain executive officers under the 1992 Incentive Plan during the three most recent fiscal years.

Market Price of the Common Stock

     As of                              , 2002, the fair market value of Gray class A common stock underlying options granted pursuant to the 1992 Incentive Plan, the predecessor plan to the 2002 Incentive Plan, was $           per share, equal to the closing price of the Gray class A common stock as reported by the New York Stock Exchange, and the fair market value of Gray class B common stock underlying options granted pursuant to the 1992 Incentive Plan was $           per share, equal to the closing price of the Gray class B common stock as reported by the New York Stock Exchange.

Equity Compensation Plan Information

     The following table gives information about Gray class A common stock and class B common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2001.

Equity Compensation Plan Information

			Number of securities
			remaining available for
		Weighted-average	future issuance under
	Number of securities to	exercise price of	equity compensation
	be issued upon exercise	outstanding	plans (excluding
	of outstanding options,	options, warrants	securities reflected in
Plan Category	warrants and rights	and rights	1st column)

Class A Common

Equity compensation plans approved by security holders(1)	19,377	$17.81	1,350

Equity compensation plans not approved by security holders	—	$—	—

Total	19,377	N/A	1,350

Class B Common

Equity compensation plans approved by security holders(2)	1,554,430	$11.86	1,064,370

Equity compensation plans not approved by security holders(3)	80,000	$10.75	—

Total	1,634,430	N/A	1,064,370

(1)	Includes securities available for future issuance under the 1992 Incentive Plan.

(2)	Includes securities available for future issuance under the 1992 Incentive Plan and the Gray Communications Systems, Inc. Non-Employee Directors’ Stock Option Plan.

(3)	On September 21, 2000, we issued to Hilton H. Howell, Jr., a director and executive vice president of Gray, an option to purchase 80,000 shares of Gray class B common stock at an exercise price of $10.75 per share, which represented the fair market value of the Gray class B common stock on the date of grant. The option became exercisable in equal 50% increments on the first and second anniversaries of the date of grant. The option expires on September 20, 2005.

PROPOSAL 5:
RATIFICATION OF THE ISSUANCE OF SHARES OF THE SERIES C PREFERRED STOCK

     You are being asked to ratify the issuance of shares of Gray Series C convertible preferred stock (the “Series C preferred stock”) that we issued in a private placement.

Private Placement of the Series C Preferred Stock

     On April 22, 2002, for a total purchase price of $40 million, we issued 4,000 shares of the Series C preferred stock in a private placement. A limited number of outside accredited investors purchased 3,140 shares of the Series C preferred stock. In addition, several investors who are “related parties” of Gray within the meaning of Rule 312.03(b) of the NYSE, including J. Mack Robinson, Harriett J. Robinson and certain of their affiliates, acquired 860 shares of the Series C preferred stock in exchange for all of the outstanding shares of Gray Series A preferred stock and Series B preferred stock previously held by such related parties. The purpose of the private placement was to raise funds to repay current amounts outstanding under our revolving credit facility and for other general corporate purposes.

     The shares of Series C preferred stock are convertible at the option of the holder into shares of Gray class B common stock under a conversion ratio described below. Based on this conversion ratio, the conversion of the 4,000 shares of the Series C preferred stock would result in the issuance of an aggregate of 2,779,708 shares of Gray class B common stock, equal to approximately 17.8% of the total number of shares of Gray class A common stock and class B common stock outstanding on April 22, 2002, the date of issuance of the Series C preferred stock. The conversion of all shares of Series C preferred stock held by related parties of Gray within the meaning of Rule 312.03(b) of the NYSE would result in the issuance of an aggregate of 597,637 shares of Gray class B common stock, equal to approximately 3.8% of the total number of shares of Gray class A common stock and class B common stock outstanding on April 22, 2002, the date of issuance of the Series C preferred stock.

New York Stock Exchange Rules

     Shares of Gray class A common stock and class B common stock are listed on the NYSE. The NYSE listing rules require that before we issue a number of shares equal to 20% or more of the outstanding shares of our common stock in any transaction or series of related transactions, subject to limited exceptions, we must obtain shareholder approval. As noted above, based on the number of outstanding shares of the Series C preferred stock and the conversion ratio, the number of shares of Gray class B common stock issuable upon conversion of all of the shares of Series C preferred stock did not exceed this 20% threshold. However, under the terms of the Series C preferred stock, we may elect to pay the cumulative annual dividend on the Series C preferred stock through the issuance of additional shares of Series C preferred stock (pay-in-kind, or “PIK” dividends), rather than in cash. The future issuance of additional shares of Series C preferred stock as PIK dividends could cause the number of shares of Gray class B common stock issuable upon conversion of the Series C preferred stock to exceed this 20% threshold. Therefore, the NYSE requires that before any such future issuance, the transaction in which the Series C preferred stock was initially issued be approved by our shareholders.

     In addition, the NYSE listing rules also require that before we issue a number of shares equal to 1% or more of the outstanding shares of our common stock to certain related parties of Gray, subject to limited exceptions, we must obtain shareholder approval. As described above, the conversion of all of the shares of Series C preferred stock held by related parties of Gray would result in the issuance of a number of shares of Gray class B common stock equal to 3.8% of the total number of shares of Gray class A common stock and class B common stock which were outstanding on April 22, 2002, the date of the initial issuance of the Series C preferred stock. Therefore, the NYSE requires that before these related parties may convert their shares of Series C preferred stock, the issuance of the Series C preferred stock to them be approved by our shareholders.

     If we fail to obtain shareholder approval for this proposal, we will be unable to exercise our option of issuing PIK dividends in lieu of cash dividends if such PIK dividends would cause the number of shares of Gray class B common stock issuable upon conversion of the Series C preferred stock to exceed 20% of our outstanding shares of common stock. If we are unable to issue PIK dividends at any point in the future, and instead are required to pay cash dividends on the Series C preferred stock, such payment of cash dividends may cause an event of default under our bank credit facility, which limits our ability to pay cash dividends. Further, any holder of shares of Series C preferred stock who is a related party of Gray will be unable to convert his or her shares of the Series C preferred stock into shares of Gray class B common stock. Under no circumstances will we issue shares of Gray class B common stock upon conversion of the Series C preferred stock in excess of the NYSE thresholds, without shareholder approval. Failure to approve this proposal will not result in the unwinding of the private placement transaction in which the Series C preferred stock was issued.

Summary of the Terms of the Series C Preferred Stock

     The following is a summary of the terms of the Series C preferred stock:

     Dividends. A cumulative annual dividend of $800, and beginning on April 22, 2009, $850, on each share of the Series C preferred stock is payable, at the option of Gray, in cash or additional shares of the Series C preferred stock, on a quarterly basis. Dividends are to be paid, when, as and if declared by our board of directors, on each June 30, September 30, December 31, and March 31 to record holders of the shares on the 15th day of such months, beginning on June 30, 2002.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of Gray, funds available for distribution to shareholders will be paid to the holders of the Series C preferred stock in an amount per share equal to $10,000, plus accrued and unpaid dividends thereon, before any distribution to holders of Gray class A common stock or class B common stock. A merger or consolidation of Gray or a sale or other conveyance of our assets shall not be deemed a liquidation, dissolution or winding up of Gray.

     Original Conversion Price. Each share of the Series C preferred stock may be converted at any time, at the option of the holder, into that number of shares of Gray class B common stock determined by dividing (1) the liquidation preference per share by (2) $14.39, subject to adjustment, except that related parties of Gray may not convert their shares unless and until the issuance of such shares to such related party has been approved by the shareholders of Gray or otherwise permitted by the NYSE.

     Optional Redemption. We may redeem, in whole or in part, the Series C preferred stock at our discretion on or after April 22, 2007 at a redemption price equal to $10,000 per share plus accrued and unpaid dividends.

     Mandatory Redemption. We are required to redeem all of the issued and outstanding shares of the Series C preferred stock on April 22, 2012 at a redemption price equal to $10,000 per share plus accrued and unpaid dividends.

     Registration Rights. The Series C preferred stock was not registered under the Securities Act of 1933. We have filed a registration statement on Form S-3 to register the shares of Gray class B common stock issuable upon conversion of the Series C preferred stock. In addition, we have agreed to grant certain “piggyback” registration rights with respect to the Gray class B common stock underlying the Series C preferred stock under certain circumstances.

     Voting Rights. Holders of the Series C preferred stock do not have any voting rights except for the following voting rights and any other voting rights required by law. Holders of the Series C preferred stock (1) are entitled to elect two additional directors of Gray in the event that dividends of the Series C preferred stock are in arrears in an amount equal to at least six quarterly dividends and (2) have approval rights over (A) the authorization or issuance of any shares of, or the reclassification of any shares of capital stock of Gray into shares of, capital stock of Gray ranking senior to the Series C preferred stock, (B) the authorization or issuance of any additional shares of the Series C preferred stock and (C) any amendment to our articles of incorporation that adversely affects the powers, preferences or special rights of the Series C preferred stock.

     Information Rights. Each holder of Series C preferred stock is to be furnished with annual audited and quarterly unaudited financial statements of Gray consistent with reports provided to the holders of the Gray class B common stock.

Recommendation

     Our board of directors unanimously recommends that you vote “FOR” the issuance of the Series C preferred stock, including the issuance of any shares to related parties of Gray and the issuance of any additional shares as a result of PIK dividends and other adjustments to the Series C preferred stock.

OTHER MATTERS

     Our board of directors knows of no other matters to be brought before the annual meeting. However, if any other matters are properly brought before the annual meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

     Proposals of shareholders intended to be presented at Gray’s 2003 Annual Meeting of Shareholders must be received at our principal executive offices by                              , 2003 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING

     For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2003 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on                              , 2003 and advise shareholders in the 2003 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on                              , 2003. Notices of intention to present proposals at the 2003 Annual Meeting of Shareholders should be addressed to Robert A. Beizer, Secretary, 1201 New York Ave. NW, Suite 1000, Washington, DC, 20005-3917.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders may read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, DC 20549 and also at its locations in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to shareholders by referring shareholders to those documents. The following documents have been previously filed by us with the SEC and are hereby incorporated by reference in this proxy statement:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Current Report on Form 8-K filed June 21, 2002; and

•	Current Report on Form 8-K filed July 17, 2002.

     Additionally, all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the annual meeting shall be deemed to be incorporated by reference in this proxy statement and to be part of this proxy statement from the date of filing of such documents. Any statements contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     We will provide, without charge to you, on your written or oral request, a copy of any or all of the documents incorporated in this proxy statement by reference. Requests for such copies should be directed to:

Gray Communications Systems, Inc.
4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: James C. Ryan, Chief Financial Officer
Telephone: (404) 504-9828

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Stations Holding Company, Inc. (formerly Benedek Communications Corporation) and Subsidiaries
Hoffman Estates, Illinois

      We have audited the accompanying consolidated balance sheets of Stations Holding Company, Inc. (“Stations”) and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders’ (deficit) and cash flows for the years ended December 31, 1999, 2000 and 2001. These financial statements are the responsibility of Stations’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stations and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for the years ended December 31, 1999, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that Stations will continue as a going concern. As discussed in Note Q to the consolidated financial statements, Stations is currently in default under its Credit Facility and Discount Notes and has filed for relief under Chapter 11 of the Bankruptcy Code subsequent to year-end. This raises substantial doubt about Stations’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note Q. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As described in Note O to the consolidated financial statements, Stations has elected to early adopt the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ McGLADREY & PULLEN, LLP

Rockford, Illinois
March 15, 2002, except for the subsequent
events described in Note Q as to which
the date is June 4, 2002

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2000	2001

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$3,983	$3,503
Receivables
Trade, less allowance for doubtful accounts of $799 and $834 for 2000 and 2001	30,108	29,912
Notes receivable-officers	15	720
Other	935	720
Current portion of program broadcast rights	5,917	6,394
Prepaid expenses	1,957	2,237
Deferred income taxes	1,138	946
Assets of station held for sale (Note B)
Property and equipment	—	3,023
Intangible assets	—	15,477

Total current assets	44,053	62,932

Property and equipment (Note D)	74,911	67,874

Intangible assets (Note E)	381,914	330,875

Other assets
Program broadcast rights, less current portion (Note H)	854	1,884
Deferred loan costs	4,627	3,487
Notes receivable-officers (Note C)	1,702	982
Other	201	203

	7,384	6,556

	$508,262	$468,237

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Current maturities of notes payable	$1,460	$432,639
Current portion of program broadcast liabilities	9,188	9,421
Accounts payable and accrued expenses (Note I)	12,449	23,061
Deferred revenue	579	580

Total current liabilities	23,676	465,701

Long-Term Obligations
Notes payable (Note F, G)	431,482	4,733
Program broadcast liabilities (Note H)	329	2,006
Deferred revenue	1,877	1,325
Deferred income taxes (Note K)	51,065	40,212

	484,753	48,276

Senior exchangeable preferred stock, liquidation
Preference, 2000-$134,721 and 2001-$150,895 (Note F)	139,636	157,845

Seller junior discount preferred stock, liquidation preference, 2000-$64,426 and 2001-$73,296 (Note F)	65,928	78,905
Commitments (Note H, J, P, Q)
Stockholders’ (Deficit) (Note C, F, L) Common stock, class A	—	—
Common stock, class B	74	74
Additional paid-in capital	(66,413)	(68,605)
Accumulated deficit	(138,733)	(213,260)
Stockholder’s note receivable (Note C)	(659)	(699)

	(205,731)	(282,490)

	$508,262	$468,237

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except share and
	per share data)
Net revenues	$99,432	$116,687	$107,561

Operating expenses:
Selling, technical and program expenses	40,247	48,078	48,696
General and administrative	14,907	15,857	15,311
Depreciation and amortization (Note E)	17,442	19,711	21,901
Corporate	4,510	5,590	5,946

	77,106	89,236	91,854

Net gain on sale of stations (Note B & E)	6,403	61,406	—

Operating income	28,729	88,857	15,707

Financial income (expense):
Interest expense: (Note A)
Cash interest	(20,901)	(23,564)	(33,350)
Other interest	(19,040)	(20,943)	(10,011)

	(39,941)	(44,507)	(43,361)
Interest income	200	564	159

	(39,741)	(43,943)	(43,202)

Income (loss) from continuing operations before income tax and extraordinary item	(11,012)	44,914	(27,495)
Income tax benefit (expense)	(406)	(29,199)	10,165

Income (loss) from continuing operations	(11,418)	15,715	(17,330)
Discontinued Operations (Note O & Q):
(Loss) from operations of discontinued stations	(6,142)	(229)	(29,826)
Income tax benefit (expense)	1,783	(652)	1,741

(Loss) from discontinued operations	(4,359)	(881)	(28,085)

Income (loss) before extraordinary item	(15,777)	14,834	(45,415)
Extraordinary item, gain (loss) on early extinguishment of debt net of applicable income taxes of $8,340 and $(628) in 1999
and 2000 (Note G)	(12,510)	942	—

Net income (loss)	(28,287)	15,776	(45,415)
Preferred stock dividends and accretion	(18,987)	(23,933)	(31,186)

Net (loss) applicable to common stock	$(47,274)	$(8,157)	$(76,601)

Basic and diluted (loss) per common share:
(Loss) from continuing operations	$(4.11)	$(1.11)	$(6.56)
(Loss) from discontinued operations	(0.59)	(0.12)	(3.79)
Extraordinary item	(1.69)	0.13	—

(Loss) per common share	$(6.39)	$(1.10)	$(10.35)

Weighted-average common shares outstanding	7,400,000	7,400,000	7,400,000

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)

Years Ended December 31, 1999, 2000 and 2001

		Additional		Stockholder’s
	Common	Paid-In	Accumulated	Note
	Stock	Capital	Deficit	Receivable	Total

	(In thousands)
Balance at December 31, 1998.	$74	$(59,549)	$(87,200)	$(588)	$(147,263)
Accretion to senior exchangeable preferred stock (Note F)	—	(1,823)	—	—	(1,823)
Dividends on preferred stock	—	—	(17,164)	—	(17,164)
Repurchase of initial warrants	—	(2,957)	—	—	(2,957)
Accrued interest on note receivable	—	33	—	(33)	—
Net (loss)	—	—	(28,287)	—	(28,287)

Balance at December 31, 1999.	$74	$(64,296)	$(132,651)	$(621)	$(197,494)
Accretion to senior exchangeable preferred stock (Note F)	—	(2,075)	—	—	(2,075)
Dividends on preferred stock	—	—	(21,858)	—	(21,858)
Repurchase of initial warrants	—	(80)	—	—	(80)
Accrued interest on note receivable	—	38	—	(38)	—
Net income	—	—	15,776	—	15,776

Balance at December 31, 2000.	$74	$(66,413)	$(138,733)	$(659)	$(205,731)
Accretion to senior exchangeable preferred stock (Note F)	—	(2,074)	—	—	(2,074)
Dividends on preferred stock	—	—	(29,112)	—	(29,112)
Repurchase of initial warrants	—	(158)	—	—	(158)
Accrued interest on note receivable	—	40	—	(40)	—
Net (loss)	—	—	(45,415)	—	(45,415)

Balance at December 31, 2001.	$74	$(68,605)	$(213,260)	$(699)	$(282,490)

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Cash flows from operating activities
Net income (loss)	$(28,287)	$15,776	$(45,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of program broadcast rights	8,127	9,015	9,276
Depreciation and amortization	15,695	16,002	17,237
Amortization and writedown of intangibles and deferred loan costs	14,609	12,574	29,840
Amortization of note discount	17,227	18,887	7,124
Deferred income taxes	(10,368)	27,721	(10,661)
Net (gain) on sale of stations	(6,181)	(61,406)	—
Loss on writedown of station held for sale	—	—	6,880
(Gain) loss on early extinguishment of debt	20,850	(1,570)	—
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(1,504)	(2,441)	411
Prepaid expenses and other	(356)	60	(280)
Payments on program broadcast liabilities	(7,455)	(8,691)	(8,873)
Accounts payable and accrued expenses	(2,482)	793	10,216
Deferred revenue	(573)	(511)	(511)

Net cash provided by operating activities	19,302	26,209	15,244

Cash flows from investing activities
Purchase of property and equipment	(7,923)	(9,814)	(11,073)
Payment for acquisition of stations	(9,359)	(8,584)	—
Deposit on and costs of acquisitions	(10,294)	—	—
Proceeds from sale of stations	56	7,585	—
Deposit on sale of station, net of fees paid	—	—	235
Disbursements on notes receivable-officers, net of payments	(720)	(722)	15
Other, net	(51)	276	(12)

Net cash (used in) investing activities	(28,291)	(11,259)	(10,835)

Cash flows from financing activities
Principal payments on notes payable	(259,453)	(3,806)	(2,231)
Redemption of discount notes	(2,591)	(9,820)	—
Net (payments) borrowings on long-term revolver	58,500	—	(2,500)
Proceeds from long-term borrowing	220,000	—	—
Repurchase of initial warrants	(2,957)	(80)	(158)
Payment of debt and senior preferred stock acquisition costs	(5,523)	(539)	—

Net cash provided by (used in) financing activities	7,976	(14,245)	(4,889)

Increase (decrease) in cash and cash equivalents	(1,013)	705	(480)
Cash and cash equivalents:
Beginning	4,291	3,278	3,983

Ending	$3,278	$3,983	$3,503

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Supplemental Disclosure of Cash Flow Information:
Cash payments for interest	$30,307	$26,395	$25,242
Cash payments (receipts) for income taxes	679	2,672	(1,524)

Supplemental Schedule of Noncash Investing and Financing Activities:
Acquisition of program broadcast rights	$8,186	$8,100	$10,783
Purchase of equipment on accounts payable	500	419	57
Notes payable incurred for purchase of property and equipment	4,140	1,672	2,037
Equipment acquired by barter transactions	221	252	523
Dividends accrued on preferred stock	17,164	21,858	29,112
Accrued interest on note receivable stockholder added to additional paid-in capital	33	38	40
Accretion to senior preferred stock	1,823	2,075	2,074

Acquisition of stations:
Property and equipment acquired at fair market value	$6,238	$25,693	$—
Intangible assets acquired	27,376	117,426	—
Program broadcast rights acquired	1,115	931	—
Program broadcast liabilities assumed	(1,115)	(868)	—
Other, net	17	(1,343)	—

	33,631	141,839	—
Less: Fair value of assets swapped	(24,272)	(122,961)	—

Cash purchase price, including fees paid	9,359	18,878	—
Less: Deposits and costs paid in prior year	—	(10,294)	—

Payment for acquisition of stations	$9,359	$8,584	$—

Sale of stations:
Property and equipment sold	$3,076	$8,876	$—
Intangible assets sold	8,101	60,258	—
Program broadcast rights sold	136	358	—
Program broadcast liabilities transferred	(145)	(345)	—
Other, net	—	(74)	—

	11,168	69,073	—
Gain recognized on sale of stations	13,101	61,406	—

	24,269	130,479	—
Less: Fair value of assets swapped	(24,272)	(122,961)	—
Fees paid on sales, prior year	59	67	—

Proceeds from sale of station net of fees paid	$56	$7,585	$—

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Note A) — Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

      Stations Holding Company, Inc. and its subsidiaries (“Stations”), formerly known as Benedek Communications Corporation, is a holding company with minimal operations other than from its wholly owned subsidiary, Benedek Broadcasting Corporation (“Benedek”). Benedek owns and operates twenty-three television stations located throughout the United States. Stations’ revenues are derived primarily from the sale of advertising time and, to a modest extent from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. Stations sells commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis. Segment information is not presented since all of Stations’ revenue is attributed to a single reportable segment.

Basis of Presentation

      The consolidated financial statements include the accounts of Stations and its wholly owned subsidiary, Benedek. Benedek has three wholly owned subsidiaries, Benedek License Corporation, Benedek Cable, Inc. and Benedek Interactive Media, LLC (the “Benedek Subsidiaries”). All significant intercompany items and transactions have been eliminated in consolidation.

Significant Accounting Policies

(1) Accounting estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Cash equivalents and concentration

      Stations considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      At various times during the periods, Stations had cash and cash equivalents on deposit with a financial institution in excess of federal depository insurance limits. Stations has not experienced any credit losses on these deposits.

(3) Revenues

      Revenue related to the sale of advertising is recognized at the time of broadcast. Net revenues are shown net of agency and national representatives’ commissions.

      Deferred revenues primarily relate to compensation paid by the network at the inception of the network affiliation agreement. This revenue is being recognized prorata until 2005, on a straight-line method.

(4) Barter transactions

      Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used. The transactions are recorded at the fair

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market value of the asset or service received. For the years ended December 31, 1999, 2000 and 2001, revenues from barter transactions totaled approximately $6,377,000, $6,182,000 and $6,111,000, respectively.

(5) Program broadcast rights and liabilities

      Program broadcast rights represent rights for the telecast of feature length motion pictures, series produced for television and other films, and are presented at the lower of amortized cost or net realizable value. Each agreement is recorded as an asset and liability when the license period begins and the program is available for its first showing. Program broadcast rights are amortized on a straight-line method over the life of the contract, which is included in selling, technical and program expenses. The agreements are classified between current and long-term assets according to the estimated time of future usage. The related liability is classified between current and long-term on the basis of the payment terms.

(6) Deferred loan and acquisition costs

      Deferred loan costs are amounts incurred in connection with long-term financing. The costs are amortized on the interest method over the terms of the related debt security. Costs incurred in connection with long-term financing which is not consummated are expensed at the point in time when the negotiation on the financing ceases. Costs incurred in connection with issuances of preferred stock are included in stockholders’ deficit as a permanent reduction of additional paid-in capital.

      Acquisition costs are amounts incurred in connection with acquiring additional television stations. Costs incurred in connection with acquisitions, which are not consummated, are expensed at the point in time when the negotiation on the acquisition ceases. The acquisition costs related to successful acquisitions are treated as part of the purchase price and are allocated to the assets purchased.

(7) Property and equipment and intangible assets

(a) Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated ranges of useful lives:

Years

Buildings and improvements	5-40
Towers	5-12
Transmission equipment	3-10
Other equipment	1-5

      Gains and losses on the disposition of property and equipment in the normal course of business are insignificant and are included in depreciation and amortization on the consolidated statement of operations.

(b) Intangible assets, which include FCC licenses, network affiliation agreements and goodwill, have been recorded at cost and are amortized over 40 years using the straight-line method.

(c) Stations reviews its property and equipment and intangibles annually to determine potential impairment by comparing the carrying value of the assets with the undiscounted anticipated future cash flows of the related property before interest charges. If the future cash flows are less than the carrying value, Stations would obtain an appraisal or discount the future cash flows to determine fair value, and adjust the carrying value of the assets to the estimated fair value if the fair value is less than the carrying value (Note E).

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8) Other interest expense

      Other interest expense includes accrued interest added to long-term debt balances, deferred loan cost amortization and write offs (except deferred loan cost write offs related to extraordinary debt extinguishments), financing costs not consummated, and accretion of discounts.

(9) Income taxes

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      Stations and its subsidiaries file a consolidated federal income tax return.

(10) Employee Benefits

      Stations has defined contribution plans covering all eligible employees. Stations’ contribution is at the discretion of the Board of Directors.

      Stations self-insures for health benefits, which are provided to all full-time employees with specified periods of service. Insurance coverage is maintained by Stations for claims in excess of specific and annual aggregate limits.

      Stations has elected to continue accounting for employee stock-based compensation under Accounting Principles Board Opinion No. 25.

(11) Earnings (loss) per common share

      Basic per-share amounts are computed by dividing net income (loss) adjusted for preferred stock dividends declared and accretion (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. Stations has no present dilutive per-share amounts, since the inclusion of the Initial Warrants (as defined) and stock options would have been anti-dilutive for the periods presented.

(12) Interest rate cap agreement and recently adopted accounting standard

      Interest rate cap agreements are used to manage interest rate exposure by hedging certain liabilities. Income and expense are accrued under the terms of the agreement based on the expected settlement payments and are recorded as a component of interest income or expense.

      Effective January 1, 2001, Stations adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standards require all derivative instruments be recorded on the balance sheet at fair value. Changes in fair value of the derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether the derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in current period earnings. On adoption Stations’ only derivative instrument was an interest rate cap for which the fair value approximated the carrying value.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note B) — Acquisition and Sale of Certain Television Stations

      On December 30, 1998, Stations entered into an Asset Exchange Agreement with The Ackerley Group, Inc. (“Ackerley”) pursuant to which Stations exchanged the television broadcast assets of KCOY-TV, in Santa Maria, California, for the television broadcast assets of KKTV, Ackerley’s station in Colorado Springs, Colorado (the “1999 Swap”). Both KCOY-TV and KKTV are CBS affiliates. The exchange was completed on May 1, 1999, upon which Stations paid $9,000,000 to Ackerley as further consideration in accordance with the agreement.

      The exchange was recorded as a separate sale and acquisition of stations, with the acquisition of KKTV accounted for under the purchase method of accounting. Accordingly, the results of the operations for KKTV are included in Stations’ consolidated financial statements since the date of acquisition, May 1, 1999. In addition, the parties entered into a time brokerage agreement for each station, in effect from January 1, 1999 until April 30, 1999. During the time brokerage period, the revenue and expenses of each station went to the account of the buyer, net of applicable time brokerage fees. The net time brokerage fee expense was $508,000 for the year ended December 31, 1999.

      The total purchase price for KKTV was approximately $33,631,000, which consisted of the fair market value of the KCOY-TV assets of $24,272,000, a cash payment of $9,000,000, and fees and costs of the transaction of $359,000. The purchase price has been allocated to acquired assets and liabilities based on their relative fair values as of the closing date. The excess of the purchase price over the net assets received from the acquisition is being amortized on the straight-line method over a period of 40 years.

      A gain of approximately $13,323,000 was recorded to reflect the sale of KCOY-TV. This gain consisted of the fair market value of the KCOY-TV assets of $24,272,000 less their book value of $10,732,000 and fees of $217,000.

      During September 1999, a loss in the amount of approximately $222,000 was recorded to reflect the sale of KTVS-TV, Sterling, Colorado, which was a satellite operation of KGWN-TV, Cheyenne, Wyoming. Stations sold KTVS-TV since KTVS-TV is outside of the KGWN-TV designated market area. The loss is included in “Loss from operations of discontinued stations” in the consolidated statement of operations as KGWN-TV is one of the stations included in the Station Group to be sold. See (Note Q).

      On November 19, 1999, Stations entered into an Asset Purchase Agreement with The Chronicle Publishing Company (“Chronicle”) and on December 10, 1999, Stations entered into an Asset Exchange Agreement with WGRC, Inc. (“WGRC”). Pursuant to these agreements, WGRC acquired the television broadcast assets of WOWT-TV and KAKE-TV, Chronicle’s television stations in Omaha, Nebraska and Wichita, Kansas, respectively, and then immediately transferred the same to the Company in exchange for the television broadcast assets of WWLP-TV, Stations’ station in Springfield, Massachusetts (the “2000 Swap”). The exchange was completed on March 31, 2000, upon which Stations paid $18,000,000 to WGRC as further consideration in accordance with the agreements. At December 31, 1999, Stations had deposited $10,000,000 in an escrow account related to this transaction. The remaining $8,000,000 was funded from the proceeds of the sale of KOSA-TV discussed below.

      The exchange was recorded as a separate sale and acquisition of stations, with the acquisition of KAKE-TV and WOWT-TV accounted for under the purchase method of accounting. Accordingly, the results of the operations for KAKE-TV and WOWT-TV are included in Stations’ consolidated financial statements since the date of acquisition, March 31, 2000.

      The total purchase price and costs of the acquisition of KAKE-TV and WOWT-TV was approximately $141,839,000, which consisted of the fair market value of the WWLP-TV assets of $122,961,000, a cash payment of $18,000,000 and fees and costs of the transaction of approximately

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$878,000. The purchase price has been allocated to acquired assets and liabilities based on their relative fair market values as of the closing date.

      A gain of approximately $61,144,000 was recorded to reflect the disposition of WWLP-TV. The gain consisted of the fair market value of the WWLP-TV assets of $122,961,000 less their book value of $61,431,000 and fees of $386,000.

      On December 15, 1999, Stations entered into an Asset Purchase Agreement with ICA Broadcasting I, Ltd. (“ICA”) pursuant to which Stations sold the television broadcast assets of KOSA-TV, in Odessa, Texas to ICA for a cash payment of $8,000,000 on March 21, 2000 (the “2000 Sale”). A gain of approximately $262,000 was recorded on the sale of KOSA-TV, which consisted of the excess of the $8,000,000 sale price over the book value of the assets of $7,642,000 less fees of the transaction. Stations wrote down the KOSA-TV assets during 1999 by $6,920,000, as a result of the signing of the Asset Purchase Agreement with ICA, which contemplated the sale.

      The unaudited pro forma results of operations and earnings per share for the years ended December 31, 1999 and 2000, assuming the 1999 Swap, 2000 Swap and 2000 Sale had occurred on January 1, 1999 and 2000, are presented in the table below.

	Year Ended December 31,

	1999	2000

	(In thousands)
Net revenue	$112,381	$120,155
(Loss) before extraordinary item	(19,308)	(13,262)
Extraordinary item	(12,510)	942

Net (loss)	$(31,818)	$(12,320)
Basic and diluted (loss) per common share:
(Loss) before extraordinary item	$(5.18)	$(5.03)
Extraordinary item	(1.69)	0.13

(Loss) per common share	$(6.87)	$(4.90)

      The pro forma results of operations and earnings per share for the 1999 Swap, 2000 Swap and 2000 Sale for the years ended December 31, 1999 and 2000 refer to the operating results of KKTV, KAKE-TV and WOWT-TV as if such stations were owned, and to KCOY-TV, WWLP-TV and KOSA-TV as if such stations were sold, by Stations on January 1, 1999 and 2000, with pro forma adjustments only for depreciation and amortization, interest and income taxes. The pro forma results do not include the gain on the disposition of KCOY-TV, WWLP-TV and KOSA-TV, nor the write down of KOSA-TV’s assets in contemplation of the sale, for either period presented.

      The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of the operations of the stations.

     Sale of Station

      On November 26, 2001, Stations entered into an Asset Purchase Agreement with West Virginia Media Holdings, LLC (“West Virginia Media”) pursuant to which Stations will sell the television broadcast assets of WTRF-TV, in Wheeling, West Virginia to West Virginia Media for $18,500,000. Upon the execution of the agreement, Stations received a $350,000 option payment from West Virginia which will reduce the final purchase price. Stations recorded a lower of cost or market adjustment of approximately $6,880,000 in 2001 to write down the assets of WTRF-TV to the sales price. Because Stations has elected to early adopt the provisions of SFAS No. 144, “Accounting for the Impairment or

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Disposal of Long-Lived Assets,” as discussed in [Note O], this lower of cost or market adjustment is included in “Loss from operations of discontinued stations.” The assets of WTRF-TV have been shown on the accompanying balance sheet as “Assets of station held for sale” as of December 31, 2001. It is anticipated that the sale will be completed in the second quarter of 2002. See (Note Q).

(Note C) — Related Party Transactions and 1999 Stock Option Plan

     Stock Option Agreements

      In 1998, a key employee exercised all outstanding options granted to him under a stock-based compensation plan for the employee. Stations loaned the key employee the funds necessary to pay for the shares under a note for $555,000 which bears interest at 5.93% and is due on December 31, 2007. This recourse note, which is a personal obligation of the employee, is collateralized by the stock, which was issued upon exercise of the option, and is classified as a negative equity account in the accompanying consolidated balance sheets.

      During 2001, Stations amended the above-mentioned key employee’s employment agreement whereby he will receive compensation sufficient to satisfy the obligation and any related income tax liability, provided that he remains an active employee through the earlier of death, disability, termination by Stations without cause, or December 31, 2003. This obligation is being accrued ratably through December 31, 2003. In connection therewith, Stations recognized expense of approximately $107,000 for the year ended December 31, 2001.

      In December 1998, Stations’ board of directors adopted the 1999 Stock Option Plan (the “Plan”) whereby from time to time on or before December 31, 2008, options to purchase shares of class B common stock may be granted to employees, directors or consultants and advisors of Stations and its subsidiaries. The aggregate number of shares of common stock, which may be purchased pursuant to options granted at any time under the Plan, shall not exceed 240,000. The purchase price per share shall be the fair market value, as defined by the Plan, or an amount determined by the board. If options are granted to an employee who, at the time of the grant, owns more than ten percent of the voting stock of Stations, the purchase price per share shall be at least one hundred and ten percent of the fair market value, as defined by the Plan. The vesting period of options granted under the Plan are determined by the board. The maximum term options may be outstanding under the plan is ten years.

      A summary of the status of the Plan at December 31, 1999, 2000 and 2001 and changes during the years then ended is as follows:

	1999		2000		2001

		Wgt. Avg.		Wgt. Avg.		Wgt. Avg.
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	—	$—	165,000	$15.00	60,000	$15.00
Granted	165,000	15.00	—	—	75,000	27.00
Exercised	—	—	—	—	—	—
Forfeited	—	—	(105,000)	15.00	(15,000)	15.00
Expired	—	—	—	—	—	—

Outstanding at end of year	165,000	$15.00	60,000	$15.00	120,000	$22.50

Exercisable at end of year	—	$—	6,000	$15.00	10,000	$16.20

      The remaining contractual life of the options outstanding at December 31, 2001 is seven years for 45,000 options and nine years for 75,000 options.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As permitted under generally accepted accounting principles, Stations accounts for the employee options under the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for the grant of the options. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the reported net income (loss) and basic and diluted (loss) per common share for the years ended December 31, 1999, 2000 and 2001 would have been $(28,395) and $(6.40), $15,805 and $(1.10), and $(45,432) and $(10.35), respectively. In determining the pro forma amounts for the options granted in 1999, the fair value per share for each option was estimated to be $6.61 at the grant date by using the Black-Scholes option-pricing model with the following assumptions: no dividends will be paid on the class B common stock; a risk-free interest rate of 4.44%; an expected life of five years; and an expected price volatility of 43.0%. In determining the pro forma amounts for the options granted in 2001, the fair value per share for each option was estimated to be $0.97 at the grant date by using the Black-Scholes option-pricing model with the following assumptions: no dividends will be paid on the class B common stock; a risk-free interest rate of 4.91%; an expected life of six years; and an expected price volatility of 64.0%.

     Director Fees

      Stations paid fees of approximately $871,000, $896,000, and $974,000 during the years ended December 31, 1999, 2000 and 2001, respectively, to the law firm of Shack Siegel Katz Flaherty & Goodman, P.C. A partner of Shack Siegel Katz Flaherty & Goodman, P.C. serves as a director to Stations.

     Notes Receivable-Officers

      During 1999 and 2000 Stations issued loans to various officers of Stations for which the total amounts receivable as of December 31, 2000 and 2001 were $1,717,000 and $1,702,000, respectively. These notes bear interest at the applicable federal rates in effect at the time of issuance and have due dates ranging from May 1, 2002 to December 31, 2003. These notes are personal obligations of the applicable officer and have been issued with recourse.

      On March 1, 2002, the foregoing notes due from one officer were consolidated into a single note in the amount of $1,635,000, representing the aggregate outstanding principal and interest due to Stations from the officer. The maturity of such loans was extended until the earlier of June 30, 2002 or the date the employee sells his securities in Stations. The interest is payable at maturity and accrues at the applicable federal rate in effect on March 1, 2002.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note D) — Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2000	2001

	(In thousands)
Land and improvements	$7,182	$7,175
Buildings and improvements	35,083	35,126
Towers	17,493	16,859
Transmission and studio equipment	81,179	81,393
Office equipment	12,101	13,604
Transportation equipment	4,308	4,770
Construction in progress	6,167	6,652

	163,513	165,579
Less accumulated depreciation and amortization	88,602	97,705

	$74,911	$67,874

(Note E) — Intangible Assets

      Intangible assets consist of the following:

	December 31,

	2000	2001

	(In thousands)
Goodwill	$115,797	$83,210
FCC licenses	173,882	163,766
Network affiliations	90,874	82,738
Other	1,361	1,161

	$381,914	$330,875

      Intangible assets are recorded net of accumulated amortization of $54,830,000 and $79,748,000 as of December 31, 2000 and 2001, respectively. In addition to the $6,920,000 lower of cost or market adjustment on KOSA-TV as discussed in (Note B), during 1999 Stations also wrote down certain stations’ goodwill and FCC licenses which were determined to have been impaired based on Stations’ estimate of fair value using discounted future cash flows. The writedown of approximately $2,762,000 is included in “Loss from operations of discontinued stations” on the consolidated statement of operations as the related stations are part of the Station Group to be sold as discussed in (Note Q).

      In addition to the $6,880,000 lower of cost or market adjustment on WTRF-TV as discussed in (Note B), during 2001 Stations also wrote down a certain station’s goodwill and network affiliation which were determined to have been impaired based on Stations’ estimate of fair value using discounted future cash flows. The writedown of approximately $17,673,000 is included in “Loss from operations of discontinued stations” on the consolidated statement of operations as the related station is part of the Station Group to be sold as discussed in (Note Q).

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note F) — Redeemable Equity Securities and Discount Notes

Senior Preferred Stock

      In 1996, Stations sold 60,000 Units in a private placement, which generated proceeds of $60,000,000. Each Unit consisted of (i) ten shares of 15% Exchangeable Redeemable Senior Preferred Stock due 2007 (the “Original Senior Preferred Stock”), (ii) ten initial warrants to purchase class A common stock of Stations with an expiration date of July 1, 2007 (the “Initial Warrants”) and (iii) 14.8 contingent warrants to purchase class A common stock of Stations.

      The Original Senior Preferred Stock and the contingent warrants were redeemed in June 1998 from the proceeds of Stations’ May 14, 1998 issuance of 100,000 shares of 11.5% Senior Exchangeable Preferred Stock (the “Senior Preferred Stock”), with an initial liquidation preference equal to proceeds received of $100,000,000.

      Dividends on the Senior Preferred Stock are cumulative and payable quarterly commencing August 15, 1998 at a rate of 11.5% of the then effective liquidation preference per share. Stations, at its option, may pay dividends on any dividend payment date occurring on or before May 15, 2003 either in cash or by adding such dividends to the then effective liquidation preference. Stations has been adding the dividends to the liquidation preference from the issuance date through December 31, 2001. The Senior Preferred Stock is not redeemable until May 15, 2003 at which time cash dividends are required to be paid at a rate of 11.5% of the then effective liquidation preference per share. Thereafter, Stations has the option to redeem these shares in whole or in part at predetermined redemption prices prior to May 15, 2008 when they are due. The Senior Preferred Stock is exchangeable into debentures at Stations’ option, subject to certain conditions, in whole on any scheduled dividend payment date. The Senior Preferred Stock contains various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and the sales of assets, among other things.

      Since it was originally management’s intention to redeem the Senior Preferred Stock prior to the date that cash dividends are required to be paid, the amount of the estimated redemption premium payable had been accreted as a constructive distribution over five years since May 1998. During the fourth quarter of 2001, management determined that the redemption of the Senior Preferred Stock was unlikely to occur based on Stations’ financial position as described in (Note Q). As a result, accretion has been discontinued on the redemption premium for future periods.

Junior Preferred Stock

      In 1996, Stations issued 450,000 shares of Seller Junior Discount Preferred Stock due July 1, 2008 (the “Junior Preferred Stock”) with an aggregate liquidation preference equal to the proceeds of $45,000,000. Dividends are payable to the holders of the Junior Preferred Stock at 7.92% per annum, cumulative until the fifth anniversary of the issuance thereof and thereafter at increasing rates up to 18%. The dividends on the Junior Preferred Stock are cumulative and were being accrued at the initial rate of 7.92% through September 30, 2000, since it was Stations’ intention to redeem the Junior Preferred Stock prior to the fifth anniversary. During October 2000, Stations determined that redemption of the Junior Preferred Stock would most likely occur subsequent to the fifth anniversary. Accordingly, Stations began to accrue dividends in October 2000 under the effective cost method on a prospective basis based on the carrying value at October 1, 2000 to the liquidation preference at July 1, 2008. The effect of this change was to increase the loss per common share for the year ended December 31, 2000 by $(0.20). The change had no effect on income before extraordinary item or net income. Prior to June 5, 2001, dividend payments on the Junior Preferred Stock were not permitted to be made in cash and instead were added automatically to the liquidation preference and as a result are deemed paid in full.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Junior Preferred Stock is subject to mandatory redemption in whole on July 1, 2008 and Stations has the option to redeem these shares in whole or in part at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

      The following table summarizes these activities from December 31, 1999 through December 31, 2001 as follows:

	Senior	Junior
	Preferred	Preferred
	Stock	Stock

	(In thousands)
Balance at December 31, 1999	$122,092	$59,539
Accrued dividends	15,469	6,389
Accretion of redemption prepayment premium	2,075	—

Balance at December 31, 2000	$139,636	$65,928
Accrued dividends	16,135	12,977
Accretion of redemption prepayment premium	2,074	—

Balance at December 31, 2001	$157,845	$78,905

Initial Warrants

      At December 31, 2000 and 2001, there were 345,000 and 310,000 of outstanding Initial Warrants, respectively, which expire July 1, 2007. Each Initial Warrant entitles the holder thereof to purchase one share of class A common stock at an exercise price of $0.01 per share. The value of the Initial Warrants at the date of issuance was $9,000,000, which was allocated to paid-in capital. During September 1999, December 2000 and January 2001, Stations redeemed 185,000, 20,000, and 35,000 of the outstanding Initial Warrants for $2,957,000, $80,000 and $158,000, respectively.

Discount Notes

      In June 1996, Stations issued Senior Subordinated Discount Notes due 2006 (the “Discount Notes”) in the principal amount of $170,000,000. These Discount Notes were issued at a discount of $79,822,000, which generated gross proceeds of $90,178,000. The Discount Notes mature on May 15, 2006 and yield 13.25% per annum with no cash interest accruing prior to May 15, 2001. On May 15, 2001, cash interest began to accrue until maturity payable semiannually, commencing November 15, 2001. The Discount Notes are redeemable at the option of Stations, in whole or in part, at predetermined redemption prices and under specified conditions. The Discount Notes are subordinated to all other senior debt of Stations. The Discount Notes contain various restrictive covenants. The Discount Notes were exchanged for Discount Notes registered with the Securities and Exchange Commission pursuant to a registration statement declared effective in October 1996. At December 31, 2000 and 2001 the accreted value of the notes was $147,546,000 and $154,670,000, respectively. The outstanding face value at December 31, 2000 and 2001 was $154,670,000.

      Stations is currently in default on the Discount Notes as Stations was unable to make the November 15, 2001 interest payment as Stations’ senior lenders under the Credit Facility blocked the payment of interest due on the Discount Notes as discussed in (Note Q). The entire outstanding balance of the Discount Notes of $154,670,000 has been classified as a current liability as a result of the default and related uncertainty.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Since Stations derives all of its operating income and cash flow from Benedek Stations’ ability to pay its obligations, including (i) interest on and principal of the Discount Notes, (ii) redemption of and cash dividends on the Senior Preferred Stock and (iii) redemption of and cash dividends on the Junior Preferred Stock, will be dependent primarily upon receiving dividends and other payments or advances from Benedek. Benedek is a separate and distinct legal entity and has no legal obligation, contingent or otherwise, to pay any amount to Stations or to make funds available to Stations for debt service or any other obligation.

(Note G) — Long Term Debt

(1) Notes payable

     Term Loans and Revolver

      On May 20, 1999, Stations borrowed $275,000,000 against a credit facility (the “Credit Facility”), which was amended as of June 18, 1999 and March 22, 2000, with an aggregate borrowing limit of $310,000,000. The proceeds were used by Stations to finance the tender offer of its 11.875% Senior Secured Notes due 2005 (the “Senior Secured Notes”) and extinguish the then existing credit agreement.

      The Credit Facility includes a $220,000,000 term loan (the “Term Loan”) and a $90,000,000 revolver (the “Revolver”) of which no additional borrowings were available at December 31, 2001 due to covenant violations discussed below. The Term Loan bears interest, at Stations’ option, at a base rate plus 2.25% or at a LIBOR rate plus 3.25%. The Revolver bears interest, at Stations’ option, at a base rate plus 1.00% to 1.75% or at a LIBOR rate plus 2.00% to 2.75%. The margins above the base rate and the LIBOR rate at which the Revolver bears interest is reduced when certain leverage ratios decrease. The interest rate on the Term Loan was 7.0% and the interest rate on the Revolver was 6.5% at December 31, 2001. In addition, Stations has accrued for an additional 2.0% interest on the Term Loan and Revolver since September 17, 2001 due to a default interest rate provision which became effective when a forebearance agreement with the lenders expired. The unused portion of the Revolver is subject to a commitment fee ranging from 0.75% per annum to 0.375% per annum based on certain leverage ratios.

      Stations is required to make scheduled payments on the Term Loan beginning in 2002 to maturity in 2007. In addition, Stations is required to make prepayments on the Term Loan and the Revolver under certain circumstances, including upon the sale of certain assets and the issuance of certain debt or equity securities. Beginning in 2002, Stations is required to make prepayments on the Term Loan and the Revolver in an amount equal to 50% of excess cash flow, which will require a payment of approximately $2,664,000 on or prior to April 30, 2002.

      The commitment under the Revolver will be permanently reduced over the period from June 2002 to maturity in 2007. In addition, the commitment under the Revolver will be permanently reduced in certain circumstances including upon the sale of certain assets and the issuance of certain debt or equity securities and with excess cash flow. Stations has the right to pay down the Revolver without penalty in increments of $1,000,000.

      The Credit Facility contains certain financial covenants, including, but not limited to, covenants related to interest coverage, total and senior leverage ratios and fixed charge ratio. In addition, the Credit Facility contains other affirmative and negative covenants relating to, among other things, liens, payments on other debt, restricted junior payments (excluding distributions from Benedek to Stations), transactions with affiliates, mergers and acquisitions, sales of assets, guarantees and investments. The Credit Facility contains customary events of default for highly-leveraged financings, including certain changes in ownership or control of Stations. The Credit Facility is secured by Stations’ present and future property and assets and the common stock of Benedek License Corporation.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stations is currently in default under the Credit Facility due to Stations being in violation of certain covenants since June 30, 2001. At December 31, 2001 Stations was not in compliance with the senior debt ratio, total leverage ratio and interest coverage ratio under the Credit Facility. The non-compliance results from the decline in operating results during 2001. The entire outstanding balance under the Credit Facility of $276,000,000 has been classified as a current liability as a result of the default and related uncertainty.

     Other Notes

      Other notes payable consist of multiple financing agreements requiring monthly payments including interest from 0.9% to 11.6% on notes maturing from 2002 through 2021 that are collateralized by various assets of Stations.

      Notes payable consist of the following:

	December 31,

	2000	2001

	(In thousands)
Revolver	$58,500	$56,000
Term Loan	220,000	220,000
Discount Notes — see (Note F) for terms	147,546	154,670
Other	6,896	6,702

	432,942	437,372
Less current maturities	1,460	432,639

	$431,482	$4,733

      At December 31, 2001, the notes provide for annual reductions as follows:

Year Ending December 31,	(In thousands)

2002	$432,639
2003	858
2004	638
2005	491
2006	264
Thereafter	2,482

$437,372

      Other notes include Stations’ lease of its premises in Harrisonburg, Virginia under a capital lease. Stations has the option to purchase the premises upon written notice to the landlord at any time during the 20-year term, which expires April 27, 2018. At December 31, 2001, the option purchase price was $1,415,000.

(2) Interest Rate Cap

      During September 2001, in accordance with certain covenants of the Credit Facility, Stations entered into an interest rate cap agreement which matures in September 2003, to reduce the impact of changes in interest rates on its floating-rate long-term debt. That agreement effectively entitles Stations to receive from a financial institution the amount, if any, by which the British Bankers’ Association interest settlement rates (“settlement rate”) for U.S. dollar deposits exceeds 6.00% on a notional amount totaling $60,000,000 subject to an amortization schedule. As of December 31, 2001, the settlement rate was 1.90%.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The $95,000 premium paid for this interest rate cap is being amortized ratably to interest expense over the 24-month term of the cap, and is reported as an other asset in the accompanying consolidated balance sheets. The carrying value of the interest rate cap at December 31, 2001 materially approximates fair value. Although Stations is exposed to credit loss in the event of nonperformance by the counterparty on the interest rate cap, management does not expect nonperformance by the counterparty.

(3) Gain (Loss) on Extinguishment of Debt

      On April 16, 1999, Stations commenced a tender offer and consent solicitation (the “Offer”) for any and all of the $135,000,000 in outstanding principal amount of the Senior Secured Notes. The total consideration for each of $1,000 principal of Senior Secured Notes was $1,105.78 which consisted of the Offer price per $1,000 principal of Senior Secured Notes of $1,075.78 and a consent payment of $30 per $1,000 principal amount of the Senior Secured Notes.

      On May 20, 1999, Stations redeemed all of the outstanding Senior Secured Notes. The offer was financed through the Credit Facility. A total of $12,510,000 (net of $8,340,000 of applicable income taxes) was reflected as a loss on the early extinguishment of debt which was comprised of prepayment premiums, consent payments, expenses of the transaction and a write-off of unamortized fees associated with the Senior Secured Notes and the then existing credit agreement.

      During July 1999, Stations retired a portion of its Discount Notes with a face amount of $3,000,000. The Discount Notes had an accreted value of $2,371,000 and were purchased for a total of $2,591,000, which includes a premium payment for early retirement. The premium payment, totaling $220,000, is included in other interest expense.

      During 2000, Stations retired portions of its Discount Notes with a total face amount of $12,330,000. The Discount Notes had an accreted value of $11,390,000 and were purchased for a total of $9,820,000. A total of $942,000 (net of $628,000 of applicable income taxes) was reflected as a gain on the early extinguishment of debt.

(Note H) — Program Broadcast Rights and Liabilities

      Program broadcast rights and program broadcast liabilities consist of the following:

	Program	Program
	Broadcast	Broadcast
	Rights	Liabilities

	(In thousands)
Balance at December 31, 1999	$7,114	$9,586
Contracts acquired	8,100	8,100
Net addition due to station swap (Note B)	572	522
Amortization	(9,015)	—
Payments	—	(8,691)

Balance at December 31, 2000	6,771	9,517
Contracts acquired	10,783	10,783
Amortization	(9,276)	—
Payments	—	(8,873)

Balance at December 31, 2001	$8,278	$11,427

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The current maturities of program broadcast liabilities consist of the following:

	December 31,

	2000	2001

	(In thousands)
Program contracts, due in varying installments	$9,517	$11,427
Less current maturities	(9,188)	(9,421)

Long-term portion	$329	$2,006

      The maturities of the contracts are as follows at December 31, 2001:

Year Ending December 31,	(In thousands)

2002	$9,421
2003	877
2004	563
2005	510
2006	56

$11,427

      In addition, Stations has entered into noncancellable commitments for future program broadcast rights aggregating approximately $13,630,000 as of December 31, 2001 with future payments as follows:

Year Ending December 31,	(In thousands)

2002	$1,365
2003	5,246
2004	4,342
2005	2,225
2006	434
Thereafter	18

$13,630

(Note I) — Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following:

	December 31,

	2000	2001

	(In thousands)
Trade payables	$1,553	$1,207
Barter, net	279	200
Compensation and benefits	5,757	4,517
Interest	2,486	14,449
Other	2,374	2,688

	$12,449	$23,061

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Note J) — Leases

      Stations leases land, office space and office and transportation equipment under agreements which expire from 2002 through 2007 and require various minimum annual rentals. The leases also require payment of the normal maintenance, real estate taxes and insurance on the properties.

      Stations has the option to purchase its leased premises in Casper, Wyoming upon written notice to the landlord at any time during the 10-year term, which expires March 5, 2007. At December 31, 2001, the option purchase price was $446,000, which increases each year through 2002 by six percent and each year thereafter by three percent of the original option purchase price.

      The approximate total minimum rental commitments at December 31, 2001 under these leases are due as follows:

Year Ending December 31,	(In thousands)

2002	$1,364
2003	1,278
2004	893
2005	807
2006	400
Thereafter	156

$4,898

      Total rental expense under these agreements and other monthly rentals for the years ended 1999, 2000 and 2001 was approximately $1,127,000, $1,129,000 and $1,040,000, respectively.

      Stations is a lessor of certain portions of its real property to various organizations. Total rental income under these agreements for the years ended 1999, 2000 and 2001 was approximately $1,000,000, $1,031,000 and $799,000, respectively.

(Note K) — Income Tax Matters

      On June 6, 1996 when Stations changed tax status from an S corporation to a C corporation, the accumulated deficit of $41,073,000, which existed on that date, was reclassified to additional paid-in capital.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The deferred tax assets and liabilities consist of the following components for Stations:

	December 31,

	2000	2001

	(In thousands)
Deferred tax assets:
Loss and tax credit carryforwards	$5,838	$11,343
Receivable allowances and accruals	1,138	946
Network agreements	973	762
Original issue discount	26,200	29,049

	34,149	42,100

Deferred tax liabilities:
Property and equipment	5,596	4,555
Intangibles	78,480	76,811

	84,076	81,366

Net deferred tax liability	$(49,927)	$(39,266)

      The total income tax benefit (expense) for the years ended December 31, 1999, 2000 and 2001 was $9,717, $(30,479) and $11,906, respectively. Those amounts have been allocated to the following financial statement items:

	Year Ended December 31,

	1999	2000	2001

	(In thousands)
Income (loss) from continuing operations	$(406)	$(29,199)	$10,165
(Loss) from discontinued operations	1,783	(652)	1,741
Extraordinary item	8,340	(628)	—

	$9,717	$(30,479)	$11,906

      The income tax benefit (expense) related to continuing operations before income taxes and extraordinary item for Stations consisted of the following:

	Year Ended December 31,

	1999	2000	2001

	(In thousands)
Current tax benefit (expense)	$(696)	$(608)	$359
Deferred tax benefit (expense)	290	(28,591)	9,806

	$(406)	$(29,199)	$10,165

      Under the provisions of the Internal Revenue Code, Stations and its subsidiaries have approximately $27,021,000 of net operating loss carryforwards, which expire in the years 2020 through 2022, and approximately $535,000 of tax credit carryforwards with no expiration, that are available to offset future tax liabilities.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the statutory federal income tax rate to Stations’ effective tax rate on income (loss) from continuing operations is as follows:

	December 31,

	1999	2000	2001

Computed “expected” income tax (benefit) expense	(35.0)%	35.0%	(35.0)%
Increase (decrease) resulting from:
State income taxes, net of federal effect	(5.0)	5.0	(5.0)
Nondeductible amortization and expenses	14.7	2.5	3.2
Nondeductible goodwill write-off related to sale of stations	25.1	22.6	—
Other, net	3.9	(0.1)	(0.2)

Effective tax rate	3.7%	65.0%	(37.0)%

      The 1999 and 2000 tax effects related to the extraordinary items in 1999 and 2000 (Note G) are deferred and approximate the statutory U.S. tax rate.

(Note L) — Preferred and Common Stock

      The board of directors of Stations has authorized 2,500,000 shares of preferred stock of which 550,000 was issued and outstanding as of December 31, 2001. The board has the right and ability to set the terms and preferences of the preferred stock. The board has not set the terms and preferences of the remaining 1,950,000 unissued shares.

      The following table summarizes common stock:

	December 31,

	2000	2001

Common stock, class A par value $0.01, one vote per share
Authorized shares	10,000,000	10,000,000
Issued and outstanding shares	None	None
Common stock, class B par value $0.01, ten votes per share, convertible into class A common stock at a ratio of 1:1
Authorized shares	10,000,000	10,000,000
Issued and outstanding shares	7,400,000	7,400,000

(Note M) — Fair Value of Financial Instruments

      The estimated fair value of financial instruments has been estimated by Stations using available market information and appropriate valuation methodologies as discussed below. Considerable judgment was required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts Stations could realize in a current market exchange.

      Cash and cash equivalents, current receivables and current payables have carrying values which approximate fair value because of the short-term nature of those instruments. The floating rate long-term debt carrying amount approximates fair value because the interest rate fluctuates with the bank’s lending rate. The interest rate cap agreement is carried at fair value.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows the carrying amounts and estimated fair values of other financial instrument liabilities at December 31, 2000 and 2001:

	2000		2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Program broadcast liabilities	$9,517	$9,081	$11,427	$11,002
Other notes payable	6,896	6,896	6,702	6,702
Discount Notes	147,546	119,096	154,670	112,909
Senior Preferred Stock	139,636	47,152	157,845	30,179
Junior Preferred Stock	65,928	22,078	78,905	See Below

      The fair value of program broadcast liabilities and other notes payable were estimated using the discounted cash flow method.

      The fair value of the Discount Notes and Senior Preferred Stock were estimated using readily available quoted market prices.

      The fair value of the Junior Preferred Stock at December 31, 2000 was estimated using discounted cash flow analysis, based on the interest rate, preferences and other risks inherent in the instrument. Due to Stations’ current financial position and the lack of available market prices, the fair value of the Junior Preferred Stock was not practicable to be estimated at December 31, 2001.

      The above fair value estimates were made at a discrete point in time based on relevant market information and other assumptions about the financial instruments. As no active market exists for a significant portion of Stations’ financial instruments, fair value estimates were based on judgments regarding current economic conditions; future expected cash flows, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be calculated with precision. Changes in assumptions could significantly affect these estimates.

(Note N) — Pending Adoption of Accounting Standards

      In July 2001, the Financial Accounting Standards Board (FASB) issued two statements — Statement 141 “Business Combinations” and Statement 142 “Goodwill and Other Intangible Assets,” which will impact Stations’ accounting for its goodwill and other intangible assets. Stations will be required to adopt these pronouncements for its 2002 financial statements.

      Statement 141 “Business Combinations”:

•	Eliminates the pooling method of accounting for business combinations.

•	Requires that intangible assets that meet certain criteria be reported separately from goodwill.

•	Requires that negative goodwill arising from a business combination is recorded as an extraordinary gain.

      Statement 142 “Goodwill and Other Intangible Assets”:

•	Eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life.

•	Requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Upon adoption of these statements, Stations is required to:

•	Evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations and to make any necessary reclassifications in order to conform to the new criteria.

•	Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.

      In accordance with Statement 142, Stations stopped amortizing its goodwill and FCC licenses upon adoption on January 1, 2002. Stations also revised the amortization periods for its network affiliation agreements from 40 years to the remaining term of the applicable agreement. As of January 1, 2002, Stations also performed the first of the required impairment tests of goodwill and indefinite lived intangible assets, from which no impairment loss was identified.

      A reconciliation of previously reported net loss applicable to common stock and basic and diluted loss per share to the amounts adjusted for the exclusion of goodwill and FCC license amortization and for the adjustment to network affiliation agreement amortization, net of applicable income taxes, follow:

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except per share data)
Reported net loss before extraordinary item applicable to common stock	$(34,764)	$(9,099)	$(76,601)
Add back:
Goodwill amortization	4,415	3,590	3,389
FCC license amortization	2,054	2,658	2,842
Adjust network affiliation agreement amortization	(6,188)	(6,188)	(6,188)

Adjusted net loss before extraordinary item applicable to common stock	$(34,483)	$(9,039)	$(76,558)
Extraordinary item	(12,510)	942	—

Adjusted net loss applicable to common stock	$(46,993)	$(8,097)	$(76,558)

Reported basic and diluted loss per share before extraordinary item	$(4.70)	$(1.23)	$(10.35)
Add back:
Goodwill amortization	0.60	0.49	0.46
FCC license amortization	0.28	0.36	0.38
Adjust network affiliation agreement amortization	(0.84)	(0.84)	(0.84)

Adjusted basic and diluted loss per share before extraordinary item	$(4.66)	$(1.22)	$(10.35)
Extraordinary item	(1.69)	0.13	—

Adjusted basic and diluted loss per share	$(6.35)	$(1.09)	$(10.35)

(Note O) — Early Adoption of Accounting Standard

      In October 2001, the FASB issued Statement 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which establishes accounting and reporting standards for the impairment or disposal of long-lived assets. This statement supercedes Statement 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of.” Statement 144 provides one accounting model to

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be used for long-lived assets to be disposed of by sale, whether previously held for use or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, however, as permitted by the Statement, Stations has elected to early adopt Statement 144 as of January 1, 2001, and the accompanying financial statements have been prepared with the Station Group and WTRF-TV accounted for as discontinued operations in accordance with Statement 144. The adoption of this Statement had no effect on net loss for the year ended December 31, 2001.

(Note P) — Commitments

      In accordance with FCC regulations, Stations is required to provide digital advanced television transmission (“DTV”) for each of its television stations by May 1, 2002. The conversion to DTV from current analog transmissions will require a substantial capital outlay by Stations and has been completed at one of the television stations. Stations has requested six-month extensions for each of the remaining stations which are currently pending with the FCC. Stations estimates the total costs associated with the conversion to be approximately $18,700,000. Approximately $4,147,000 has been incurred at December 31, 2001, with the remainder to be incurred in 2002 and beyond. In connection with the conversion to DTV, Stations has entered into an agreement to purchase twelve digital transmitters for approximately $4,990,000.

(Note Q) — Management Plans, Continuing Operations and Subsequent Events

      Stations is currently in default under its Credit Facility due to the violation of certain covenants since June 30, 2001. The senior lenders under the Credit Facility thus blocked the payment of approximately $10,247,000 of cash interest due to the holders of the Discount Notes on November 15, 2001. The payment blockage is for a period of 179 days commencing on November 7, 2001. Due to this payment blockage, Stations has not yet made the November 15, 2001 interest payment and is in default under the Discount Notes.

      In response to the above, Stations has been actively seeking to reduce its debt burden since February 2001. These efforts include, among other things, potential asset or stock sales. The Stations’ efforts to sell assets and reduce indebtedness are designed to enable Stations to service and/or prepay its debt obligations. In addition to potential asset and stock sales, Stations continues to explore other alternatives to address its cash interest obligations on the Discount Notes and its non-compliance with the Credit Facility. The events of September 11, 2001 and their adverse impact on Stations’ liquidity, together with the difficult advertising revenue climate that continued through the end of 2001, have negatively impacted some of the alternatives that were previously available to Stations.

      Stations has held extensive negotiations with certain holders of the Discount Notes and other constituents in an attempt to obtain additional liquidity or otherwise address the outstanding defaults under the Discount Notes and the Credit Facility. Notwithstanding many weeks of intense discussions, Stations has been unable to accomplish an out of court restructuring with its constituents. Therefore, on March 22, 2002 Stations filed for relief under Chapter 11 of the Bankruptcy Code to fully explore all available strategic alternatives in order to identify the option that will best maximize value for Stations’ constituents.

      On April 1, 2002 Stations signed a letter of intent with Gray Communications Systems, Inc. (“Gray”), whereby Gray will acquire 100% of the capital stock of Stations for a cash payment of $500,000,000 less the amount of debt assumed at closing. The transaction is subject to execution of a definitive agreement as well as approval by the FCC of the transfer of control of Stations’ FCC licenses. The transaction is also subject to approval by the Delaware bankruptcy court with jurisdiction over the Chapter 11 reorganization of Stations. The transaction is expected to close by the fourth quarter of 2002.

STATIONS HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On April 30, 2002, Stations completed the sale of the television broadcast assets of WTRF-TV to West Virginia Media. See (Note B).

      On June 4, 2002, Stations executed a merger agreement with Gray whereby Stations will become a subsidiary of Gray in exchange for approximately $502,500,000 in cash, a substantial portion of which will be used to satisfy, in full, certain indebtedness of Stations. As part of the merger agreement, Stations and Gray agreed to sell the assets of eight television stations (the “Station Group”) to a third party prior to the merger with Gray. On June 4, 2002, Stations also signed an agreement with a third party to sell the Station Group for a sales price of $30,000,000 less assumed indebtedness. The Station Group and WTRF-TV have been accounted for as discontinued operations under SFAS No. 144 for each period presented.

      The assets and liabilities of the Station Group and WTRF-TV consist of the following at December 31:

	2000	2001

	(In thousands)
Assets
Accounts receivable	$8,080	$7,438
Program broadcast rights	2,281	2,783
Property and equipment	20,389	19,041
Goodwill	35,277	10,729
Intangible assets	44,027	41,542
Other	886	1,107

Total	$110,940	$82,640

Liabilities
Notes and leases payable	$2,219	$1,921
Accounts payable and accrued expenses	2,297	3,133
Program broadcast liabilities	3,151	2,741
Deferred taxes	13,106	12,217
Other	1,307	1,017

Total	$22,080	$21,029

      The assets of WTRF-TV are separately classified as “Assets of station held for sale” at December 31, 2001.

      For the years ended December 31, 1999, 2000 and 2001, the net revenues included in discontinued operations for the Station Group and WTRF-TV were $40,974,000, $43,399,000 and $36,115,000, respectively. Excluding writedowns to fair value and losses on sale of $(2,984,000) in 1999 and $(24,553,000) in 2001, the amount of loss before income taxes included in discontinued operations for the years ended December 31, 1999, 2000 and 2001 was $(3,158,000), $(229,000) and $(5,273,000), respectively.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2001	2002

	(Unaudited)

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$3,503	$7,365
Receivables
Trade, net	29,912	18,786
Notes receivable-officers	720	1,702
Other	720	604
Current portion of program broadcast rights	6,394	2,947
Prepaid expenses	2,237	2,382
Deferred income taxes	946	627
Assets of stations held for sale	18,500	47,841

Total current assets	62,932	82,254

Property and equipment	67,874	49,967

Goodwill	83,210	78,099

Intangible assets	247,665	213,123

Other assets
Program broadcast rights, less current portion	1,884	1,029
Deferred loan and transaction costs	3,487	3,714
Notes receivable-officers	982	—
Other	203	253

	6,556	4,996

	$468,237	$428,439

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Liabilities Not Subject to Compromise:
Current Liabilities:
Current maturities of notes payable	$432,639	$2,283
Current portion of program broadcast liabilities	9,421	4,819
Accounts payable and accrued expenses	23,061	9,935
Deferred revenue	580	276
Liabilities of stations held for sale	—	8,967

Total current liabilities	465,701	26,280

Long-Term Obligations
Notes payable	4,733	2,975
Program broadcast liabilities	2,006	1,121
Deferred revenue	1,325	562
Deferred income taxes	40,212	23,326

	48,276	27,984

Liabilities subject to compromise	—	448,175

Senior exchangeable preferred stock, liquidation preference, 2001 – $150,895 and 2002 – $155,233.	157,845	162,163

Seller junior discount preferred stock, liquidation preference, 2001 – $73,296 and 2002 – $76,369.	78,905	82,436

Stockholders’ (Deficit)
Common stock, class A	—	—
Common stock, class B	74	74
Additional paid-in capital	(68,605)	(68,595)
Accumulated deficit	(213,260)	(249,414)
Stockholder’s note receivable	(699)	(664)

	(282,490)	(318,599)

	$468,237	$428,439

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2001	2002

	(Unaudited)
	(In thousands, except share
	and per share data)
Net revenues	$23,587	$25,584

Operating expenses:
Selling, technical and program expenses	12,526	12,191
General and administrative	4,138	4,067
Depreciation and amortization	5,368	6,309
Corporate	1,664	1,543

	23,696	24,110

Operating income (loss)	(109)	1,474
Financial income (expense):
Interest expense:
Cash interest	(5,051)	(10,591)
Other interest	(5,661)	(192)

	(10,712)	(10,783)
Interest income	49	32

	(10,663)	(10,751)

(Loss) before reorganization items	(10,772)	(9,277)
Reorganization items:
Professional fees	—	(931)

(Loss) from continuing operations before income tax	(10,772)	(10,208)
Income tax benefit	4,064	3,931

(Loss) from continuing operations	(6,708)	(6,277)
Discontinued Operations:
(Loss) from operations of discontinued stations	(2,371)	(33,497)
Income tax benefit	725	11,469

(Loss) from discontinued operations	(1,646)	(22,028)

Net (loss)	(8,354)	(28,305)
Preferred stock dividends and accretion	(7,480)	(7,849)

Net (loss) applicable to common stock	$(15,834)	$(36,154)

Basic and diluted (loss) per common share:
(Loss) from continuing operations	$(1.92)	$(1.91)
(Loss) from discontinued operations	(0.22)	(2.98)

(Loss) per common share	$(2.14)	$(4.89)

Weighted-average common shares outstanding	7,400,000	7,400,000

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)

Three Months Ended March 31, 2002

		Additional		Stockholder’s
	Common	Paid-In	Accumulated	Note
	Stock	Capital	Deficit	Receivable	Total

	(Unaudited)
	(In thousands)
Balance at December 31, 2001	$74	$(68,605)	$(213,260)	$(699)	$(282,490)
Dividends on preferred stock	—	—	(7,849)	—	(7,849)
Accrued interest on note receivable	—	10	—	(10)	—
Amortization of stockholder note forgiveness	—	—	—	45	45
Net (loss)	—	—	(28,305)	—	(28,305)

Balance at March 31, 2002	$74	$(68,595)	$(249,414)	$(664)	$(318,599)

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2001	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net (loss)	$(8,354)	$(28,305)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Amortization of program broadcast rights	2,284	2,260
Depreciation and amortization	4,527	4,261
Amortization and writedown of intangibles and deferred loan costs	3,087	3,841
Amortization of note discount	4,735	—
Loss on writedown of stations held for sale	—	31,288
Deferred income taxes	(4,869)	(15,474)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	7,059	5,335
Prepaid expenses and other	(493)	(344)
Payments on program broadcast liabilities	(2,346)	(2,625)
Accounts payable and accrued expenses	(86)	6,323
Deferred revenue	(143)	(94)

Net cash provided by operating activities	5,401	6,466

Cash flows from investing activities
Purchase of property and equipment	(1,965)	(1,594)
Disbursements on notes receivable-officers, net of payments	15	—
Other, net	(23)	(65)

Net cash (used in) investing activities	(1,973)	(1,659)

Cash flows from financing activities
Principal payments on notes payable	(337)	(537)
Net (payments) on revolver	(4,500)	—
Repurchase of initial warrants	(158)	—
Deferred transaction costs and other	(21)	(408)

Net cash (used in) financing activities	(5,016)	(945)

Increase (decrease) in cash and cash equivalents	(1,588)	3,862
Cash and cash equivalents:
Beginning	3,983	3,503

Ending	$2,395	$7,365

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Three Months Ended
	March 31,

	2001	2002

	(Unaudited)
	(In thousands)
Supplemental Disclosure of Cash Flow Information:
Cash payments for interest	$6,276	$4,775
Cash payments for income taxes	22	74

Supplemental Schedule of Noncash Investing and Financing Activities:
Acquisition of program broadcast rights	$1,175	$88
Notes payable incurred for purchase of property and equipment	558	86
Equipment acquired by barter transactions	114	40
Dividends accrued on preferred stock	6,973	7,849
Accrued interest on note receivable stockholder added to additional paid-in capital	10	10
Amortization of stockholder note forgiveness	—	45
Accretion to senior preferred stock	507	—

The accompanying notes are an integral part of the consolidated financial statements.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Note A) — Nature of Business and Basis of Presentation

     Nature of Business

      Stations is a holding company with minimal operations other than from its wholly owned subsidiary, Benedek. Stations’ owns and operates twenty-three television stations located throughout the United States. Stations’ revenues are derived primarily from the sale of advertising time and, to a modest extent from compensation paid by the networks for broadcasting network programming and barter transactions for goods and services. The television stations sell commercial time during the programs to national, regional and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis. Segment information is not presented since all of Stations’ revenue is attributed to a single reportable segment.

     Basis of Presentation

      The consolidated financial statements include the accounts of Stations and Benedek. Benedek includes three wholly owned subsidiaries, Benedek License Corporation, Benedek Cable, Inc. and Benedek Interactive Media, LLC. All significant intercompany items and transactions have been eliminated in consolidation.

      On March 22, 2002, Stations filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Benedek and its subsidiaries are not party to the bankruptcy action. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-possession. These claims are reflected in the March 31, 2002 balance sheet as “Liabilities subject to compromise.”

      The accompanying financial statements have been prepared assuming that Stations will continue as a going concern. Stations is in default under its credit facility and senior subordinated discount notes and Stations has filed for bankruptcy relief as described above. These facts raise substantial doubt with respect to Stations’ ability to continue as a going concern. Management’s plans in regard to these matters are described in Note D below. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, other than the classification of Stations’ credit facility, which totals $276,000,000, the Discount Notes of $154,670,000, and the interest due on the Discount Notes of $17,477,000, as a portion of liabilities subject to compromise.

      The accompanying unaudited consolidated financial statements have been prepared consistent with generally accepted accounting principles for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X. Some of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. It is recommended that these financial statements be read along with the annual financial statements and footnotes thereto of Stations for the year ended December 31, 2001 included elsewhere in this report.

(Note B) — Commitments

      In accordance with FCC regulations, the stations are required to provide digital advanced television transmission (“DTV”) by May 1, 2002. The conversion to DTV from the current analog transmissions will require a substantial capital outlay by Stations and has been completed at one of the stations. The company has requested six month extensions for each of the remaining stations which are currently pending with the FCC. Stations estimates the total costs associated with the conversion to be approximately $18,700,000. Approximately $4,671,000 has been incurred at March 31, 2002, with the remainder to be incurred in 2002 and beyond. In connection with the conversion to DTV, Stations entered

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

into a strategic alliance agreement that requires Stations to purchase twenty-five transmitters for an amount that represents approximately $10,400,000. Through March 31, 2002, Stations had received and substantially completed payment on eight of the transmitters.

(Note C) — Adoption of Accounting Standards

     Statement of Financial Accounting Standards No. 142

      On January 1, 2002, Stations adopted Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also specifies the criteria for recognition of intangible assets separately from goodwill. SFAS No. 142, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment upon adoption and at least annually thereafter in accordance with the provisions of SFAS No. 142.

      In accordance with SFAS No. 142, Stations stopped amortizing its goodwill and FCC licenses upon adoption on January 1, 2002. Amortization expense related to the goodwill and FCC licenses for the three-month period ended March 31, 2001 was approximately $1,548,000 (net of $500,000 of applicable income taxes). Stations also revised the amortization periods for its network affiliation agreements from 40 years to the remaining term of the applicable agreement. As of January 1, 2002, Stations also performed the first of the required impairment tests of goodwill and indefinite lived intangible assets, from which no impairment loss was identified.

      A reconciliation of previously reported net loss applicable to common stock and basic and diluted loss per share to the amounts adjusted for the exclusion of goodwill and FCC license amortization and for the adjustment to network affiliation agreement amortization, net of applicable income taxes, follow:

	Three Months Ended
	March 31,

	2001	2002

	(In thousands, except
	per share data)
Reported net loss applicable to common stock	$(15,834)	$(36,154)
Add back:
Goodwill amortization	838	—
FCC license amortization	710	—
Adjust network affiliation agreement amortization	(1,571)	—

Adjusted net loss applicable to common stock	$(15,857)	$(36,154)

Reported basic and diluted loss per share	$(2.14)	$(4.89)
Add back:
Goodwill amortization	0.11	—
FCC license amortization	0.10	—
Adjust network affiliation agreement amortization	(0.21)	—

Adjusted basic and diluted loss per share	$(2.14)	$(4.89)

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The changes in the carrying amount of goodwill for the three-month period ended March 31, 2002 are as follows:

(In thousands)

Balance as of January 1, 2002.	$83,210
Writedown associated with stations held for sale	(4,803)
Goodwill reclassified as asset of stations held for sale	(308)

Balance as of March 31, 2002.	$78,099

      The composition of Stations’ intangible assets and associated accumulated amortization is as follows as of March 31, 2002:

	Gross Carrying	Accumulated	Assets Held	Net Carrying
	Amount	Amortization	For Sale	Amount

	(In thousands)
Intangible assets subject to amortization:
Network affiliation agreements	$104,261	$26,225	$8,839	$69,197
Other	2,736	1,527	74	1,135

Intangible assets not subject to amortization	$106,997	$27,752	8,913	$70,332
FCC licenses	148,132	—	5,341	142,791

Total intangible assets	$255,129	$27,752	$14,254	$213,123

      The aggregate amortization expense for the three month periods ended March 31, 2001 and 2002 totaled $2,704,000 and $3,286,000, respectively. Estimated amortization expense for each of the years ending December 31, 2002 through 2006 is approximately $8,700,000 per year.

     Statement of Financial Accounting Standards No. 144

      On January 1, 2001, Stations adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which provides accounting and disclosure guidance for the impairment of long-lived assets and long-lived assets to be disposed of.

      On April 1, 2002, Stations signed the letter of intent with Gray Communications Systems, Inc. (“Gray”) , which is described more fully in Note D along with the resulting merger agreement. Included in that agreement, Stations agreed to sell all assets of eight television stations (“Station Group”) to a third party prior to the merger with Gray. On June 4, 2002, Stations signed an agreement with a third party to sell the Station Group for a sales price of $30,000,000 less assumed indebtedness. This sale is to close before the merger agreement with Gray is consummated, which will most likely occur in the fourth quarter of 2002.

      On November 26, 2001 Stations entered into an Asset Purchase Agreement with West Virginia Media Holdings, LLC (“West Virginia Media”) pursuant to which, on April 30, 2002, Stations sold the television broadcast assets of WTRF-TV, in Wheeling, West Virginia to West Virginia Media for $18,500,000. Stations recorded a lower of cost or market adjustment of approximately $6,880,000 in the fourth quarter of 2001 to write down the assets of WTRF-TV to the sales price.

      The Station Group and WTRF-TV have been classified as stations held for sale at March 31, 2002 and have accordingly been accounted for as discontinued operations under SFAS No. 144.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The assets and liabilities of the stations classified as held for sale at March 31, 2002 consist of the following:

	December 31,	March 31,
	2001	2002

	(In thousands)
Assets
Accounts receivable	$7,438	$5,907
Program broadcast rights	2,783	2,131
Property and equipment	19,041	18,420
Goodwill	10,729	5,926
Intangible assets	41,542	14,254
Other	1,107	1,203

Total	$82,640	$47,841

Liabilities
Notes and leases payable	$1,921	$1,757
Accounts payable and accrued expenses	3,133	1,970
Program broadcast liabilities	2,741	2,950
Deferred taxes	12,217	1,330
Other	1,017	960

Total	$21,029	$8,967

      At March 31, 2002 Stations recorded a write-down before income taxes of approximately $31,288,000. This writedown was needed to adjust the carrying value of the stations held for sale to their fair value.

      For the three months ended March 31, 2001 and 2002, the net revenues included in discontinued operations for the stations held for sale were $8,350,000 and $8,081,000, respectively. Excluding a writedown to fair value of $(31,288,000) in 2002, the amount of loss before income taxes included in discontinued operations for the three months ended March 31, 2001 and 2002 was $(2,371,000) and $(2,209,000), respectively.

(Note D) – Management Plans, Continuing Operations and Subsequent Events

      Stations has been in default under its Credit Facility due to the violation of certain covenants since June 30, 2001. The senior lenders under the credit facility thus blocked the payment of approximately $10,247,000 of cash interest due to the holders of the Senior Subordinated Discount Notes (“Discount Notes”). Due to this payment blockage, Stations has not yet made the November 15, 2001 interest payment and is in default under the Discount Notes.

      In response to the above, Stations has been actively seeking to reduce its debt burden since February 2001. These efforts included, among other things, potential asset or stock sales. Stations’ efforts to sell assets and reduce indebtedness were designed to enable Stations to service and/or prepay their debt obligations. In addition to potential asset and stock sales, Stations continued to explore other alternatives to address its cash interest obligations on the Discount Notes and its non-compliance with the Credit Facility. However, the events of September 11, 2001 and their adverse impact on Stations’ liquidity together with the difficult advertising revenue climate that continued through the end of 2001, negatively impacted some of the alternatives that were previously available to Stations.

STATIONS HOLDING COMPANY, INC., DEBTOR-IN-POSSESSION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stations held extensive negotiations with certain holders of the Discount Notes and other constituents in an attempt to obtain additional liquidity or otherwise address the outstanding defaults under the Discount Notes and the Credit Facility. Notwithstanding many weeks of intense discussions, Stations was unable to accomplish an out of court restructuring with its constituents. Therefore, on March 22, 2002 Stations filed for relief under Chapter 11 of the Bankruptcy Code to fully explore all available strategic alternatives in order to identify the option that would best maximize value for Stations’ constituents.

      On April 1, 2002 Stations signed a letter of intent with Gray and on June 4, 2002 Stations executed a merger agreement with Gray whereby Stations will become a subsidiary of Gray in exchange for approximately $502,500,000 in cash. This amount anticipates payment in full of the Credit Facility and Discount Notes and partial payment to the holders of the Senior Preferred Stock and the Junior Preferred Stock.

      Stations and Gray agreed in the merger agreement to the disposition by Stations of the Station Group. On June 4, 2002 Stations thus entered into an agreement to sell the Station Group to a third party for a sales price of $30,000,000 less assumed indebtedness. The proceeds of the transaction, which is a condition of closing pursuant to the merger agreement, will be consummated immediately prior to the closing of the merger agreement with Gray, will be used to repay in part Stations’ lenders under the Credit Facility. The merger agreement with Gray and the sale of the Station Group are expected to close in the fourth quarter of 2002.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of the 4th day of June, 2002, is made and entered into by and among STATIONS HOLDING COMPANY, INC., a Delaware corporation and debtor and debtor-in-possession (“SHC”), GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation (“Gray”) and GRAY MIDAMERICA TELEVISION, INC., a Delaware corporation and a newly-formed wholly-owned subsidiary of Gray (“Merger Corp.”).

PREAMBLE:

     SHC is the owner and licensee, through its direct and indirect Subsidiaries, of the various television stations listed on Schedule A hereto (the “Current Stations”) pursuant to authorizations issued by the FCC. Concurrently with the execution of this Agreement, Benedek Broadcasting Corporation (“BBC”) (a wholly-owned subsidiary of SHC) and Benedek License Corporation (“BLC”) (a wholly-owned subsidiary of BBC) are entering into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which BBC and BLC will sell all of the assets related to the Current Stations listed on Schedule C (the “Designated Stations”) to Chelsey Broadcasting Company, LLC, a Delaware limited liability company (the “Purchaser”). The Current Stations other than the Designated Stations are referred to herein as the “Stations.” Gray, Merger Corp. and SHC intend that, immediately after and subject to the prior closing of the transactions contemplated by the Purchase Agreement, Gray shall acquire SHC through the merger of Merger Corp. with and into SHC (the “Merger”). The Boards of Directors of Gray, Merger Corp. and SHC are of the opinion that the transactions described in this Agreement are in the best interests of the parties and their respective shareholders and stockholders. At the Effective Time, the outstanding shares of capital stock of SHC shall be converted as follows: (i) the outstanding shares of SHC Senior Preferred Stock shall be converted into the right to receive a cash payment, (ii) the outstanding shares of SHC Junior Preferred Stock shall be converted into the right to receive a cash payment and (iii) the outstanding shares of SHC Class A Common Stock and SHC Class B Common Stock shall be cancelled with no consideration issued in exchange therefor.

     As SHC has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), the consummation of the transactions contemplated by this Agreement shall be subject to the approval by the Bankruptcy Court of a plan of reorganization (the “Plan of Reorganization”) that contemplates the Merger on the terms set forth herein and that provides for the treatment of creditors and stockholders of SHC in the manner set forth in the plan of reorganization summary attached hereto as Exhibit A (the “Plan Summary”).

     Certain terms used in this Agreement are defined in Article 10 hereof.

AGREEMENT:

     In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

     1.1   Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into SHC in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL. SHC shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Gray, Merger Corp. and SHC.

     1.2   Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M., Atlanta, Georgia time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Atlanta, Georgia time), or at such other time as the parties may mutually agree (such actual date of Closing, the “Closing Date”). The Closing shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or at such other location as the parties may mutually agree.

     1.3   Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each party hereto, the parties shall use their reasonable efforts to cause the Effective Time to occur on the seventh (7th) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 8. Notwithstanding the foregoing sentence, the Effective Time shall not occur prior to October 1, 2002 and Gray may, on one occasion by written notice to SHC, delay the Effective Time for up to one hundred twenty (120) days in the event that there shall have occurred (i) any general suspension of trading in equity securities in the United States securities or financial markets for in excess of two consecutive trading days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly involving the United States, (iv) any limitation by any governmental authority on the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     1.4   Execution of Lock Up, Voting and Consent Agreements. Simultaneously with the execution of this Agreement and as a condition hereto, the SHC stockholders and bondholders set forth on Schedule B have executed and delivered to Gray those certain Lock Up, Voting and Consent Agreements substantially in the forms of Exhibit 1.4(a), Exhibit 1.4(b), Exhibit 1.4(c) and Exhibit 1.4(d).

     1.5   Delivery of Letter of Credit and Escrow of Shares. Simultaneously with the execution of this Agreement, Gray shall (i) deliver or cause to be delivered to SHC a standby letter of credit in the amount of twelve million five hundred thousand dollars ($12,500,000) in the form of Exhibit 1.5(a) (the “LC”) and (ii) deposit, or cause to be deposited with the Escrow Agent a number of shares of Gray Class B Common Stock having an aggregate value of twelve million five hundred thousand dollars ($12,500,000) based on the Average Price (the “Escrow Shares”) to be applied as provided in the succeeding sentence. Gray shall maintain the LC in effect until the earlier of (i) the Effective Time or (ii) ten (10) Business Days after the termination of this Agreement; provided, that in the event that the LC or any replacement therefore shall expire by its terms prior to either of the foregoing dates, Gray shall renew the LC or obtain a replacement LC and deliver same to SHC at least five (5) Business Days prior to such expiration. The LC and the Escrow Shares will be paid to SHC or Gray as provided in Section 9.2(b) of this Agreement. At the Effective Time and subject to the conditions thereto, the LC and the Escrow Shares shall be returned to Gray and cancelled.

ARTICLE 2
TERMS OF MERGER

     2.1   Certificate of Incorporation. The Certificate of Incorporation of SHC shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2   Bylaws. The Bylaws of SHC shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3   Directors and Officers. The directors and officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     2.4   Tax Treatment. The parties hereby adopt this Agreement to be treated for federal income tax purposes as an acquisition of the capital stock of SHC.

ARTICLE 3
MANNER OF CONVERTING STOCK

     3.1   Conversion of Shares. Subject to Section 3.2, at the Effective Time, by virtue of the Merger and without any action on the part of SHC, Gray, Merger Corp., or their respective stockholders or shareholders, the stock of the constituent corporations shall be converted as follows:

        (a)   Each share of Gray Class A Common Stock and Gray Class B Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b)   Each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding from and after the Effective Time and shall be converted into one share of SHC Class B Common Stock.

        (c)   Each share of SHC Senior Preferred Stock (excluding shares subject to the provisions of Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall become and be converted into the right to receive a cash payment equal to the quotient obtained by dividing (i) the sum of $500,000,000 minus (A) the principal amount of the Discount Notes outstanding at the Effective Time plus accrued interest thereon through the Effective Time, determined in accordance with the Plan of Reorganization, minus (B) the principal amount of the indebtedness outstanding at the Effective Time under the BBC Loan Agreement plus accrued interest and any mandatory interest payments or pre-payment penalties, premiums or other costs thereon through the Effective Time, determined in accordance with the Plan of Reorganization, plus (C) subject to adjustment in accordance with Section 3.5(b), the Working Capital Positive Adjustment, if any, minus (D) subject to adjustment in accordance with Section 3.5(b), the Working Capital Negative Adjustment, if any, plus (E) the DTV Positive Adjustment, if any, and minus (F) the DTV Negative Adjustment, if any (the result of the addition and subtraction of the foregoing items in this clause (i) being referred to in the aggregate as the “Merger Consideration”) divided by (ii) 100,000 (the number of outstanding shares of SHC Senior Preferred Stock at the Effective Time) (the “Per Share Merger Consideration”).

        (d)   Each share of SHC Junior Preferred Stock (excluding shares subject to the provisions of Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall become and be converted into the right to receive a cash payment equal to the quotient obtained by dividing (i) $2,500,000 (the “Junior Preferred Stock Merger Consideration”) by (ii) 450,000 (the number of outstanding shares of SHC Junior Preferred Stock at the Effective Time) (the “Per Share Junior Preferred Stock Merger Consideration”).

        (e)   Each share of SHC Class A Common Stock and SHC Class B Common Stock and any options or warrants to acquire such shares issued and outstanding immediately prior to the Effective Time shall be cancelled with no consideration issued in exchange therefor.

     3.2   Intentionally Omitted.

     3.3   Intentionally Omitted.

     3.4   Shares Held by SHC. Each of the shares of SHC Senior Preferred Stock held by SHC or any of the SHC Subsidiaries other than in a fiduciary capacity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.5   Working Capital Adjustment.

        (a)   At least five (5) days prior to the Closing Date, SHC shall prepare and deliver to Gray a pro forma statement of the estimated Working Capital Adjustment as of the Effective Time (the “Preliminary Working Capital Statement”). An amount equal to eighty-five percent (85%) of the estimated Working Capital Adjustment reflected on the Preliminary Working Capital Statement shall be utilized in determining the Merger Consideration paid by Gray at the Effective Time (the amount so utilized is referred to herein as the “Estimated Working Capital Adjustment”).

        (b)   As soon as practicable after the Closing and in all events within sixty (60) days after the Closing Date, Gray shall prepare a final statement of the Working Capital Adjustment as of the Effective Time (the “Final Working Capital Statement”) and shall submit such Final Working Capital Statement to the Stockholder Representative for review and approval. The Final Working Capital Statement shall be certified by an officer of Gray, on behalf of Gray, to be true and complete. Gray shall make available to the Stockholder Representative all information reasonably necessary to determine the correct amount of Working Capital Adjustment, including appropriate supporting documents and such other information as may be reasonably requested by the Stockholder Representative. The Stockholder Representative (and his authorized representatives) shall have the right to visit the location where Gray has available the supporting documents and other information during normal business hours to verify and review such documentation and other information upon providing reasonable notice to Gray. If the Stockholder Representative disputes the Final Working Capital Statement, he shall so notify Gray within thirty (30) days after receipt of the Final Working Capital Statement setting forth in reasonable detail the basis for any such dispute. If the Stockholder Representative notifies Gray that he accepts the Final Working Capital Statement, or fails to dispute such Final Working Capital Statement within the thirty (30) day period specified in the preceding sentence, Gray’s determination of the Final Working Capital Statement shall be conclusive and binding on the parties upon the expiration of such period.

        (c)   Gray and the Stockholder Representative shall use good faith efforts to resolve any dispute involving the determination of the Working Capital Adjustment and the Final Working Capital Statement. If the parties are unable to resolve any dispute within fifteen (15) days following the delivery of the Stockholder Representative’s notice concerning disputed adjustments, Gray and the Stockholder Representative shall jointly designate a qualified Big 4 firm of independent certified public accountants (the “Neutral Auditors”) to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then an accounting firm will be selected by lot from two names submitted by the Stockholder Representative and two names submitted by Gray, none of which shall be employed, or shall have been employed at any time in the past three years, by SHC, the Stockholder Representative or Gray. The Neutral Auditors’ resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by the Stockholder Representative and Gray and not by independent financial audit, and shall be final and binding on the parties. The Neutral Auditors’ resolution of the dispute may be enforced by any court of competent jurisdiction. All of the fees and expenses of the Neutral Auditors shall be shared equally by Gray, on the one hand, and the holders of the SHC Senior Preferred Stock, on the other hand, with the SHC Senior Preferred Stock holders’ portion being paid by an adjustment to the Working Capital Adjustment.

        (d)   Within seven (7) days after the Working Capital Adjustment is finally determined in accordance with the preceding provisions of this Section 3.5, if the Working Capital Adjustment as finally determined in accordance with the preceding provisions of this Section 3.5 is more than the Estimated Working Capital Adjustment Gray shall pay to the Exchange Agent, as an adjustment to the amount of the Merger Consideration originally paid to the Exchange Agent pursuant to Section 4.1, the amount by which the Working Capital Adjustment, as so finally determined, exceeds the Estimated Working Capital Adjustment. Such amount shall be paid in accordance with the same procedures set forth in Article 4 as applied to the initial Merger Consideration.

     3.6   Accounting Principles. Completion of the Preliminary Working Capital Statement and Final Working Capital Statement, and determination of the Working Capital, shall be made by the application of the following accounting principles: All revenues (including without limitation unbilled time sales agreements through 11:59 p.m. on the day immediately preceding the Closing Date) and all expenses arising from the operation of the SHC Companies, including business and non-governmental license fees, utility charges, real and personal property taxes and assessments levied against any of the SHC Companies, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, programming fees and expenses, employee compensation, including wages, commissions, bonus pay, payroll taxes, accrued vacation, sick leave, holiday, and compensatory pay for all employees of the SHC Companies, prepaid and deferred items, shall be charged or credited in accordance with the methods historically used by the SHC Companies as disclosed in their annual audited consolidated financial statements, and prorated as of the close of business at 11:59 p.m. on the day preceding the Closing Date.

ARTICLE 4
EXCHANGE OF STOCK

     4.1   Exchange Procedures.

        (a)   At or prior to the Effective Time, Gray shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of SHC Senior Preferred Stock, for exchange in accordance with Article 3 of this Agreement and this Article 4, the Merger Consideration as determined utilizing the Estimated Working Capital Adjustment in accordance with Section 3.5(a), without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 3 of this Agreement and this Article 4 in exchange for outstanding shares of SHC Senior Preferred Stock. Pursuant to the provisions of Section 3.5(d), any required adjustment to the amount of the Merger Consideration originally paid to the Exchange Agent shall be made within seven (7) days after the Working Capital Adjustment is finally determined in accordance with the provisions of Section 3.5.

        (b)   At the time of the mailing of the disclosure statement as required by the Bankruptcy Code in connection with SHC’s plan of reorganization as contemplated in Section 7.8 or on such other date as Gray and SHC shall mutually agree, Gray shall send or cause to be sent to each holder of SHC Senior Preferred Stock and SHC Junior Preferred Stock, transmittal materials for use in exchanging such stockholder’s shares of SHC Senior Preferred Stock and SHC Junior Preferred Stock, respectively, for such stockholder’s portion of the Merger Consideration or the Junior Preferred Stock Merger Consideration, as the case may be, (which shall specify that delivery shall be effected, and risk of loss and title to the shares of SHC Senior Preferred Stock shall pass, only upon proper delivery of such shares to the Exchange Agent and that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SHC Junior Preferred Stock shall pass, only upon proper delivery of such certificates to Gray). At the Effective Time Gray shall instruct the Exchange Agent to commence a wire transfer of immediately available funds in respect of the portion of the Merger Consideration into which shares of a stockholder’s SHC Senior Preferred Stock are converted at the Effective Time to be delivered to such stockholder or a bank account of its designation, as the case may be, as soon as practicable after the occurrence of the later of (i) delivery to the Exchange Agent of the appropriate transmittal materials for such holder’s shares of SHC Senior Preferred Stock and (ii) the Effective Time. Gray shall cause a wire transfer of immediately available funds in respect of the portion of the Junior Preferred Stock Merger Consideration into which shares of a stockholder’s SHC Junior Preferred Stock are converted at the Effective Time to be delivered to such stockholder or a bank account of its designation, as the case may be, upon the occurrence of the later of (i) delivery to Gray of the appropriate transmittal materials for such holder’s shares of SHC Junior Preferred Stock and (ii) the Effective Time. No interest will be paid on any cash to be paid pursuant to Article 3 and this Article 4 upon such delivery.

        (c)   Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of SHC Senior Preferred Stock or SHC Junior Preferred Stock, as the case may be, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (d)   Any portion of the Exchange Fund that remains unclaimed by the former holders of SHC Senior Preferred Stock for twelve (12) months after the Closing Date shall be paid to Gray. Any former holders of SHC Senior Preferred Stock who have not theretofore complied with this Article 4 shall thereafter look only to Gray for payment of the consideration deliverable in respect of each share of SHC Senior Preferred Stock that such holder holds, as determined pursuant to this Agreement, in each case, without any interest thereon.

     4.2   Rights of Former SHC Stockholders. At the Effective Time, the stock transfer books of SHC shall be closed as to holders of SHC Capital Stock immediately prior to the Effective Time and no transfer of SHC Capital Stock by any such holder thereafter shall be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each share and each certificate representing shares of SHC Senior Preferred Stock and SHC Junior Preferred Stock (other than shares or certificates for shares to be canceled pursuant to Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. In the event any SHC Senior Preferred Stock or SHC Junior Preferred Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, if required by Gray, the posting by such Person of a bond in such amount as Gray may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent (with respect to the shares of SHC Senior Preferred Stock) and Gray (with respect to the shares of SHC Junior Preferred Stock) shall issue in exchange for such lost, stolen, or destroyed certificate, the consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SHC

     Prior to the execution hereof, SHC has delivered to Gray and Merger Corp. the schedules to this Agreement (the “Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article 5; provided that the listing of an item in one section of the Schedules shall be deemed to be a listing in the other sections of the Schedules to the extent that such information is reasonably determinable to be so applicable to such other section or sections of the Schedule. The subject matter of the representations and warranties contained in this Article 5 shall not apply to the Designated Stations. Except as provided in the Schedules, SHC hereby represents and warrants to Gray and Merger Corp. as follows (it being understood that the inclusion of any item on a Schedule hereto shall not be deemed an acknowledgement that such item (i) is Material, (ii) would have a Material Adverse Effect or (iii) is required to be disclosed under this Agreement):

     5.1   Organization, Standing, and Power.

        (a)   SHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority, subject to Bankruptcy Court approval, to own, lease and operate its assets and to carry on its business, as presently conducted. Each of the SHC Subsidiaries (other than Benedek Interactive Media, LLC) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business, as presently conducted. Benedek Interactive Media, LLC is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has full power and authority to own, lease and operate its assets and to carry on its business, as presently conducted. Except as set forth on Schedule 5.1 and except where a failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, each of SHC and each of the SHC Subsidiaries is duly qualified to transact business as a foreign corporation or limited liability company, as applicable, in good standing in the jurisdictions listed next to its name in Schedule 5.1. Except where a failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, the SHC Companies are not required to be qualified in any other jurisdiction.

        (b)   Copies which are correct and complete of the Certificate of Incorporation or the Certificate of Formation, as applicable, and all amendments thereto, (certified by the Secretary of State of Delaware) and By-Laws or the Operating Agreement, as applicable, of each of the SHC Companies, and all amendments thereto have been previously delivered or made available to Gray and Merger Corp. Copies of all records of the proceedings of incorporators, stockholders, boards of directors, authorized persons, members and committees thereof, as applicable, of each of the SHC Companies, which are set forth in each of the respective SHC Companies’ minute books (collectively, the “Minute Books”), are correct and complete and accurately reflect all proceedings of each of the SHC Companies’ respective incorporators, stockholders, boards of directors, authorized persons, members and committees thereof, as applicable. The Minute Books have been previously made available to Gray and Merger Corp. for review.

     5.2   Authorization and Enforceability.

        (a)   Subject to Bankruptcy Court approval, SHC has full corporate power and authority to enter into this Agreement and the Other Agreements. Except for Bankruptcy Court approval of the Plan of Reorganization, the execution, delivery and performance by SHC of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement and the Other Agreements by Gray and Merger Corp., no further action or approval is required in order to constitute this Agreement and the Other Agreements as legal, valid and binding obligations of SHC, enforceable in accordance with their terms, except in all cases as the enforceability of this Agreement and the Other Agreements may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

        (b)   Except as set forth on Schedule 5.21, neither the execution and delivery of this Agreement or any of the Other Agreements by SHC, nor the consummation by SHC of the transactions contemplated hereby or thereby nor compliance by SHC with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of SHC’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Material Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any SHC Company under, any Material network affiliation agreement or Material programming agreement of any SHC Company, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement, violate in any Material respect any Law or Order applicable to any SHC Company or any of their respective Material assets.

        (c)   Subject to the receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement and except for filing the Certificate of Merger with the Secretary of State of the State of Delaware and except as set forth on Schedule 5.2, no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by SHC of the Merger and the other transactions contemplated in this Agreement or any of the Other Agreements, except for any county or local Regulatory Authority notice, filing or Consent, the violation of which individually or in the aggregate is not Material.

     5.3   Capitalization. The authorized capital stock of SHC consists, as of the date of this Agreement, of ten million (10,000,000) shares of SHC Class A Common Stock, of which none are issued and outstanding; ten million (10,000,000) shares of SHC Class B Common Stock, of which seven million four hundred thousand (7,400,000) shares are issued and outstanding; two million five hundred thousand (2,500,000) shares of Preferred Stock, of which four hundred fifty thousand (450,000) shares of SHC Junior Preferred Stock are issued and outstanding, and of which one hundred thousand (100,000) shares of SHC Senior Preferred Stock are issued and outstanding. Each of the outstanding shares of SHC Capital Stock is duly and validly issued and outstanding, is fully paid and nonassessable and was issued pursuant to a valid registration statement filed under the Securities Act or a valid exemption from registration thereunder, and under all applicable state securities laws. Except as set forth on Schedule 5.3(i), no shares of SHC Capital Stock are reserved for issuance. Except as set forth on Schedule 5.3(ii), SHC has no obligation to issue any additional shares of SHC Capital Stock or securities convertible or exchangeable for SHC Capital Stock, or any Rights for the purchase of (a) any shares of SHC Capital Stock or (b) any securities convertible into or exchangeable for any shares of SHC Capital Stock. Except as set forth on Schedule 5.3(iii), there are no outstanding rights to either demand registration of any shares of SHC Capital Stock under the Securities Act, or to sell any shares of SHC Capital Stock in connection with such a registration. Set forth on Schedule 5.3(iv) is a list which is true and correct of (i) the record holders of the outstanding SHC Class B Common Stock as of the date hereof, (ii) the record holders of the outstanding SHC Junior Preferred Stock as of the date hereof, (iii) the record holders of the outstanding SHC Senior Preferred Stock as reflected in the transfer records of the Bank of New York, the transfer agent, (iv) the record holders of the warrants to purchase the SHC Class A Common Stock as reflected in the transfer records of the Bank of New York, the warrant agent and (v) the holders of options to purchase SHC Class B Common Stock.

     5.4   SHC Subsidiaries. SHC has disclosed in Schedule 5.4(i) all of SHC’s Subsidiaries as of the date of this Agreement. SHC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock or membership interest, as applicable, of each SHC Subsidiary. No equity securities of any SHC Subsidiary are or may become required to be issued (other than to another SHC Company) by reason of any Rights, and except as set forth on Schedule 5.4(ii), there are no Contracts by which any SHC Subsidiary is bound to issue (other than to another SHC Company) additional shares of its capital stock or membership interest, as applicable, or Rights or by which any SHC Company is or may be bound to transfer any shares of the capital stock or membership interest, as applicable, of any SHC Subsidiary (other than to another SHC Company). Except as set forth on Schedule 5.4(iii), there are no Contracts relating to the rights of any SHC Company to vote or to dispose of any shares of the capital stock or membership interest, as applicable, of any SHC Subsidiary. All of the shares of capital stock or membership interest, as applicable, of a SHC Subsidiary held by a SHC Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SHC Company free and clear of any Lien, except Permitted Liens or Liens that are set forth on Schedule 5.4(iv). Except for (i) interests in the SHC Subsidiaries or (ii) as set forth in Schedule 5.4(v), SHC does not own, directly or indirectly (through any SHC Subsidiary or otherwise), any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

     5.5   Financial Statements. SHC has disclosed in Schedule 5.5, and has previously delivered or made available to Gray and Merger Corp. copies of, the SHC Financial Statements. The SHC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the SHC Companies, (ii) fairly present the consolidated financial position of the SHC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the SHC Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or will not be material in amount or effect and as otherwise disclosed in Schedule 5.5) and (iii) have been prepared in accordance with GAAP.

     5.6   No Undisclosed Liabilities. As of December 31, 2001, none of the SHC Companies had any Liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) normally shown on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP which is not shown on the December 31, 2001 consolidated balance sheet of the SHC Companies, or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto), which is reasonably likely to result in a Material Adverse Effect. Except as set forth in the December 31, 2001 consolidated balance sheet, none of the SHC Companies has outstanding on the date hereof any Liability normally shown on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP, other than those incurred since December 31, 2001 in the ordinary course of business or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto), which is reasonably likely to result in a Material Adverse Effect.

     5.7   Absence of Changes. Except as disclosed on Schedule 5.7, since December 31, 2001, (i) the SHC Companies have carried on their respective businesses in the ordinary course consistent with past practice in all Material respects, (ii) none of the SHC Companies has directly or indirectly declared, paid or authorized any dividends or other distributions or payments in respect of its capital stock or other securities, except dividends, distributions or payments made to another SHC Company and (iii) none of the SHC Companies has made any change in any method of accounting or accounting practice except for changes required by GAAP.

     5.8   Tax Matters. Except as set forth in Schedule 5.8:

        (a)   Each of the SHC Companies has duly filed with the appropriate Regulatory Authorities all required Material Tax Returns in all jurisdictions in which Material Tax Returns are required to be filed as of the date hereof and such Material Tax Returns are correct and complete in all Material respects. As of the date hereof, none of the SHC Companies is the beneficiary of any extension of time within which to file any Material Tax Return. All Taxes shown on any Tax Return for all periods ending on or before December 31, 2001, have been fully paid or appropriate deposits or adequate accruals have been made therefor on the Balance Sheet.

        (b)   Since January 1, 1999, none of the SHC Companies has incurred any liability for Taxes other than in the ordinary course of business. Since January 1, 1999, none of the SHC Companies has been delinquent in the payment of any Material Tax, and since January 1, 1999, no Material Liability has been assessed, asserted or threatened in writing against any of the SHC Companies or any of their respective assets in connection with any Tax. Since January 1, 1999, none of the SHC Companies has received any written notice of Material assessment or proposed Material assessment in connection with any Tax Returns, and as of the date hereof, there are no pending Tax examinations of or Tax claims asserted in writing against any of the SHC Companies or any of their respective assets, including without limitation, any written claim by any Regulatory Authority in any jurisdiction where any of the SHC Companies did not file Tax Returns that such SHC Company is or may be subject to or liable for Taxes imposed by that Regulatory Authority or jurisdiction. There are no Liens for any Taxes (other than any Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the SHC Companies.

        (c)   Since January 1, 1999, none of SHC Companies’ Tax Returns have been audited by the IRS or any other Regulatory Authority, and since January 1, 1999 none of the SHC Companies has waived any statute of limitations in respect of Taxes or agreed to a Tax assessment or deficiency. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement, and each of the SHC Companies will provide any certificate reasonably requested by Gray or Merger Corp. at Closing with respect thereto.

        (d)   As of the date hereof, each of the SHC Companies is in compliance in all Material respects with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply in all Material respects with applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify in all Material respects accounts subject to backup withholding under Section 3406 of the Code.

        (e)   As of the date hereof, none of the SHC Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G of the Code.

     5.9   Assets. The SHC Companies have good and marketable title, free and clear of all Liens, to all of their respective assets other than the Permitted Liens and the Liens set forth in Schedule 5.21 and Schedule 5.9. All of the current lender’s and owner’s title insurance policies issued to or on behalf of any of the SHC Companies relating to any of the Real Property are listed on Schedule 5.21, copies of substantially all of which have been previously made available to Gray and Merger Corp. All Material tangible properties owned or used by the SHC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SHC’s past practices. All of the tangible properties of the SHC Companies are adequate in all Material respects for their present uses and operation. The SHC Companies’ assets (including their respective interest in leased assets) include all Material assets required to operate their respective businesses as presently conducted.

     5.10   Real Property.

        (a)   Schedule 5.21(a)(i) contains a correct and complete list of the locations of all of the Real Property, except for such omissions therefrom with respect to owned Real Property which do not have an individual property value in excess of $100,000 or having a property value in excess of $100,000 but not in excess of $1,000,000 in the aggregate for all such owned Real Property.

        (b)   To SHC’s Knowledge, except as set forth on Schedule 5.21(a)(i), no zoning or similar land use restrictions are presently in effect that would impair in any Material respect the operation of the respective businesses of the SHC Companies as presently conducted or that would impair in any Material respect the use, occupancy and enjoyment of any of the Real Property in the manner in which such Real Property is currently used. To SHC’s Knowledge, except as set forth on Schedule 5.21(a)(i), all of the Real Property is in compliance in all Material respects with all applicable zoning or similar land use restrictions of all Regulatory Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of the Real Property. Since January 1, 2001, except as set forth on Schedule 5.21(a)(i), none of the SHC Companies has received any written notice from any Regulatory Authority with regard to Material encroachments on or off the Real Property, Material violations of building codes, zoning, subdivision or other similar Laws, or other Material defects in the good valid marketable and insurable title of said Real Property.

        (c)   Except as set forth in Schedule 5.21(a)(i), and except for such Contracts not required to be disclosed thereon, there are no Contracts affecting the Real Property or any part thereof.

        (d)   As of the date hereof, no right of adverse possession by any Third Party has been claimed in writing or, to the Knowledge of SHC, threatened with respect to the Real Property and none of such property is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Regulatory Authority nor has any such sale, condemnation, expropriation or taking been proposed in writing or, to the Knowledge of SHC, threatened.

     5.11   Intentionally Omitted.

     5.12   Intellectual Property.

        (a)   Schedule 5.12 contains a list which is correct and complete in all Material respects of all of the SHC Companies’ Intellectual Property which is registered with the United States Patent and Trademark Office or the equivalent state agency and owned by the SHC Companies as of the date hereof. The SHC Companies own or have a valid right to use all of their respective Intellectual Property used or held for use by the SHC Companies in connection with the operation of the SHC Companies as currently conducted by the SHC Companies, without Materially infringing upon the rights of any other Person.

        (b)   No present or former officer, director, partner or employee of any of the SHC Companies owns or has any proprietary, financial or other interest, direct or indirect, in any Material portion of any of the SHC Companies’ Material Intellectual Property, except as described on Schedule 5.12.

     5.13   Computer Software and Databases. Schedule 5.13 accurately identifies all Material Computer Software and Databases owned, licensed, leased, internally developed or otherwise used in connection with the respective businesses of the SHC Companies as presently conducted as of the date of this Agreement. As of the date of this Agreement, the SHC Companies have the right to use all Material Computer Software and Databases that are necessary to conduct the respective businesses as presently conducted by the SHC Companies. To SHC’s Knowledge, SHC is not Materially violating any “off the shelf” or “shrink wrapped” computer software, programs or licenses.

     5.14   Accounts Receivable. Except as set forth on Schedule 5.14, the Accounts Receivable are (i) validly existing, (ii) enforceable by the SHC Companies in accordance with the terms of the instruments or documents creating them and (iii) represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices. None of the Accounts Receivable represents monies due for goods either sold on consignment or sold on approval. The allowance for collection losses on the Balance Sheet was established in the ordinary course of business consistent with past practices and in accordance with GAAP and there are no Material defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances or conditions enforceable by Third Parties on or affecting any Account Receivable.

     5.15   Insurance. All of the assets and the operations of the SHC Companies of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by any of the SHC Companies in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) required by any Law applicable to any of the SHC Companies, or (iii) required by any Contract of any of the SHC Companies. Schedule 5.15(i) contains a list which is complete and accurate in all Material respects of all insurance policies now in force and held or owned by any of the SHC Companies and such Schedule indicates the name of the insurer, agent, type of coverage, policy number, amount of coverage, expiration date and any pending claims thereunder. Copies which are correct and complete in all Material respects of all such policies have been previously delivered or made available to Gray and Merger Corp. by SHC on or before the date of this Agreement. As of the date hereof, all such policies are in full force and effect and enforceable in accordance with their terms in all Material respects, except as set forth on Schedule 5.15(ii). Except as set forth on Schedule 5.15(iii), since January 1, 2001, no written notice of cancellation or non-renewal with respect to, or disallowance of any Material claim under, any insurance policies or binders of insurance which relate to the assets or the operations of the SHC Companies has been received by SHC.

     5.16   Bonds, Letters of Credit and Guarantees. Schedule 5.16 contains a list which is complete and accurate in all Material respects of all bonds (whether denominated bid, litigation, performance, fidelity, or otherwise), letters of credit, and guarantees issued by any of the SHC Companies and now in force or outstanding, and copies which are correct and complete in all Material respects of all such bonds, letters of credit and guarantees have been previously delivered or made available to Gray and Merger Corp. by SHC on or before the date of this Agreement. The bonds, letters of credit and guarantees listed in Schedule 5.16 satisfy in all Material respects requirements for bonds, letters of credit or guarantees set forth in (i) any Law applicable to any of the SHC Companies or their respective businesses and (ii) any Material Contracts of any of the SHC Companies. Except as set forth on Schedule 5.16, none of the SHC Companies are in Material Default regarding the provisions of any bond, letter of credit or guarantee, including, without limitation, the failure to make timely payment of all premiums and fees due thereon.

     5.17   Compliance with Law. Except as set forth on Schedule 5.17:

        (a)   Since January 1, 1999, each of the SHC Companies has complied with and is in compliance in all Material respects with all Material Laws, Licenses and Orders applicable to, of or binding on any of the SHC Companies, their respective assets or their respective businesses, including without limitation, the terms of the FCC Licenses, the Communications Act, and PUC Laws and SHC has no Knowledge of any basis for any Material claim of current or past non-compliance with any Material Law, License or Order. Since January 1, 1999, SHC has not received any written notices from any Regulatory Authority with respect to any failure or alleged failure of any of the SHC Companies to comply in any Material respect with any Material Law, License or Order by any of the SHC Companies, nor, to the Knowledge of SHC, are any such written notices threatened.

        (b)   Benedek License Corporation holds the FCC Licenses set forth on Schedule 5.17, which constitute all necessary authorizations from the FCC to enable the SHC Companies to broadcast and transmit the present television programming of the SHC Companies. Other than FCC rule making procedures of general applicability, no application, action, proceeding, notice of violation, order of forfeiture, or complaint is pending or, to SHC’s Knowledge, threatened in writing the effect of which would be the revocation, modification, nonrenewal or suspension of any of the FCC Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the SHC Companies’ respective businesses that would Materially and adversely affect any of the SHC Companies under any such FCC Licenses. As of the date hereof, all returns, reports and statements required to be filed by any of the SHC Companies with the FCC relating to their respective businesses have been filed and complied with in all Material respects and are complete and correct in all Material respects as filed. As of the date hereof, all FCC regulatory fees associated with FCC Licenses have been paid.

        (c)   Except as set forth in the Planned DTV Capital Expenditures described in Schedule D, there are no Material capital expenditures that any of the SHC Companies Knows will be required to be made in connection with the SHC Companies’ respective assets or their respective businesses as now conducted in order to comply in all Material respects with any Law applicable to any of the SHC Companies, or any of their respective assets or businesses as now conducted.

     5.18   Environmental. Except (i) as set forth in Schedule 5.18, (ii) as may be reflected in the environmental assessment reports listed on Schedule 5.18 or obtained by Gray and Merger Corp. as the result of the environmental due diligence conducted by Gray and Merger Corp. and/or (iii) as would not otherwise have, or be reasonably expected to result in, a Material Adverse Effect:

        (a)   There are no existing violations of (i) any Environmental Law, or (ii) any Order related to environmental matters, with respect to the ownership, use, condition or operation of the Real Property or any other asset of any of the SHC Companies. None of the SHC Companies has used any assets or premises of any of the SHC Companies or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances.

        (b)   No Release of any Hazardous Substances has occurred or is occurring at any assets owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies or any part thereof while such assets were owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies.

        (c)   To SHC’s Knowledge, no soil or water in or under any assets owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies has been contaminated by any Hazardous Substance while such assets were owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies.

        (d)   All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by any of the SHC Companies has been released or disposed of in substantial compliance with all Environmental Laws.

        (e)   To SHC’s Knowledge, no underground tanks or other underground storage facilities presently located at any Real Property owned, leased, operated or managed by any of the SHC Companies are causing a Release.

        (f)   The SHC Companies have complied in all material respects with all applicable reporting requirements under all Environmental Laws concerning the Release of Hazardous Substances and none of the SHC Companies has made any such reports concerning any Real Property of any of the SHC Companies or concerning the operations or activities of any of the SHC Companies.

        (g)   No building or other Improvement or any Real Property owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies contains any friable asbestos-containing materials.

        (h)   Schedule 5.18 contains a list which is correct and complete of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any environmental matter with respect to the SHC Companies, or their respective businesses, any assets owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies, and SHC has previously delivered or made available to Gray and Merger Corp. a correct and complete copy of each such assessment and study, except for the assessment and study related to the studio and office located in Dothan, Alabama.

     5.19   Litigation and Claims. As of the date hereof, except for the Bankruptcy Case:

        (a)   Except as disclosed on Schedule 5.19(i), there is no Material Litigation pending or, to the Knowledge of or any of the SHC Companies, threatened in writing.

        (b)   Except as disclosed on Schedule 5.19(ii), there are no outstanding Orders binding upon any of the SHC Companies, their respective businesses and assets or SHC Capital Stock that would be Materially adverse or restrictive to the business of the SHC Companies.

        (c)   Except as disclosed on Schedule 5.19(iii) and except as generally applicable to the broadcasting industry, there are no pending or, to the Knowledge of SHC, threatened investigations or inquiries regarding any of the SHC Companies or their respective businesses or assets by any Regulatory Authority that individually or in the aggregate would have, or be reasonably expected to have, a Material Adverse Effect on the SHC Companies or their respective businesses or assets.

        (d)   Except as disclosed on Schedule 5.19(iv), no Litigation has been pending during the three (3) years prior to the date hereof that resulted in (i) losses or damages to any SHC Company in excess of $250,000 individually or $1,000,000 in the aggregate or (ii) any injunctive relief against any of the SHC Companies.

        (e)   Except as disclosed on Schedule 5.19(v), in connection with the SHC Companies’ preparation of the SHC Financial Statements for the fiscal year ended December 31, 2001, none of the SHC Companies have been advised by any attorney representing it that there are any “loss contingencies” (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 (“FASB 5”), which would be required by FASB 5 to be disclosed or accrued in financial statements of any of the SHC Companies, were such financial statements prepared as of the date hereof.

     5.20   Benefit Plans.

        (a)   Schedule 5.20 contains and correct and complete list of (i) every Employee Benefit Plan of any of the SHC Companies that is a defined benefit pension plan or, a defined contribution that was in effect at any time from January 1, 1996 through the date of this Agreement and (ii) every Employee Benefit Plan of the SHC Companies that is not described in the foregoing clause (i) that is currently in effect. On or after January 1, 1996, none of the SHC Companies or any entity aggregated with any of the SHC Companies under Code Section 414 (for purposes of this Section, an “ERISA Affiliate”) has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and (3)(37)(A)). No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA nor a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Notwithstanding the foregoing, there shall be excluded from Schedule 5.20, any listing which is of an item that could not result in any Material Liability.

        (b)   The Employee Benefit Plans listed on Schedule 5.20 have been or will be made available to Gray for review, including correct and complete copies of: (i) all governing plan documents, including without limitation, all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance Contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1996, (iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the summary plan descriptions and any material modifications thereto.

        (c)   Except as disclosed in Schedule 5.20, all the Employee Benefit Plans and the related trusts subject to ERISA Materially comply with and have been administered in Material compliance with, (i) the applicable provisions of ERISA, (ii) all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) all applicable state or federal securities Laws, and (iv) all other applicable Laws and collective bargaining agreements, and none of the SHC Companies, none of their respective Employee Benefit Plans nor any fiduciary for any such Employee Benefit Plan has received any notice from any Regulatory Authority questioning or challenging such compliance. Except as disclosed on Schedule 5.20, no event has occurred which will or could give rise to disqualification of any such plan or loss of intended tax consequences under the Code or to any tax under Section 511 of the Code.

        (d)   Except as disclosed in Schedule 5.20, no Material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of any of the SHC Companies prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Except as disclosed in Schedule 5.20, none of the SHC Companies, nor any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject any of the SHC Companies or Gray to any direct or indirect Material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. Except as disclosed on Schedule 5.20, there are no unresolved Material claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no Litigation has been commenced with respect to any Employee Benefit Plan.

        (e)   Except as disclosed in Schedule 5.20, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete, have been timely filed with the IRS and the United States Department of Labor, have been timely distributed to participants in the Employee Benefit Plans, and there have been no Material changes in the information set forth therein.

        (f)   Except as disclosed in Schedule 5.20, no “party in interest” (as defined in § 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975) of any Employee Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975 or ERISA § 406). Except as disclosed in Schedule 5.20, there has been no (i) “reportable event” (as defined in Section 4043 of ERISA), or event described in §§ 4041, 4042, 4062 (including ERISA §§ 4062(e)), 4064, 4069 or 4063 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which any of the SHC Companies maintains or contributes to or has maintained or contributed to. Except as disclosed in Schedule 5.20, none of the SHC Companies has incurred any liability under Title IV of ERISA, including any Liability that could arise under Title IV of ERISA as a result of any of the SHC Companies’ membership in a “controlled group” as defined in ERISA §§ 4001(a)(14) and 4001(b)(1).

        (g)   Except as disclosed in Schedule 5.20, since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any pension plan as defined in ERISA § 3(2) (“ERISA Pension Plan”), (ii) no change in the actuarial assumptions with respect to any ERISA Pension Plan, and (iii) no increase in benefits under any ERISA Pension Plan as a result of ERISA Pension Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, with respect to all of the foregoing a Material Adverse Effect on the funding status of such ERISA Pension Plan. Except as disclosed in Schedule 5.20, all contributions with respect to an Employee Benefit Plan of SHC or of an ERISA Affiliate that is subject to Code Section 412 or ERISA § 302 have been, or will be, timely made and there is no Lien or expected to be a Lien under Code Section 412(n) or ERISA § 302(f) or tax under Code Section 4971. No ERISA Pension Plan of any of the SHC Companies or of an ERISA Affiliate has a “liquidity shortfall” as defined in Code Section 412(m)(5). No event described in Code Section 401(a)(29) has occurred or can reasonably be expected to occur with respect to SHC or its ERISA Affiliates. All premiums required to be paid under ERISA Section 4006 have been paid by the SHC Companies and by any Person aggregated with any of the SHC Companies under ERISA §§ 4001(a)(14) and 4001(b)(1).

        (h)   Except as disclosed in Schedule 5.20, none of the SHC Companies has, and does not, maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors. No tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could give rise to such taxes.

        (i)   Except as disclosed on Schedule 5.20, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of any of the SHC Companies to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of any of the SHC Companies, or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

        (j)   Except as disclosed on Schedule 5.20, no individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by any of the SHC Companies are independent contractors.

     5.21   Contracts.

        (a)   Lists.

(i) Real Property. Schedule 5.21(a)(i) is a list of all Contracts of any of the SHC Companies affecting or relating to the Real Property, including, without limitation, Contracts evidencing Liens (other than Permitted Liens) (other than Contracts affecting rights in the Real Property in which (i) any SHC Company is the lessor or (ii) any Contract which individually does not involve the payment by any of the SHC Companies of more than $100,000 annually or involving more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

(ii) Personal Property. Schedule 5.21(a)(ii) is a list of all Contracts of any of the SHC Companies affecting or relating to the Personal Property, including, without limitation, Contracts evidencing Liens (other than Contracts affecting rights in the Personal Property which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involving more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

(iii) Capital Assets. Schedule 5.21(a)(iii) is a list of all outstanding Contracts of any of the SHC Companies for the acquisition or disposition of capital assets of the SHC Companies (other than Contracts entered into in the ordinary course of business consistent with past practice and other than Contracts which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involving more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

(iv) Employment. Schedule 5.21(a)(iv) is a list of all Contracts of any of the SHC Companies with any employee or officer of any of the SHC Companies (other than those entered into in the ordinary course of business consistent with past practice that are terminable within one year from the date hereof by any of the SHC Companies or other than those Contracts which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

(v) Sales Representatives. Schedule 5.21(a)(v) is a list of all Contracts of any of the SHC Companies with any agent, broker, sales representative of, or any Person in a similar representative capacity for, the SHC Companies (other than those Contracts which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

(vi) Powers of Attorney. Schedule 5.21(a)(vi) is a list of all powers of attorney given by any of the SHC Companies in connection with any Litigation or any filing with a Regulatory Authority, whether limited or general, to any Person continuing in effect.

(vii) Programming and Network Affiliation Agreements. Schedule 5.21(a)(vii) is a list of (A) all network affiliation agreements and (B) all programming agreements of any of the SHC Companies (other than those Programming Contracts which individually do not involve the payment by any of the SHC Companies of $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

(viii) Any Other Contracts. Schedule 5.21(a)(viii) is a list of any other Contracts of the SHC Companies (other than (i) those Contracts which individually do not involve the payment by any of the SHC Companies of $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts), (ii) those Contracts involving the sales of advertising time entered into in the ordinary course of business, (iii) retransmission consents and (iv) Tradeout Agreements entered into in the ordinary course of business), but including Contracts that (A) evidence, create, guarantee or service indebtedness of any of the SHC Companies, (B) establish or provide for any joint venture, partnership or similar arrangement involving any of the SHC Companies, or (C) guarantee or endorse the Liabilities of any other Person.

Notwithstanding the foregoing, the cumulative aggregate amount of all omissions from the Schedules referred to above shall not exceed $5,000,000.

     The lists in all Schedules referred to above are correct and complete in all Material respects.

        (b)   Copies. Copies which are correct and complete in all Material respects of all the written Contracts, and correct and complete descriptions of all oral Contracts, required to be set forth in Schedule 5.21, have been previously delivered or made available to Gray and Merger Corp. on or before the date hereof.

        (c)   No Default. Except as set forth on Schedule 5.21(c), neither SHC nor, to SHC’s Knowledge, any other party is in Material Default under any of the Contracts referred to in Section 5.21(a).

        (d)   Assurances. Each of the written Contracts referred to in this Section 5.21 is in full force and effect in all Material respects and constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms, except for bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally.

     5.22   Intentionally Omitted.

     5.23   Labor Matters. Schedule 5.23 contains a list which is correct and complete in all Material respects as of the date hereof, of all employees of the SHC Companies whose compensation (excluding commissions) for the first three months of 2002 as annualized exceeds $100,000. Except (i) disclosed on Schedule 5.23, (ii) for those employees with written employment Contracts, or (iii) as required by Law, the employment of all employees of the SHC Companies is terminable at will by the SHC Companies, subject only to the payment of severance in accordance with the SHC Companies’ policies and procedures therefor. Except as and to the extent set forth in Schedule 5.23, (i) none of the SHC Companies is a party to any union agreement or collective bargaining agreement with any labor organization or employee association applicable to any employees of the SHC Companies and as of the date hereof, to SHC’s Knowledge, no attempt to organize any of the employees of the SHC Companies has been made, proposed or threatened in writing, (ii) none of the SHC Companies, since January 1, 2001, has had any Material Equal Employment Opportunity Commission charges or other Material claims of employment discrimination made against it, (iii) no Material wage and hour department investigations, since January 1, 2001, have been made of any of the SHC Companies, (iv) no labor strike, slowdown, stoppage or lockout is pending or to SHC’s Knowledge, threatened in writing against or affecting the SHC Companies, (v) no Material unfair labor practice charge or complaint against any of the SHC Companies, is or since January 1, 2001, has been pending or, to the Knowledge of SHC, threatened before the National Labor Relations Board or any similar Regulatory Authority, and (vi) none of the SHC Companies have received any written notice that any of the executive officers will terminate his or her employment currently or at any time within sixty (60) days after the Closing Date or will otherwise not be available to the SHC Companies. To the best of SHC’s Knowledge, since January 1, 2001, the SHC Companies have not effected any facility closing, mass layoff or other similar transaction that would result in a Material liability or obligation to the SHC Companies under the Worker Adjustment and Retraining Notification Act or any similar applicable state or local Law.

     5.24   Intentionally Omitted.

     5.25   Brokers and Finders. Except as set forth on Schedule 5.25, no finder or any agent, broker or other Person acting pursuant to authority of any of the SHC Companies are entitled to any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

     5.26   Interested Transactions. Except as set forth in Schedule 5.26, none of the SHC Companies is a party to any Contract or other transaction with any Affiliate of any of the SHC Companies, any Related Person of any Affiliate of any of the SHC Companies (other than as a stockholder or employee of the SHC Companies or with or between another SHC Company other than with respect to any Designated Stations), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Except as described in Schedule 5.26, none of the Persons described in the first sentence of this Section 5.26 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with the SHC Companies or their respective businesses as presently conducted.

     5.27   Officers, Directors and Bank Accounts. Schedule 5.27 lists (i) the names of all officers and directors of each of the SHC Companies and (ii) the name and location of each bank or other institution in which any of the SHC Companies has any deposit account in which any of the SHC Companies has any interest or access and all account numbers.

     5.28   Statements True and Correct. No representation or warranty made by SHC nor any statement, certificate or instrument furnished or to be furnished to Gray pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains any untrue statement of Material fact or omits to state a Material fact necessary to make the statements contained therein not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER CORP

     Gray and Merger Corp., jointly and severally, hereby represent and warrant to SHC as follows:

     6.1   Organization, Standing, and Power. Gray is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and has full corporate power and authority to own, lease and operate its assets and carry on its business, as presently conducted. Each of the Gray Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power, corporate or otherwise, and authority to own, lease and operate its assets and carry on its business, as presently conducted.

     6.2   Authority; No Breach.

        (a)   Gray and Merger Corp. each have full corporate power and authority to enter into this Agreement and the Other Agreements. The execution, delivery, and performance by Gray and Merger Corp. of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement and the Other Agreements by SHC, no further action or approval is required in order to constitute this Agreement and the Other Agreements as legal, valid, and binding obligations of Gray and Merger Corp, enforceable against Gray and Merger Corp. in accordance with their terms (except in all cases as enforceability of this Agreement and the Other Agreements may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and the remedies of specific performance, injunction and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought).

        (b)   Neither the execution and delivery of this Agreement or any of the Other Agreements by Gray or Merger Corp., nor the consummation by Gray or Merger Corp. of the transactions contemplated hereby or thereby, nor compliance by Gray or Merger Corp. with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Gray’s Amended Articles of Incorporation or Bylaws, (ii) conflict with or result in a breach of any provision of Merger Corp.’s Certificate of Incorporation or Bylaws, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement, violate in any Material respects any Law or Order applicable to any Gray Company or any of their respective Material assets.

        (c)   Subject to the receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement and except for filing the Certificate of Merger with the Secretary of State of the State of Delaware, no notice to, filing with or Consent of, any Regulatory Authority is necessary for the consummation by Gray and Merger Corp. of the Merger and the other transactions contemplated in this Agreement or any of the Other Agreements, except for any county or local Regulatory Authority notice, filing or Consent the violation of which individually or in the aggregate is not Material.

     6.3   Brokers and Finders. No finder or any agent, broker or other Person acting pursuant to authority of any of the Gray Companies is entitled to any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

     6.4   Statements True and Correct. No representation or warranty made by Gray, nor any statement, certificate or instrument furnished or to be furnished to SHC pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, contains any untrue statement of Material fact or omits to state a Material fact necessary to make the statements contained therein not misleading.

     6.5   Escrow Shares. The Escrow Shares have been duly authorized, and are validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     6.6   SEC Filings; Financial Statements.

        (a)   Gray has filed all forms, reports, and documents required to be filed by Gray with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the “Gray SEC Reports”). The Gray SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Gray SEC Reports or necessary in order to make the statements in such Gray SEC Reports, in light of the circumstances under which they were made, not misleading.

        (b)   Each of the Gray Financial Statements (including, in each case, any related notes) contained in the Gray SEC Reports, including any Gray SEC Reports filed after the date of this Agreement until the Closing Date, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Gray Companies as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.7   No Attributable Interest. Gray and Merger Corp. are legally and financially qualified under the Communications Act to enter into this Agreement and the Other Agreements, as applicable, and to consummate the transactions contemplated hereby. In connection with the transactions contemplated by this Agreement and the Other Agreements, it is not necessary for Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. (or any Person who has an attributable interest in Gray under the Communications Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations or any part thereof), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. or owned by Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. (or any Person in which Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. has any attributable interest under the Communications Act). Gray and Merger Corp. are able to certify on an FCC Form 314 that they are financially qualified.

     6.8   Litigation.

        (a)   No Litigation is pending or, to Gray’s or Merger Corp.’s knowledge, threatened in writing, which, if adversely determined, would affect Gray or Merger Corp.’s ability to carry out this Agreement or the Other Agreements.

        (b)   There are no outstanding Orders binding upon any of the Gray Companies, their respective businesses or Gray’s capital stock which prohibit Gray’s or Merger Corp.’s ability to carry out this Agreement or the Other Agreements.

ARTICLE 7
COVENANTS AND ADDITIONAL AGREEMENTS OF SHC, GRAY AND MERGER CORP.

     7.1   Mutual Covenants. Unless the prior written consent of Gray or SHC shall have been obtained, and except (x) for the sale of the Designated Stations to the Purchaser pursuant to the Purchase Agreement and any and all actions required, necessary or advisable in order to comply with the Purchase Agreement and to consummate the transactions contemplated thereby and (y) as otherwise expressly contemplated herein, from the date of this Agreement until the Closing Date or termination of this Agreement, each party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises, and (iii) take no action that would Materially adversely affect the ability of any party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all Material respects and to consummate the Merger and to satisfy the conditions to Closing set forth in Article 8; provided, however, that the foregoing shall not prevent any Gray Company from discontinuing or disposing of any of its assets or business, or, subject to Section 7.7(b), from acquiring or agreeing to acquire any other Person or any assets thereof, if such action is, in the judgment of Gray, desirable in the conduct of the business of Gray and its Subsidiaries.

     7.2   Covenants of SHC. Except as specifically contemplated or permitted by this Agreement or as disclosed in Schedule 7.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SHC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Gray (which consent shall not be withheld unreasonably):

        (a)   amend the Certificate of Incorporation, Bylaws, or other governing instruments of any SHC Company;

        (b)   (i) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SHC Company to another SHC Company) in excess of an aggregate of $500,000 (for the SHC Companies on a consolidated basis including the capital leases described in clause (iii) below), (ii) impose, or suffer the imposition, on any share of stock held by any SHC Company of any Lien or (iii) enter into any new capital leases or extend the term of any existing capital leases (other than any capital lease with respect to automobiles, weather systems and others in process entered into in the ordinary course of business and consistent with past practices) in excess of an aggregate of $500,000 (for the SHC Companies on a consolidated basis including the debt described in clause (i) above);

        (c)   repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SHC Company, or declare or pay any dividend or make any other distribution in respect of any SHC Capital Stock other than the declaration of normal and mandatory accrued dividends on the SHC Senior Preferred Stock and the SHC Junior Preferred Stock;

        (d)   issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SHC Capital Stock or any other capital stock of any SHC Company, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock (other than the issuance of SHC Class A Common Stock upon the exercise of any warrants therefor outstanding on the date hereof);

        (e)   adjust, split, combine, or reclassify any capital stock of any SHC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SHC Capital Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiaries of SHC (unless any such shares of stock are sold or otherwise transferred to another SHC Company) or any assets other than in the ordinary course of business consistent with past practices for reasonable and adequate consideration;

        (f)   acquire direct or indirect control over, or invest in equity securities of, any Person;

        (g)   grant any increase in compensation or benefits to the employees or officers of any SHC Company except as required by Law or Contract or except such increases as are in the ordinary course of business consistent with past practices and consistent in all Material respects with the 2002 operating budget (or the 2003 operating budget if the Closing does not occur prior to January 1, 2003) of the SHC Companies; pay any bonus except pursuant to the provisions of any Contract or any applicable program or plan adopted prior to the date of this Agreement consistent in all Material respects with the 2002 operating budget (or the 2003 operating budget if the Closing does not occur prior to January 1, 2003) of the SHC Companies; enter into or amend any severance agreements with officers of any SHC Company; or grant any increase in fees or other increases in compensation or other benefits to directors of any SHC Company;

        (h)   voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

        (i)   except in the ordinary course of business and consistent with past practices or with respect to the renewal, amendment or extension of any collective bargaining agreement to which any of the SHC Companies is a party, enter into or amend any employment Contract between any SHC Company and any Person (unless such amendment is required by Law or Contract) that the SHC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

        (j)   adopt any new employee benefit plan or program of any SHC Company or make any Material change in or to any existing employee benefit plans or programs of any SHC Company other than any such new plan or change that is required by Law or any collective bargaining agreement to which any of the SHC Companies is a party or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

        (k)   make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP;

        (l)   commence or settle any Material Litigation other than in accordance with past practice or to the extent the same is covered by insurance; provided, however, that, except to the extent specifically reserved against in the SHC Financial Statements dated prior to the date of this Agreement, no SHC Company shall settle any Litigation involving any Liability of any SHC Company for Material money damages or imposing Material restrictions upon the operations of any SHC Company;

        (m)   except in the ordinary course of business consistent with past practices, enter into or terminate any Material Contract or make any Material change in any Contract;

        (n)   fail to promptly notify Gray of any inquiry, investigation, or proceeding related to any of the Stations that is initiated by the FCC;

        (o)   fail to use all commercially reasonable efforts to promptly remedy any Material adverse change, condition or event that causes or is reasonably likely to cause any of the Stations to be or go off the air; or

        (p)   request the Bankruptcy Court to take any action or to grant any approval to any action or matter that is in any way inconsistent with this Agreement.

     Notwithstanding any of the foregoing provisions of this Section 7.2, prior to the Closing, control of the operation of the Stations shall remain exclusively with the SHC Companies. Additionally, none of the foregoing provisions of this Section 7.2 shall limit or prohibit any of the SHC Companies from taking or omitting to take any actions or entering into any agreements or understandings with respect to the Designated Stations or in connection with the sale thereof pursuant to the terms and conditions of the Purchase Agreement; provided, however, that any such action or inaction does not have any adverse effect on SHC or any of the Stations after the Closing.

     7.3   Adverse Changes in Condition. SHC agrees to give written notice promptly to Gray upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, or have a Material Adverse Effect and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4   Reports. SHC and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and SHC shall deliver to Gray copies of any of the reports filed by SHC listed on Schedule 7.4.

     7.5   Right of Inspection; Access. SHC shall give to Gray and its designees, during normal working hours upon prior notice, reasonable access to all of their assets, Contracts, reports and other records of the SHC Companies and shall furnish to Gray and its designees all additional financial, legal and other information with respect to the SHC Companies and their respective assets and businesses that Gray may reasonably request and which are normally prepared in the ordinary course of business and consistent with past practice of any of the SHC Companies. SHC shall also allow and arrange for Gray and its designees reasonable access and opportunity, during normal business hours upon prior notice, to consult and meet with the executive officers, directors, attorneys and accountants of the SHC Companies, and with the consent of SHC, which consent shall not be withheld unreasonably, to consult and meet with the employees of the SHC Companies. SHC shall instruct such individuals to cooperate fully with Gray and its designees. Gray and its designees shall have the right to request copies of any of the records referred to above.

     7.6   Purchase Agreement. Prior to the date of this Agreement, SHC has provided to Gray the form of the Purchase Agreement relating to the sale of the Designated Stations. SHC shall not amend or agree to amend the Purchase Agreement in a manner that, after the Effective Time, would be adverse to any of the SHC Companies, without Gray’s consent, which consent shall not be withheld unreasonably.

     7.7   FCC Matters.

     (a)   As promptly as practical following the date of this Agreement and in all events within ten (10) Business Days after the date of this Agreement, SHC and Gray shall prepare and file, and SHC and Gray shall cause their Subsidiaries to prepare and file, with the FCC all necessary applications for approval of the transactions contemplated in this Agreement. In connection therewith, Gray shall provide the information requested by the FCC and take actions reasonably necessary to enable the FCC to grant the applications within the time periods contemplated by this Agreement.

     (b)   SHC and Gray further covenant that from the date hereof until the Effective Time, without the prior written consent of SHC or Gray, as the case may be, neither SHC nor Gray shall take any action, and SHC and Gray shall not permit their Subsidiaries to take any action, that could reasonably be likely to Materially adversely affect, or delay or interfere with, obtaining the FCC Order or complying with or satisfying the terms thereof, including without limitation, acquiring any new or increased attributable interest, as defined in the FCC rules, in any media property, which property could not be held (without the need for a waiver) in common control by SHC and Gray following the Effective Time.

     (c)   The SHC Companies shall use commercially reasonable efforts to continue the construction and initiate operations of digital television facilities with respect to the Stations in accordance with the plan set forth in Schedule D hereto. SHC shall keep Gray reasonably informed of the progress of such construction and initiation and consult with Gray on a periodic basis with respect to the digital conversion matters referred to above.

     7.8   Bankruptcy Court Actions. All of the obligations of SHC under this Agreement are subject to the approval of the Bankruptcy Court. Within 30 days following the date of this Agreement, SHC shall file with the Bankruptcy Court (i) a motion seeking entry of the Confirmation Order and (ii) a motion seeking approval of a disclosure statement with respect thereto, approval of procedures to solicit votes on the Plan of Reorganization, and scheduling a hearing on the confirmation of the Plan of Reorganization, which motion shall seek to schedule hearings on disclosure statement approval and Plan of Reorganization confirmation on the shortest time periods permitted by the Bankruptcy Court pursuant to the Federal Rules of Bankruptcy Procedure, Title 11, United States Code and the local rules of the Bankruptcy Court. SHC shall make available to Gray the form of orders, motions, Plan of Reorganization and disclosure statement referred to in this Section 7.8 intended to be submitted by SHC and shall afford Gray the reasonable opportunity to comment thereon prior to the filing thereof and each of the Plan of Reorganization and disclosure statement shall conform to the Plan Summary.

     7.9   Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement (but no sooner than October 1, 2002), the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such party referred to in Article 8 of this Agreement; provided, however, that nothing herein shall preclude either party from exercising its rights under this Agreement. Each party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.10   Notice of Material Developments and Confidentiality.

        (a)   Prior to the Effective Time, (i) SHC shall keep Gray advised of all Material developments relevant to its business and to consummation of the transactions contemplated hereby and (ii) Gray shall keep SHC advised of all Material developments relevant to consummation of the transactions contemplated hereby.

        (b)   Each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other party.

     7.11   Press Releases. Prior to the Effective Time, SHC and Gray shall consult with each other as to the form and substance of any press release or other public disclosure (other than Bankruptcy Court filings made by SHC) materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.11 shall be deemed to prohibit any party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law or the rules of any relevant stock exchange.

     7.12   State Takeover Laws. SHC shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     7.13   Intentionally Omitted.

     7.14   HSR Filings. SHC and Gray shall, as promptly as practicable following the execution of this Agreement, and in all events within fifteen (15) days after the date of this Agreement, and in cooperation with each other, file with the Department of Justice and the Federal Trade Commission the premerger notification and report form and any other documents required under the Hart-Scott Act, and each shall use its commercially reasonable efforts to obtain earliest termination of all waiting periods under the Hart-Scott Act. Gray shall pay all the fees incident to the filings under the Hart-Scott Act.

     7.15   Expenses. Except as provided in the following sentence, regardless of whether the transactions contemplated by this Agreement are consummated, SHC shall be responsible for all expenses and fees incurred by the SHC Companies in connection with the transactions contemplated hereby and Gray shall be responsible for all expenses and costs incurred by it in connection with the transactions contemplated hereby. SHC and Gray shall each pay one-half of the processing fees incident to the filing of the transfer of control applications with the FCC.

     7.16   Indemnification.

        (a)   For a period of six years after the Effective Time, Gray shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the SHC Companies (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of any of the SHC Companies or, at any of the SHC Companies’ request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law, by the SHC Companies’ Certificates of Incorporation and Bylaws and any indemnification agreements, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Gray is insured against any such matter.

        (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.16, upon learning of any such Liability or Litigation, shall promptly notify Gray thereof. In the event of any such Litigation (whether arising before or after the Effective Time and if, after the Effective Time, arising up to the sixth anniversary thereof), (i) Gray shall have the right to assume the defense thereof and Gray shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Gray elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues that raise conflicts of interest between Gray and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Gray shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Gray shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Gray shall not be liable for any settlement effected without its prior written consent, which consent will not be withheld unreasonably; and provided further that Gray shall not have any obligation hereunder to any Indemnified Party when and if and to the extent a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

        (c)   If Gray or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Gray shall assume the obligations set forth in this Section 7.16.

        (d)   The provisions of this Section 7.16 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

     7.17   Designated Stations Purchase Price Allocation. In connection with Section 4.3 of the Purchase Agreement, SHC shall, and shall cause BBC and BLC to, deliver to Gray the Allocation Schedule (as defined therein) as promptly as possible after SHC’s (or BBC’s and BLC’s) receipt of the Allocation Schedule. SHC shall, and shall cause BBC and BLC to, timely request and follow Gray’s reasonable instructions with respect to the Allocation Schedule, any Objection Notice, any Benedek Allocation Schedule (as such terms are defined in the Purchase Agreement), and any independent appraisal with respect thereto.

     7.18   Delivery of Financial Statements. SHC shall deliver to Gray (i) within twenty (20) days following the end of each month correct and complete copies of all unaudited monthly consolidated income statements of the SHC Companies for each month ending after the date of this Agreement and prior to the Closing Date in the format historically utilized internally by the SHC Companies and (ii) within forty-five (45) days following the end of each calendar quarter correct and complete copies of all unaudited quarterly consolidated balance sheets, income statements and statements of cash flows of the SHC Companies for each calendar quarter ending after the date of this Agreement and prior to the Closing Date in the format historically utilized internally by the SHC Companies. In addition, if the Closing has not yet occurred, SHC shall deliver to Gray within seventy (70) days following December 31, 2002 correct and complete copies of the audited consolidated balance sheet of the SHC Companies at December 31, 2002, and the audited consolidated statement of income and statement of cash flows of the SHC Companies for the year then ended.

     7.19   Resale Registration Statement for the Escrow Shares; Limitations on Subsequent Transfers.

        (a)   In the event of a termination of this Agreement and the delivery of the Escrow Shares as provided in Section 9.2(b) of this Agreement, Gray agrees to file with the SEC a registration statement (the “Registration Statement”) under the Securities Act with respect to the resale or distribution of the Escrow Shares by SHC and/or an Affiliate of SHC within thirty (30) days after such termination. The registration provided by this Section 7.19 shall be effected by the filing of a registration statement on Form S-3 or, if such form is unavailable, Form S-1 or Form S-4, which shall provide for sales to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC). Gray shall use its reasonable best efforts to cause such Registration Statement to become effective at the earliest practicable time. Gray agrees to keep the Registration Statement filed pursuant to this Section 7.19 continuously effective and current for a period to expire upon the earlier of (i) six (6) months following the effectiveness of the Registration Statement, or (ii) the date that all of the Escrow Shares covered by the Registration Statement have been sold or distributed thereunder. Gray also agrees that it will cause the Escrow Shares to be promptly listed with the New York Stock Exchange. In connection with the preparation of the Registration Statement, SHC agrees to provide any and all information regarding SHC and the resale or distribution of the Escrow Shares required to be included in the Registration Statement.

        (b)   SHC agrees that during the Make Whole Period it will sell the Escrow Shares only in a manner designed to maximize the proceeds therefrom consistent with commercially reasonable trade execution practices.

        (c)   SHC agrees that neither it nor any of its Affiliates will sell, distribute or otherwise transfer (or consent to any sale, distribution or transfer of), or enter into any agreement or commitment to undertake any of the foregoing, any of the Escrow Shares other than:

           (i)   pursuant to the Registration Statement; or

           (ii)   in a manner exempt from registration, in which event it shall have delivered to Gray an opinion of counsel reasonably acceptable to Gray and its counsel that registration is not required under the Securities Act or under any applicable securities laws of any jurisdiction.

        (d)   All expenses incident to Gray’s performance of or compliance with this Section 7.19, including without limitation all registration and filling fees, fees for listing the securities on the New York Stock Exchange, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of custodians and all independent certified public accountants, and other Persons retained by Gray, shall be borne by Gray. The expenses of SHC, including the cost of its legal counsel and brokerage and other transaction fees, shall be borne by SHC.

        (e)   (i)   Gray agrees to indemnify, to the extent permitted by Law, each Person selling or distributing securities under the Registration Statement, such Person’s officers, directors, partners, agents and Affiliates and each other Person that controls such Person (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof and whether or not such indemnified party is a party thereto) and expenses, including without limitation the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation, to which such indemnitee may become subject under the Securities Act or otherwise, insofar as losses are caused by (x) any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any prospectus included therein) or any amendment thereof or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by Gray of the Securities Act or Exchange Act, any state securities Laws or any rules or regulations of the New York Stock Exchange, except in each case insofar as the same are caused by or contained in any information furnished in writing to Gray by such Person expressly for use therein or by such Person’s failure to deliver a copy of the Registration Statement (or prospectus included therein) or any amendments or supplements thereto after Gray has furnished such Person with a sufficient number of copies of the same.

(ii) Each Person (including, without limitation, SHC) that is selling or distributing securities under the Registration Statement shall furnish to Gray in writing such information concerning such Person and the distribution of the Escrow Shares as Gray reasonably requests for use in connection with such Registration Statement and, to the extent permitted by Law, shall indemnify Gray, its directors and officers and each Person who controls Gray (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from (x) any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any prospectus included therein) or any amendment thereof or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by Gray of the Securities Act or Exchange Act, but only to the extent that such untrue statement, omission or violation is contained in or directly results from any information so furnished in writing by such Person; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each such Person and shall be limited to the net amount of proceeds received by such Person from the sale or distribution of securities pursuant to such Registration Statement.

(iii) The indemnification provided for under this Section 7.19(e) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of the Escrow Shares. Gray also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Gray’s indemnification is unavailable for any reason such that such provisions provide the same obligations and benefits to the indemnified party as those which would have been applicable had the indemnification provisions set forth above had been available.

        (f)   If the indemnification provided for in Section 7.19(e) shall for any reason be unavailable to an indemnified party under subsection (i) or (ii) of Section 7.19(e) in respect of any loss or action in respect thereof, then, in lieu of the amount paid or payable under subsection (i) or (ii) of Section 7.19(e), the indemnified party and the indemnifying party under subsection (i) or (ii) of Section 7.19(e) shall contribute to the aggregate losses (including legal or other expenses reasonably incurred in connection with investigating the same except as limited by Section 7.19(e)) (i) in such proportion as is appropriate to reflect the relative fault of SHC, on the one hand, and Gray, on the other hand, which resulted in such loss or action in respect thereof, with respect to the statements, omissions or action which resulted in such loss or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable Law, in such proportion as shall be appropriate to reflect the relative benefits received by SHC, on the one hand, and Gray, on the other hand, from the sale of the Escrow Shares; provided, however, that, for purposes of this clause (ii), the relative benefits received by SHC shall be deemed not to exceed the net amount received by SHC from the sale of the Escrow Shares. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or loss effected without such Person’s consent.

        (g)   SHC agrees and acknowledges that the certificates representing the Escrow Shares, and any other securities issued in respect thereto or any other securities not registered under the Securities Act, shall be stamped or otherwise imprinted with restrictive legends in customary form. Any such legends shall be removed upon the sale of the Escrow Shares pursuant to the Registration Statement or an exemption from registration under the Securities Act.

        (h)   The Registration Statement shall not be deemed to be effective:

(i) unless it has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the Laws of any state or other jurisdiction applicable to the disposition of the Escrow Shares covered by the Registration Statement until such time as all of such Escrow Shares have been disposed of in accordance with such Registration Statement.

(ii) if, after it has become effective, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Regulatory Authority for any reason other than a violation of applicable Law solely by SHC and/or an Affiliate of SHC and has not thereafter become effective.

        (i)   Gray shall, as expeditiously as possible:

(i) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Escrow Shares covered by the Registration Statement until such time as all of the Escrow Shares have been disposed of in accordance with the method of disposition set forth in the Registration Statement;

(ii) furnish to SHC and/or an Affiliate of SHC covered by the Registration Statement such number of copies of such drafts and final conformed versions of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference), such number of copies of such drafts and final versions of the prospectus contained in the Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as SHC and/or an Affiliate of SHC may reasonably request in writing;

(iii) use its reasonable best efforts (A) to register or qualify all Escrow Shares and other securities covered by the Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as SHC and/or an Affiliate of SHC covered by the Registration Statement shall reasonably request in writing, (B) to keep such registration or qualification in effect for so long as the Registration Statement remains in effect and (C) to take any other action that may be reasonably necessary or advisable to enable SHC and/or an Affiliate of SHC to consummate the disposition in such U.S. jurisdictions as SHC shall reasonably request, except that Gray shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (iii) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(iv) notify SHC upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and promptly prepare and furnish to SHC a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Escrow Shares, such prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstance under which they were made; and

(v) enter into such customary agreements and take such other actions as SHC shall reasonably request in order to expedite or facilitate the disposition of such Escrow Shares.

        (j)   In connection with the preparation and filing of the Registration Statement under the Securities Act pursuant to this Agreement, Gray shall give SHC, its counsel and accountants the reasonable opportunity to participate in the preparation of the Registration Statement, each prospectus included therein, or filed with the SEC, and each amendment thereof or supplement thereto, and shall give each of them reasonable access to its books and records and such reasonable opportunities to discuss the business of Gray with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of SHC, to conduct a reasonable investigation within the meaning of the Securities Act.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1   Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the parties pursuant to Section 11.3 of this Agreement to the extent permitted by Law:

        (a)   Bankruptcy Court Approval. The Bankruptcy Court shall have approved the Confirmation Order and the Confirmation Order shall have become a Final Bankruptcy Court Order.

        (b)   Regulatory Approvals.

(i) The FCC shall have issued the FCC Order, without any condition or qualification materially adverse to Gray, SHC or their respective Subsidiaries, or materially adverse to the acquisition of control of SHC and its Subsidiaries by Gray as provided in this Agreement.

(ii) All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

        (c)   Legal Proceedings. No Order shall be in effect to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and no action or proceeding shall have been instituted by any Regulatory Authority seeking any such Order which Order would reasonably be expected to have a Material Adverse Effect.

        (d)   Designated Stations. The transactions contemplated by the Purchase Agreement shall have been consummated unless the failure to consummate such transactions is the result of either the wrongful refusal of the Purchaser to consummate such transactions or the election by the Purchaser not to consummate such transactions by reason of the failure of BBC to satisfy the conditions set forth in Sections 13.1.1 or 13.1.2 of the Purchase Agreement. In the event the transactions contemplated by the Purchase Agreement shall not have been consummated as a result of FCC action or inaction, each of Gray and SHC agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Purchase Agreement at the earliest practicable date.

     8.2   Conditions to Obligations of Gray. The obligations of Gray to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Gray pursuant to Section 11.3 of this Agreement:

        (a)   Representations and Warranties. The representations and warranties made by SHC set forth in this Agreement shall be correct and complete at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time (except that representations and warranties that by their terms are made as of a specified date shall be correct and complete only as of such date) except for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHC; provided, however, that for purposes of this sentence only, those representations and warranties that are qualified by references to “Material” or “Material Adverse Effect” or variations of such terms shall not be deemed to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of each of the SHC Companies to be performed and complied with pursuant to this Agreement and the Other Agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. SHC shall have delivered to Gray (i) a certificate or certificates dated as of the Closing Date certifying as to the fulfillment of the conditions contained in Sections 8.2(a) and 8.2(b) of this Agreement and (ii) certified copies of resolutions duly adopted by the Board of Directors of SHC authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein.

        (d)   Opinion of Counsel. Gray shall have received a written opinion of Covington & Burling, FCC counsel to SHC, dated as of the Closing Date and substantially in the form of Exhibit 8.2(d).

        (e)   Return of LC. SHC shall have returned the LC to Gray.

        (f)   FCC Order. The FCC Order shall have become a Final FCC Order. For purposes of this Agreement: “Final FCC Order” means an FCC Order (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any Person or by the FCC on its motion, is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document or the time for reconsideration or review by the FCC on its own motion under the express provisions of the Communications Act, has expired (or if any such appeal, request, petition or similar document has been filed, the FCC Order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).

        (g)   Network Consents. SHC shall have obtained and delivered to Gray the written consents (or waivers with respect thereto) required by any of the network affiliation agreements listed on Schedule 8.2(g) as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, without any Material modification to the terms thereof in effect on the date of this Agreement.

        (h)   Litigation. No Litigation pending or threatened involving any of the SHC Companies (whether or not disclosed in the Schedules), if adversely determined, individually or in the aggregate would have, or be reasonably expected to have, a Material Adverse Effect on the SHC Companies or their respective businesses or assets.

     8.3   Conditions to Obligations of SHC. The obligations of SHC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SHC pursuant to Section 11.3 of this Agreement:

        (a)   Representations and Warranties. Except as provided in the following sentence, the representations and warranties made by Gray and Merger Corp. set forth in this Agreement shall be correct and complete at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time (except that representations and warranties that by their terms are made as of some specified date shall be correct and complete only as of such date) except for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Gray or Merger Corp.; provided, however, that for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or variations of such terms shall not be deemed to include such qualifications. The foregoing sentence shall not in any manner whatsoever apply to any inaccuracy in the representations and warranties contained in Section 6.8 of this Agreement as a result of any application for review or petition for reconsideration of, or appeal from, the FCC Order.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of Gray and Merger Corp. to be performed and complied with pursuant to this Agreement and the Other Agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. Gray and Merger Corp. shall each have delivered to SHC (i) a certificate or certificates dated as of the Closing Date certifying as to the fulfillment of the conditions contained in Sections 8.3(a) and 8.3(b) of this Agreement and (ii) certified copies of resolutions duly adopted by the Boards of Directors of Gray and Merger Corp. authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein.

ARTICLE 9
TERMINATION

     9.1   Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the Bankruptcy Court, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a)   By mutual consent of Gray and SHC; or

        (b)   By Gray or SHC (provided that the terminating party is not then in Material breach of any representation or warranty contained in this Agreement or in Material breach of any covenant or other agreement contained in this Agreement) in the event of the inaccuracy of any representation or warranty of the non-terminating party contained in this Agreement which (i) would reasonably be expected to have or result in a Material Adverse Effect on the non-terminating party and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such inaccuracy, which written notice shall describe in reasonable detail the Material breach giving rise to the right to terminate this Agreement; or

        (c)   By Gray or SHC (provided that the terminating party is not then in Material breach of any representation or warranty contained in this Agreement or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the non-terminating party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such breach, which written notice shall describe in reasonable detail the Material breach giving rise to the right to terminate this Agreement; provided, however, that Gray shall have no right of cure with respect to any breach of its obligation to pay the Merger Consideration or the Junior Preferred Stock Merger Consideration; or

        (d)   By Gray or SHC in the event that the Merger shall not have been consummated by March 31, 2003 (or such later date up to one hundred twenty (120) days thereafter to which the Effective Time may be delayed by Gray pursuant to Section 1.3), in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any Material breach of this Agreement by the party electing to terminate pursuant to this Section 9.1(d); provided, however, that for purposes of this Section 9.1(d), the March 31, 2003 termination date specified herein shall be automatically extended by one day for each day that the Closing has not occurred as a result of the failure of the condition contained in Section 8.1(d); or

        (e)   By Gray or SHC if it is reasonably anticipated that any of the conditions precedent to the obligations of such party to consummate the Merger (other than the condition precedent set forth in Section 8.1(d)) cannot be satisfied or fulfilled by the date specified in Section 9.1(d) of this Agreement and such failure was not the fault of the terminating party.

     9.2   Effect of Termination.

        (a)   In the event of the termination of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Article 11 and Sections 1.5, 7.10(b), 7.15 and 7.19 of this Agreement shall survive any such termination, and (ii) subject to the provisions of Section 9.2(b), a termination pursuant to Section 9.1(b), 9.1(c) or 9.1(e) of this Agreement shall not relieve the breaching party from Liability for an uncured breach of a representation, warranty, covenant, or agreement giving rise to such termination.

        (b)

(i) If the non-occurrence of Closing is the result of a Material Default by Gray of any of its representations or warranties or any of its covenants or agreements hereunder, and SHC has not Materially Defaulted on any of its representations or warranties or any of its covenants or agreements hereunder, then (A) SHC may draw on the LC and (B) SHC shall instruct the Escrow Agent to deliver to SHC the Escrow Shares pursuant to the Share Escrow Agreement. The aggregate proceeds of the drawing on the LC and the Escrow Shares shall total twenty five million dollars ($25,000,000) (the “Default Payment”); provided, however, that Gray shall have the option, in its sole discretion, of replacing some or all of the Escrow Shares with a cash payment, so long as any such cash payment is a whole number multiple of $500,000, by providing timely notice in accordance with the Escrow Agreement.

(ii) In the event the Escrow Shares are paid to SHC pursuant to the Share Escrow Agreement and:

(A) in compliance with Section 7.19, SHC sells any of the Escrow Shares within six (6) months of the initial date of effectiveness of the Registration Statement (provided that if it does not remain continuously effective throughout such six (6) month period, such six (6) month period shall be extended by the number of days on which the Registration Statement is not effective) (the “Make Whole Period”) and the average price per share of all such sales during such Make Whole Period (the “Average Escrow Share Sales Price”) is less than the Average Price, Gray shall pay to SHC an amount equal to (i) the difference between the Average Price and the Average Escrow Share Sales Price multiplied by (ii) the number of Escrow Shares sold during such Make Whole Period; or

(B) SHC sells any of the Escrow Shares within the Make Whole Period and the Average Escrow Share Sales Price is greater than the Average Price, SHC shall pay to Gray an amount equal to (i) the difference between the Average Escrow Share Sales Price and the Average Price multiplied by (ii) the number of Escrow Shares sold during such Make Whole Period.

To the extent that any Escrow Shares remain unsold following the Make Whole Period and the average closing price of Gray Class B Common Stock on the New York Stock Exchange (or the principal national exchange on which such Common Stock is then listed) for the five (5) trading days ending on the last day of the Make Whole Period is greater than the Average Price, SHC shall pay to Gray the difference between such average and the Average Price multiplied by the number of unsold shares.

Any payment to be made pursuant to this Section 9.2(b)(ii) shall be made one time and within three (3) Business Days after the earlier of (1) (I) the expiration of the six (6) month period referenced above and (II) receipt of a notice regarding any monies owed and (2) (I) the date on which all Escrow Shares are sold and (II) receipt of a notice regarding any monies owed. Any payment to be made by any party pursuant to this Section 9.2(b)(ii) shall be made in immediately available United States funds.

(iii) The Default Payment to be made to SHC pursuant to this Section 9.2(b) shall be deemed to be liquidated damages paid to compensate SHC for the damages resulting to SHC from Gray’s default, if, and only if, Gray Materially complies with Section 7.19 and this Section 9.2. The parties agree that actual damages pursuant to a breach of this Agreement prior to the Effective Time would be impossible to measure. Receipt of the Default Payment shall be the sole and exclusive remedy that SHC shall have in the event of such default and shall constitute a waiver of any and all other legal or equitable rights or remedies that SHC may otherwise have as a result of a default by Gray. In consideration of the receipt of the Default Payment as liquidated damages, SHC may not obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and Gray shall have no further Liability to SHC as a result of any such default.

(iv) If the Closing does not occur due to the nonfulfillment of any of the conditions in Sections 8.1 or 8.2, without Gray being in Material Default in the performance of any of its representations or warranties or any of its covenants or agreements under this Agreement, SHC shall not be entitled to the LC or the Escrow Shares and, promptly after the termination of this Agreement, the LC and the Escrow Shares shall be returned to Gray.

ARTICLE 10
DEFINITIONS

        (a)   The terms set forth below shall have the meaning ascribed thereto in the referenced sections:

Term	Section

Average Escrow Share Sales Price	9.2(b)(ii)(A)
Bankruptcy Code	Preamble
BBC	Preamble
BLC	Preamble
Closing	1.2
Closing Date	1.2
Current Stations	Preamble
Default Payment	9.2(b)
Designated Stations	Preamble
Effective Time	1.3
ERISA Affiliate	5.20(a)
ERISA Pension Plan	5.20(g)
Escrow Shares	1.5
Estimated Working Capital Adjustment	3.5(a)
Exchange Fund	4.1(a)
Final Working Capital Statement	3.5(b)
FASB 5	5.19(d)
Gray	Introduction
Indemnified Party	7.16(a)
Junior Preferred Stock Merger Consideration	3.1(d)
LC	1.5
Make Whole Period	9.2(b)(ii)(A)
Merger	Preamble
Merger Consideration	3.1(c)
Merger Corp.	Introduction
Minute Books	5.1(b)
Neutral Auditors	3.5(c)
Per Share Junior Preferred Stock Merger Consideration	3.1(d)
Per Share Merger Consideration	3.1(c)
Plan of Reorganization	Preamble

Term	Section

Plan Summary	Preamble
Preliminary Working Capital Statement	3.5(a)
Purchase Agreement	Preamble
Purchaser	Preamble
Registration Statement	7.21(a)
SHC	Introduction
Stations	Preamble
Surviving Corporation	1.1
WARN Act	5.23

(b) The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

“Accounts Receivable” means, as of any applicable date, all accounts receivable, notes receivable, and other monies due to SHC or any of its Subsidiaries for sales and deliveries of goods, performance of services and other business transactions (whether or not on the books of SHC or any of its Subsidiaries).

“Affiliate” of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any executive officer, director or partner or direct or indirect beneficial or legal owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any entity for which a Person described in (ii) above acts in any such capacity.

“Agreement” means this Agreement (including the Preamble), including the Exhibits and Schedules delivered pursuant hereto or referred to herein, each of which is incorporated herein by reference.

“Average Price” means the average of the trading prices of Gray Class B Common Stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source selected by Gray) for the twenty (20) consecutive full trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the second full trading day immediately preceding the date of this Agreement. If the price of Gray Class B Common Stock is adjusted at any time following the first (1st) day of such period and prior to the date of this Agreement as a result of an action by Gray resulting in a share split, reverse share split, share dividend or similar recapitalization, then all prices preceding such adjustment shall themselves be adjusted so as to be comparable with those following such adjustment.

“Balance Sheet” means the consolidated audited balance sheet of SHC and its Subsidiaries as of December 31, 2001 and included in the SHC Financial Statements.

“Bankruptcy Case” means the voluntary petition for relief filed by SHC under chapter 11 of title 11 of the United States Code in the Bankruptcy Court on March 22, 2002, Case No. 02-10822.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“BBC Loan Agreement” means the Loan Agreement dated as of May 20, 1999, as amended as of June 18, 1999 and as of March 22, 2000 by and among SHC, Benedek Broadcasting Corporation, the Financial Institutions Signatory Thereto and Toronto Dominion (Texas), Inc. as Administrative Agent and Collateral Agent.

“Business Day” means a day other than a Saturday, a Sunday, a day on which banking institutions in the States of Georgia or New York are authorized or obligated by law or required by executive order to be closed, or a day on which the New York Stock Exchange is closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and orders of the FCC promulgated thereunder.

“Computer Software” means all computer programs, materials, tapes, source and object codes (other than off the shelf and “shrink wrapped” programs and software) as well as all documentation and listings related thereto used in the respective businesses of the SHC Companies.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or License.

“Contract” means any written or oral contract, agreement, understanding, lease, usufruct, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document, in each case to which any Person is a party or that is binding on any Person or its securities, assets or business.

“Databases” means databases in all forms, versions and media as well as all documentation and listings therefor used by the SHC Companies, other than Licenses.

“Default” means (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or License.

“Designated Stations” means those Stations listed on Schedule C.

“DGCL” means the General Corporation Law of the State of Delaware.

“Discount Notes” means the 13 1/4% Senior Subordinated Discount Notes Due 2006 issued by SHC.

“DTV” means digital television.

“DTV Expenditures” means the aggregate amount incurred by the SHC Companies with respect to the DTV conversion of the Stations through the Effective Time, such amount to be determined in accordance with a certificate signed by both the Treasurer and the Senior Vice President-Planning and Technology of SHC to be delivered by SHC at the Effective Time.

“DTV Negative Adjustment” means the amount, if any, by which the DTV Expenditures are less than the DTV Target. If the DTV Expenditures are greater than the DTV Target, then the DTV Negative Adjustment shall be zero.

“DTV Positive Adjustment” means the amount, if any, by which the DTV Expenditures are greater than the DTV Target. If the DTV Expenditures are less than the DTV Target, then the DTV Positive Adjustment shall be zero.

“DTV Target” means the amount, as of the Effective Time, that the SHC Companies would have spent on the DTV conversion of the Stations had SHC made such expenditures in accordance with the DTV budget set forth on Schedule D, such amount to be determined in accordance with such Schedule D.

“Employee Benefit Plan” means collectively, each Material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by SHC or any SHC Subsidiary or ERISA Affiliate thereof or under which SHC or any SHC Subsidiary or any ERISA Affiliate thereof has any Material Liability for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. “Employee Benefit Plans” also means any Material plans, programs, agreements, arrangements or understandings previously maintained by, sponsored in whole or in part by, or contributed to by SHC, or any SHC Subsidiary or ERISA Affiliate thereof that could result in a Material Liability to SHC, including but not limited to, any plan covered by or subject to Title IV of ERISA. Employee Benefit Plans include (but are not limited to) “employee benefit plans” as defined in Section 3(3) of ERISA and any other Material plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of SHC, or any SHC Subsidiary, or any dependent or beneficiary thereof, maintained by SHC, or any SHC Subsidiary or under which SHC, or any SHC Subsidiary has any obligation or Material Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of SHC, or any SHC Subsidiary (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

“Environmental Laws” means all applicable Laws, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to pollution or protection of the environment (including, without limitation, natural resources, surface water, groundwater, soils, and ambient air), human health and safety, land use matters or the presence, use, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of Hazardous Substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300 et seq.).

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means any Employee Benefit Plan which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan” as that term is defined in Section 3(1) of ERISA.

“Escrow Agent” means SunTrust Bank, as escrow agent under the Share Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means The Bank of New York acting as exchange agent hereunder.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means all licenses, permits, and authorizations issued by the FCC for the operation of the Stations as currently operated.

“FCC Order” means the grant of the applications filed pursuant to Section 7.7(a) of this Agreement, signifying the approval of the FCC to all necessary transactions contemplated herein.

“Final Bankruptcy Court Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

“GAAP” means generally accepted accounting principles consistently applied.

“Gray Class A Common Stock” means the no par value Class A Common Stock of Gray.

“Gray Class B Common Stock” means the no par value Class B Common Stock of Gray.

“Gray Companies” means, collectively, Gray and all of Gray’s Subsidiaries.

“Hart-Scott Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. § 18(a), as amended, and all Laws promulgated thereunder.

“Hazardous Substances” means (a) any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous which is defined, listed or otherwise classified or regulated in any way as a “contaminant,” “pollutant,” “toxic pollutant,” “toxic substance,” “hazardous substance,” “hazardous waste,” “special waste,” or “solid waste” under any Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic as defined by any Environmental Laws, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) radon; and (f) any raw materials, building components (including, without limitation, friable asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Improvements” means all buildings, structures, fixtures and other improvements included in the Real Property.

“Intellectual Property” means (i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” or “Known” with respect to SHC means the actual personal knowledge of the following individuals: K. James Yager, A. Richard Benedek, Louis Wall, Christopher Cornelius, Clyde Payne, Keith Bland and Mary Flodin, after reasonable due inquiry and all facts that any of the foregoing individuals reasonably should have known after due inquiry.

“Law” means any code, law, ordinance, regulation, rule, or statute of any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“License” means any license, franchise, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

“Lien” means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest or charge of, on, or with respect to any property or property interest.

“Litigation” means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, hearing, investigation, litigation filed or brought against any SHC Company by any Person alleging potential liability against or affecting SHC or any of its Subsidiaries, their respective assets (including, without limitation, Material Contracts relating to SHC or any of its Subsidiaries) , any of their respective Employee Benefit Plans, any fiduciary for any such Employee Benefit Plan with respect to any of such Employee Benefit Plans, before or by any Regulatory Authority or arbitration, mediation or similar tribunal filed or brought against any SHC Company.

“Lock Up, Voting and Consent Agreements” means the various Lock Up, Voting and Consent Agreements entered into by and between SHC and the stockholders and bondholders that are signatories thereto.

“Material” or “Materially” shall be determined in light of the facts and circumstances of the matter in question and, in the case of SHC, as to the SHC Companies taken as a whole, but not including the Designated Stations.

“Material Adverse Effect” means (A) any Material adverse effect on (i) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of such Person together with its Subsidiaries and parent entity taken as a whole (in the case of SHC, excluding the Designated Stations), (ii) the ability of such party to consummate timely the transactions contemplated by this Agreement, or (iii) the ability of such party to perform timely any of its Material obligations under this Agreement or any of the Other Agreements, if such change or effect Materially impairs the ability of such party to perform its Material obligations hereunder or thereunder, taken as a whole.

“Merger Corp. Common Stock” means the no par value common stock of Merger Corp.

“New York Stock Exchange” means the New York Stock Exchange, Inc.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

“Other Agreements” means the agreements, documents, assignments and instruments to be executed and delivered by SHC, Gray or Merger Corp., as applicable, pursuant to this Agreement.

“Permitted Liens” means any and all of (i) Liens for inchoate mechanics’ and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business, (ii) Liens for Taxes not yet due and payable, and for Taxes being contested in good faith, (iii) Liens and imperfections of title the existence of which does not materially detract from the value, of or materially interfere with the use and enjoyment, of the property subject thereto or affected thereby, for the same uses and operations as currently conducted and (iv) with respect to Real Property, provided that the following are not violated by existing Improvements in any Material respect and do not prohibit or Materially restrict the continued use and operation of such Real Property for the same uses and operations as currently conducted, (A) covenants, restrictions, agreements, reservations, easements, and rights of way that would be shown by a current title report, (B) conditions that would be shown by a current survey, title report or physical inspection or (C) zoning, building or other similar restrictions imposed by applicable Law.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company or trust.

“Personal Property” means collectively all of the personal property or interests therein owned, leased, used or controlled by any of the SHC Companies including, without limitation, machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, vehicles, leasehold improvements, all other tangible personal property other than inventory (which is specifically excluded from the Personal Property).

“PUC Laws” means local public utility commission laws, rules and regulations.

“Real Property” means collectively all the real property or interests therein owned, leased, occupied, used or controlled by any of the SHC Companies, together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining thereto which run with said real property and (ii) all right, title and interest, if any, of any of the SHC Companies in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A), (C) any unpaid condemnation award for any of said real property, and (D) all strips and rights-of-way abutting or adjoining said real property, if any. The Real Property includes, without limitation, all of the right, title and interest of any of the SHC Companies in and to all buildings, structures, building fixtures and other improvements located on the land described in the preceding sentence.

“Regulatory Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body, including without limitation the Federal Trade Commission, the United States Department of Justice, the FCC, the Pension Benefit Guaranty Corporation and the Bankruptcy Court.

“Related Person” means, with regard to any natural Person, its spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substances (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances) into the indoor or outdoor environment.

“Rights” means, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Escrow Agreement” means the escrow agreement in substantially the form of Exhibit 1.5(b).

“SHC Capital Stock” means, collectively, the SHC Class A Common Stock, SHC Class B Common Stock, the SHC Junior Preferred Stock and the SHC Senior Preferred Stock.

“SHC Class A Common Stock” means the $.01 par value Class A Common Stock of SHC.

“SHC Class B Common Stock” means the $.01 par value Class B Common Stock of SHC.

“SHC Companies” means SHC and each of the SHC Subsidiaries.

“SHC Financial Statements” means the financial statements of SHC set forth in Schedule 5.5.

“SHC Junior Preferred Stock” means the $.01 par value Series C Junior Discount Preferred Stock of SHC.

“SHC Senior Preferred Stock” means the $.01 par value eleven and one-half percent (11 1/2%) Senior Exchangeable Preferred Stock of SHC.

“SHC Subsidiaries” means each of SHC’s Subsidiaries, including without limitation, Benedek Broadcasting Corporation, Benedek License Corporation, Benedek Cable, Inc. and Benedek Interactive Media, LLC.

“Stockholder Representative” means the Person(s) appointed as the Stockholder Representative pursuant to Section 11.11, which initially shall be Noraland Finances Ltd.-BVI.

“Subsidiaries” means any Person of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person, is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries of such other Person, or by such other Person and one or more of its Subsidiaries or Affiliates.

“Takeover Laws” means any applicable state “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations.

“Tax” or “Taxes” means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not.

“Tax Returns” means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

“Third Party” or “Third Parties” means any Person that is not Gray or SHC or an Affiliate of Gray or SHC.

“Tradeout Agreement” means any Contract, pursuant to which any of the SHC Companies has sold or traded commercial air time of any of the Stations in consideration of any property or services in lieu of or in addition to cash, excluding all film and program barter agreements.

“Working Capital” means the amount, as of the Effective Time, of the consolidated current assets of the SHC Companies less the amount of the consolidated current liabilities of the SHC Companies determined in accordance with the provisions of Sections 3.5 and 3.6 and GAAP, except that:

(i)	consolidated current liabilities shall not include any amounts due under or in respect of (a) the SHC Discount Notes, (b) the BBC Loan Agreement, (c) the capital leases, notes and mortgages identified on any of the Schedules referred to in Section 5.21 and (d) any accrued interest or other charges on any of the foregoing;

(ii)	the consolidated current assets and consolidated current liabilities attributable to the Designated Stations (determined based on the current assets to be transferred to, and the current liabilities to be assumed by, the Purchaser under the Purchase Agreement) shall be excluded from the determination of Working Capital;

(iii)	the current liability accrual in respect of the WOWT pension plan shall be the same amount as reflected in the Balance Sheet (such amount is $957,344 as of December 31, 2001) less actual cash payments made by the SHC Companies to the WOWT pension trust fund from December 31, 2001 through the Closing Date.

(iv)	to the extent unpaid at the Effective Time, amounts payable under the Retention Agreements shall be included as a current liability (to avoid duplication, to the extent not already included on either the Preliminary Working Capital Statement or the Final Working Capital Statement, as the case may be);

(v)	amounts attributable to Notes Receivable Officers shall be excluded from the determination of Working Capital;

(vi)	amounts attributable to deferred income tax assets shall be excluded from the determination of Working Capital;

(vii)	all amounts payable or benefits to be provided by Gray or any SHC Company under that certain letter agreement of even date herewith between Gray and Richard, Laura and Stephen Benedek shall be excluded from the determination of Working Capital;

(viii)	to the extent unpaid at the Effective Time, amounts due to Merrill Lynch & Co. under the engagement letter dated March 22, 2002 shall be included as a current liability (to avoid duplication, to the extent not already included on either the Preliminary Working Capital Statement or the Final Working Capital Statement, as the case may be) and shall be paid by the Surviving Corporation; and

(ix)	to the extent unpaid at the Effective Time, amounts due to SHC’s professionals in connection with the Bankruptcy Case, shall be set aside in escrow account with an escrow agent selected by SHC to be disbursed therefrom in accordance with an order of the Bankruptcy Court and the amount so set aside shall not be included as a current asset, and the liability for such payment shall not be included as a current liability, in the determination of Working Capital.

“Working Capital Adjustment” means the Working Capital Negative Adjustment or the Working Capital Positive Adjustment, as the case may be.

“Working Capital Negative Adjustment” means the amount, if any, by which the Working Capital is less than the Working Capital Target. If the Working Capital exceeds the Working Capital Target, then the Working Capital Negative Adjustment shall be zero.

“Working Capital Positive Adjustment” means the amount, if any, by which the Working Capital exceeds the Working Capital Target. If the Working Capital is less than the Working Capital Target, then the Working Capital Positive Adjustment shall be zero.

“Working Capital Target” means $12,200,000.

ARTICLE 11
MISCELLANEOUS

     11.1   Notices.

     (a)  All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, (iii) sent by national overnight courier service, or (iv) sent by facsimile, graphic scanning or other telegraphic communications equipment to the parties or their assignees, addressed as follows:

To SHC:	STATIONS HOLDING COMPANY, INC.
2895 Greenspoint Parkway, Suite 250
Hoffman Estates, Illinois 60195
Attention: K. James Yager
Facsimile: (847) 585-3451

with copies to:	SHACK SIEGEL KATZ FLAHERTY & GOODMAN P.C.
530 New York Avenue
New York, New York 10036
Attention: Paul S. Goodman
Facsimile: (212) 730-1964

To Gray:	GRAY COMMUNICATIONS SYSTEMS, INC.
4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: Robert S. Prather, Jr.
Facsimile: (404) 261-9607

with copies to:	ALSTON & BIRD LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Stephen A. Opler
Facsimile: (404) 881-4777

        (b)   All notices, requests, instructions or documents given to any party in accordance with this Section 11.1 shall be deemed to have been given (i) on the date of receipt if delivered by hand, overnight courier service or if sent by facsimile, graphic scanning or other telegraphic communications equipment or (ii) on the date three (3) Business Days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

        (c)   Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

     11.2   Entire Agreement. This Agreement (including the Preamble), the Schedules, and the Exhibits hereto constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.

     11.3   Modifications, Amendments and Waivers.

        (a)   Prior to or at the Effective Time, Gray, acting through the Board of Directors of Gray, chief executive officer or other authorized officer, shall have the right to waive any Material Default in the performance of any term of this Agreement by any of the SHC Companies, to waive or extend the time for the compliance or fulfillment by the SHC Companies of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the SHC Companies under this Agreement, except any condition which, if not satisfied, would result in the Material violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Gray.

        (b)   Prior to or at the Effective Time, the SHC Companies acting through the Board of Directors of SHC or an authorized officer, shall have the right to waive any Material Default in the performance of any term of this Agreement by Gray or Merger Corp., to waive or extend the time for the compliance or fulfillment by Gray or Merger Corp. of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Gray or Merger Corp. under this Agreement, except any condition which, if not satisfied, would result in the Material violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SHC.

        (c)   The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

     11.4   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective successors, designees and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement or any portion thereof cannot be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Gray may assign this Agreement without the consent of the other parties to any of its lenders as collateral security and that Merger Corp., without the consent of the other parties, may assign this Agreement to any Affiliate of Gray.

     11.5    Table of Contents; Captions; References. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

     11.6   Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed therein, without giving effect to the conflict of laws principles thereof.

     11.7   Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

     11.8   Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent such determination is reasonably likely to give rise to a Material Adverse Effect, the parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

     11.9   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

     11.10   Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Gray or SHC, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.11   Stockholder Representative.

        (a)   By accepting the Merger Consideration, each of the holders of SHC Junior Preferred Stock and SHC Senior Preferred Stock hereby irrevocably makes, constitutes, and appoints the Stockholder Representative as the representative, agent and true and lawful attorney in fact of and for each of the Stockholders in connection with this Agreement. Each of the Stockholders hereby authorizes and empowers the Stockholder Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Stockholders with respect to the Working Capital Adjustment. Upon the death, resignation or incapacity of the Stockholder Representative, or at any other time, a successor may be appointed by the vote of the holders of a majority of the SHC Senior Preferred Stock outstanding immediately prior to the Effective Time, so long as such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Stockholder Representative appointed in the manner permitted in this Section 11.11 shall be provided to Gray and Merger Corp. promptly.

        (b)   By accepting the Merger Consideration, each Stockholder hereby agrees to indemnify and to save and hold harmless the Stockholder Representative from any liability incurred by the Stockholder Representative based upon or arising out of any act, whether of omission or commission, of the Stockholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Stockholder Representative that constitute gross negligence or willful misconduct in the exercise by the Stockholder Representative of the authority herein granted.

     11.12   Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     IN WITNESS WHEREOF, SHC, Gray and Merger Corp. have duly executed this Agreement under seal as of the date first above written.

STATIONS HOLDING COMPANY, INC
Debtor and Debtor-In-Possession

By:	/s/ K. James Yager

Name:	K. James Yager
Title:	President and Chief Operating Officer

GRAY COMMUNICATIONS SYSTEMS, INC.:

By:	/s/ J. Mack Robinson

Name:	J. Mack Robinson
Title:	President

By:	/s/ Robert S. Prather, Jr.

Name:	Robert S. Prather, Jr.
Title:	Executive Vice President – Acquisitions

MERGER CORP.:

GRAY MIDAMERICA TELEVISION, INC

By:	/s/ J. Mack Robinson

Name:	J. Mack Robinson
Title:	Chairman of the Board and President

APPENDIX B

Text of the Proposed Amendment

     A.     The text of the proposed amendment to the first paragraph of Article 4 of the Restated Articles of Incorporation of Gray Communications Systems, Inc. (the “Restated Articles”) is set forth below. The proposed amendment has been marked by striking through the text to be deleted.

“The total number of shares of all classes which the Corporation shall have authority to issue is 50,000,000 shares, consisting of 15,000,000 shares of Class A Common Stock, no par value (“Class A Common Stock”); 15,000,000 shares of [BEGIN DELETION] Class B [END DELETION] Common Stock, no par value per share (“[BEGIN DELETION] Class B [END DELETION] Common Stock”); and 20,000,000 shares of Preferred Stock (“Preferred Stock”).”

     B.     The text of the proposed amendment to “Section 2(i)” of the section of Article 4 entitled “Series C Convertible Preferred Stock” is set forth below. The proposed amendment has been marked by striking through the text to be deleted and by double underlining the text to be inserted.

"(i) senior to (A) all classes or series of common stock of the Corporation, whether voting or non-voting, including, without limitation , the Class A Common Stock, no par value (the “Class A Common Stock”), and the [BEGIN DELETION] Class B [END DELETION] Common Stock, no par value (the “[BEGIN DELETION] Class B [END DELETION] Common Stock”), whether now or hereafter issued (collectively, the “[BEGIN INSERTION] Gray [END INSERTION] Common Stock”) and (B) all other shares, interests, participations or other equivalents (however designated) of capital stock of the Corporation which does not constitute Parity Stock or Senior Stock (as each such term is defined below) (all of the foregoing collectively referred to as “Junior Stock”);”

     C.     The text of the proposed amendment to the first paragraph of “Section 3” of the section of Article 4 entitled “Series C Convertible Preferred Stock,” is set forth below. The proposed amendment has been marked by striking through the text to be deleted and by double underlining the text to be inserted.

“Section 3. Dividends and Distributions. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purposes, dividends at the rate of $800.00 per annum per share (which amount shall increase to $850.00 per annum per share commencing on the seventh anniversary of the date of the initial issuance of shares of Series C Preferred Stock) (as such dollar amounts and the references to $10,000.00 in Section 4 hereof and in Section 5(a) hereof may be appropriately adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or similar event involving the Series C Preferred Stock), which shall be fully cumulative and shall accrue without interest from the date of original issuance of such share (whether or not declared by the Board of Directors). Dividends shall be payable when, as, and if declared by the Board of Directors. Dividends shall be payable, at the Corporation’s option in cash, or in additional shares (whether whole or fractional) of Series C Preferred Stock valued, for the purpose of determining the number of shares (or fraction thereof) of such Series C Preferred Stock to be issued, at the value of $10,000.00 per whole share, quarterly on March 31, June 30, September 30 and December 31 of each year commencing June 30, 2002 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Corporation on the 15th day of the month in which the dividend is to be paid. The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No dividends or other distributions, other than dividends payable solely in shares of Junior Stock, shall be paid, declared or set apart for payment on, and except for the use of [BEGIN INSERTION] Gray [END INSERTION] Common Stock to enable option holders to exercise stock options pursuant to the stock option plans of the Corporation and its subsidiaries, no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Stock (and no moneys shall be paid to or made available to a sinking fund for the redemption of any shares of such stock) unless and until all accrued and unpaid dividends on the Series C Preferred Stock, including the full dividends for the then current dividend period, shall have been, or contemporaneously are, declared and paid.”

     D.     The text of the proposed amendment to “Section 6” of the section of Article 4 entitled “Series C Convertible Preferred Stock” is set forth below. The proposed amendment has been marked by striking through the text to be deleted and by double underlining the text to be inserted.

“Section 6. Conversion Rights. The Series C Preferred Stock will be convertible into [BEGIN DELETION] Class B [END DELETION] Common Stock as follows:

(a) Conversion. Subject to and upon compliance with the provisions of this Section 6 hereof, the holder of any shares of Series C Preferred Stock will have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of [BEGIN DELETION] Class B [END DELETION] Common Stock at the Conversion Price in effect on the Conversion Date without the payment of any additional consideration by the holder thereof (as such terms are defined below); provided, however, that none of the person (as defined below) specified in New York Stock Exchange Rule 312.03(b) may convert shares of Series C Preferred Stock unless and until the issuance of such shares to such persons has been approved by the requisite vote of the shareholders of the Corporation, or unless otherwise permitted by the New York Stock Exchange or the rules thereof.

(b) Conversion Price. Each share of Series C Preferred Stock will be converted into a number of shares of [BEGIN DELETION] Class B [END DELETION] Common Stock determined by dividing (i) the Liquidation Preference by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of [BEGIN DELETION] Class B [END DELETION] Common Stock will initially be issuable upon conversion of the shares of Series C Preferred Stock will be $14.39. The Conversion Price will be subject to adjustment as set forth in Section 6(e) hereof. Subject to Section 6(g) hereof, no dividends will accrue or be paid on any share of Series C Preferred Stock subsequent to the conversion of such share.

(c) Mechanics of Conversion. The holder of any shares of Series C Preferred Stock may exercise the conversion right specified in Section 6(a) hereof by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted and stating herein such holder’s name or the names of such holder’s nominees in which such holder wishes the certificate or certificates evidencing the shares of [BEGIN DELETION] Class B [END DELETION] Common Stock issuable upon such conversion to be issued; provided, however, that the Corporation will not be obligated to issue to any such holder or such holder’s nominees the certificate or certificates evidencing shares of [BEGIN DELETION] Class B [END DELETION] Common Stock issuable upon such conversion, unless (i) (A) the certificate or certificates evidencing the shares of Series C Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation or (B) such holder delivers an affidavit to the Corporation stating that the certificate or certificates representing its shares of Series C Preferred Stock have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificates and (ii) if shares of [BEGIN DELETION] Class B [END DELETION] Common Stock are to be issued in the name of any person other than the holder, the holder establishes to the satisfaction of the Corporation that any transfer or other applicable taxes have been paid or are not payable. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series C Preferred Stock shares to be converted and any other documents required by the immediately preceding sentence (the “Conversion Date”). Subject to the provisions of Section 6(e)(vi) hereof, as promptly as practicable thereafter, the Corporation will issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of [BEGIN DELETION] Class B [END DELETION] Common Stock to which such holder or such holder’s nominees is entitled and a check or cash with respect to any fractional interest in a share of [BEGIN DELETION] Class B [END DELETION] Common Stock as provided in Section 6(d). Subject to any provisions of Section 6(e)(vi) hereof, the person (which term, when used herein, shall include any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity as well as a natural person) in whose name the certificate or certificates for shares of [BEGIN DELETION] Class B [END DELETION] Common Stock are to be issued will be deemed to have become a holder of record of such [BEGIN DELETION] Class B [END DELETION] Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) Fractional Shares. No fractional shares of [BEGIN DELETION] Class B [END DELETION] Common Stock or scrip will be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of [BEGIN DELETION] Class B [END DELETION] Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered by such holder. Instead of any fractional shares of [BEGIN DELETION] Class B [END DELETION] Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the Market Price of the [BEGIN DELETION] Class B [END DELETION] Common Stock.

(e) Adjustments. The Conversion Price and conversion rights relating to the Series C Preferred Stock will be subject to adjustment from time to time as follows; provided, however, that none of the provisions in this Section 6(e) shall apply in the case of a Liquidation Event, as to which the provisions of Section 4 will apply:

(i) Definitions. For purposed of this Section 6(e) and certain other sections herein, the following definitions apply.

(1) “Business Day” means any day other than a Saturday, Sunday, or any day on which banks in New York City are authorized or obligated by applicable law to close.

(2) “Market Price” of any security as of any given time means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar organization, in each such case averaged over a period of the 30 consecutive Business Days prior to the day as of which “Market Price” is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined in good faith by the Board of Directors.

(ii) Reorganization, Reclassification or Recapitalization of the Corporation. In the case of (a) a capital reorganization, reclassification or recapitalization of the [BEGIN DELETION] Class B [END DELETION] Common Stock (other than any Liquidation Event or in the cases referred to in Sections 6(e)(iii) through 6(e)(iv) hereof), (b) the Corporation’s consolidation or merger with or into another corporation in which the Corporation is not the surviving entity, or any such transaction if the Corporation is the surviving entity but the shares of the Corporation’s [BEGIN DELETION] Class B [END DELETION] Common Stock

outstanding immediately prior to the transaction are converted, by virtue of the transaction, into other property, whether in the form of securities, cash or otherwise (other than a Liquidation Event), or (c) the sale or transfer of the Corporation’s property as an entirety or substantially as an entirety (other than a Liquidation Event), then, as part of such reorganization, reclassification, recapitalization, merger, consolidation, sale or transfer, lawful provision shall be made so that there shall thereafter be deliverable upon conversion of a share of Series C Preferred Stock, and without payment of any additional consideration, the number of shares of [BEGIN INSERTION] Gray [END INSERTION] Common Stock or other securities or property to which the holder of the number of shares of [BEGIN DELETION]Class B[END DELETION] Common Stock which would otherwise have been deliverable upon the conversion of the Series C Preferred Stock immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer would have been entitled to receive in such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer, all subject to further adjustment as provided in this Section 6(e). This Section 6(e)(ii) shall apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers, sales and transfers and to the conversion of the Series C Preferred Stock into the stock or securities of any other corporation into which the Series C Preferred Stock shall become convertible. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such transaction (if other than the Corporation), or the person to which such sale or conveyance shall have been made, shall enter into an agreement assuming the obligation (but only if such obligation is not assumed by operation of law) to deliver to each holder of Series C Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(iii) Reclassifications. If the Corporation changes any of the securities into which the Series C Preferred Stock is convertible into the same or a different number of securities of any other class or classes, each share of Series C Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities into which the Series C Preferred Stock was convertible immediately prior to such reclassification or other change and the Conversion Price therefore shall be appropriately adjusted.

(iv) Splits and Combinations. If the Corporation at any time subdivides (by way of stock split, stock dividend or otherwise) any of its outstanding shares of [BEGIN DELETION]Class B[END DELETION] Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of [BEGIN DELETION] Class B [END DELETION] Common Stock are combined (by way of stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(v) Rounding of Calculations; Minimum Adjustment; Successive Adjustments. All calculations under this Section (e) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 6 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more. In the event that, as a result of the provisions of any subparagraph of this Section 6(e), the holder of this Series C Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than [BEGIN DELETION]Class B[END DELETION] Common Stock, the number of such other shares so receivable upon conversion of this Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(vi) Timing of Issuance of Additional [BEGIN DELETION]Class B[END DELETION] Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 6(e) require that upon the occurrence of an event of adjustment be made, such adjustment will become effective immediately after a record date for such event (or, if no record date is set, immediately after such event). The Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series C Preferred Stock converted after any such record date and before the occurrence of such event any additional shares of [BEGIN DELETION] Class B [END DELETION] Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of [BEGIN DELETION] Class B [END DELETION] Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of [BEGIN DELETION] Class B [END DELETION] Common Stock pursuant to Section 6(d) hereof; provided, however, that the Corporation will deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

(f) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 6(e) hereof, the Corporation will file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment and the Corporation will also cause a copy of such statement to be sent by a nationally recognized overnight courier and sent by facsimile transmission with receipt confirmed, to each holder of shares of Series C Preferred Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to mailed under the provisions of Section 6(h) hereof.

(g) Conditional Conversion. If it is proposed that a registration of [BEGIN DELETION] Class B [END DELETION] Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of [BEGIN DELETION] Class B [END DELETION] Common Stock, the Corporation will notify the holders of Series C Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series C Preferred Stock so held in accordance with this Section 6 and participate in such proposed registration in accordance with the registration rights granted to such holders by the Corporation, if any. Only the number of shares of Series C Preferred Stock conditionally converted pursuant to this Section 6(g) to shares of [BEGIN DELETION] Class B [END DELETION] Common Stock that are actually sold under an effective registration statement will be deemed converted pursuant to Section 6(a) hereof. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this Section 6(g) will be null and void ab initio. The number of shares of Series C Preferred Stock conditionally converted pursuant to this Section 6(g) to shares of [BEGIN DELETION] Class B [END DELETION] Common Stock that are not actually sold under an effective registration statement will be deemed not to converted pursuant to Section 6(a) hereof and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement and such shares will be deemed to have been outstanding (including, without limitation, for purposes of accruing dividends) during the period such shares were conditionally converted pursuant to this Section 6(g). The foregoing right of conditional conversion of Series C Preferred Stock shall also apply in the case of any proposed transaction described in subparagraph (ii) of Section 6(e) and, if such transaction does not occur, such conditional exercise will be null and void ab initio and such Series C Preferred Stock will be deemed to have been outstanding during such period of conditional exercise.

(h) Notice to Holders. If the Corporation proposes to take any action of the type described in Sections 6(e)(ii), (iii) or (iv) hereof, the Corporation will give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in Section 6(f), which notice will specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth such facts with respect thereto as will be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series C Preferred Stock (if any). In the case of any action which would require the fixing of a record date, such notice will be given at least ten days prior to the date so fixed, and in case of all other action, such notice will be given at least 10 days prior to the taking of such proposed action.

Failure to give such notice, or any defect therein, will not affect the legality or validity of such action.

(i) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of [BEGIN DELETION] Class B [END DELETION] Common Stock upon conversion of any shares of Series C Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

(j) Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of [BEGIN DELETION] Class B [END DELETION] Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of [BEGIN DELETION] Class B [END DELETION] Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

(k) Valid Issuance. All shares of [BEGIN DELETION] Class B [END DELETION] Common Stock or any other security which may be issued upon conversion of the shares of Series C Preferred Stock will, upon issuance by the Corporation in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the [BEGIN DELETION] Class B [END DELETION] Common Stock or any such other security).”

     E.     The text of the proposed amendment to the section of Article 4 of the Restated Articles entitled “Common Stock,” is set forth below. The proposed amendment to the section entitled “Common Stock” has been marked by striking through the text to be deleted and by double underlining the text to be inserted.

[BEGIN INSERTION] GRAY [END INSERTION] COMMON STOCK

The powers, preferences and rights of the Class A Common Stock and the [BEGIN DELETION] Class B [END DELETION] Common Stock, and the qualifications, limitations and restrictions thereof, shall be as follows:

(a) Voting. Holders of Class A Common Stock are entitled to ten (10) votes per share. Holders of [BEGIN DELETION] Class B [END DELETION] Common Stock are entitled to one (1) vote per share. All actions submitted to a vote of shareholders are voted on by holders of Class A [BEGIN INSERTION]Common Stock [END INSERTION] and [BEGIN DELETION] Class B [END DELETION] Common Stock voting together as a single class, except as otherwise provided herein or by law.

(b) Dividends and Other Distributions. Holders of Class A Common Stock and holders of [BEGIN DELETION] Class B [END DELETION] Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefore. Each share of Class A Common Stock and each share of [BEGIN DELETION] Class B [END DELETION] Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up, either partial or complete, of the Corporation).

(c) [BEGIN DELETION] Class B [END DELETION] [BEGIN INSERTION] Common Stock [END INSERTION] Rights.

(1) If, after the date the Articles of Amendment adding this provision to the Articles are filed with the Secretary of State of Georgia (the “Effective Date”), any person or group acquires beneficial ownership of 100% of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a “Significant Shareholder”), and such person or group does not immediately after such acquisition beneficially own an equal percentage of the then issued and outstanding [BEGIN DELETION] Class B [END DELETION] Common Stock, such Significant Shareholder must, within a 90-day period beginning the day after becoming a Significant Shareholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of [BEGIN DELETION] Class B [END DELETION] Common Stock (a “[BEGIN DELETION] Class B [END DELETION] [BEGIN INSERTION] Common Stock [END INSERTION] Protection Transaction”) as provided in this subsection (c) of the section entitled “Common Stock” of this Article 4.

(2) In a [BEGIN DELETION] Class B [END DELETION] [BEGIN INSERTION] Common Stock [END INSERTION] Protection Transaction, the Significant Shareholder must offer to acquire from all other holders of the [BEGIN DELETION] Class B [END DELETION] Common Stock all of the issued and outstanding shares of [BEGIN DELETION] Class B [END DELETION] Common Stock beneficially owned by them. The Significant Shareholder must acquire all shares validly tendered.

(3) The offer price for any shares of [BEGIN DELETION] Class B [END DELETION] Common Stock required to be purchased by a Significant Shareholder pursuant to a [BEGIN DELETION] Class B [END DELETION] [BEGIN INSERTION] Common Stock [END INSERTION] Protection Transaction shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any share of Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock (whichever is higher) in the six month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock (whichever is higher) on The New York Stock Exchange (or such other quotation system or securities exchange constituting the principal trading market for either class of Gray Common Stock) during the 30 calendar days preceding the date such person or group became a Significant Shareholder. If the Significant Shareholder has acquired Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock in the six-month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per share of Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock shall be as determined in good faith by the Board of Directors.

(4) The requirement to engage in a [BEGIN DELETION] Class B [END DELETION] [BEGIN INSERTION] Common Stock [END INSERTION] Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares for which tender was sought in the required offer.

(5) If a Significant Shareholder fails to make an offer required by this such section (c) of the section entitled [BEGIN INSERTION] “Gray [END INSERTION] Common Stock” of this Article 4, or to purchase shares validly tendered and not withdrawn, such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Shareholder and acquired by such Significant Shareholder after the Effective Date that exceeded such Significant Shareholder’s comparable percentage of [BEGIN DELETION] Class B [END DELETION] Common Stock unless and until such requirements are complied with or unless and until all shares of Class A Common Stock which would require an offer to be made are no longer owned by such Significant Shareholder. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under these Articles of Incorporation or the Georgia Business Corporation Code.

(6) All calculations with respect to percentage ownership of issued and outstanding shares of either class of [BEGIN INSERTION] “Gray [END INSERTION] Common Stock will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation’s most recent Annual Report on Form 10-K, (ii) its most recent definitive proxy statement, (iii) its most recent Quarterly Report on Form 10-Q, or (iv) if any, its most recent Current Report on Form 8-K.

(7) For purposes of this subsection (c) of the section entitled [BEGIN INSERTION] Gray [END INSERTION] Common Stock” of this Article 4, the term “person” means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. The terms “beneficial ownership” and “group” have the same meanings as used in Regulation 13D promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the following qualifications: (i) relationships by blood or marriage between or among any persons will not constitute any of such persons a member of a group with any other such persons, absent affirmative attributes of concerted action; (ii) any person acting in his official capacity as a director or officer of the Corporation shall not be deemed to beneficially own shares of [BEGIN INSERTION] Gray [END INSERTION] Common Stock where such beneficial ownership exists solely by virtue of such person’s status as a trustee (or similar position) with respect to shares of [BEGIN INSERTION] Gray [END INSERTION] Common Stock held by plans or trusts for the general benefit of employees or retirees of the Corporation, and actions taken or agreed to be taken by him in such official capacity or in any other official capacity will not be deemed to constitute such a person a member of a group with any other person; and (iii) formation of a group will not be deemed to be an acquisition by the group (or any member thereof) of beneficial ownership of any shares of Class A Common Stock then owned by a group member and acquired by such member from the Corporation, by operation of law, by will or the laws of descent or distribution, by charitable contribution or gift, or by foreclosure of a bona fide loan. Furthermore, for the purposes of calculating the number of shares of [BEGIN DELETION] Class B [END DELETION] Common Stock beneficially owned by such shareholder or member of such group only if such gift is made in good faith and not for the purpose of circumventing the [BEGIN DELETION] Class B [END DELETION] [BEGIN INSERTION] Common Stock [END INSERTION] Rights; (b) only shares of [BEGIN DELETION] Class B [END DELETION] Common Stock owned of record by such shareholder or member of such group, or held by others as nominees of such shareholder or member and identified as such to the Corporation, shall be deemed to be beneficially owned by such shareholder or group (provided that shares with respect to which such shareholder or member has sole investment and voting power shall be deemed to be beneficially owned thereby); and (c) only shares of [BEGIN DELETION] Class B [END DELETION] Common Stock acquired by such shareholder or member of such group for an “equitable price” shall be treated as being beneficially owned by such shareholder or group. An “equitable price” will be deemed to have been paid only when shares of [BEGIN DELETION] Class B [END DELETION] Common Stock have been acquired at a price at least equal to the great of (i) the highest price per share paid by the Significant Shareholder in cash or in non-cash consideration for any shares of Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock (whichever is higher) in the six-month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock (whichever is higher) on The New York Stock Exchange (or such other quotation system or securities exchange constituting the principal t rading market for either class of Common Stock) during the 30 calendar days preceding the date such person or group became a Significant Shareholder with the value of any non-cash consideration in either case being determined by the Board of Directors acting in good faith.

(d) Preemptive Rights. The holders of the Class A Common Stock and [BEGIN DELETION] Class B [END DELETION] Common Stock do not have preemptive rights enabling them to subscribe for or receive shares of any class of stock of the Corporation or any other securities convertible into shares of any class of stock of the Corporation.

(e) Merger and Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or a statutory share exchange involving the Common Stock, the holders of [BEGIN DELETION] Class B [END DELETION] Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

(f) Subdivision of Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or [BEGIN DELETION] Class B [END DELETION] Common Stock, the outstanding shares of the other such class of [BEGIN INSERTION] Gray [END INSERTION] Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of [BEGIN INSERTION] Gray [END INSERTION] Common Stock have been split, subdivided, or combined.

(g) Power to Sell and Purchase Shares. The Board of Directors shall have the power to cause the Corporation to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations, or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Board of Directors shall have the power to cause the Corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations, or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(h) Amendments. In addition to any other vote provided for by law, by these Articles or by the By-Laws of the Corporation or by the Board of Directors, the affirmative vote of at least a majority of the vote cast by the holder of shares of [BEGIN DELETION] Class B [END DELETION] Common Stock, voting as a separate group, at any meeting of shareholders shall be required to amend, alter, or repeal any provision of Article 4(c).”

APPENDIX C

2002 LONG TERM INCENTIVE PLAN

Section 1. Establishment and Purpose.

     Gray Communications Systems, Inc., a Georgia corporation (the “Company”), hereby establishes this long term incentive plan to be named the Gray Communications Systems, Inc. 2002 Long Term Incentive Plan for certain employees of the Company and its subsidiaries. The purpose of this Plan is to encourage certain employees of the Company, and of such subsidiaries of the Company as the committee administering the Plan designates, to acquire Common Stock of the Company or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Company and thus provide an incentive for continuation of the efforts of employees for the success of the Company and for continuity of employment.

Section 2. Definitions.

     Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	Act means the Securities Exchange Act of 1934, as amended from time to time.

(b)	Award means any Option, Stock Appreciation Right, Restricted Stock, or Performance Award granted under the Plan.

(c)	Base Price means, in the case of an Option or a Stock Appreciation Right, a price fixed by the Committee at which the Option or the Stock Appreciation Right may be exercised, which in the case of an Incentive Stock Option or a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of such option or right. Unless and until the Committee determines that an Award shall not be designed to comply with the Performance Based Exception, the Base Price for a Nonqualified Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of such Option.

(d)	Board means the Board of Directors of the Company.

(e)	Change of Control is defined in Section 14.

(f)	Code means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(g)	Committee means a committee or subcommittee of the Board that shall administer the Plan, which committee or subcommittee shall consist of no fewer than two members, each of whom shall be a “nonemployee director” within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Act, and an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.

(h)	Covered Employee means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Section 162(m) of the Code, or any successor statute.

(i)	Disability means permanent and total disability as defined in Section 22(e)(3) of the Code, as determined by the Committee in good faith, upon receipt of and in reliance on sufficient competent medical advice.

(j)	Employee means a salaried employee (including officers and directors who are also employees) of any member of the Group.

(k)	Fair Market Value means, for any particular date, (i) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the last transaction price per share as quoted by National Market System of NASDAQ, (ii) for any period during which the Stock shall not be listed for trading on a national securities exchange or its price reported by the National Market System of NASDAQ, but when prices for the Stock shall be reported by NASDAQ, the closing bid price as reported by the NASDAQ, (iii) for any period during which the Stock shall be listed for trading on a national securities exchange, the closing price per share of stock on such exchange as of the close of such trading day or (iv) the market price per share of Stock as determined by a nationally recognized investment banking firm selected by the Board of Directors in the event neither (i), (ii) or (iii) above shall be applicable. If Market Price is to be determined as of a day when the securities markets are not open, the Market Price on that day shall be the Market Price on the preceding day when the markets were open.

(l)	Group means the Company and every Subsidiary of the Company.

(m)	Option means the right to purchase Stock at the Base Price for a specified period of time. For purposes of the Plan, an Option may be an “Incentive Stock Option” within the meaning of Section 422 of the Code, a “Nonqualified Stock Option,” or any other type of stock option encompassed by the Code.

(n)	Participant means any Employee designated by the Committee to participate in the Plan.

(o)	Performance Award means a right to receive a payment equal to the value of a unit or other measure as determined by the Committee based on performance during a Performance Period.

(p)	Performance-Based Exception means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

(q)	Performance Period means a period of not more than ten years established by the Committee during which certain performance goals set by the Committee are to be met.

(r)	Period of Restriction means the period during which a grant of shares of Restricted Stock is restricted pursuant to Section 11 of the Plan.

(s)	Reporting Person means a person subject to Section 16 of the Act.

(t)	Restricted Stock means Stock granted pursuant to Section 11 of the Plan, but a share of such Stock shall cease to be Restricted Stock when the conditions to and limitations on transferability under Section 11 have been satisfied or have expired, respectively.

(u)	Retirement (including Normal, Early, and Disability Retirement) means termination of employment with eligibility for normal, early or disability retirement benefits under the terms of the Gray Communications Systems, Inc. Pension Plan, as amended and in effect at the time of such termination of employment.

(v)	Stock means the authorized and unissued shares of the Company’s Class A Common Stock and Class B Common Stock or shares of the Company’s Class A Common Stock or Class B Common Stock held in its treasury.

(w)	Stock Appreciation Right or SAR means the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of Stock at the date of exercise over the Base Price. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the Base Price shall be the Option exercise price.

(x)	Subsidiary means a subsidiary corporation as defined in Section 425 of the Code.

(y)	Window Period means the third to the twelfth business day following the release for publication of the Company’s quarterly or annual earnings report.

Section 3. Administration.

     The Plan will be administered by the Committee. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its shareholders and in accordance with the purpose of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

Section 4. Shares Reserved Under the Plan.

     There is hereby reserved for issuance under the Plan an aggregate of 2,801,370 shares of the Company’s Class B Common Stock.. The above amounts include 801,370 shares of the Company’s Class B Common Stock that were available for issuance under the 1992 Long Term Incentive Plan (“1992 Plan”) and were transferred from the 1992 Plan to this Plan.

     Stock underlying outstanding Options or Performance Awards will be counted against the Plan maximum while such Options or Performance Awards are outstanding. Shares underlying expired, canceled or forfeited Awards (except Restricted Stock) may be added back to the Plan maximum. When the exercise price of an Option is paid by delivery of shares of Stock, the number of shares available for issuance under the Plan shall continue to be reduced by the gross (rather than the net) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered in payment. Restricted Stock issued pursuant to the Plan will be counted against the Plan maximum while outstanding even while subject to restrictions.

Section 5. Participants.

     Participants will consist of such officers and key Employees of the Company or any designated subsidiary as the Committee in its sole discretion determines have a major impact on the success and future growth and profitability of the Company. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Only key Employees may be granted Incentive Stock Options under the Plan.

Section 6. Types of Awards.

     The following Awards may be granted under the Plan: (a) Incentive Stock Options; (b) Nonqualified Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock; and (e) Performance Awards; all as described below. Except as specifically limited herein, the Committee shall have complete discretion in determining the type and number of Awards to be granted to any Participant, and the terms and conditions which attach to each Award, which terms and conditions need not be uniform as between different participants. All Awards shall be in writing. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, any performance goal related to an Award under the Plan must be established in writing by the Committee at a time when the outcome of the performance goal is substantially uncertain and not later than 90 days after the commencement of the period of service to which the performance goal relates.

Section 7. Date of Granting Awards.

     All Awards granted under the Plan shall be granted as of an Award Date. Promptly after each Award Date, the Company shall notify the Participant of the grant of the Award, and shall hand deliver or mail to the Participant an Award Agreement, duly executed by and on behalf of the Company, with the request that the Participant execute and return the Award Agreement within thirty days after the date of mailing or delivery by the Company of the Award Agreement to the Participant. If the Participant shall fail to execute and return the written Award Agreement within said thirty day period, his or her Award shall be automatically terminated, except that if the Participant dies within said thirty day period such Award Agreement shall be effective notwithstanding the fact that it has not been signed prior to death.

Section 8. Incentive Stock Options.

     Incentive Stock Options shall consist of options to purchase shares of Stock at purchase prices not less than 100% of the Fair Market Value of the shares on the date the Option is granted. Said purchase price may be paid by check or, in the discretion of the Committee, by the delivery of shares of Stock then owned by the Participant. Incentive Stock Options will be exercisable not earlier than six months and not later than ten years after the date they are granted and, except as provided below, will terminate not later than three months after termination of employment for any reason other than death or disability. In the event termination of employment occurs as a result of death or Disability, such an option will be exercisable for 12 months after such termination. If the optionee dies within 12 months after termination of employment by reason of Disability, then the period of exercise following death shall be the remainder of the 12-month period, or three months, whichever is longer. If the optionee dies within three months after termination of employment for any other reason, then the period of exercise following death shall be three months. However, in no event shall any Incentive Stock Option be exercised more than ten years after its grant. Leaves of absence granted by the Company for military service, illness, and transfers of employment between the Company and any subsidiary thereof shall not constitute termination of employment. The aggregate Fair Market Value (determined as of the time an Option is granted) of the stock with respect to which an Incentive Stock Option is exercisable for the first time during any calendar year (under all option plans of the Company and its subsidiary corporations) shall not exceed $100,000 per participant.

Section 9. Nonqualified Stock Options.

     Nonqualified Stock Options shall consist of nonqualified options to purchase shares of Stock at purchase prices determined by the Committee. The purchase price may be paid by check or, in the discretion of the Committee, by the delivery of shares of Stock then owned by the Participant. Nonqualified Stock Options will be exercisable not earlier than six months and not later than ten years after the date they are granted, and will terminate not later than three months after termination of employment for any reason other than death, Retirement or Disability. In the event termination of employment occurs as a result of death, Retirement or Disability, such an Option will be exercisable for 12 months after such termination. If the optionee dies within 12 months after termination of employment by Retirement or Disability, then the period of exercise following death shall be three months. However, in no event shall any Option be exercised more than ten years after its grant. Leaves of absence granted by the Company for military service, illness, and transfers of employment between the Company and any subsidiary thereof shall not constitute termination of employment. The Committee shall have the right to determine at the time the Option is granted whether shares issued upon exercise of a Nonqualified Stock Option shall be subject to restrictions, and if so, the nature of the restrictions. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to comply with the Performance Based Exception, the purchase price of the Stock shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the Option.

Section 10. Stock Appreciation Rights.

     Stock Appreciation Rights may be granted which, at the discretion of the Committee, may be exercised (1) in lieu of exercise of an Option, (2) in conjunction with the exercise of an Option, (3) upon lapse of an Option, (4) independent of an Option, or (5) each of the above in connection with a previously awarded Option under the Plan. SARs issued to Reporting Persons shall be held for at least six months prior to exercise. If the Option referred to in (1), (2) or (3) above qualified as an Incentive Stock Option pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Act. At the discretion of the Committee, payment for SARs may be made in cash or Stock, or in a combination thereof, provided, however, that payment may be made in cash for SARs exercised by Reporting Persons only upon the condition that such exercise is made during the Window Period. The following will apply upon exercise of an SAR:

(a) Exercise of SARs in Lieu of Exercise of Options. SARs exercisable in lieu of Options may be exercised for all or part of the shares of Stock subject to the related Option upon the exercise of the right to exercise an equivalent number of Options. A SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable. Upon exercise of a SAR in lieu of exercise of an Option, shares of Stock equal to the number of SARs exercised shall no longer be available for Awards under the Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised shall be restored to the number of shares available for issuance under the Plan.

(b) Exercise of SARs in Conjunction with Exercise of Options. SARs exercisable in conjunction with the exercise of Options shall be deemed to be exercised upon the exercise of the related Options, and shares of Stock equal to the sum of the number of shares acquired by exercise of the Option plus the number of SARs exercised shall no longer be available for Awards under the Plan, provided that if SARs are exercised for cash, shares of Stock equal to the number of SARs exercised shall be restored to the number of shares available for issuance under the Plan.

(c) Exercise of SARs Upon Lapse of Options. SARs exercisable upon lapse of Options shall be deemed to have been exercised upon the lapse of the related Options as to the number of shares of Stock subject to the Options. Shares of Stock equal to the number of SARs deemed to have been exercised shall not be available again for Awards under the Plan, provided that if SARs are exercised for cash, shares of Stock equal to the number of SARs exercised shall be restored to the number of shares available for issuance under the Plan.

(d) Exercise of SARs Independent of Options. SARs exercisable independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs, and shares of Stock equal to the number of SARs exercised shall no longer be available for Awards under the Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised shall be restored to the number of shares available for issuance under the Plan.

Section 11. Restricted Stock.

     Restricted Stock shall consist of Stock issued or transferred under the Plan (other than upon exercise of Options or as Performance Awards) at any purchase price less than the Fair Market Value thereof on the date of issuance or transfer, or as a bonus. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Committee.

(b) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof, provided, however, that Restricted Stock granted to a Reporting Person shall, in addition to any other restrictions thereon, not be sold or disposed of for not less than six (6) months following the date of grant; (ii) rights of the Company to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee’s employment within specified periods, (iii) representation by the employee that he or she intends to acquire Restricted Stock for investment and not for resale, and (iv) such other restrictions, conditions and terms as the Committee deems appropriate.

(c) The Participant shall be entitled to all dividends paid with respect to Restricted Stock during the Period of Restriction and shall not be required to return any such dividends to the Company in the event of the forfeiture of the Restricted Stock.

(d) The Participant shall be entitled to vote the Restricted Stock during the Period of Restriction.

(e) The Committee shall determine whether Restricted Stock is to be delivered to the Participant with an appropriate legend imprinted on the certificate or if the shares are to be deposited in escrow pending removal of the restrictions.

Section 12. Performance Awards.

     Performance Awards shall consist of Stock, stock units or a combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Committee are achieved during the Performance Period. The goals established by the Committee may include return on average total capital employed, earnings per share, return on shareholders’ equity and, for Performance Awards that the Committee determines shall not be designed to comply with the Performance Based Exception, such other goals as may be established by the Committee. Unless and until the Committee determines that a Performance Award to a Covered Employer shall not be designed to comply with the Performance-Based Exception, any performance goal related to a Performance Award must be established in writing by the Committee at a time when the outcome of the performance goal is substantially uncertain and not later than the earlier of (1) 90 days after the commencement of the period of service to which the performance goal relates or (2) 25 percent of the period of service to which the performer goal relates has elapsed. In the event the minimum corporate goal is not achieved at the conclusion of the Performance Period, no payment shall be made to the Participant. Actual payment of the Performance Award earned shall be in cash or in Stock or in a combination of both, in a single sum or in periodic installments, all as the Committee in its sole discretion determines. If Stock is used, the Participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued. In the event a Reporting Person received a Performance Award which includes Stock, such stock shall not be sold or disposed of for six (6) months following the date of issuance pursuant to such award. In the event a Performance Award is paid in cash instead of Stock, the number of shares reserved for issuance hereunder and the number of shares which may be granted in the form of Restricted Stock or Performance Awards shall be reduced as if shares had been issued. The Committee shall certify in writing that any performance goals and any other material terms of a Performance Award have been achieved prior to the actual payment of the Performance Award.

Section 13. Adjustment Provisions.

(a) If the Company shall at any time change the number of issued shares of Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan, the number of shares which may be granted in the form of Restricted Stock or Performance Awards, the maximum number of shares available to a particular Participant, and the number of shares covered by each outstanding Award, shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Award shall not be changed. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the equitable adjustment of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Section 14. Change of Control.

     Notwithstanding any other provision of this Plan, if the terms of an agreement under which the Committee has granted an Award under this Plan shall so provide, upon a Change of Control outstanding Awards shall become immediately and fully exercisable or payable according to the following terms:

(a) Any outstanding and unexercised Option shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

(b) During the six month and seven day period from and after a Change of Control (the “Exercise Period”), unless the Committee shall determine otherwise at the time of grant, a Participant shall have the right, in lieu of the payment of the Base Price of the shares of Stock being purchased under an Option and by giving notice to the Committee, to elect (within the Exercise Period and, in the case of Reporting Persons, only within a Window Period within such Exercise Period) in lieu of exercise thereof, provided that if such Option is held by a Reporting Person more than six (6) months have elapsed from the grant thereof to surrender all or part of the Option to the Company and to receive in cash within 30 days of such notice, an amount equal to the amount by which the Change in Control Price per share of Stock on the date of such elections shall exceed the Base Price per share of Stock under the Option multiplied by the number of shares of Stock granted under the Option as to which the right granted under this subsection 14(b) shall have been exercised. Change in Control Price shall mean the higher of (i) (A) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market System of NASDAQ, the highest price per share as quoted by National Market System of Nasdaq Market, (B) for any period during which the Stock shall not be listed for trading on a national securities exchange or its price reported by the National Market System of NASDAQ, but when prices for the Stock shall be reported by NASDAQ, the highest average of the high bid and low asked prices as reported by the NASDAQ, (C) for any period during which the Stock shall be listed for trading on a national securities exchange, the highest closing price per share of Stock on such exchange as of the close of such trading day or (D) the highest market price per share of Stock as determined by a nationally recognized investment banking firm selected by the Board of Directors in the event neither (A), (B) or (C) above shall be applicable, in each case during the 60 day period prior to and ending on the date of the Change of Control, or (ii) if the Change of Control is the result of a transaction or series of transactions described in subsections 14(f)(i) or (iii) hereof, the highest price per share of the Stock paid in such transaction or series of transaction (which in the case of paragraph (i) shall be the highest price per share of the Stock as reflected in a Schedule 13D by the person having made the acquisition); provided, however, that with respect to any Incentive Stock Option, the Change of Control Price shall not exceed the market price of a share of Stock (to the extent required pursuant to Section 422 of the Internal Revenue Code of 1986, as amended) on the date of surrender thereof.

(c) Any outstanding and unexercised Stock Appreciation Rights (other than such rights which arise pursuant to subsection 14(b) hereof) shall become exercisable as follows:

(i)	Any SAR described in subsections 10(a) or (b) shall continue to be treated as provided in those subsections, except that SARs exercised by Reporting Persons for cash shall be exercised only during a Window Period, and shall have been held for six months prior to exercise.

(ii)	Any SAR described in subsection 10(c) shall be deemed to have been exercised if and when the Participant advises the Committee in writing that he or she elects to have Options with respect to which the SAR was granted treated as having lapsed, except that SARs exercised by Reporting Persons for cash shall be exercised only during a Window Period, and shall have been held for six months prior to exercise.

(iii)	Any SAR described in Subsection 10(d) shall be exercisable immediately, without regard to limitations imposed; upon such exercise which are related to the passage of time, except that SARs exercised by Reporting Persons for cash shall be exercised only during a Window Period, and shall have been held for six months prior to exercise.

(d) Any Restricted Stock granted pursuant to Section 11 shall become immediately and fully transferable, and the Committee shall be deemed to have exercised its discretion to waive any automatic forfeitures provided with respect to such Restricted Stock. Any shares held in escrow shall be delivered to the Participant, and the share certificates shall not contain the legend specified by subsection 11(e). Reporting Persons shall not dispose of any Restricted Stock until six (6) months following the date of grant of such Restricted Stock.

(e) Any Performance Award granted pursuant to Section 12 which has not expired or been forfeited shall be deemed to have been earned on the assumption that all performance goals have been achieved to the fullest extent scheduled in the Award. All payment shall be made promptly in a lump sum, notwithstanding any other provision for installment or deferred payment prescribed in the Award.

(f) For purposes of this Plan, a “Change of Control” shall occur if (i) any Person (other than the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company which represent forth-five percent (45%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iii) there is consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Stock are converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (iv) there is consummated any consolidation or merger of the Company in which the Company is the continuing or surviving corporation in which the holders of the Company’s Stock immediately prior to the merger do not own fifty-one percent (51%) or more of the combined voting power of the surviving corporation immediately after the merger; (v) there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (vi) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

Section 15. Nontransferability.

     Each Award granted under the Plan to a Participant shall not be transferable other wise than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (as defined in Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules promulgated thereunder), and shall be exercisable, during the Participant’s lifetime, only by the Participant. In the event of the death of a Participant, exercise of payment shall be made only:

(a) By or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased Participant was entitled thereto at the date of his death, provided, however, that any otherwise applicable six-month holding period shall not be required for exercise by or payment to an executor or administrator of the estate of a deceased Reporting Person.

Section 16. Taxes.

     The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any Award if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Company at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable (a “Stock Withholding Election”), such reduction to be calculated based on a closing market price on the date of such notice. Reporting Persons may make a Stock Withholding Election either (i) during a Window Period, as to an Option or SAR exercise during such Window Period, or (ii) six months in advance of an Option or SAR exercise, which exercise need not occur during a Window Period, and which election may not be suspended or revoked except by another such election which shall not become effective until six months after it is made.

Section 17. No Right to Employment

     A Participant’s right, if any, to continue to serve the Company and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

     No Award shall be granted more than ten years after the effective date of this Plan; provided, however, that the terms and conditions applicable to any Award granted within such period may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other person as may then have an interest therein. Also, by mutual agreement between the Company and a Participant hereunder, Options or other Awards may be granted to such Participant in substitution and exchange for, and in cancellation of, any Awards previously granted such Participant under this Plan. To the extent that any Options or other Awards which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Committee and to the extent that any such Options or other Awards would so qualify within the terms of the Plan, the Committee shall have full and complete authority to grant Options or other Awards that so qualify (including the authority to grant, simultaneously or otherwise, Options or other Awards which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such Option or other Awards under the Plan. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent. No amendment of the Plan, shall, without approval of the shareholders of the Company (a) increase the total number of shares which may be issued under the Plan or increase the amount of type of Awards that may be granted under the Plan; (b) change the minimum purchase price, if any, of shares of Stock which may be made subject to Awards under the Plan; or (c) modify the requirements as to eligibility for Awards under the Plan.

Section 18. Shareholder Approval.

     The Plan shall be effective on July 1, 2002, and shall be submitted for approval by the shareholders of the Company at the Annual Meeting of Shareholders in 2002. If the shareholders do not approve the Plan, it, and any action taken hereunder, shall be void and of no effect.

Section 19. Governing Law.

     Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Georgia, without reference to the principles of conflicts of law.

GRAY COMMUNICATIONS SYSTEMS, INC.
PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of Gray Communications Systems, Inc.

     The undersigned shareholder hereby appoints William E. Mayher III and J. Mack Robinson, and each of them or either one of them, with full power to appoint his substitute, attorneys and proxies to represent the undersigned shareholder and to vote and act with respect to all shares of common stock of Gray Communications Systems, Inc. (“Gray”), held of record by the undersigned on                            , 2002, at the Annual Meeting of Shareholders of Gray to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and at any adjournment or postponement of that meeting.

     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS IN THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

(Continued and to be signed, on the reverse side)

—FOLD AND DETACH HERE—

Dear Shareholder:

     Gray Communications Systems, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

     To vote your shares electronically you must use the control number. The control number is the series of numbers printed in the box on the bottom right corner of the other side of this card. This control number must be used to access the system.

1.	To vote over the Internet:

- Log on to the Internet and go to the website http://www.

2.	To vote over the telephone:

- On a touch-tone telephone call 1-800- - , 24 hours a day, 7 days a week.

     Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

     If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.	Please mark your votes as [X] indicated in this example.

THE BOARD OF DIRECTORS OF GRAY UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	The proposal to amend Gray’s articles of incorporation to increase the number of authorized shares of Gray class B common stock, no par value per share, from 15,000,000 authorized shares to 50,000,000 authorized shares;

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	The proposal to amend Gray’s articles of incorporation to rename the Gray class B common stock as “Common Stock;”

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The proposal to elect the nine directors named below (the “Nominees”), to serve as members of Gray’s Board of Directors, to serve until the next Annual Meeting of Shareholders of Gray and until their successors are duly elected and qualified or until their earlier resignation, death or removal from office;

Nominees:
01. J. Mack Robinson	02. Robert S. Prather, Jr.	03. Hilton H. Howell, Jr.
04. William E. Mayher, III	05. Richard L. Boger	06. Ray M. Deaver
07. Howell W. Newton	08. Hugh Norton	09. Harriett J. Robinson

☐	FOR all Nominees listed above (except as marked to the contrary below)	☐	Withhold Authority to vote for all Nominees listed above

Instructions: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the following space provided:

4.	The proposal to approve the Gray Communications Systems, Inc. 2002 Long Term Incentive Plan;

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	The proposal to approve the issuance of shares of Gray Series C convertible preferred stock, including the issuance of such preferred stock to certain related parties of Gray; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

By checking the box to the right, I consent to future access of the Annual Reports, Proxy Statements, Prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, New Jersey. I understand that costs normally associated with electronic access, such as usage and telephone charges will be my responsibility.

DATED:

Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE
Signature (if held jointly)

     This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. No proposal above is conditioned on any other proposal.

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. IF SIGNED FOR ESTATES, TRUSTS OR CORPORATIONS, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER.

*FOLD AND DETACH HERE*

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

     YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET
HTTP://WWW.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

TELEPHONE
1-800- -
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT: WWW.GRAYCOMMUNICATIONS.COM
[HTTP://WWW.GRAYCOMMUNICATIONS.COM]